                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            HAWAIIAN AIRLINES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
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                                                          PRELIMINARY COPIES


                             HAWAIIAN AIRLINES, INC.
                        3375 KOAPAKA STREET, SUITE G-350
                             HONOLULU, HAWAII  96819


Dear Fellow Shareholder:

                You are cordially invited to attend a special meeting in lieu of annual meeting of shareholders of Hawaiian Airlines, Inc. (the "Company") to be held at the Airport Holiday Inn, 3401 North Nimitz Highway, Honolulu, Hawaii 96819, in the Palm and Willow Rooms, on Thursday, January 25, 1996 at 10:00 a.m., Hawaii standard time.

                At the special meeting, you will be asked to consider and vote upon (i) an agreement between the Company and Airline Investors Partnership, L.P. ("AIP") pursuant to which, among other things, the Company would issue and sell to AIP 18,181,818 shares of the Company's Class A Common Stock and one share of the Company's Series A Special Preferred Stock for a purchase price of $20 million in cash (the "Proposed Investment"), (ii) the amendment of the Company's Amended Articles of Incorporation to, among other things, increase the number of authorized shares of Class A Common Stock of the Company, and
(iii) the election of 11 directors to serve until the 1997 annual meeting of shareholders. Each of the foregoing proposals is more specifically described in the attached Proxy Statement and you are urged to read the Proxy Statement carefully and in its entirety.

                ALTHOUGH THE THREE PROPOSALS WILL BE VOTED ON SEPARATELY,
UNLESS THE PROPOSED INVESTMENT IS APPROVED AND THE DIRECTOR NOMINEES ARE ELECTED, NEITHER AIP NOR THE COMPANY WOULD BE OBLIGATED TO CONSUMMATE THE PROPOSED INVESTMENT. THE DIRECTORS ELECTED AT THE SPECIAL MEETING WOULD NOT TAKE OFFICE (AND THE CURRENT DIRECTORS WOULD CONTINUE IN OFFICE) IF THE PROPOSED INVESTMENT IS NOT CONSUMMATED. CONSUMMATION OF THE PROPOSED INVESTMENT IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS AS DESCRIBED IN THE PROXY STATEMENT.

                In connection with the Proposed Investment, the Company has entered into certain arrangements with American Airlines, Inc., including an amendment to the Company's long-term aircraft lease agreements with American, which provide for, among other things, deferral of certain lease rents and maintenance payments, and, upon satisfaction of certain conditions, rent reduction, the making of certain rent and maintenance payments with a secured promissory note, and the release of a security deposit in the form of a letter of credit. In addition, the Company has agreed to issue to AMR Corporation (the parent corporation of American) or its affiliate warrants to acquire up to 1,906,505 shares of the Class A Common Stock at $1.10 per share. The AMR warrants will not be issued and certain of the arrangements with American will terminate if the Proposed Investment is not consummated and certain other conditions are not satisfied.

                In addition, the Company has reached tentative agreements with each of its four principal labor unions regarding certain modifications to the collective bargaining agreements between the Company and the labor unions. The agreed upon modifications include certain wage concessions, which will generate significant annual cost savings to the Company. The contract modifications are subject to membership ratification and consummation of the Proposed Investment.

                Your Board of Directors has carefully considered the Proposed Investment and believes that the infusion of equity capital resulting from the Proposed Investment, as well as the benefits to the Company from the arrangements with American and the labor unions, is an essential element in the Company's ongoing efforts to improve its financial condition and to bring needed working capital to the Company. There is no assurance that the Company would be able to obtain the necessary capital infusion from other sources on comparable terms. Consummation of the proposed sale of shares to AIP, together with recent actions taken by the Company aimed at reducing costs and enhancing our competitive position, will help the Company in its efforts to meet the challenges ahead. In connection with its review of the Proposed Investment, the Board of Directors received a fairness opinion from Jefferies & Company, Inc.

                If the Proposed Investment is not consummated and the Company is unable to obtain an alternate source of adequate working capital on an expedited basis, it may be necessary for the Company to seek protection from its creditors under federal bankruptcy laws. The Company is currently unaware of any such alternate source of working capital.

                Please see the attached Proxy Statement for more information regarding the arrangements with American and the labor unions.

                YOUR BOARD OF DIRECTORS BELIEVES THAT THE SALE OF SHARES TO AIP IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED INVESTMENT AND THE OTHER PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED INVESTMENT AND THE OTHER PROPOSALS BEING SUBMITTED TO THE SHAREHOLDERS AT THE SPECIAL MEETING.

                If the Proposed Investment is consummated, AIP would initially own approximately 73% of the outstanding voting power of the Company based on shares outstanding on December 18, 1995 (which would constitute approximately 68% of the common equity). As a result, AIP would be able to control all actions to be taken by the shareholders of the Company. After giving effect to the issuance of shares of Class A Common Stock upon the exercise of rights to be offered after the consummation of the Proposed Investment (which offering is called for by the agreement with AIP), the issuance of shares of Class A Common Stock upon the exercise of the AMR warrants, certain other issuances of Class A Common Stock (as described in the Proxy Statement), and the conversion of all outstanding shares of the Company's Class B Common Stock into shares of Class A Common Stock, AIP would own approximately 44% of the outstanding voting power and common equity of the Company (assuming that the rights referred to above are exercised by persons other than AIP). Until such time as AIP ceases to own at least 35% of the common equity, it would have the right to designate six of the 11 nominees to stand from time to time for election as directors of the Company. Thereafter, AIP would have the right to designate five, four or three directors so long as it owned at least 25%, 10% or 5%, respectively, of the common equity. AIP has designated six of the director nominees being submitted to the shareholders for approval at the special meeting.

                Pursuant to collective bargaining agreements with three of the Company's labor unions, each such union has a right to designate one of the 11 nominees to stand from time to time for election as a director of the Company. Each such union has designated one of the director nominees being submitted to the shareholders for election at the special meeting.

                It is important that your shares be represented and voted at the special meeting to assure the presence of a quorum. Please sign, date and promptly mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person. Accordingly, I urge you to take a moment now to sign, date and mail your proxy. I urge you to read the attached Proxy Statement in its entirety before voting.

                On behalf of the Board of Directors, thank you for your support and continued interest in Hawaiian Airlines.

                                    Respectfully,



                                    Bruce R. Nobles
                                    Chairman of the Board, President
                                    and Chief Executive Officer


Honolulu, Hawaii
December __, 1995

                             HAWAIIAN AIRLINES, INC.
                        3375 KOAPAKA STREET, SUITE G-350
                             HONOLULU, HAWAII  96819

                         _______________________________

                            NOTICE OF SPECIAL MEETING
                            IN LIEU OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                           TO BE HELD JANUARY 25, 1996
                         _______________________________


TO THE SHAREHOLDERS OF HAWAIIAN AIRLINES, INC.:

               Notice is hereby given that a special meeting in lieu of annual meeting of shareholders of Hawaiian Airlines, Inc. (the "Company") will be held at the Airport Holiday Inn, 3401 North Nimitz Highway, Honolulu, Hawaii 96819, in the Palm and Willow Rooms, on Thursday, January 25, 1996 at 10:00 a.m., Hawaii standard time, for the following purposes:

                1. To consider approval of an agreement between the Company and Airline Investors Partnership, L.P. ("AIP") pursuant to which, among other things, the Company would issue and sell to AIP 18,181,818 shares of the Company's Class A Common Stock and one share of the Company's Series A Special Preferred Stock for a purchase price of $20 million in cash (the "Proposed Investment");

                2.   To consider approval of amendments to the Company's
Amended Articles of Incorporation to (i) increase the total number of authorized shares of Class A Common Stock that the Company may issue from 40,000,000 to 60,000,000 shares and (ii) delete a provision that restricts transfers of common stock, which provision by its terms would cease to have any effect upon consummation of the Proposed Investment (the "Proposed Charter Amendments");

                3. To elect eleven directors to serve until the 1997 annual meeting of shareholders (the "Election of Directors"); and

                4. To transact such other business as may properly come before the special meeting or any adjournment thereof.

                The affirmative vote of the holders of a majority of the shares of Class A Common Stock represented in person or by proxy and entitled to vote at the special meeting is required to approve the Proposed Investment and the Election of Directors, provided that there is a quorum present at the special meeting. The presence, in person or by proxy, at the special meeting of the holders of a majority of the issued and outstanding shares of Class A Common Stock as of the record date for the special meeting will constitute a quorum. The affirmative vote by the holders of not less than two-thirds of the issued and outstanding Class A Common Stock is required to approve the Proposed Charter Amendments.

                ALTHOUGH THE THREE PROPOSALS WILL BE VOTED ON SEPARATELY,
UNLESS THE PROPOSED INVESTMENT IS APPROVED AND THE DIRECTOR NOMINEES ARE ELECTED, NEITHER AIP NOR THE COMPANY WOULD BE OBLIGATED TO CONSUMMATE THE PROPOSED INVESTMENT. THE DIRECTORS ELECTED AT THE SPECIAL MEETING WOULD NOT TAKE OFFICE (AND THE CURRENT DIRECTORS WOULD CONTINUE IN OFFICE) IF THE PROPOSED INVESTMENT IS NOT CONSUMMATED. CONSUMMATION OF THE PROPOSED INVESTMENT IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS AS DESCRIBED IN THE PROXY STATEMENT.


                Only holders of record of the Company's Class A Common Stock at the close of business on December 18, 1995 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                    By Order of the Board of Directors



                                    Rae A. Capps
                                    Vice President, General Counsel
                                    and Corporate Secretary

Honolulu, Hawaii
December __, 1995























YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THANK YOU FOR YOUR PARTICIPATION.

                                TABLE OF CONTENTS


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

SUMMARY DESCRIPTION OF MATTER TO BE CONSIDERED . . . . . . . . . . . . . .     1
     Proposal 1 - Proposed Investment Proposal . . . . . . . . . . . . . .     1
          The Investment Agreement . . . . . . . . . . . . . . . . . . . .     1
          Arrangements with American . . . . . . . . . . . . . . . . . . .     3
          Arrangements with Principal Labor Unions . . . . . . . . . . . .     3
          Background and Reasons for the Proposed Investment . . . . . . .     4
     Proposal 2 - Amendment of Amended Articles of Incorporation . . . . .     5
     Proposal 3 - Election of Directors. . . . . . . . . . . . . . . . . .     6
     Other Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

REVOCABILITY OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . . .     6

COSTS OF SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . .     6

RECORD DATE, VOTING SECURITIES AND VOTING RIGHTS . . . . . . . . . . . . .     7

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . .     8

INVESTMENT PROPOSAL. . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     Background and Reasons for the Proposed Investment. . . . . . . . . .    12
          Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
          The Airline Industry . . . . . . . . . . . . . . . . . . . . . .    13
          Reorganization of the Company. . . . . . . . . . . . . . . . . .    13
          Liquidity and Capital Resources. . . . . . . . . . . . . . . . .    14
          American Deferral. . . . . . . . . . . . . . . . . . . . . . . .    15
          Proceedings with Potential Investors . . . . . . . . . . . . . .    17
          Negotiations with AIP. . . . . . . . . . . . . . . . . . . . . .    17
          November 6, 1995 Board of Directors Meeting. . . . . . . . . . .    18
          Negotiation of Investment Agreement and Negotiations with
               American and Principal Labor Unions . . . . . . . . . . . .    19
          Approval of Investment Agreement . . . . . . . . . . . . . . . .    20
     Board of Directors Recommendations. . . . . . . . . . . . . . . . . .    20
     Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . . .    21
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     Possible Bridge Loan. . . . . . . . . . . . . . . . . . . . . . . . .    25
     Rights Offering . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     Effect on Existing Shareholders . . . . . . . . . . . . . . . . . . .    26
          Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
          Control of the Company . . . . . . . . . . . . . . . . . . . . .    26
          Diminished Ability to Sell the Company . . . . . . . . . . . . .    27
          Certain Tax Considerations . . . . . . . . . . . . . . . . . . .    27
     Description of Arrangements with American . . . . . . . . . . . . . .    28
          American Note and Related Arrangements . . . . . . . . . . . . .    28
          Code Sharing . . . . . . . . . . . . . . . . . . . . . . . . . .    29
          AMR Warrants . . . . . . . . . . . . . . . . . . . . . . . . . .    29

          Benefits to the Company. . . . . . . . . . . . . . . . . . . . .    30
          Conditions Precedent . . . . . . . . . . . . . . . . . . . . . .    30
     Description of Arrangements with Principal Labor Unions . . . . . . .    31
     Amendments to Bylaws and Description of Special Preferred Stock . . .    31
          Bylaw Amendments . . . . . . . . . . . . . . . . . . . . . . . .    31
          Terms of Special Preferred Stock . . . . . . . . . . . . . . . .    32
     Amendments to Other Agreements. . . . . . . . . . . . . . . . . . . .    33
          Shareholder Rights Plan. . . . . . . . . . . . . . . . . . . . .    33
          Stock Option Agreements. . . . . . . . . . . . . . . . . . . . .    33
          Existing Warrants. . . . . . . . . . . . . . . . . . . . . . . .    33
     Alternatives to the Proposed Investment . . . . . . . . . . . . . . .    34
     Regulatory Filings and Approvals. . . . . . . . . . . . . . . . . . .    34
     Information Concerning AIP. . . . . . . . . . . . . . . . . . . . . .    34
     Financial Information Concerning the Company. . . . . . . . . . . . .    35
     Dissenters' Rights and Preemptive Rights. . . . . . . . . . . . . . .    35
     Description of Investment Agreement . . . . . . . . . . . . . . . . .    35
          Issuance and Sale of the Shares. . . . . . . . . . . . . . . . .    35
          Certain Covenants. . . . . . . . . . . . . . . . . . . . . . . .    36
          Representations and Warranties; Indemnification. . . . . . . . .    36
          Non-Solicitation Provision . . . . . . . . . . . . . . . . . . .    37
          Conditions to Closing. . . . . . . . . . . . . . . . . . . . . .    38
          Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .    38
          Fees and Expenses of the Proposed Investment . . . . . . . . . .    39
          Registration Rights Agreement. . . . . . . . . . . . . . . . . .    39

CHARTER AMENDMENTS PROPOSAL. . . . . . . . . . . . . . . . . . . . . . . .    39
     Amendment to Article IV . . . . . . . . . . . . . . . . . . . . . . .    39
     Deletion of Article XIII. . . . . . . . . . . . . . . . . . . . . . .    41

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .    42
     Nominees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

MANAGEMENT     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     Executive Officers and Directors. . . . . . . . . . . . . . . . . . .    45
     Interests of Certain Persons in Matters to be Voted Upon. . . . . . .    46
     Compliance with Section 16(a) of the Exchange Act . . . . . . . . . .    46
     Meetings and Committees of the Board of Directors . . . . . . . . . .    46

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     Retirement Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     Compensation of Directors . . . . . . . . . . . . . . . . . . . . . .    50
     Employment Contracts, Termination of Employment and Change-in-Control
          Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     Employee Stock Option Plan. . . . . . . . . . . . . . . . . . . . . .    50
     Employee Stock Ownership Plans. . . . . . . . . . . . . . . . . . . .    51
     Compensation Committee Interlocks and Insider Participation . . . . .    51
     Compensation Committee Report . . . . . . . . . . . . . . . . . . . .    52
     Stock Performance Graph . . . . . . . . . . . . . . . . . . . . . . .    53

MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . .    53

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING. . . . . . . . . . . . . . .    53

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .    54

INCORPORATION OF DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . .    55

ANNEXES
    Annex I  -   Stock Purchase Agreement dated as of December 8, 1995
                 between Hawaiian Airlines, Inc. and Airline Investors
                 Partnership, L.P.

    Annex II -   Opinion of Jefferies & Company, Inc. dated
                 December 7, 1995

                                                PRELIMINARY COPIES

                             HAWAIIAN AIRLINES, INC.
                        3375 KOAPAKA STREET, SUITE G-350
                             HONOLULU, HAWAII  96819

                          ____________________________

                                 PROXY STATEMENT
                                       FOR
                    SPECIAL MEETING IN LIEU OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                JANUARY 25, 1996

                          ____________________________

                                  INTRODUCTION

           This Proxy Statement and the accompanying Notice of Special Meeting in Lieu of Annual Meeting of Shareholders and proxy card are being mailed on or about December __, 1995 in connection with the solicitation of proxies by the Board of Directors of Hawaiian Airlines, Inc., an Hawaii corporation ("Hawaiian Airlines" or the "Company"), for use at the special meeting in lieu of annual meeting of shareholders of the Company (the "Special Meeting") to be held at the Airport Holiday Inn, 3401 North Nimitz Highway, Honolulu, Hawaii 96819, in the Palm and Willow Rooms, on Thursday, January 25, 1996 at 10:00 a.m., Hawaii standard time, and any adjournment or postponement thereof.

                 SUMMARY DESCRIPTION OF MATTER TO BE CONSIDERED

                THE FOLLOWING IS A SUMMARY OF THE PROPOSALS (THE "PROPOSALS") TO BE VOTED UPON BY THE SHAREHOLDERS OF THE COMPANY AT THE SPECIAL MEETING. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT IN ITS ENTIRETY.

PROPOSAL 1 - PROPOSED INVESTMENT PROPOSAL

      THE INVESTMENT AGREEMENT

           At the Special Meeting, shareholders will be asked to consider and vote upon approval of the Stock Purchase Agreement dated as of December 8, 1995 between the Company and Airline Investors Partnership, L.P., a Delaware limited partnership ("AIP"), as the same may be amended from time to time (the "Investment Agreement"), and the performance by the Company of all transactions and acts contemplated by the Investment Agreement (collectively, the "Proposed Investment"), including, among other things, the issuance and sale to AIP of 18,181,818 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and one share of the Company's Series A Special Preferred Stock, par value $.01 per share (the "Series A Special Preferred Stock"), for an aggregate purchase price of $20 million in cash (the "Purchase Price"). The Proposed Investment is subject to the satisfaction of certain conditions on or before January 31, 1996, including, among other things, (i) approval of the Proposed Investment and the election of the director nominees by the requisite vote of shareholders at the Special Meeting, and (ii) the obtaining of all necessary regulatory consents and approvals.

                AIP is an investment partnership formed to make the Proposed Investment. If the Proposed Investment is consummated, AIP would initially own approximately 73% of the outstanding voting power of the Company based on shares outstanding on December 18, 1995 (which would constitute approximately 68% of the common equity). As a result, AIP would be able to control all actions to be taken by the shareholders of the Company. After giving effect to the issuance of shares of Class A Common Stock upon the exercise of the rights to be offered after the consummation of the Proposed Investment as described below, the issuance of shares of Class A Common Stock upon the exercise of the warrants described below to be issued to AMR Corporation ("AMR"), certain other issuances of Class A Common Stock described in this Proxy Statement, and the conversion of all outstanding shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), into shares of Class A Common Stock, AIP would own approximately 44% of the outstanding voting power and common equity of the Company (assuming that the rights referred to above are exercised by persons other than AIP). Until such time as AIP ceases to own at least 35% of the common equity, it would have the right to designate six of the 11 nominees to stand from time to time for election as directors of the Company. Thereafter, AIP would have the right to designate five, four or three directors so long as it owned at least 25%, 10% or 5%, respectively, of the common equity. AIP has designated six of the director nominees being submitted to the shareholders for election at the Special Meeting. See "Investment Proposal-Effect on Existing Shareholders-Control of the Company."

                Pursuant to collective bargaining agreements with three of the Company's labor unions, each such union has a right to designate one of the 11 nominees to stand from time to time for election as a director of the Company. Each such union has designated one of the director nominees being submitted to the shareholders for election at the Special Meeting. See "Investment Proposal-Control of the Company."

                The Investment Agreement, as well as the modifications to the collective bargaining agreements with the Company's four principal labor unions, require that the Company's Amended Bylaws (the "Bylaws") be further amended to provide for the designation of directors as described above. In addition, the bylaw amendments provide that one director is to be an outside director, defined as an individual not employed by the Company and not affiliated with the Company's labor unions, AIP, or American, and one director is to be a senior management official from the Company. The amendments, which have been approved by the Board of Directors, would take effect upon the consummation of the Proposed Investment.

                If the Proposed Investment is consummated, the Company will enter into a registration rights agreement pursuant to which AIP would have the right to require the Company, on two occasions, to use its best efforts to register, at the Company's expense, some or all of the Shares under the Securities Act of 1933, as amended (the "Securities Act"). In addition, AIP would have the right to have the Shares included in any other registered offering of shares of Class A Common Stock made within ten years of the consummation of the Proposed Investment.

                The Investment Agreement requires AIP to use its best efforts to cause the Company, as soon as practicable after the consummation of the Proposed Investment, to make a rights offering (the "Rights Offering") pursuant to which the Company would offer to such persons as the Board of Directors shall determine at the time of the Rights Offering (which would not include AIP (except possibly with respect to Rights not exercised during the allotted time) but would include, among others, shareholders as of the Record Date who continue to hold shares until the Rights Offering and holders of options granted under the 1994 Stock Option Plan) rights ("Rights") to purchase shares of Class A Common Stock, during the 20-day period after the issuance of the Rights, at a discount equal to at least 30% of the trading price of the Class A Common Stock measured over a period of time to be designated by the Board of Directors prior to the Rights Offering, subject to a minimum exercise price of $1.10 per Right. Unexercised Rights would be offered to certain employees, as provided in the modifications to the collective bargaining agreements described below, and possibly to AIP. The other terms and conditions of the Rights Offering, including the number of Rights to be offered, the record date for the Rights Offering and whether the Rights would be transferable, would be established by the Board of Directors at the time of the Rights Offering. It is currently expected that Rights with respect to approximately 10,000,000 shares of Class A Common Stock would be offered, subject to the Board's determination at the time of the Rights Offering. The Rights Offering would be made only by means of a separate prospectus constituting a part of a registration statement to be filed by the Company with the Securities and Exchange Commission (the "SEC"). See "Investment Proposal-Rights Offering."

                The Company and AIP are currently in discussion regarding the possibility of AIP making a bridge loan of up to $2 million in order to provide the Company with short-term working capital pending the consummation of the Proposed Investment. The terms of the loan have not been established and no assurance can be given that the loan will be made.

                For more information regarding the terms of the Investment Agreement, see "Investment Proposal-Description of Investment Agreement." A copy of the Investment Agreement is included as Annex I to this Proxy Statement. For more information regarding AIP, see "Investment Proposal-Information Regarding AIP."

      ARRANGEMENTS WITH AMERICAN

                In connection with the Proposed Investment, the Company has entered into certain arrangements with American Airlines, Inc. ("American"), including an amendment to the Company's long-term aircraft lease agreements with American, which provide for, among other things, deferral of certain lease rents and maintenance payments, and, upon satisfaction of certain conditions, rent reduction, the making of certain rent and maintenance payments with a secured promissory note, and the release of a security deposit in the form of a letter of credit. In addition, the Company has agreed to issue to AMR (the parent corporation of American) or its affiliate warrants to acquire up to 1,906,505 shares of the Class A Common Stock at $1.10 per share on or before September 11, 2001 (the "AMR Warrants"). The AMR Warrants will not be issued and certain of the arrangements with American will terminate if the Proposed Investment is not consummated and certain other conditions are not satisfied. See "Investment Proposal-Background and Reasons for the Proposed Investment-American Deferral" and "-Description of Arrangements with American."

      ARRANGEMENTS WITH PRINCIPAL LABOR UNIONS

           In addition, the Company has reached tentative agreements with each of its four principal labor unions regarding certain modifications to the collective bargaining agreements between the Company and the labor unions. The agreed upon modifications include certain wage concessions, which will generate significant annual cost savings to the

Company. The contract modifications are subject to membership ratification and consummation of the Proposed Investment. See "Investment Proposal-Description of Arrangements with Principal Labor Unions."

      BACKGROUND AND REASONS FOR THE PROPOSED INVESTMENT

                As described in more detail below, for a variety of reasons, including the Company's financial results, its inability to meet its current financial responsibilities, including its obligations to American, thereby creating an urgent need to obtain an infusion of capital, and the uncertain economic outlook, the Board of Directors determined in February 1995 to explore options to supplement the Company's capital base, reduce its reliance on short-term bank debt and promotional coupon sales and increase the Company's financial flexibility. As a result of such efforts, on November 6, 1995, the Company executed a letter of intent with AIP, which was followed by the execution on December 8, 1995 of the definitive Investment Agreement setting out the terms of the Proposed Investment.

                If the Proposed Investment is consummated, the Company would receive $20 million in cash minus transaction expenses (estimated to be $2.5 million), thereby substantially improving the Company's liquidity. In addition, in connection with the Proposed Investment and the satisfaction of certain conditions, the Company would have the benefit of certain arrangements with American, which would further improve the Company's liquidity by approximately $15 million and would result in the reduction of cash operating expenses by approximately $3 million per year for three years. Furthermore, certain arrangements with its principal labor unions would reduce cash operating expenses by an amount currently estimated to average at least $5 million per year for four years. It is anticipated that the combination of the Company's improved liquidity and reduced operating costs would enable the Company to make necessary capital expenditures, take advantage of prompt payment discounts, avoid the need to provide early payment incentives to wholesalers and become less dependent on promotional ticket sales to the traveling public. It will also provide coverage for seasonal working capital needs, which tend to be highest in the first quarter of the year.

                If the Proposed Investment is not consummated, the Company would have to seek alternate sources of working capital immediately. The Company is currently unaware of any alternate source of adequate working capital and there can be no assurance that the Company would be able to obtain the necessary capital or that the terms under which it would be available would be as favorable as those of the Proposed Investment. Failure to obtain the necessary working capital on a timely basis would materially impair the Company's ability to continue its operations and may make it necessary for the Company to seek protection from its creditors under federal bankruptcy laws.

                For more information regarding the background and reasons for the Proposed Investment, see "Investment Proposal-Background and Reasons for the Proposed Investment."

                THE BOARD OF DIRECTORS BELIEVES THAT THE SALE OF SHARES TO AIP PURSUANT TO THE INVESTMENT AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED INVESTMENT AND THE OTHER PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED INVESTMENT AND THE OTHER PROPOSALS DESCRIBED BELOW.

                The Board of Directors reserves the right to amend or waive the provisions of the Investment Agreement and the other documents relating thereto in all respects before or after the approval of the Proposed Investment by the shareholders. In addition, the Board of Directors reserves the right to terminate the Investment Agreement in accordance with its terms notwithstanding shareholder approval.

      PROPOSAL 2 - AMENDMENT OF AMENDED ARTICLES OF INCORPORATION

                At the Special Meeting, shareholders will be asked to consider and vote upon adoption of amendments (the "Proposed Charter Amendments") to the Amended Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), to (i) amend Article IV to increase the authorized number of shares of Class A Common Stock from 40,000,000 shares to 60,000,000 shares, and
(ii) delete Article XIII in its entirety.

                The amendment to Article IV is being proposed so that the Company would have a sufficient number of authorized and unissued shares of Class A Common Stock to permit the exercise of all Rights under the Rights Offering, as well as to provide the Company with authorized and unissued shares that could be issued from time to time in the future to raise working capital. After giving effect to the issuance of the Shares to AIP, the reservation of shares of Class A Common Stock for issuance pursuant to the AMR Warrants and the reservation of shares of Class A Common Stock for issuance pursuant to the anti-dilution provisions of currently outstanding warrants (which anti-dilution provisions would be triggered by the issuance of the Shares), the Company would have approximately 8,225,000 authorized and unissued shares of Class A Common Stock not reserved for future issuance. Therefore, absent the amendment of
Article IV, the Company would not have sufficient shares of Class A Common Stock available for issuance upon exercise of the Rights (currently estimated to be approximately 10,000,000).

                Article XIII restricts certain transfers of the Common Stock in order to prevent an "ownership change" of the Company for federal income tax purposes. Article XIII provides that, following an ownership change, such transfer restrictions cease to be effective. The deletion of Article XIII has been proposed because the Company believes that the restrictions contained in
Article XIII are no longer warranted. Furthermore, although the matter is not free from doubt, the proposed investment could constitute an ownership change, thereby terminating the transfer restrictions pursuant to their terms.

                If the Proposed Charter Amendments are not approved at the Special Meeting, the Board of Directors would resubmit the Proposed Charter Amendments for shareholder approval following the consummation of the Proposed Investment and AIP has agreed under the Investment Agreement to vote in favor of the Proposed Charter Amendments. Following consummation of the Proposed Investment, AIP would have sufficient voting power to approve the Proposed Charter Amendments regardless of the vote of other shareholders.

                THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED CHARTER AMENDMENTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" SUCH PROPOSAL.

                For more information regarding the Proposed Charter Amendments, see "Charter Amendments Proposal."

      PROPOSAL 3 - ELECTION OF DIRECTORS

                At the Special Meeting, shareholders will be asked to consider and vote upon the election of 11 directors, five of whom are currently serving as directors of the Company and the other six of whom have been designated by AIP. Of the five current directors, three have been designated by three of the Company's labor unions pursuant to their respective collective bargaining agreements. The six directors designated by AIP would replace current directors who would resign upon consummation of the Proposed Investment. Each director elected at the Special Meeting would hold office from the date of consummation of the Proposed Investment until his or her successor shall have been elected and shall qualify or until he or she shall resign or shall have been removed as provided in the Bylaws.

                THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NOMINATION OF THE 11 DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH NOMINEE.

                For more information regarding the director nominees, see "Election of Directors."

OTHER BUSINESS

                In addition to the Proposals, at the Special Meeting, shareholders will be asked to transact such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

                ALTHOUGH THE THREE PROPOSALS WILL BE VOTED ON SEPARATELY,
UNLESS THE PROPOSED INVESTMENT IS APPROVED AND THE DIRECTOR NOMINEES ARE ELECTED, NEITHER AIP NOR THE COMPANY WOULD BE OBLIGATED TO CONSUMMATE THE PROPOSED INVESTMENT. THE DIRECTORS ELECTED AT THE SPECIAL MEETING WOULD NOT TAKE OFFICE (AND THE CURRENT DIRECTORS WOULD CONTINUE IN OFFICE) IF THE PROPOSED INVESTMENT IS NOT CONSUMMATED.

                             REVOCABILITY OF PROXIES

                A proxy (a "Proxy") for use at the Special Meeting is enclosed. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is voted by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date. It also may be revoked by attending the Special Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received prior to or at the Special Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the "Proxy Holders") in accordance with the instructions on the Proxy. If no instruction is specified with respect to a Proposal, the shares represented by the Proxy will be voted FOR such Proposal (and, in the case of Proposal 3, FOR the nominees for director identified in this Proxy Statement). It is not anticipated that any matters will be presented at the Special Meeting other than as set forth in the accompanying Notice of Special Meeting of Shareholders. If, however, any other matters properly are presented at the Meeting, the Proxy will be voted in accordance with the best judgment and in the discretion of the Proxy Holders.

                        COSTS OF SOLICITATION OF PROXIES

                This solicitation of Proxies is made for the Board of Directors, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the solicitation of Proxies if the Board of Directors determines that this is advisable.

                RECORD DATE, VOTING SECURITIES AND VOTING RIGHTS

                Holders of record of Class A Common Stock at the close of business on December 18, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. On the Record Date, 6,628,487 shares of Class A Common Stock were outstanding and entitled to vote. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote. Holders of the Class B Common Stock will not be entitled to vote at the Special Meeting.

                Pursuant to Rule 713 of the American Stock Exchange (the "AMEX") and the Company's listing agreement with the AMEX with respect to the outstanding Class A Common Stock, shareholder approval is required for a transaction involving the issuance by the Company of common stock equal to 20% or more of presently outstanding common stock for less than the greater of book or market value of the stock. The Proposed Investment would constitute such an issuance. Under the rules of the AMEX, the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented in person or by proxy and entitled to vote at the Special Meeting is required to approve the Proposed Investment, provided that a quorum is present at the Special Meeting.

                Pursuant to Article XI of the Articles of Incorporation, approval of the Proposed Charter Amendments requires the affirmative vote of the holders of not less than two-thirds of the issued and outstanding Class A Common Stock.

                The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Class A Common Stock outstanding as of the Record Date will constitute a quorum for transacting business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting for the transaction of business and will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth, as of December 18, 1995, information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Class A Common Stock or Class B Common Stock, by each director, by each of the executive officers named below, and by all directors and executive officers as a group.

                                        Class A                       Class B
                                        Common Stock                  Common Stock
                                   ------------------------      ----------------------
                                   Number of          % of       Number of       % of         % of Total
     Name and Address(1)            Shares(2)        Class        Shares        Class        Common Stock
     ----------------              ---------------   -------    --------------  -------     --------------
Hawaiian Airlines,                     1,012,221       15.27             --        --               11.88
  Inc. Employee Stock Plan(3)
  c/o First Hawaiian Bank, Trustee
  P. O. Box 3200
  Honolulu, HI  96847
Kawasaki Enterprises Inc.(4)                  --          --        860,926        45.43            10.10
  Shuwa Shiba Park Building
  2-4-1, Shibakoen, Minato-Ku
  Tokyo 105, JAPAN
  Attn:  Mr. Tetsuya Hara
GPA Group plc(5)                         293,645        4.43        533,576        28.16             9.71
  c/o Bogle & Gates
  1031 W 4th Avenue, Suite 600
  Anchorage, AK 99501
Hawaiian Airlines,                       655,394        9.89             --           --             7.69
  Inc. Pilots' 401(k) Plan(6)
  c/o Vanguard Group, Inc., Trustee
  c/o Vanguard Fiduciary Trust Co.
  200 Vanguard, 19355 Goliath Building
  Malvern, PA 19355
John Hancock Mutual                      582,469        8.79             --           --             6.83
Life Insurance Company
  John Hancock Tower - T-50
  200 Clarendon Street
  Boston, MA  02117
  Attn:  Alan R. Seghezzi
Robert R. Midkiff                        494,506(7)     6.94             --           --             5.48
  4477 Kahala Avenue
  Honolulu, HI 96816
Security Pacific                         441,099        6.65             --           --             5.18
Equipment Leasing, Inc.(8)
  c/o Keith Pagan
  Bank of America
  Dept. 5027
  555 California St., 18th Floor
  San Francisco, CA  94104

                                        Class A                       Class B
                                        Common Stock                  Common Stock
                                   ---------------------------    ----------------------
                                   Number of           % of       Number of       % of         % of Total
     Name and Address(1)            Shares(2)          Class        Shares        Class        Common Stock
     ----------------              ---------------     -------    --------------  -------     --------------


Kajima Leasing(4)                         95,617        1.44           173,743      9.17          3.16
  East 21 Tower 12F, 3-2
  Toyo 6 - Chome
  Koto-Ku, Tokyo 135, JAPAN
Nittetsu Lease Co., Ltd.(4)               38,634           *           147,142      7.76          2.18
  9-3, Shiba 1-Chome, Minato-Ku
  Tokyo 105, JAPAN
  Attn:  Mr. Y. Sawahara
Martin Anderson                          494,505(7)(9)  6.94                --        --          5.48
Jeffrey A. Brodsky                            --          --                --        --            --
Todd G. Cole                                  --          --                --        --            --
Carol A. Fukunaga                             --          --                --        --            --
Richard L. Humphreys                          --(10)      --                --        --            --
Clifton Kagawa                                --(11)      --                --        --            --
Bruce R. Nobles                          304,342(12)    4.39                --        --          3.45
Einar Olafsson                                --          --                --        --            --
Samson Poomaihealani                          --          --                --        --            --
David B. Urrea                             3,809(13)       *                --        --             *
Samuel A. Woodward                            --          --                --        --            --
Rae A. Capps                              40,000(14)       *                --        --             *
C.J. David Davies                         67,672(15)    1.01                --        --             *
Frank L. Forster                          60,534(16)       *                --        --             *
Clarence K. Lyman                         51,670(17)       *                --        --             *
All directors and                      1,098,686       14.25                --        --         11.44
executive officers as a
group including those named
above (21 persons)

_____________

(1)  The address of each of the executive officers and directors is 3375
     Koapaka Street, Suite G-350, Honolulu, Hawaii 96819.
(2) Each executive officer and director has sole voting and investment power with respect to the shares listed after his or her name except for shares issued to the Hawaiian ESOP, as defined below, and the Company's Pilots' 401(k) Plan or as otherwise indicated below. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where the percentage exceeds 1%) have been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
(3) Shares of the Company's Class A Common Stock allocated to participants' accounts in the Hawaiian Airlines, Inc. Employee Stock Plan (the "Hawaiian ESOP") are voted by the Trustee, First Hawaiian Bank, pursuant to written directions of the participants on matters presented at meetings of shareholders; shares with respect to which no participant directions are received are voted according to the direction of the majority of number of shares for which the Trustee received written directions; and unallocated shares are voted by fiduciaries designated under the Hawaiian ESOP.
(4) Kajima Leasing, Kawasaki Enterprises Inc. and Nittetsu Lease Co., Ltd. are affiliated with Kawasaki Enterprises Inc. for purposes of loans to the Company for four L-1011 aircraft which were returned to the lessor during the reorganization.
(5) Includes 28,904 shares of Class A Common Stock and 52,517 shares of Class B Common Stock beneficially owned by AeroUSA, a wholly owned subsidiary of GPA Group.

(6) Shares of the Company's Class A Common Stock allocated to participants' accounts in the Hawaiian Airlines, Inc. Pilots' 401(k) Plan ("401(k) Plan") are voted by the Trustee, Vanguard Group, Inc., pursuant to written directions of the participants on matters presented at meetings of shareholders; shares with respect to which no participant directions are received are voted according to the direction of the majority of number of shares for which the Trustee received written directions; and unallocated shares are voted by fiduciaries designated under the 401(k) Plan.
(7) Consists entirely of shares of Class A Common Stock subject to warrants to purchase Class A Common Stock issued to Mr. Anderson and to Mr. Midkiff which are presently exercisable.
(8) Security Pacific Equipment Leasing, Inc. is a wholly owned subsidiary of BankAmerica Corporation ("BAC"). Other wholly owned subsidiaries of BAC are Bank of America NT&SA which has beneficial ownership of 132,938 shares of Class A Common Stock and BA Leasing & Capital Corp. which has beneficial ownership of 70,230 shares of Class A Common Stock.
(9) Mr. Anderson is a partner of Goodsill Anderson Quinn & Stifel, a general partnership which received 28,606 shares of Class A Common Stock upon the initial distribution on about June 19, 1995. Mr. Anderson disclaims ownership of these shares for the following reasons. Goodsill Anderson Quinn & Stifel sold all 28,606 shares of Class A Common Stock after the initial distribution. The decision to sell the shares was a partnership decision, based on the recommendation of the Management Committee of the firm. Mr. Anderson is not a member of the Management Committee, was not consulted in connection with and did not participate in any way in the decision to sell the shares.
(10) Mr. Humphreys is Chairman and Chief Executive Officer of a subsidiary of BankAmerica Corporation, which is the parent company of Security Pacific Equipment Leasing, Inc., a 5% beneficial owner; however, Mr. Humphreys has no voting or investment power with respect to such shares.
(11) Mr. Kagawa is the President and Chief Executive Officer of Hill and Knowlton Asia Pacific, and senior representative in Hawaii for WPP Group plc, the parent company of Hill and Knowlton, Inc., and advertising agency Ogilvy & Mather Worldwide. Hill and Knowlton, Inc. received 1,431 shares of Class A Common Stock upon the initial distribution of Class A Common Stock on June 19, 1995. Mr. Kagawa disclaims ownership of the shares for the following reason. Hill and Knowlton, Inc. sold all 1,431 shares of Class A Common Stock after the initial distribution. Ogilvy & Mather Hawaii is a corporation which received 20,410 shares of Class A Common Stock upon the initial distribution of Class A Common Stock on June 19, 1995. Mr. Kagawa disclaims ownership of the shares for the following reason. Ogilvy & Mather Hawaii sold all 20,410 shares of Class A Common Stock after the initial distribution.
(12) Includes options to purchase 300,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, exercisable one year from the date of grant or earlier based on the terms of the 1994 Stock Option Plan and expiring ten years from the date of grant; and 4,342 shares issued to the Hawaiian ESOP.
(13) Consists entirely of Mr. Urrea's account in the Company's Pilots 401(k)
     Plan.
(14) Consists entirely of options to purchase 40,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, exercisable one year from the date of grant or earlier based on the terms of the 1994 Stock Option Plan, and expiring ten years from the date of grant.
(15) Includes options to purchase 65,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, exercisable one year from the date of grant or earlier based on the terms of the 1994 Stock Option Plan, and expiring ten years from the date of grant; and 2,672 shares issued to the Hawaiian ESOP.
(16) Includes options to purchase 60,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, exercisable one year from the date of grant or earlier based on the terms of the 1994 Stock Option Plan, and expiring ten years from the date of grant; and 534 shares issued to the Hawaiian ESOP.
(17) Includes options to purchase 50,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, exercisable one year from the date of grant or earlier based on the terms of the 1994 Stock Option Plan, and expiring ten years from the date of grant; and 1,670 shares issued to the Hawaiian ESOP.
*    Less than 1%

                      INVESTMENT PROPOSAL

          CERTAIN ASPECTS OF THE PROPOSED INVESTMENT ARE SUMMARIZED BELOW. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INVESTMENT AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE INVESTMENT AGREEMENT IN ITS ENTIRETY.

INTRODUCTION

          At the Special Meeting, shareholders will be asked to consider and vote upon approval of the Investment Agreement, which was entered into on December 8, 1995 between the Company and AIP, and the performance by the Company of all transactions and acts contemplated by the Investment Agreement. The Proposed Investment would consist of the issuance and sale to AIP of 18,181,818 shares of Class A Common Stock and one share of Series A Special Preferred Stock for an aggregate purchase price of $20 million in cash. If the Proposed Investment is approved and the director nominees are elected at the Special Meeting, it is anticipated that the Proposed Investment would be consummated within six business days after the Special Meeting, assuming satisfaction or waiver of all conditions to closing. See "Description of Investment Agreement" below. If the Proposed Investment is consummated, AIP would initially own approximately 73% of the outstanding voting power of the Company, although AIP's voting power would be approximately 44% on a fully diluted basis if all of the Rights currently expected to be offered in the Rights Offering are exercised by persons other than AIP. See "Effect on Existing Shareholders-Dilution" below.

BACKGROUND AND REASONS FOR THE PROPOSED INVESTMENT

     OVERVIEW

          As described in more detail below, for a variety of reasons, including the Company's financial results, its inability to meet its current financial responsibilities, including its obligations to American, thereby creating an urgent need to obtain an infusion of capital, and the uncertain economic outlook, the Board of Directors determined in February 1995 to explore options to supplement the Company's capital base, reduce its reliance on short-term bank debt and promotional coupon sales and increase the Company's financial flexibility. As a result of such efforts, on November 6, 1995, the Company executed a letter of intent with AIP, which was followed by the execution on December 8, 1995 of the definitive Investment Agreement setting out the terms of the Proposed Investment.

          If the Proposed Investment is consummated, the Company would receive $20 million in cash minus transaction expenses (estimated to be $2.5 million), thereby substantially improving the Company's liquidity. In addition, in connection with the Proposed Investment and the satisfaction of certain conditions, the Company would have the benefit of certain arrangements with American, which would further improve the Company's liquidity by approximately $15 million and would result in the reduction of cash operating expenses by approximately $3 million per year for three years. Furthermore, certain arrangements with its principal labor unions would reduce cash operating expenses by an amount currently estimated to average at least $5 million per year for four years. See "Description of Arrangements with American" and "Description of Arrangements with Principal Labor Unions" below. It is anticipated that the combination of the Company's improved liquidity and reduced operating costs would enable the Company to make necessary capital expenditures, take advantage of prompt payment discounts, avoid the need to provide early payment incentives to wholesalers and become less dependent on promotional ticket sales to the traveling public. It will also provide coverage for seasonal working capital needs, which tend to be highest in the first quarter of the year. See "Use of Proceeds" below.

          If the Proposed Investment is not consummated, the Company would have to seek alternate sources of working capital immediately. The Company is currently unaware of any alternate source of adequate working capital and there can be no assurance that the Company would be able to obtain the necessary capital or that the terms under which it would be available would be as favorable as those of the Proposed Investment. Failure to obtain the necessary working capital on a timely basis would materially impair the Company's ability to continue its operations and may make it necessary for the Company to seek protection from its creditors under federal bankruptcy laws.

     THE AIRLINE INDUSTRY

          The Company's passenger airline business is its chief source of revenue. Scheduled passenger service consists of, on average, approximately one hundred fifty flights per day among the six major islands of the State of Hawaii ("Interisland"), daily service, primarily to U.S. West Coast cities ("Transpac") and two flights per week to Pago Pago, American Samoa and one flight per week to Papeete, Tahiti in the South Pacific ("Southpac"). At November 30, 1995, the Company's Interisland fleet consisted of thirteen DC-9-50 aircraft; its Transpac and Southpac operations were served by eight DC-10-10 aircraft leased from American.

          The airline industry is a highly cyclical business with substantial volatility, and airlines frequently experience short-term peak cash requirements caused by both seasonal fluctuations in traffic that often put a drain on cash during off-peak periods and other exogenous factors, such as fuel price fluctuations or unexpected maintenance costs. Accordingly, airlines require substantial working capital to sustain continued operations under most conditions. The Company has operated with limited cash resources and a working capital deficit for a number of years. Although working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and trips sold but not yet flown are reflected as current liabilities, the Company believes that its working capital deficit is an extreme case. See "Liquidity and Capital Resources" below.

          Since the commencement of deregulation in 1978, the airline industry has become extremely competitive and volatile. Increased competition, rising operational costs and pricing pressures have created financial difficulties for most airlines and many airlines have been acquired, forced to restructure or ceased operations. As with other airlines, Hawaiian Airlines has been adversely affected by these conditions.

     REORGANIZATION OF THE COMPANY

          On September 21, 1993, Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., (collectively the "Debtors" or "Predecessor") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 of the United States Code ("Chapter 11") in the United States Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court"). Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended through the most recent amendment dated April 20, 1995, the "Plan of Reorganization"). On August 30, 1994, the Bankruptcy Court entered an order confirming the Plan of Reorganization and, with the satisfaction of certain conditions, the Plan of Reorganization became effective on September 12, 1994 (the "Effective Date").

          Pursuant to the Plan of Reorganization, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation. On the Effective Date, all of the outstanding equity securities of the Company, HAL, INC., and West Maui Airport, Inc. were canceled, including without limitation, all outstanding common, preferred and preference stock of HAL, INC.

          Under the Plan of Reorganization, the Company was to issue and distribute 9,400,000 shares of its common stock to all of the unsecured creditors with claims allowed under the Plan of Reorganization. The Company's common stock consists of two classes, one with full voting rights, Class A Common Stock, and the other with limited voting rights, Class B Common Stock. On June 19, 1995, the Company commenced distribution of its Class A and Class B Common Stock and as of December 18, 1995, 6,628,487 shares of Class A Common Stock and 1,894,955 shares of Class B Common Stock were issued and outstanding. The Company anticipates issuing another 852,865 shares of Class A Common Stock by late 1996. As each disputed claim is finally resolved, the creditor holding such claim will receive a distribution of stock. Any shares withheld in excess of the amount distributed to such creditor will be held until all disputed claims have been resolved. Upon resolution of all disputed claims, there will be a final distribution of any remaining withheld shares to all general unsecured creditors on a pro rata basis.

          Pursuant to the Plan of Reorganization, the Company has granted warrants to purchase an additional 989,011 shares of Class A Common Stock (the "Existing Warrants"), none of which have been exercised. In addition, pursuant to the Plan of Reorganization, 600,000 shares of the Company's Class A Common Stock have been reserved for issuance under the Company's 1994 Stock Option Plan.

          The Company's Class A Common Stock began trading on the AMEX and the Pacific Stock Exchange on June 21, 1995.

     LIQUIDITY AND CAPITAL RESOURCES

          Since its reorganization, the Company has financed its operations from operating cash flow and borrowings under an $8.15 million credit facility provided by CIT Group/Credit Finance, Inc. (the "Credit Facility"). The Company currently does not have access to other credit facilities and does not have any unencumbered assets. Accordingly, its access to additional sources of liquidity is limited to payment deferrals from existing creditors, promotional ticket sales and the sale of its equity securities.

          The Credit Facility, which was approved by the Bankruptcy Court on July 27, 1994, consists of a secured revolving credit facility and up to $3.0 million of letters of credit capacity. On the Effective Date, $2.0 million of the revolving credit facility and $3.0 million of letters of credit were funded to the Company. Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. As of November 30, 1995, the total availability under the Credit Facility had been effectively reduced due to recalculation of the borrowing base to approximately $3.7 million, which amount was fully drawn in the form of $1.6 million in borrowings and $2.1 million in letters of credit. The Credit Facility contains certain restrictive covenants, including one that requires the Company to maintain a minimum net worth. Effective April 13, 1995, the minimum required net worth covenant was reduced from $28.0 million to $20.0 million. At September 30, 1995, the Company's net worth, as reflected in its historical cost financial statements, was $29.9 million.

          In order to increase liquidity, the Company has engaged in a series of promotional ticket sale activities. Such promotional sales increase liquidity, but also increase air traffic liability, which could adversely affect yields and revenues, as well as liquidity in future periods.

          As of September 30, 1995, the Company had a net working capital deficit of $46.3 million, representing a $500,000 increase from the net working capital deficit of $45.8 million at December 31, 1994. Principally, the increase in the working capital deficit resulted from a net increase in accounts payable, accrued liabilities and air traffic liability of $10.5 million being offset by an aggregate increase in cash and accounts receivable of $10.2 million.

          For several years, the Company has been operating with a cash balance equivalent to less than one week's worth of operating expenses. Continuing to operate at that level of liquidity would place the Company's existence at risk; there would be no cushion to respond to unexpected operational upheavals that have periodically affected the airline industry or to cover the seasonal downturn typically experienced by the Company in the first quarter of the year.

          Due to its working capital shortage, the Company has recently deferred certain discretionary capital expenditures that could provide a high rate of return. One example is a series of investments in improved software that are expected to increase operating efficiency. Another is the outlay needed to consolidate operations into one terminal at Honolulu International Airport. The working capital shortage also has had an unfavorable effect on yield, which, although difficult to quantify, is believed to be significant. The Company has found it necessary to offer its products to wholesalers and to the public at reduced rates in order to enhance cash flow. The uncertain financial situation has also limited the availability of trade credit and at times has necessitated the use of cash or equivalent security to obtain services. Finally, potential partners in the airline industry have been reluctant to enter into business arrangements with the Company until its financial difficulties have been convincingly overcome for the long term.

     AMERICAN DEFERRAL

          Since the Effective Date, the Company has continued to experience liquidity shortfalls. On October 31, 1994, the Company failed to make certain payments due to American pursuant to the long-term aircraft lease agreement entered into on the Effective Date (the "Aircraft Lease Agreement") pursuant to which American leases six DC-10s to the Company. American sent the Company notice of the failure to make rent and prepaid maintenance payments and noted that such failure constituted an event of default under the Aircraft Lease Agreement, but did not declare the Aircraft Lease Agreement in default or exercise any of the remedies available to it, which include, but are not limited to, termination of the Aircraft Lease Agreement, repossession of certain aircraft and engines, recovery of damages and drawings under letters of credit in the amount of $2 million posted by the Company as required by the Aircraft Lease Agreement. The Company subsequently made the rent and prepaid maintenance payments due American on November 4, and November 15, 1994, respectively.

          In December 1994 and January, February and March 1995, the Company again failed to timely make certain payments in full due pursuant to the Aircraft Lease Agreement. Again, while American sent the Company notice of the failure to make such rent and prepaid maintenance payments in full, American did not declare the Aircraft Lease Agreement in default or exercise any of the remedies available to it. Effective April 13, 1995, the Company and American executed an amendment to the Aircraft Lease Agreement providing for the deferral of payment of approximately $11.1 million of delinquent rent and maintenance payments. The amendment provided that the Company was to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10% per annum, plus payments for the basic rent of aircraft. Maintenance payments were also to be payable weekly, but in the same aggregate amounts as set forth in the original terms of the Aircraft Lease Agreement. Thereafter, commencing January 4, 1996, the Company would be required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft.

          The Company paid to American the first five weekly payments of deferred amounts due under the April amendment to the Aircraft Lease Agreement, in an aggregate amount of approximately $4.2 million, leaving a balance due of $6.9 million. However, the Company failed to make deferred and basic rent payments to American of $600,000 and $986,000, respectively, commencing May 8, 1995.

          The Company and American have subsequently deferred the due date for the repayment of the remaining $6.9 million of deferred lease rents and maintenance payments on five occasions. Amendment No. 3 dated June 1, 1995 deferred the due date until August 22, 1995. Amendment No. 4 dated August 22, 1995 deferred the due date until October 6, 1995. Amendment No. 5 dated October 6, 1995 deferred the due date until November 20, 1995. Amendment No. 6 dated November 20, 1995 deferred the due date until December 9, 1995. As of December 9, 1995, the amount of interest accrued on the deferred $6.9 million brought the total amount due to approximately $7.1 million.

          Amendment No. 7 dated December 8, 1995 (the "December Amendment") permits the deferral of the payment of this $7.1 million (plus interest thereon) and the periodic payments of lease rents and maintenance payments that become due on or after December 8, 1995 up to a maximum of an additional $2.9 million (including interest thereon) until the earlier of the consummation of the Proposed Investment or February 7, 1996. The Company expects that it will be able to defer all payments of lease rents and maintenance payments under the Aircraft Lease Agreement until January 4, 1996, when the Company will be required to pay, weekly in advance, basic rent payments and maintenance payments.

          The failure of the Company to timely make payment in full of $10 million (assuming full utilization of the additional deferral permitted by the December Amendment) due on or before February 7, 1996 would permit American to exercise remedies available to it, which include, but are not limited to, termination of the Aircraft Lease Agreement, repossession of certain aircraft and engines, recovery of damages and drawings under the $2 million of letters of credit provided by the Company with respect to the Aircraft Lease Agreement.

          In connection with the Proposed Investment, the Company has entered into certain arrangements with American pursuant to which, upon consummation of the Proposed Investment and satisfaction of certain other conditions, American would accept the payment of up to $10 million of deferred lease rents and maintenance payments through the issuance by the Company to American of a promissory note secured by certain assets of the Company. See "Description of Arrangements with American" below. If the Proposed Investment is not consummated, the ability of the Company to satisfy its obligations with respect to making the payment due to American by February 7, 1996 will depend on the Company's ability to obtain additional financing. If American were to repossess its aircraft, the Company's ability to conduct continuing operations would be seriously jeopardized.

     PROCEEDINGS WITH POTENTIAL INVESTORS

          As it became apparent to management in December 1994 that the Company did not have adequate cash resources to meet operating needs through the first quarter of 1995, the Company began to explore the possibility of raising capital through the issuance of additional equity or debt securities. Pursuant to an engagement letter dated January 31, 1995, the Company retained Jefferies & Company, Inc. ("Jefferies") to act as the exclusive financial advisor and sole placement agent to the Company in connection with the structuring, issuance and sale of up to $40 million of debt and/or equity securities. For several months, Jefferies worked with the Company's management to negotiate a nonbinding indication of terms for American's participation in the Company's strategic plan and to prepare a confidential private placement memorandum to be provided to potential investors (the "Memorandum").

          Jefferies and members of senior management expended a great amount of time and effort identifying more than 90 potential investors. In September and October 1995 the Memorandum was distributed to over 60 potential investors who had expressed an interest in receiving it. Company representatives were available to discuss with any prospective investor, upon request made through Jefferies, the information contained in the Memorandum and investors were given the opportunity to visit the Company's facilities and to discuss its affairs with appropriate Company personnel.

          Jefferies and the Company provided further information to and conducted more than 20 in-person meetings with 15 qualified investors. Eleven investors completed secondary rounds of due diligence. Two of the most serious investors conducted physical due diligence of the Company's operations in Hawaii and met with representatives of American and other entities or groups of importance to the Company. One of these investors met with certain individual members of the Board of Directors. Throughout the process Jefferies and members of senior management kept the Board of Directors apprised on an ongoing basis of developments in the search for potential investors. In late October 1995, AIP requested the opportunity to make a proposal to the Company. No other investor has come forward with a formal offer.

     NEGOTIATIONS WITH AIP

          At the November 2, 1995 meeting of the Board of Directors, the directors discussed AIP's request to present an offer to the Company. The meeting was attended in person or by telephone by all of the Company's directors except for Todd G. Cole and Samuel Woodward. Also in attendance were representatives from the Company's outside legal counsel and representatives of Jefferies.

          Jefferies presented the Board of Directors with an extensive summary regarding the investors who had requested and received the Memorandum, those with whom Jefferies and the Company had further meetings, and the overall interest of all potential investors. Jefferies explained that AIP emerged from the process as the potential investor with the greatest interest, the ability to act swiftly and the greatest apparent likelihood of consummating a transaction. The Board of Directors acknowledged the Company's urgent need to obtain an additional infusion of capital and that time was of the essence. After the Jefferies presentation, the Board of Directors authorized a committee of four directors, Clifton Kagawa, Bruce R. Nobles (the sole non-voting member), David Urrea and Samuel Woodward (the "Negotiating Committee") to immediately undertake, with the participation and assistance of Jefferies, the negotiation with AIP of the terms and conditions of a purchase by AIP of up to $40 million of newly issued capital stock of the Company, subject to approval by the full Board of Directors.

          On November 3, 1995, the Negotiating Committee, Jefferies and the Company's outside legal counsel met with representatives of AIP and reviewed AIP's proposal for an investment in the Company. The Negotiating Committee considered the proposal internally, and determined to invite AIP to engage in further negotiations. Later that day the Negotiating Committee and the Company's advisors met with AIP's representatives and continued the negotiations regarding the proposed terms of a transaction. During these discussions (which continued into the evening, resumed the following morning and were concluded that afternoon), a number of modifications to the proposed terms were made at the request of the Company and its advisors. These included the establishment of a ceiling on the expenses to be borne by the Company, a liberalization of the Company's ability to respond to competitive offers, a reduction in the termination fee payable by the Company in certain circumstances, and AIP's agreement to the making of the Rights Offering.

     NOVEMBER 6, 1995 BOARD OF DIRECTORS MEETING

          On November 6, 1995, the Board of Directors reconvened with all of the directors attending the meeting in person or by telephone. Also in attendance were representatives from Jefferies and the Company's outside legal counsel.
The Board of Directors discussed the Company's current financial situation, including the critical need for cash and the status of deferred payments due to American. The Board had previously been provided with a draft of the proposed letter of intent setting out the principal terms of the transaction with AIP as negotiated by the Negotiating Committee and AIP. The Board then discussed in detail the terms of the proposed transaction and received advice from the Company's legal and financial advisors.

          Legal counsel advised the Board of Directors as to its legal and fiduciary responsibilities in considering the proposed transaction. It was pointed out that no other offers had been forthcoming despite vigorous marketing efforts and that, without an infusion of capital within the next few months, the Company's ability to continue operations would be seriously jeopardized.

          The terms of the proposed letter of intent were outlined for the directors, and Jefferies made a detailed presentation of key financial and market information, as well as a pro forma financial analysis of the Company giving effect to the proposed transaction. Jefferies also outlined the advantages and key considerations with respect to the AIP proposal from a financial point of view, including the positive effect of the proposed investment and a subsequent rights offering to shareholders (which was provided for in the AIP proposal) on the Company's balance sheet and the potential benefits to existing shareholders as a result of such investment and rights offering. The directors thoroughly considered and reviewed the proposed transaction and asked numerous questions of the Jefferies representatives and outside legal counsel. In addition, a representative from AIP joined a portion of the meeting and responded to questions from the Board of Directors.

          The Board of Directors concluded that it was unlikely that any alternatives would provide the perceived benefits of the proposed transaction with AIP or be successful on an expedited basis on terms as favorable to the Company as the proposed transaction with AIP. After much discussion, the directors unanimously approved executing the letter of intent with AIP and instructed that definitive documentation be prepared, subject to review and approval by the full Board of Directors.

          Following the November 6 meeting, minor revisions were made to the proposed form of letter of intent and the definitive letter of intent setting forth the principal terms of the Proposed Investment (the "Letter of Intent") was executed and delivered. Later that day the Company publicly announced the terms of the Proposed Investment.

     NEGOTIATION OF INVESTMENT AGREEMENT AND NEGOTIATIONS WITH AMERICAN AND PRINCIPAL LABOR UNIONS

          Between November 7 and December 8, 1995, the parties negotiated the terms of the Investment Agreement and the other documents contemplated thereby, setting out in definitive form the terms contained in the Letter of Intent. See "Description of Investment Agreement" below.

          On December 4, 1995, the Company received a letter from a foreign entity expressing an interest in making an investment in the Company. On December 6, 1995, persons purporting to represent a group of investors that included such entity and an organization known as Unity House met with the Company's outside legal counsel. Legal counsel explained that the Letter of Intent prohibited the Company from negotiating with, or providing information to any third party unless the third party entered into a confidentiality agreement and satisfied certain other conditions set forth in the Letter of Intent (which conditions were subsequently included in the Investment Agreement, see "Description of Investment Agreement-Non-Solicitation Provision" below). The Company's outside counsel informed the representatives of the timetable for the Proposed Investment and later that day provided the representatives with the required form of confidentiality agreement. The Company has received no further contact from this group and at this time has no basis to believe that the group could consummate a transaction on terms more favorable to the Company than those of the Proposed Investment.

          The Letter of Intent provided that it was a condition to the execution of the Investment Agreement that the Company enter into certain arrangements with American and the Company's four principal labor unions. The arrangements with the labor unions are necessary to bring the Company's cash flow requirements in line with certain assumptions contained in the Memorandum.

          Concurrently with the November negotiations between the Company and AIP, representatives of the Company, AIP and Jefferies met with representatives of American and worked out the principal terms of the arrangements with American, including the December Amendment. See "Description of Arrangements with American" below.

          Following the execution of the Letter of Intent, the Company commenced a series of negotiations with representatives of each of its four principal labor unions, the International Association of Machinists and Aerospace Workers (AFL-CIO) ("IAM"), the Air Line Pilots Association International ("ALPA"), the Association of Flight Attendants ("AFA") and the Transport Workers Union ("TWU"), for the purpose of obtaining certain modifications to the collective bargaining agreements between the Company and each of the unions. These modifications are conditions to the obligation of AIP to consummate the Proposed Investment. As of December 7, the Company had reached tentative agreements with IAM, ALPA, AFA and TWU, which agreements are subject to union membership ratification and consummation of the Proposed Investment. See "Description of Arrangements with Principal Labor Unions" below.

     APPROVAL OF INVESTMENT AGREEMENT

          On December 7, 1995, the Board of Directors met to review and consider the Investment Agreement and the related documents setting out the terms of the Potential Investment. A draft of the Investment Agreement, in substantially final form, was provided to Board members in advance of the meeting.

          Jefferies reviewed the terms of the Proposed Investment and the arrangements with American and explained their effect on the Company's capitalization, as well as the dilutive effect of the Proposed Investment on the current shareholders. An analysis of comparable publicly-traded companies and recent comparable offerings was presented and Jefferies explained its analysis of the fairness of the consideration to be paid by AIP. Jefferies then delivered its written opinion that as of that date and subject to certain considerations and assumptions, the consideration to be paid by AIP in the Proposed Investment was fair, from a financial point of view, to the current common shareholders of the Company.

          The Board of Directors then unanimously approved the Investment Agreement and the Proposed Investment. The directors also unanimously approved the Proposed Charter Amendments, the director nominees, and the substance of the amendments to the Bylaws required by the Investment Agreement. The officers of the Company were instructed to submit the Investment Agreement to the Company's shareholders for their consideration and approval at the Special Meeting. On December 8, 1995, the Investment Agreement was executed and delivered by the Company and AIP. Later that day, the Company publicly announced the entering into of the Investment Agreement.

BOARD OF DIRECTORS RECOMMENDATIONS

          The Board of Directors has unanimously approved the Proposed Investment and believes that the Proposed Investment is in the best interests of the Company and its shareholders. The Board of Directors, in recommending shareholder approval of the Proposed Investment, considered a number of factors, including, without limitation, the following:

          (a) the likelihood that, without the Proposed Investment, the Company will be unable to obtain from American a forbearance or permanent waiver of the existing defaults under the Aircraft Lease Agreement on a timely basis and on terms satisfactory to the Company;

          (b) the current liquidity crisis of the Company, which, if not remedied, would materially impair the Company's ability to continue its operations and could make it necessary for the Company to seek protection from its creditors under federal bankruptcy laws;

          (c) the recent market prices and trading information with respect to the Class A Common Stock and the decline in the price of the Class A Common Stock to the detriment of the shareholders that is likely to occur if the Proposed Investment is not consummated;

          (d) the substantial increase in the Company's working capital that should result from the Proposed Investment and the arrangements with American, and the substantial reduction in cash operating expenses that should result from the arrangements with the Company's principal labor unions, and the prospect that, as a result of these, the Company should be able to make certain high return capital expenditures, take advantage of prompt payment discounts, avoid the need to provide early payment incentives to wholesalers and become less dependent on short-term bank debt and promotional sales to the traveling public to finance its operations;

          (e) the benefit the Company expects to receive from the addition to the Board of Directors of the directors designated by AIP;

          (f) the existing assets, operations, earnings and prospects of the Company in light of the economic climate, the seasonal downturn typically experienced by the Company in the first quarter of the year and the Company's net working capital deficit;

          (g) the terms of the Proposed Investment and the terms of the arrangements with American and the principal labor unions;

          (h) the potential benefits to existing shareholders as a result of the Rights Offering; and

          (i) the opinion of Jefferies that the consideration to be paid by AIP in the Proposed Investment is fair, from a financial point of view, to the current common shareholders of the Company. See "Opinion of Financial Advisor" below.

          In view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Proposed Investment, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination and recommendation set forth above.

OPINION OF FINANCIAL ADVISOR

          On December 7, 1995, Jefferies delivered to the Board of Directors its written opinion to the effect that, as of such date and subject to certain considerations and assumptions, the consideration to be paid by AIP in the Proposed Investment is fair, from a financial point of view, to the current common shareholders of the Company.

          In conducting its analysis and arriving at its opinion, Jefferies considered such financial and other factors as it deemed appropriate under the circumstances, including, among others: (i) the terms and financial aspects of the Proposed Investment; (ii) the Company's need for capital and available alternatives for raising equity capital; (iii) the historical and current markets for the Company's common stock and for securities of certain companies believed by Jefferies to be comparable to the Company; (iv) public equity issuances of certain other airline companies and the current environment for public equity issuances; (v) the use of proceeds and the financial impact of the Proposed Investment on the holders of the Company's stock; (vi) certain of the Company's operating and financial information, including projections, analyses and estimates provided by management relating to the Company's business and prospects; (vii) publicly available financial data and stock market performance data of other public companies which Jefferies deemed generally comparable to the Company; (viii) a draft of the Investment Agreement and related exhibits and schedules, all in substantially final form; and (ix) the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended on December 31, 1992 through December 31, 1994, and its Quarterly Report on Form 10-Q for the period ended September 30, 1995. Jefferies also discussed with representatives of management of the Company the business, properties and prospects of the Company and undertook other reviews, analyses and inquiries relating to the Company.

          THE FULL TEXT OF THE WRITTEN OPINION OF JEFFERIES, DATED DECEMBER 7, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT.
THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. JEFFERIES' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE CURRENT COMMON SHAREHOLDERS OF THE COMPANY OF THE CONSIDERATION TO BE PAID BY AIP IN THE PROPOSED INVESTMENT AND WAS PROVIDED SOLELY FOR THE USE OF THE COMPANY'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED INVESTMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED INVESTMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF THE COMPANY'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN ADDITION, JEFFERIES EXPRESSED NO OPINION AS TO THE FAIRNESS OR CONSEQUENCES OF THE RIGHTS OFFERING. JEFFERIES EXPRESSLY DISCLAIMED ANY OBLIGATION TO ADVISE ANY PERSON OF ANY CHANGE IN ANY FACT OR MATTER AFFECTING ITS OPINION OF WHICH IT BECOMES AWARE AFTER THE DATE HEREOF.

          In Jefferies' review and analysis and in rendering its opinion, Jefferies relied upon, and did not independently verify, the accuracy, completeness and fair presentation of all financial and other information (including financial projections and estimates) that were provided to or otherwise discussed with it, or which were publicly available, and its opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. With respect to the projected financial information and estimates provided to or discussed with it, Jefferies assumed without independent verification that such information was reasonably prepared on bases reasonably reflecting management's best currently available estimates and good faith judgments as to the future performance of the Company and that the Company will perform in accordance with such projections for all periods specified therein. Jefferies also assumed that all consents, authorizations and agreements of other parties necessary to consummate the Proposed Investment had been, or will be, obtained without material expense. Jefferies did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or conduct a physical inspection of any of the assets of the Company, nor was Jefferies furnished with any such appraisals. Jefferies' opinion is necessarily based on economic, monetary, political, market, and other conditions that existed and could be evaluated as of the date of the opinion and on information available to Jefferies as of that date. Such conditions are subject to rapid and unpredictable change.

          In arriving at its opinion, Jefferies employed several analytical methodologies, no one of which was regarded as critical to its overall conclusion. The conclusions it reached were based on all the analyses and factors considered as a whole and also on application of its own experience and judgment. Such conclusions involved significant elements of subjective judgment and qualitative analysis.

          In regard to the business and financial aspects of the Proposed Investment, Jefferies considered the Company's critical need for cash to continue as a going concern, and the likelihood that the Company could not quickly complete bank financing, or access public debt or equity capital markets, in a sufficient amount and on reasonable terms given its financial position. With regard to the financial impact of the Proposed Investment on the Company's shareholders, Jefferies considered the benefits to the Company's current stockholders of the proposed Rights Offering. Jefferies also considered the role of the Proposed Investment in facilitating the restructuring of the Company's agreements with American and with certain labor unions. In addition, Jefferies considered certain operating and financial information relating to the Company and to certain companies deemed by Jefferies to be comparable to the Company.

          By letter dated January 31, 1995, the Company formally retained Jefferies as its exclusive financial advisor and sole placement agent in connection with the structuring, issuance and sale of up to $40,000,000 of debt and/or equity securities and, on November 21, 1995, the Company formally retained Jefferies to render the fairness opinion. The Company has agreed to pay Jefferies a fee of $150,000 in connection with the rendering of the fairness opinion and has agreed to pay Jefferies, upon consummation of the Proposed Investment, a cash fee equal to 5.0% of the gross proceeds received by the Company from such investment. In addition, the Company has agreed to pay Jefferies a fee equal to 5% of the gross proceeds from the Rights Offering. The Company also agreed to reimburse Jefferies for its out-of-pocket expenses incurred in performing its services, including reasonable attorneys' fees and expenses, and to indemnify Jefferies and related persons against certain liabilities, including liabilities under federal securities laws, arising out of Jefferies' engagement.

          Jefferies has advised the Company that, in the ordinary course of business, it may actively trade the securities of the Company for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

          Jefferies is a nationally recognized investment banking firm and was selected by the Company based on Jefferies' experience and expertise.
Jefferies, as part of its investment banking services, is regularly engaged in the evaluation of capital structures and the rendering of advice in financial restructurings and recapitalizations. In addition, Jefferies performs valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Prior to the present engagement, the Company had not previously engaged Jefferies to render any financial advisory services.

USE OF PROCEEDS

          Although the Company has not designated specific uses for the proceeds from the Proposed Investment, it is anticipated that such proceeds will be used to provide permanent working capital and to pay fees and expenses associated with the transactions (estimated to be $2.5 million).

POSSIBLE BRIDGE LOAN


          The Company and AIP are currently in discussion regarding the possibility of AIP making a bridge loan of up to $2 million in order to provide the Company with short-term working capital pending the consummation of the Proposed Investment. The terms of the loan are still to be determined and no assurance can be given that the loan will be made.

RIGHTS OFFERING

          The Investment Agreement requires AIP to use its best efforts to cause the Company, as soon as practicable after the consummation of the Proposed Investment, to make the Rights Offering, pursuant to which the Company would offer Rights to such persons as the Board of Directors shall determine at the time of the Rights Offering (which would not include AIP (except possibly with respect to Rights not exercised during the allotted time) but would include, among others, shareholders as of the Record Date who continue to hold shares until the Rights Offering and holders of options granted under the 1994 Stock Option Plan). Each Right would entitle the holder thereof, during the 20 days following the issuance of the Rights, to acquire one share of Class A Common Stock at a discount equal to at least 30% of the trading price of the Class A Common Stock measured over a period of time to be designated by the Board of Directors prior to the Rights Offering, subject to a minimum exercise price of $1.10 per Right. Rights not exercised during the 20-day period would be offered to certain employees, as provided in the modifications to the collective bargaining agreements described below, and possibly to AIP. The other terms and conditions of the Rights Offering, including the number of Rights to be offered, the record date for the Rights Offering and whether the Rights would be transferable, would be established by the Board of Directors at the time of the Rights Offering. It is currently expected that Rights with respect to approximately 10,000,000 shares of Class A Common Stock would be offered, subject to the Board's determination at the time of the Rights Offering.

          The Rights Offering would be made only by means of a separate prospectus constituting a part of a registration statement to be filed by the Company with the SEC.

EFFECT ON EXISTING SHAREHOLDERS

          While the Board of Directors is of the opinion that the Proposed Investment is fair to, and in the best interests of, the shareholders of the Company, shareholders should consider the following possible effects in evaluating the Investment Proposal.

     DILUTION

          As of the Record Date, there were 8,523,442 shares of Common Stock issued and outstanding, with an additional 852,865 shares issuable pursuant to the Plan of Reorganization and 1,589,011 shares issuable pursuant to the Existing Warrants and the Company's 1994 Stock Option Plan, totaling 10,965,318 shares on a fully diluted basis. If the Proposed Investment were to be consummated and the AMR Warrants were to be exercised, the total number of shares of Common Stock outstanding on a fully diluted basis (after giving effect to the issuance of 721,442 additional shares pursuant to the anti-dilution provisions of the Existing Warrants (which anti-dilution provisions would be triggered by the issuance of the Shares to AIP)) would be 31,775,083 shares), resulting in an approximate 65% decrease in an existing shareholder's equity interest in the Company as of the Record Date on a fully diluted basis.

          The Rights Offering is intended to create the potential for increased returns to existing shareholders and to offer a shareholder partial protection against this dilution.

     CONTROL OF THE COMPANY

          Immediately after the consummation of the Proposed Investment, AIP would own approximately 73% of the outstanding voting power of the Company based on voting shares outstanding on December 18, 1995. As a result, AIP would be able to control all actions to be taken by the shareholders of the Company. After giving effect to the issuance of the balance of shares of Class A Common Stock reserved for issuance under the Plan of Reorganization, the issuance of shares of Class A Common Stock upon the exercise of the Rights (assuming that none of the Rights are exercised by AIP), the Existing Warrants, the AMR Warrants and options granted under the Company's 1994 Stock Option Plan, and the conversion of all outstanding shares of the Class B Common Stock into shares of Class A Common Stock, AIP would own approximately 44% of the outstanding voting power the Company. However, even at such time as sufficient shares of Class A Common Stock have been issued to cause AIP to hold less than 50% of the aggregate voting power, its voting power would still be substantially greater than that of any existing shareholder.

          Pursuant to the amendments to the Bylaws required by the Investment Agreement, AIP would have, until such time as AIP ceases to own at least 35% of the common equity, the right to designate six of the 11 nominees to stand from time to time for election as directors of the Company. AIP has designated six of the director nominees being submitted to the shareholders for election at the Special Meeting. If AIP's common equity percentage were to go below 35%, its right to designate directors would be reduced as follows: five of the 11 directors if the percentage were at least 25% but less than 35%; four of the 11 directors if the percentage were at least 10% but less than 25%; three of the 11 directors if the percentage were at least 5% but less than 10%; and none of the 11 directors if the percentage were less than 5%. See "Amendments to Bylaws and Description of Special Preferred Stock" below.

          In addition to the right of AIP to designate nominees for election as members of the Board of Directors, three of the Company's labor unions (ALPA, IAM and AFA) have the right pursuant to their collective bargaining agreements to designate three of the nominees, thereby leaving the Board of Directors with the authority to designate only two of the nominees to stand from time to time for election as directors of the Company.

     DIMINISHED ABILITY TO SELL THE COMPANY

          As a result of AIP's substantial ownership interest in the Class A Common Stock, it may be more difficult for a third party to acquire the Company. A potential buyer would likely be deterred from any effort to acquire the Company absent the consent of AIP or its participation in the transaction. As of the date of this Proxy Statement, management knows of no specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     CERTAIN TAX CONSIDERATIONS

          The Company anticipates that the Proposed Investment, once completed, will result in, or significantly increase the likelihood of, an "ownership change" of the Company for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). If the Company undergoes an ownership change, the amount of its net operating losses ("NOLs"), as computed for federal and state income tax purposes, that it can use to offset future taxable income generally will be limited to an annual amount (the "Section 382

Limitation") equal to the value of the Company's equity immediately before the ownership change multiplied by the "long-term tax-exempt rate" (currently 5.75%). In general, to the extent taxable income for a year is less than the
Section 382 Limitation applicable to that year, the excess Section 382 Limitation increases the Section 382 Limitation available for the immediately succeeding year. To the extent the Company's taxable income for a year exceeds the Section 382 Limitation applicable to that year, plus the amount of any unused NOLs not subject to the Section 382 Limitation (e.g., because they were incurred following the ownership change), the Company will have federal taxable income subject to tax at a maximum rate of 35% (plus any applicable state taxes).

          The Section 382 Limitation may be increased by certain "built-in" income items recognized following an ownership change. While the Company believes that any Section 382 Limitation resulting from the Proposed Investment may be increased substantially as a result of certain of its "built-in" income items, whether and the extent to which this rule will increase the Company's
Section 382 Limitation in the future currently are uncertain. Unused NOLs generally expire 15 years after they are incurred.

          In order to preserve a portion of the Company's NOLs in the event of an ownership change within two years of its bankruptcy reorganization, the Company made an election in its 1994 income tax return to be subject to the limitations of Section 382. See "Charter Amendments Proposal--Deletion of
Article XIII." Based on values used by the Company in preparing its 1994 federal income tax return, the Company's Section 382 Limitation, which generally applies to all NOLs attributable to the period prior to the ownership change that resulted from the Company's bankruptcy reorganization, currently is approximately $2.4 million (plus "built-in" income items as discussed above). Another ownership change of the Company would result in a reduction in the Company's Section 382 Limitation to the extent that the value of the Company's equity immediately before that ownership change, as computed for Section 382 purposes, multiplied by 5.75%, plus any available "built-in" income items, is less than the current Section 382 Limitation. Any reduction in the Section 382 Limitation could increase the Company's future tax liabilities. In addition, another ownership change would subject to the Section 382 Limitation those NOLs of the Company incurred after the ownership change resulting from its bankruptcy reorganization (currently estimated to be approximately
$12 million), which NOLs are not currently subject to the Section 382
Limitation.

          While the Company anticipates that another ownership change would further reduce the amount of NOLs available on an annual basis following that ownership change, the amount of such reduction and its effect on the Company depend on numerous issues, including but not limited to the value of the Company's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change could be to increase the future tax liabilities of the Company, the precise effect of an ownership change of the Company resulting from the Proposed Investment is unclear.

DESCRIPTION OF ARRANGEMENTS WITH AMERICAN

     AMERICAN NOTE AND RELATED ARRANGEMENTS

         American has agreed to the deferral, until the earlier of the consummation of the Proposed Investment or February 7, 1996, of $10 million in lease rents and maintenance payments ($8 million of which were due on December 8, 1995 and an additional $2 million of which would accrue after December 8,
1995).  See "Background and Reasons for the

Proposed Investment-American Deferral" above. If the Investment Proposal is consummated and certain other conditions are satisfied, American has agreed that the Company may pay the $10 million of deferred lease rents and maintenance payments by issuing to American a promissory note (the "American Note") secured by certain assets of the Company.

          The American Note would bear interest at 10% per annum, payable quarterly in arrears, and have a final maturity date of September 11, 2001.
The American Note would require repayment of principal equal to one-sixth of the original principal amount on each anniversary of its date of issuance. The Company would have the option to prepay the Note for $8,945,042.08 (plus any increase in the principal amount of the American Note to effect the reimbursement by the Company of American's transaction expenses as described below) at any time within twelve months of the date of issuance, or at any time thereafter, in whole or in part, at its remaining principal balance, without premium. The American Note would be prepayable in full, at the option of the holder, in the event and at the time that any person or group (other than AIP) acquires more than 30% of the voting interest in the Company.

          The American Note and the other obligations of the Company to American would be secured by a lien on substantially all of the personal property of the Company until December 31, 1997. This lien would be a first priority lien except that it would be junior to (i) liens of security deposits held by credit card processors and (ii) liens securing up to $15,000,000 in obligations of the Company consisting of (x) secured obligations of the Company (other than credit card processor security deposit liens) existing on the date of issuance of the American Note, and (y) additional secured obligations of the Company incurred after such issuance. As of November 30, 1995, in addition to its credit card deposits, the Company had $9.2 million in secured obligations (including all amounts under the Credit Facility), the liens of which would be prior to the lien of the American Note. On and after January 1, 1998, the Company would be obligated to secure the American Note and the other obligations of the Company to American with a first priority lien on identified assets with a fair market value (supported by an appraisal) of at least 125% of the remaining outstanding principal balance of the American Note from time to time.

          In addition, if the Investment Proposal is consummated and certain other conditions are satisfied, basic rents under the Aircraft Lease Agreement would be reduced by approximately 28% for a period of three years and the Company would agree to pay a minimum monthly charge for maintenance services.

          If the Proposed Investment is consummated and certain other conditions are satisfied, American would relinquish $2.0 million of letters of credit that currently secure the Company's obligations to American under the Aircraft Lease Agreement. The termination of these letters of credit would increase the Company's borrowing capacity under the Credit Facility.

          The Company has agreed to reimburse American for its reasonable costs incurred in connection with the arrangements between the Company and American, not to exceed $250,000. The Company may elect to pay such costs by increasing the principal amount of the American Note by the amount of such costs.

     AMR WARRANTS

         If the Proposed Investment is consummated and the arrangements with American are implemented, the Company would issue to AMR or its affiliate the AMR Warrants, which would entitle the holder to acquire up to 1,906,505 shares of the Class A

Common Stock (the "AMR Warrant Shares") at $1.10 per share. One half of the AMR Warrants would be immediately exercisable but the balance of the AMR Warrants would only be exercisable if American and the Company enter into a code sharing arrangement by January 1, 1997 regarding the placement of the two letter flight designator code for American's flights on the Company's Interisland flights. The AMR Warrants would expire on September 11, 2001.

          AMR would have the right to require the Company, on two occasions, to use its best efforts to register, at the Company's expense, some or all of the AMR Warrant Shares under the Securities Act. In addition, AMR would have the right to have the AMR Warrant Shares included in any other registered offering of shares of Class A Common Stock made before September 11, 2001. If any person or entity acquires a majority of the outstanding Common Stock before September 11, 2001, the Company would be required to use its best efforts to cause the seller or sellers of such Common Stock to permit AMR to include AMR Warrant Shares in such sale on the same terms as those available to such seller. AIP has agreed that, if it were to sell the requisite number of shares of Common Stock, it would permit AMR to participate in such sale.

     BENEFITS TO THE COMPANY

          The arrangements with American, if consummated, would provide the Company with substantial benefits. The payment of $10 million of deferred rents and maintenance payments otherwise due on February 7, 1996 would instead be made in installments over the period from January 1997 to September 2001, thereby freeing up working capital for other purposes. In addition, basic rents under the Aircraft Lease Agreement would be reduced by approximately 28% for three years, resulting in lower operating costs. Furthermore, the release by American of the security deposit letters of credit would result in $2 million of borrowing capacity becoming available to the Company under the Credit Facility.

     CONDITIONS PRECEDENT

          American's obligation to consummate the arrangements described above is conditioned on the satisfaction (or waiver by American) of certain conditions, including the following: (i) consummation of the Proposed Investment or a comparable transaction; (ii) modification of the Company's collective bargaining agreements in certain respects; (iii) consummation by the Company of a plan concerning arrangements with certain of its existing creditors acceptable to American; (iv) binding arrangements by the Company to implement yield management and financial reporting systems; and (v) certain adjustments to the Company's flight schedule that both parties agree would be profitable. Condition (ii) will be satisfied if the labor unions ratify the collective bargaining agreement modifications described below.

          The AMR Warrants will not be issued and all of the arrangements described in this "Description of Arrangements with American" section will terminate if the Proposed Investment is not consummated and the other conditions described above are not satisfied. In such event, the Company would be required to pay $10 million to American on February 7, 1996 or face possible termination of the Aircraft Lease Agreement. See "Background and Reasons for the Proposed Investment-American Deferral" above.

DESCRIPTION OF ARRANGEMENTS WITH PRINCIPAL LABOR UNIONS

          The Company successfully concluded negotiations with representatives of each of its four principal labor unions, IAM, ALPA, AFA and TWU, reaching tentative agreements as of December 8, 1995 regarding modification of each of the four collective bargaining agreements. The tentative agreements are subject to ratification by the full membership of each of the four unions and consummation of the Proposed Investment.

          If ratified, the new labor agreements would extend the amendable date of all four contracts from February 28, 1997 to February 28, 2000. Each of the four unions tentatively agreed to certain economic concessions, which include cancellation of certain scheduled pay increases, with new pay increases to be effective December 1, 1998 and January 1, 2000. These concessions would generate significant annual cost savings to the Company, currently estimated to be an average of at least $5 million per year over the next four years. In exchange for the wage concessions, the Company has agreed to negotiate a gain-sharing program, which would provide employees the opportunity to receive wage rate increases resulting from work rule and productivity modifications, which would produce cost savings to the Company. In addition, the Company has agreed to establish a profit bonus plan, which would provide all employees (other than senior management) with cash bonuses if the Company achieves certain pre-tax profit targets. The four contracts as modified would provide additional furlough protection to employees under certain specified circumstances. The Company and unions also have agreed to include certain additional low-cost or no-cost provisions that are specific to each of the respective union contracts.

          It is a condition to AIP's obligation to consummate the Proposed Investment and to American's obligation to consummate its arrangements with the Company that the Company obtain the above-described modifications to the four collective bargaining agreements.

          Pursuant to their collective bargaining agreements, AFA, IAM and ALPA each have the right to designate one of the nominees to stand from time to time for election as directors of the Company. The proposed modifications to the collective bargaining agreements call for this right to be reflected in the Bylaws. The modifications also call for AFA, IAM and ALPA to receive a share of Series F Special Preferred Stock, Series M Special Preferred Stock and Series P Special Preferred Stock, respectively. See "Amendments to Bylaws and Description of Special Preferred Stock" below.

AMENDMENTS TO BYLAWS AND DESCRIPTION OF SPECIAL PREFERRED STOCK

     BYLAW AMENDMENTS

          Pursuant to the Investment Agreement and the modifications to the collective bargaining agreements with the Company's principal labor unions, the Bylaws will be amended, effective as of the consummation of the Proposed Investment, to provide that, of the 11 members of the Board of Directors, one shall be designated by each of AFA, IAM and ALPA and six shall be designated by AIP. In addition, the Bylaws will provide that one individual is to be an outside director, defined as one who is not employed by the Company and is not affiliated with the Company's labor unions, AIP or American, and one director is to be a senior management official of the Company. The Bylaws will provide that AIP's right to designate six directors will continue so long as it owns 35% of the outstanding Common Stock on a fully diluted basis and will be reduced to five so long as it retains 25% of such

Common Stock, reduced to four so long as it retains 10% of such Common Stock, and reduced to three so long as it retains 5% of such Common Stock. Thereafter, AIP will not have the right to designate any individuals to the Board. To the extent Board members are not required to be representatives of AIP because of the reductions in its stock holdings, such Board members are to be outside directors.

          In order to insure the representation on the Board of Directors as set forth in the Bylaws, AIP will receive one share of Series A Special Preferred Stock and AFA, IAM and ALPA will each receive one share of Series F Special Preferred Stock, Series M Special Preferred Stock and Series P Special Preferred Stock, respectively. Such shares of Special Preferred Stock will permit the holder to remove and replace a director who does not meet the qualifications described above in the event that the Board of Directors or the shareholders do not comply with the Bylaw provisions relating to qualification of directors. The holder of the Special Preferred Stock may remove its representative on the Board and replace such representative with another director or may fill a vacancy otherwise created in such representative's seat on the Board.

          Notwithstanding the right of the holders of Special Preferred Stock to remove directors designated by such holders, the shareholders of the Company retain the right to remove any director with or without cause upon the requisite vote. However, a vacancy created by the shareholders' removal of a director designated by the holder of a series of Special Preferred Stock may only be filled by a director designated by the holder of such series of Special Preferred Stock.

          AIP has agreed with each of the labor unions that so long as the right to have a representative on the Board is in its respective collective bargaining agreement, AIP will vote its shares in favor of such union's nominee for the Board of Directors.

     TERMS OF SPECIAL PREFERRED STOCK

          In addition to the rights of the Special Preferred Stock described above, the terms of the Special Preferred Stock will be as follows:

     RANKING AND LIQUIDATION PREFERENCE. With respect to rights on liquidation, dissolution and winding up, the Series A, Series F, Series M and Series P Special Preferred Stock will rank senior to the Common Stock and pari passu with each other. In the event of the liquidation, dissolution or winding up of the Company, the holder of each share of Special Preferred Stock will be entitled to receive $.01 per share, and no more, before any payments are made to holders of any stock ranking junior to the Special Preferred Stock.

     DIVIDENDS. No dividends will be declared or paid in respect of the Special Preferred Stock.

     VOTING RIGHTS. The Special Preferred Stock will not be entitled to vote, except that the holders of Special Preferred Stock will have the right to vote to fill certain vacancies on the Board of Directors and to vote to remove certain directors as provided in the amended Bylaws as described above. In addition, the Special Preferred Stock will have such voting rights as are provided by Hawaii law.

     CONVERSION INTO COMMON STOCK. Each share of Special Preferred Stock will automatically convert into one share of Class A Common Stock upon the transfer of such share from the person to whom originally issued to any person that is not an affiliate of such person.

AMENDMENTS TO OTHER AGREEMENTS

          Certain agreements to which the Company is a party contain provisions that would be triggered if the Proposed Investment were to be consummated. It is a condition to AIP's obligations under the Investment Agreement that these provisions be modified so that they will not be so triggered.

     SHAREHOLDER RIGHTS PLAN

          Under the Rights Agreement dated as of December 23, 1994 between the Company and Chemical Trust Company of California, as Rights Agent, as amended (the "Rights Agreement"), which sets out the terms of the Company's shareholder rights plan, AIP's acquisition of the Shares would render AIP a "10% Shareholder," (as that term is defined in the Rights Agreement), thereby triggering the distribution of preferred stock purchase rights to the Company's shareholders. Pursuant to the Rights Agreement, the Board has the power to determine whether any person, including AIP, is or is not a "10% Shareholder," whether or not such a determination is adverse to any holder of preferred stock purchase rights. The Board has determined that AIP's acquisition of the Shares shall not render AIP a "10% Shareholder" and has approved an amendment to the Rights Agreement to exclude AIP's acquisition of the Shares from triggering the distribution of the preferred stock purchase rights.

     STOCK OPTION AGREEMENTS

          The options granted under the Company's 1994 Stock Option Plan vest and are exercisable pursuant to the terms of the 1994 Stock Option Plan upon the earlier of February 2, 1996 or upon a change of control, as described in the 1994 Stock Option Plan. If the options vest through lapse of time, they may be exercised at any time prior to February 2, 2005; however, if the options vest due to a change of control, they may be exercised immediately prior to such change of control, after which any unexercised options lapse. The Proposed Investment would constitute a change of control for purposes of the 1994 Stock Option Plan, thereby accelerating both the vesting and expiration of the options. In connection with the Proposed Investment, the 1994 Stock Option Plan will be amended to provide that options will vest immediately prior to the consummation of the Proposed Investment and will thereafter be exercisable until 2005 notwithstanding the change of control.

     EXISTING WARRANTS

          The exercise price of, and number of shares issuable pursuant to, the Existing Warrants are adjustable in certain circumstances if the Company issues additional securities. These types of provisions are commonly known as "anti-dilution provisions" and are favorable to the Existing Warrant holders because the Existing Warrants will retain the value given for such Existing Warrants, even if the Company issues additional securities. There are specific exceptions to the anti-dilution provisions contained in the Existing Warrants. The Board of Directors has approved an amendment to the Existing Warrants to provide that the issuance of the AMR Warrants, the AMR Warrant Shares, the Rights and shares of Class A Common Stock upon exercise of the Rights would not entitle the Existing Warrant holders to the anti-dilution protection. However, the anti-dilution provisions would be triggered by the issuance of the Shares to AIP, thereby entitling the holders of the Existing Warrants to purchase an additional 721,442 shares of Class A Common Stock. It is a condition to the consummation of the Proposed Investment that the Existing Warrant holders agree to such amendments.

ALTERNATIVES TO THE PROPOSED INVESTMENT

          In the event that the Proposed Investment is not approved at the Special Meeting, or is not consummated for any other reason, the Company will attempt to negotiate a further deferral with American, including a permanent waiver of the existing defaults. There can be no assurance (and American has given no indication) that the Company will be successful in any such efforts. If the Proposed Investment is not consummated, the Company's inability to obtain a permanent waiver of the existing defaults would materially impair the Company's ability to continue its operations as currently conducted. If the Proposed Investment is not consummated, the Board of Directors would seek other investment or acquisition proposals. There can be no assurance, however, that another investment or acquisition proposal would be received. If the Company is unable to secure another investment or acquisition proposal, it may be necessary for the Company to seek protection from its creditors under federal bankruptcy laws. The Company is currently unaware of any person or entity, other than AIP, who is willing and able to make a substantial investment in the Company.

REGULATORY FILINGS AND APPROVALS

          The Company currently holds licenses from the Federal Communications Commission (the "FCC") to operate radios from its aircraft and ground facilities. FCC regulations provide that a licensee must obtain new licenses following a "change of control" of the licensee. Because the consummation of the Proposed Investment would constitute a change of control of the Company under these FCC regulations, the Company and AIP intend to file with the FCC an application seeking issuance of the required licenses.

          The Department of Transportation and the Federal Aviation Administration issue certificates of Public Convenience and Necessity and Air Carrier Operating Certificates, respectively, that must be maintained by the carrier in order to continue operations. Both agencies have continuing jurisdiction to amend, suspend, revoke or modify the Company's certificates after opportunity for notice and hearing. Neither agency has prior review authority to prohibit the Proposed Investment. The Company intends to file with the Department of Transportation and the Federal Aviation Administration applications seeking issuance of the required certificates after consummation of the Proposed Investment.

INFORMATION CONCERNING AIP

          AIP is an investment partnership formed to make the Proposed Investments. AIP is a Delaware limited partnership, the sole general partner of which is AIP General Partner, Inc., a Delaware corporation. Messrs. John W. Adams and Richard F. Conway, two of the director nominees designated by AIP, are the President and Vice President, respectively, of AIP General Partner.
Mr. Adams is also the sole shareholder of AIP General Partner.

          AIP has informed the Company that the $20 million to be used to purchase the Shares to be issued to AIP will come from capital contributions to AIP from its partners.

FINANCIAL INFORMATION CONCERNING THE COMPANY

          Reference is made to the financial statements and notes thereto appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended, and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1995. Reference is also made to "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended, and to "Part I-Financial Information, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995, respectively. Such portions of such Annual Report on Form 10-K, and such Quarterly Reports on Form 10-Q are incorporated herein by reference. See "Incorporation of Documents by Reference" and "Available Information."

DISSENTERS' RIGHTS AND PREEMPTIVE RIGHTS

          Shareholders have no dissenters' rights of appraisal or preemptive rights in connection with the issuance of the Shares to AIP or the Rights Offering.

DESCRIPTION OF INVESTMENT AGREEMENT

          THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE INVESTMENT AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND SHAREHOLDERS ARE ENCOURAGED TO READ THE INVESTMENT AGREEMENT IN ITS ENTIRETY.

          The Board of Directors reserves the right to amend or waive the provisions of the Investment Agreement and the other documents relating thereto in all respects before or after the approval of the Proposed Investment by the shareholders. In addition, the Board of Directors reserves the right to terminate the Investment Agreement in accordance with its terms notwithstanding shareholder approval.

     ISSUANCE AND SALE OF THE SHARES

          At the closing of the Proposed Investment (the "Closing"), the Company will issue and sell, and AIP or certain of its affiliates will purchase, 18,181,818 shares of the Company's Class A Common Stock and one share of Series A Special Preferred Stock for a purchase price of $20 million in cash.

          For a description of the Series A Special Preferred Stock, see "Amendments to Bylaws and Description of Special Preferred Stock" above.

     CERTAIN COVENANTS

          The Investment Agreement contains certain covenants including the following:

          ACCESS. Upon reasonable notice, prior to the Closing, the Company shall afford AIP and its representatives reasonable access during normal business hours to its properties, books, contracts, records, personnel and advisors and the Company shall furnish promptly to AIP all information concerning its business, properties and personnel as AIP may reasonably request.

          PUBLICITY. Except as required by applicable law, regulation or stock exchange requirements, neither the Company nor AIP nor any of their respective affiliates shall, without the consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by the Investment Agreement. In no event will the Company or AIP make any public announcement or issue any press release without first consulting with the other party to the extent feasible, as to the content of such announcement or release.

          PRE-CLOSING ACTIVITIES. From and after the date of the Investment Agreement until the Closing, each of the Company and AIP shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by the Investment Agreement, and neither the Company nor AIP will take any action that would prohibit or impair its ability to consummate the transactions contemplated by the Investment Agreement.

          Additionally, pursuant to the Investment Agreement, the Company has agreed that, prior to the Closing, the Company will conduct its business in the ordinary course and, among other things, except as contemplated by the Investment Agreement, will not, without the consent of AIP, which shall not unreasonably be withheld: (i) adopt or propose (or agree to commit to) any change in the Articles of Incorporation or Bylaws; (ii) incur indebtedness or amend the terms of existing indebtedness; (iii) sell any assets other than in the ordinary course; (iv) acquire any assets of, or equity, partnership or other interests in, any person; (v) repay any indebtedness (except as required thereby) or redeem or repurchase any shares of capital stock of the Company;
(vi) enter into any transaction with an affiliate; (vii) increase or modify employment compensation or enter into or modify existing severance contracts;
(viii) take or fail to take any action which could result in the representations or warranties of the Company contained in the Investment Agreement being untrue as of the date of the Closing; (ix) agree to expend, commit or otherwise obligate itself to make capital expenditures, and (x) amend or agree to amend in any respect the Aircraft Equipment Leases (as defined in the Investment Agreement), the Aircraft Equipment Services Agreements (as defined in the Investment Agreement), the collective bargaining agreements with the unions or the agreements and instruments governing any material indebtedness of the Company.

     REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          The Investment Agreement contains various representations of the Company and AIP.

          The representations of the Company generally relate to the following: due organization and good standing; corporate power and authority; enforceability of the Agreement; capitalization; the absence of violations of the Articles of Incorporation, Bylaws or material agreements; compliance with law; consents and approvals; agreements; financial statements; public disclosure; amendment of the Rights Agreement; litigation; registration rights; subsidiaries; absence of certain changes; title to properties; aircraft leases and servicing agreements; taxes; employee matters; patents and trademarks; environmental matters; accuracy of information furnished; brokers; contingent liabilities; absence of material adverse change; permits and license; and exemption from registration.

          The representations of AIP generally relate to the following: due organization and good standing; partnership power and authority; enforceability of the Investment Agreement; compliance with law; consents and approvals; litigation; status and investment intent; and available funds.

          The Investment Agreement provides that the Company will indemnify, defend and hold harmless AIP, its partners and affiliates and their respective directors, officers, employees and agents and the successors and assigns of any of them, from all claims for the period for which such representation or warranty survives arising out of the breach of any representation or warranty of the Company contained in the Investment Agreement or the breach of any covenant or agreement by the Company contained in the Investment Agreement, or the other agreements contemplated by the Investment Agreement.

     NON-SOLICITATION PROVISION

          Prior to the Closing, neither the Company nor any of its officers, directors, employees, advisors, representatives or agents, directly or indirectly, shall take any action to solicit or initiate the submission of any Acquisition Proposal (as defined below), or, subject to the fiduciary duties of the directors of the Company under Hawaii law based upon a good faith determination by the Board of Directors after taking into account the advice of counsel and independent investment advisors (as to financial terms and availability of financing) with respect thereto, enter into any agreement with respect to or propose any Acquisition Proposal or participate in any way in discussions or negotiations with, or furnish any information to, any person (other than AIP or any of its partners or officers, directors, employees, representatives, investment bankers, attorneys, accountants, other agents or affiliates) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

          "Acquisition Proposal" means any proposal or offer to the Company or shareholders of the Company with respect to a merger, consolidation, tender offer (including a self tender offer), exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company, any purchase of, or option to purchase, any equity securities (or securities convertible into equity securities) of the Company or any purchase of, or option to purchase, any of the assets of the Company (other than (i) sales of any assets of the Company and/or sales of any voting securities or preferred stock or securities convertible into voting securities or preferred stock by the Company in one or a series of transactions (whether related or unrelated) for aggregate consideration (taking into account all such sales of assets and/or securities) of less than $10,000,000 and (ii) grants and exercises of options under the 1994 Stock Option Plan).

     CONDITIONS TO CLOSING

          AIP's obligation to effect the Closing is subject to various conditions to be fulfilled to the reasonable satisfaction of AIP on or prior to the Closing, including among others, the following:


          (a)  Execution of the registration rights agreement described below;

          (b) Amendment of the Rights Agreement to permit the Proposed Investment without causing adverse consequences to AIP as a result thereof;

          (c)  Receipt of all necessary governmental consents and approvals;

          (d) Approval of the Investment Agreement by the requisite vote of the Company's shareholders;

          (e) Election to the Board of Directors of the persons designated by AIP;
          (f) The absence of any injunction or other court order restraining or prohibiting the transactions contemplated by the Investment Agreement and the absence of any pending or threatened action, suit or proceeding by any governmental authority or any other person seeking such an injunction;

          (g) The Company's compliance in all material respects with its obligations under the Investment Agreement;

          (h) Absence of any event prior to Closing that has had or would be reasonably likely to have a material adverse effect on the Company;

          (i) The modifications to the collective bargaining agreements between the unions and the Company shall have been ratified and such agreements, and the agreements with American and the Company's lenders, each as contemplated by the Investment Agreement, shall be in full force and effect; and

          (j) The holders of the Existing Warrants shall have agreed to waive certain provisions of such Warrants as contemplated by the Investment Agreement.

     TERMINATION

          At any time prior to the Closing, the Investment Agreement may be terminated (a) by the mutual agreement of the parties, (b) by either the Company or AIP if (i) pursuant to the terms of the Investment Agreement the Company enters into a definitive agreement (or in the case of AIP, a letter of intent) with respect to an Acquisition Proposal, (ii) the shareholders fail to approve the Investment Proposal, or (iii) there is a judgment, injunction, order or decree enjoining the transactions contemplated by the Investment Agreement, (c) by AIP if (i) the Board of Directors withdraws, modifies, changes or does not give its approval or recommendation of the sale of the Shares to AIP, (ii) there has been a material breach of any representation, warranty, covenant or agreement by the Company, or (iii) the Closing does not occur on or before January 31, 1996, or (d) by the Company if there has been a material breach of any representation, warranty, covenant or agreement by AIP.

     FEES AND EXPENSES OF THE PROPOSED INVESTMENT

          If the Investment Agreement is terminated (other than a termination by the Company due to the breach of AIP ), the Company will pay to AIP a fee of $250,000 and the Company shall reimburse AIP for all of the Transaction Expenses (as defined below) up to a maximum of $400,000. "Transaction Expenses" means the expenses of AIP (whether or not incurred prior to the date of the Investment Agreement) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated by the Investment Agreement (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing fees incurred in connection with such transactions; PROVIDED, that Transaction Expenses shall not include any fees or expenses payable to investment bankers.

          In addition, in the event that prior to November 6, 1996 the Company consummates any transaction described in the definition of "Acquisition Proposal" or a series of such transactions, then the Company shall pay to AIP a termination fee, not to exceed $750,000 equal to (x) 5% of the aggregate consideration (which shall not include the proceeds of loans made to, or debt securities issued by, the Company in connection with such transaction unless such loans or debt securities are convertible into or exchangeable for equity securities or are issued together with equity securities or warrants or similar rights to acquire equity securities) received by the Company or its shareholders in any such transaction or series of transactions if such consideration is received on or prior to May 6, 1996 and (y) 2.5% of the aggregate consideration received by the Company or its shareholders after May 6, 1996 and on or prior to November 6, 1996. If such termination fee is applicable, AIP may elect to receive all or a portion of the termination fee in the form of Class A Common Stock valued at $1.10 per share (subject to certain antidilution adjustments) and the remainder, if any, in cash. If AIP receives any such shares it shall be entitled to participate in registrations of shares of Class A Common Stock by the Company.

     REGISTRATION RIGHTS AGREEMENT

          The issuance of the Shares to AIP is not being registered under the Securities Act pursuant to an exemption therefrom and therefore the Shares will be restricted securities for purposes of the Securities Act. As a condition to the consummation of the Proposed Investment, the Company will enter into a registration rights agreement with AIP (the "Registration Rights Agreement"), pursuant to which AIP, on up to two occasions, will have the right to require the Company to use its best efforts to register under the Securities Act all or any portion of the Shares, at the Company's expense and with appropriate Company indemnification agreements. In addition, if the Company or any other person, at any time within ten years after the Closing, seeks to register under the Securities Act for sale to the public any of the Company's securities, AIP will have the right to participate in such registered offering.

                          CHARTER AMENDMENTS PROPOSAL

AMENDMENT TO ARTICLE IV

          The Board of Directors has unanimously approved and recommends for shareholder approval a proposed amendment to Article IV of the Articles of Incorporation providing for an increase in the number of authorized shares of Class A Common Stock from 40,000,000 shares to 60,000,000 shares.

          The authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock, 3,050,000 shares of Class B Common Stock and 2,000,000 shares of Preferred Stock, $.01 par value. On December 18, 1995, 6,628,487 shares of the Class A Common Stock and 1,894,955 shares of the Class B Stock, were issued and outstanding, and the following shares of Class A Common Stock were reserved for issuance: 852,865 shares under the Plan of Reorganization; 1,894,955 upon the conversion of shares of Class B Common Stock; 989,011 shares pursuant to the Existing Warrants; and 600,000 shares in connection with the 1994 Stock Option Plan. After giving effect to the issuance of the Shares to AIP, the reservation of shares of Class A Common Stock for issuance pursuant to the AMR Warrants and the reservation of shares of Class A Common Stock for issuance pursuant to the anti-dilution provisions of the Existing Warrants (which anti-dilution provisions would be triggered by the issuance of the Shares), the Company would have approximately 8,225,000 authorized and unissued shares of Class A Common Stock that are not reserved for future issuance. Therefore, absent the amendment of Article IV, the Company would not have sufficient shares of Class A Common Stock available for issuance upon exercise of the Rights (currently estimated to be approximately 10,000,000). If the Proposed Charter Amendments are approved, the Company would have approximately 18,225,000 authorized and unissued shares of Class A Common Stock that it could issue from time to time in the future to raise working capital (assuming the Rights are fully exercised).

          The Class A Common Stock is traded on the AMEX and the Pacific Stock Exchange. The Board of Directors deems it advisable to amend the Articles of Incorporation in order to increase the number of authorized shares of Class A Common Stock. In addition to permitting the exercise of the Rights, the proposed amendment of Article IV would provide the Company with flexibility in the future by insuring that the Company would have an adequate number of authorized and unissued shares available for corporate purposes, such as future public and private equity offerings. The Board of Directors has adopted a resolution approving the amendment of the Articles of Incorporation to affect such an increase, subject to shareholder approval.

          The additional shares of Class A Common Stock may generally be used for any proper corporate purpose approved by the Board of Directors and upon such terms and for such consideration as they determine without further action by the shareholders, unless shareholder approval is required by applicable law or by the rules of the AMEX or Pacific Stock Exchange or such other exchange upon which the Company's stock is then listed. Except for shares of Class A Common Stock that have been reserved or are to be reserved in connection with the Existing Warrants, the 1994 Stock Option Plan, the Plan of Reorganization, the possible issuance of shares of Class A Common Stock pursuant to the Company's shareholder rights plan, the Proposed Investment, the AMR Warrants and the Rights Offering, the Company has no present agreements or commitments to issue any additional shares of Class A Common Stock except for shares issuable in payment of the termination fee called for by the Investment Agreement. See "Investment Proposal-Description of Investment Agreement-Fees and Expenses of the Proposed Investment."

          The issuance of additional shares of Class A Common Stock may have a dilutive effect on the equity and voting rights of the Company's shareholders.

          Paragraph (A) of Article IV of the Articles of Incorporation would be amended to read as follows:

               "A. The corporation is authorized to issue three classes of shares of capital stock, which shall be designated Class A Common Stock, Class B Common Stock and Preferred Stock, respectively. The total number of shares of capital stock which the corporation is authorized to issue is sixty-five million fifty thousand (65,050,000) shares."

          Paragraph (B)(i) of Article IV of the Articles of Incorporation would be amended to read as follows:

               "B. (i) The total number of shares of Common Stock which the corporation shall have authority to issue is sixty-three million fifty thousand (63,050,000) and all such shares shall have a par value of $.01. The corporation shall be authorized to issue three million fifty thousand (3,050,000) shares of Class B Common Stock and sixty million (60,000,000) shares of Class A Common Stock. Notwithstanding the foregoing, the corporation shall not be authorized to have more than sixty million (60,000,000) shares of Common Stock outstanding at any one time. Upon conversion of shares of Class B

          Common Stock into Class A Common Stock, the shares of
          Class B Common Stock acquired by the corporation shall be canceled and shall not be reissued."

DELETION OF ARTICLE XIII

          The Board of Directors has unanimously approved and recommends for shareholder approval the deletion of Article XIII of the Articles of Incorporation in its entirety.

          Article XIII restricts certain transfers of Common Stock in order to prevent the occurrence of an "ownership change" of the Company for purposes of
Section 382 of the Code. Article XIII contains certain exceptions to its restrictions on transfer, including an exception permitting specified large shareholders of the Company, determined immediately following its bankruptcy reorganization, to transfer their shares of Common Stock under certain circumstances (the "5% shareholder exception"). Article XIII also provides that, following an ownership change, such transfer restrictions cease to be effective.

          The Company made a special election in its 1994 federal income tax return to have its NOLs be subject to Section 382 of the Code following its bankruptcy reorganization (the "Section 382(l)(6) election"). The purpose of the Section 382(l)(6) election was to preserve the Company's ability to utilize a portion of its NOLs even if it underwent an ownership change within two years from the ownership change resulting from its bankruptcy reorganization.
(Absent that election the Section 382 Limitation following an ownership change within that two-year period would have been zero.) As a result of the Section 382(l)(6) election, the Company's NOLs attributable to the period prior to the ownership change resulting from its bankruptcy reorganization are subject to the Section 382 Limitation, while NOLs incurred following that time (the "post-change NOLs") generally are not currently subject to that limitation. Thus, the benefit of restricting future ownership changes would arise if the Company's Section 382 Limitation following any future ownership change would be less than its Section 382 Limitation following any ownership change resulting from or accelerated by the Proposed Investment, or if the Company were able to utilize the post-change NOLs (e.g., if its taxable income for a future year exceeds the Section 382 Limitation for that year). See "Investment Proposal-- Effect on Existing Shareholders--Certain Tax Considerations." The Company believes that current and anticipated transactions with respect to its equity, including those pertaining to the consummation of the Proposed Investment, issuance of the AMR Warrants, consummation of the Rights Offering, and possible transactions involving the 5% shareholder exception or outstanding options to acquire equity in the Company, will result in or significantly increase the likelihood of an ownership change of the Company notwithstanding the other provisions of Article XIII. Thus, the Company believes that the consequences of possible future reductions in its Section 382 Limitation and of limitations on the use of the post-change NOLs, while potentially significant, do not warrant the restrictions on transferability of its stock set forth in Article XIII.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED CHARTER AMENDMENTS.

          The affirmative vote of the holders of at least two-thirds of the shares of Class A Common Stock is required to approve the Proposed Charter Amendments.

          If the Proposed Charter Amendments are not approved at the Special Meeting, the Board of Directors would resubmit the Proposed Charter Amendments for shareholder approval following the consummation of the Proposed Investment and AIP has agreed pursuant to the Investment Agreement to vote in favor of the Proposed Charter Amendments. At the time of such resubmission, AIP would have sufficient voting power to approve the Proposed Charter Amendments regardless of the vote of other shareholders.

                             ELECTION OF DIRECTORS

          Eleven directors, five of whom are currently serving as directors of the Company and the other six of whom have been designated by AIP, are to be elected at the Special Meeting. The six directors designated by AIP will replace current directors who will resign upon consummation of the Proposed Investment. Each director elected at the Special Meeting shall hold office from the consummation of the Proposed Investment until his or her successor shall have been elected and shall qualify at the Company's 1997 Annual Meeting of Shareholders or until he or she shall resign or shall have been removed as provided in the Bylaws. AIP has advised the Company that it currently has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. Management has no reason to believe that any of the incumbent nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

          The 11 nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors.

          Shareholders do not have the right to cumulate their votes in the election of directors.

NOMINEES

          The Board of Directors has recommended and approved the nomination of the 11 candidates for director. The nominees for election as directors of the Company are as follows:



          NAME, YEAR FIRST
        ELECTED OR APPOINTED
         AS DIRECTOR OF THE                    PRINCIPAL OCCUPATIONS
               COMPANY                    DURING PAST FIVE YEARS AND OTHER
               AND AGE                             DIRECTORSHIPS
----------------------------------   -----------------------------------------
 John W. Adams                       President of Smith Management Company, a
 -----                               New York-based investment firm, 1984-
 52                                  present; Chairman of the Board of
                                     Directors of Regency Health Services,
                                     Inc., September 1994-present; Director of
                                     Servico, Inc., S.I. Handling Systems,
                                     Harvard Industries, Inc. and several
                                     privately held companies.

 Todd G. Cole                        Managing Director of SH&E, Inc., an
 1994                                international aviation consultant, 1992-
 74                                  present; Vice Chairman Eastern Airlines
                                     DIP, 1989-1991; Director of Arrow Air,
                                     Inc., Capital Markets Assurance
                                     Corporation, Delta Insurance Corporation,
                                     Dillon Read Structured Finance
                                     Corporation, Kaiser Ventures, Inc. and NAC
                                     Re Corporation.

 Richard F. Conway                   Vice President of Smith Management
 -----                               Company, 1994-present; Senior Vice
 41                                  President of Needham & Company, a New
                                     York-based investment banking firm,
                                     1992-1994; Vice President of Security
                                     Pacific Merchant Bank, 1990-1991; Vice
                                     President of Salomon Brothers, Inc.,
                                     1988-1990; Director of Inland Resources
                                     Inc.

 Robert G. Coo                       Independent financial consultant,
 -----                               February 1995-present; Vice President
 54                                  and Chief Financial Officer holding
                                     company, 1990-February 1995; Vice
                                     President Finance and Secretary of
                                     Renewable Resource Systems, Inc.,
                                     a diversified venture capital company,
                                     1987-Diego, California and Regency
                                     Health Services, Inc.

 Carol A. Fukunaga                   Attorney in private practice, 1986-
 1991                                present; Hawaii State Senator, 1992-
 47                                  present; Hawaii State House of
                                     Representatives, 1978-1992.

 William Boyce Lum                   Psychologist/psychoanalyst; of Counsel
 -----                               with Lum, Danzis, Positan, Drasco &
 57                                  Kleinberg, a law firm in Roseland, New
                                     Jersey; Director of Summit Bank
                                     Corporation.

 Richard K. Matros                   Chief Executive Officer and President of
 -----                               Regency Health Services, Inc., April 1994-
 [Age]                               present; Chief Executive Officer of Care
                                     Enterprises, Inc., January 1994-April 1994
                                     (at which time Care Enterprises was merged into Regency Health Services); President and Chief Operating Officer of Care
                                     Enterprises, 1991-January 1994; Executive
                                     Vice President of Operations of Care
                                     Enterprises, 1988-1991.

 Bruce R. Nobles                     Chairman of the Board, President and Chief
 1993                                Executive Officer, 1994-present; President
 48                                  and Chief Executive Officer, 1993-1994;
                                     President and Chief Executive Officer,
                                     L'Express, Inc., New Orleans, Louisiana,
                                     1991; President and Chief Operating
                                     Officer, Trump Shuttle, Inc., New York,
                                     New York, 1988-1990.

 Samson Poomaihealani                Assistant General Chairman of the Airline
 1990                                Machinists District 141 of IAM, 1987-
 54                                  present.

 Edward Z. Safady                    Vice President of Smith Management
 -----                               Company, Inc., _________ 1995-present;
 38                                  President, Chief Executive Officer and a
                                     Director of Liberty National Bank, Austin,
                                     Texas, _____-1995; Director of U.S.
                                     Medical Products, Inc.

 David B. Urrea                      Pilot for Hawaiian Airlines, 1971-present;
 1994                                Master Executive Council Chairman of ALPA
 51                                  at the Company, 1988-1994.



             Messrs. Adams, Conway, Coo, Lum, Matros and Safady have been designated by AIP. Ms. Fukunaga, Mr. Poomaihealani and Mr. Urrea have been designated by AFA, IAM and ALPA, respectively.


          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                  FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

          The executive officers of the Company are as follows:



             NAME                           PRINCIPAL OCCUPATIONS
           AND AGE              DURING PAST FIVE YEARS AND OTHER DIRECTORSHIPS
-----------------------------  -----------------------------------------

 Bruce R. Nobles               Chairman of the Board, President and Chief
 48                            Executive Officer, September 12, 1994-present;
                               President and Chief Executive Officer, 1993-
                               September 12, 1994. Refer to table above for principal occupations during past five years.

 Frank L. Forster              Senior Vice President and Chief Operating
 56                            Officer, 1994-present; Maintenance Advisor
                               (consultant), 1991-1994; Vice President-
                               Maintenance and Engineering, 1990-1991.

 C.J. David Davies             Senior Vice President-Finance and Chief
 58                            Financial Officer, 1993-Present; Senior Vice
                               President, Treasurer and Chief Financial
                               Officer, Pan American World Airways, Inc., New
                               York, New York, 1976-1992.

 Peter W. Jenkins              Senior Vice President-Marketing and Sales, 1994-
 54                            present; Director of Communications, ITT
                               Sheraton Corporation, Honolulu, Hawaii, 1987-
                               1994.

 Rae A. Capps                  Vice President-General Counsel and Corporate
 43                            Secretary, 1993-present; Law Firm of Goodsill
                               Anderson Quinn & Stifel, Honolulu, Hawaii, 1990-
                               1993.

 Clarence K. Lyman             Vice President-Finance, Treasurer and Assistant
 49                            Corporate Secretary, 1991-present; Vice
                               President-Treasurer and Assistant Corporate
                               Secretary, 1989-1991.

 Alexander D. Jamile           Vice President-Government and Community
 56                            Affairs, 1993-present; Vice President-
                               Administration/Governmental and Community
                               Affairs, 1992-1993; Director-Operations, Young
                               Bros., Ltd., Honolulu, Hawaii, 1987-1992.

 John P. Solomito              Vice President-Customer Services, 1992-present;
 57                            General Manager, Pan American World Airways,
                               Inc., Los Angeles, California, 1988-1992.

 James H. Davis, Jr.           Vice President-Flight Operations, 1995-present;
 57                            Partner and Vice President of Operations,
                               Hawaii Aviation Contract Services, Inc., 1990-
                               1994; DC-10 Chief Pilot, Japan Air Charter,
                               1990-1994; Wide Body Line Captain and Chief
                               Pilot of International Operations, Hawaiian
                               Airlines, Inc., 1968-1990.

 Glen L. Stewart               Vice President-Transpacific and Southpacific
 53                            Marketing, 1993-present; Senior Vice President-
                               Transpacific, 1991-1993; Senior Vice President-
                               North American Sales, 1991; Senior Vice
                               President-Finance and Chief Financial Officer,
                               1989-1991.

 Glenn G. Taniguchi            Vice President-Schedule Planning and
 52                            Reservations, 1995-Present; Staff Vice
                               President-Schedule Planning and Reservations,
                               1991-1995; Director-Schedule Planning and
                               Reservations, 1986-1991.



          All officers are appointed annually by the Board of Directors at the Board of Directors' first meeting after the annual meeting or special meeting of the stockholders at which the Board of Directors is elected.

          No executive officer or director of the Company bears any relationship by blood, marriage or adoption to any other executive officer or director.

          In September 1993, the Company, HAL, INC. and West Maui Airport, Inc. filed a voluntary petition of relief under Chapter 11. At the time or within two years before the time of the Chapter 11 filing, the present executive officers of the Company except Messrs. Forster, Jenkins, Taniguchi and Davis were executive officers of the Company, HAL, INC. and/or West Maui Airport, Inc. and Messrs. Anderson, Nobles and Poomaihealani and Ms. Fukunaga were directors of the Company, HAL, INC. and/or West Maui Airport, Inc.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE VOTED UPON

          Two of the nominees standing for election as directors at the Special meeting, Messrs. Adams and Conway, are executive officers of the general partner of AIP. In addition, Mr. Adams is the sole stockholder of the general partner.

          Certain of the directors and executive officers of the Company currently hold unvested options to purchase an aggregate of 592,500 shares of Class A Common Stock pursuant to the Company's 1994 Stock Option Plan. Under the present terms of the 1994 Stock Option Plan, the vesting of these options would be accelerated in connection with the consummation of the Proposed Investment and any options not exercised immediately prior to the Proposed Investment would lapse. The 1994 Stock Option Plan will be amended to provide that such options will continue in effect until 2005. See "Executive Compensation-Employee Stock Option Plan."

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

           Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the Company initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon the information supplied it by such persons, the Company is required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To the knowledge of the Company, based upon a review of the Section 16(a) reports furnished to the Company and the written representations of officers and directors, all these filing requirements were satisfied by the Company's directors and executive officers with respect to 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors held three meetings in 1994 and all directors attended at least 75% of the meetings of the Board and Committees of which they were members except for Mr. Urrea who attended two of the three meetings of the Board and was not on any committee.

          The Board of Directors has Audit, Compensation and Nominating Committees, among others. The Audit Committee is comprised of Messrs. Brodsky and Cole and Ms. Fukunaga. The Compensation Committee is comprised of
Messrs. Anderson, Kagawa and Cole. The Nominating Committee is comprised of Messrs. Nobles, Anderson, Cole, Kagawa and Olafsson.

          The Audit Committee met once during 1994. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company's accounting and internal control practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

          The Compensation Committee did not meet during 1994. The Compensation Committee focuses on executive compensation, the administration of the Company's stock option and stock purchase plans and making decisions on the granting of discretionary bonuses.

          The Nominating Committee did not meet during 1994 as it was established in 1995. The responsibilities of the Nominating Committee include recommending to the Board of Directors candidates for election to directorships at annual meetings of shareholders. It was undetermined in 1994 whether the Nominating Committee would consider nominees recommended by security-holders.

                            EXECUTIVE COMPENSATION

          The following Summary Compensation Table shows compensation paid by the Company for services rendered during the 1994, 1993 and 1992 calendar years for the person who was Chief Executive Officer at the end of the last fiscal year and the four other most highly compensated executive officers of the Company ("Named Executive Officers") whose salary and bonus exceeded $100,000 in the 1994 calendar year.

                          SUMMARY COMPENSATION TABLE

                                             Annual Compensation
                                ---------------------------------------
                                          Salary     Bonus   Other Annual
Name and Principle Position        Year     ($)       ($)    Compensation
----------------------------       ----     ---       ---    ------------
Bruce R. Nobles                    1994   199,166    53,106   40,643(1)
President and Chief                1993   100,454    50,000   39,590(1)
Executive Officer                  1992        --       --          --

C.J. David Davies                  1994   120,000    25,000         (2)
Senior Vice President-             1993    50,000        --         (2)
Finance and Chief                  1992        --        --          --
Financial Officer

Frank L. Forster                   1994   100,250    17,500         (2)
Senior Vice President and          1993        --        --          --
Chief Operating Officer            1992        --        --          --

Clarence K. Lyman                  1994    95,000    17,500          --
Vice President-Finance,            1993    79,479        --         (2)
Treasurer and Assistant            1992    75,125     1,500         (2)
Corporate Secretary

Rae A. Capps                       1994    90,000    17,500         (2)
Vice President-General             1993    24,545        --          --
Counsel and Corporate              1992        --        --          --
Secretary
______________


(1) Includes a housing allowance of $36,000 in the 1994 calendar year and $20,000 in 1993 and certain Company or HAL, INC. related club and business expenses.
(2) The Company provides various perquisites to its executives which are not disclosed pursuant to SEC regulations. The value of such perquisites is less than 10% of the executive's combined salary and bonus.


          No stock options or stock appreciation rights were granted or exercised in the 1994 calendar year.

RETIREMENT PLANS


          The Company has several retirement plans covering a substantial number of its employees. The Hawaiian Airlines, Inc. Pension Plan for Salaried Employees (the "Salaried Plan") covers those directors and officers who are employees of the Company hired prior to September 1, 1992. Effective
October 1, 1993, the Salaried Plan was frozen. The Salaried Plan continued after the Effective Date of the Plan of Reorganization, but credited service is not recognized after September 1993 and the 1994 calendar year compensation is not taken into account.

          Benefits paid under the Salaried Plan are primarily determined by the number of years the employee participated in the Salaried Plan through October 1, 1993 and the employee's average compensation for the five consecutive calendar years through 1993 that results in the highest average. For purposes of the Salaried Plan, compensation includes only base compensation; overtime, bonuses and other forms of compensation are not included.

          The following table shows the annual amounts payable in the form of a single life annuity commencing at age 65 under the current provisions of the Salaried Plan, without regard to any survivor options, based on assumed earnings for various years of participation, as indicated. The benefits shown in the table are not subject to a deduction for Social Security payments.


 Assumed Average
Annual Earnings for
  Highest Five
   Consecutive                                      Years of
  Calendar Years                                 Participation
                            15             20        25       30        35
  $25,000                 $6,000          $8,000   $10,000  $12,000   $14,000
   50,000                 $12,000        $16,000   $20,000  $24,000   $28,000
   75,000                 $18,000        $24,000   $30,000  $36,000   $42,000
  100,000                 $24,000        $32,000   $40,000  $48,000   $56,000
  125,000                 $30,000        $40,000   $50,000  $60,000   $70,000
150,000(1)                $36,000        $48,000   $60,000  $72,000   $84,000
______________


(1) Pursuant to Section 401 of the Internal Revenue Code, effective January 1, 1994, no more than $150,000 (as adjusted from time to time by the Internal Revenue Service) of compensation may be taken into consideration in calculating benefits payable under the Salaried Plan.


          The years of credited service as of October 1, 1993 and the 1994 calendar year compensation covered by the Salaried Plan for Messrs. Forster and Lyman are 2.58 years and $0 and 7.17 years and $0, respectively. Compensation earned in the 1994 calendar year is not taken into account when calculating final average earnings under the Salaried Plan because the Salaried Plan was frozen as of October 1, 1993. Messrs. Nobles and Davies and Ms. Capps are not eligible to participate under the Salaried Plan.

COMPENSATION OF DIRECTORS

          For the portion of 1994 prior to the Effective Date, the directors of the Company received no compensation for their service as directors. From and after the Effective Date, all outside directors of the Company are entitled to receive a retainer fee of $12,000 per year, an attendance fee of $1,250 for each meeting of the Board of Directors, and an attendance fee of $500 for each committee meeting (collectively, "Directors' Fees"). The Company provides travel from the mainland to Hawaii for Board of Directors meetings, as well as one night hotel and ground transportation as needed. For their service as directors of the Company from the Effective Date through December 31, 1994, the outside Directors earned a $4,000 retainer fee, except for Mr. Urrea who, pursuant to his wishes, is only accepting reimbursement for expenses incurred in attending meetings. Mr. Nobles does not receive Directors' Fees. In February 1995, the Board of Directors resolved to defer payment of their Directors' Fees until January 1996. Thus, Directors' Fees earned by the directors in 1994 have not been paid.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

          Employment contracts which existed prior to the Effective Date were terminated pursuant to the Chapter 11 proceedings. There are currently no employment contracts between the Company and any of its executive officers.

EMPLOYEE STOCK OPTION PLAN

          Pursuant to the terms of the Plan of Reorganization, 600,000 shares of the Company's Class A Common Stock have been reserved for issuance under a 1994 Stock Option Plan. The 1994 Stock Option Plan provides for issuance of options to officers and key employees of the Company, with the terms of such options and the recipients of such options to be determined by a committee. In February 1995, the Compensation Committee of the Board of Directors approved a form of nonqualified stock option agreement and granted options under such agreements covering substantially all of the 600,000 reserved shares. The Compensation Committee established the exercise price of the options granted as equal to 25% of the average of the closing prices of the Class A Common Stock as reported on the American Stock Exchange for the ten consecutive days of trading beginning on June 26, 1995. The initial distribution of the Company's Class A Common Stock occurred on June 19, 1995. Trading during the succeeding days was so volatile that the AMEX suspended trading on June 23, 1995. Trading was resumed on June 26, 1995. The application of the aforementioned formula resulted in an option exercise price of $1.62 per share. At the 1995 annual meeting of shareholders, the shareholders ratified the prior approval of the 1994 Stock Option Plan. The Company has since registered these 600,000 shares of Class A Common Stock with the SEC.

          The options vest and are exercisable pursuant to the terms of the 1994 Stock Option Plan upon the earlier of February 2, 1996 or upon a change of control, as described in the 1994 Stock Option Plan. If the options vest through lapse of time, they may be exercised at any time prior to February 2, 2005; however, if the options vest due to a change of control, they may be exercised immediately prior to such change of control, after which any unexercised options lapse. The Proposed Investment would constitute a change of control for purposes of the 1994 Stock Option Plan, thereby accelerating both the vesting and expiration of the options. In connection with the Proposed Investment, the 1994 Stock Option Plan will be amended to provide that options will vest immediately prior to the consummation of the

Proposed Investment and will thereafter be exercisable until 2005 notwithstanding the change of control.

          The following officers and key employees of the Company were granted the following number of options during 1995: Bruce R. Nobles, 300,000, Frank L. Forster, 60,000, C. J. David Davies, 65,000, Clarence K. Lyman, 50,000, Peter
W. Jenkins, 40,000, Rae A. Capps, 40,000, John P. Solomito, 7,500, Alexander D. Jamile, 7,500, Glen L. Stewart, 7,500, Glenn G. Taniguchi, 7,500, and Michael
P. Loo, 7,500. One officer to whom options were granted has resigned, and therefore, 7,500 shares of Class A Common Stock subject to options remain to be granted.

EMPLOYEE STOCK OWNERSHIP PLANS

          Effective September 1, 1990, HAL, INC. established Employee Stock Ownership Plans ("ESOPs") as part of the renegotiation of labor contracts for union represented employees and a parallel salary reduction arrangement for salaried employees. In exchange for work rule changes and 10.0% wage reductions, HAL, INC. agreed to contribute 20.0% of its common stock on a fully diluted basis to these tax-qualified ESOPs. The ESOPs include the Hawaiian Airlines, Inc. Employee Stock Plan ("Hawaiian ESOP"), which provides ESOP coverage for certain Hawaiian employees, including certain of the Named Executive Officers.

          Further commitments to contribute to the ESOPs resulted from subsequent agreements. On the Effective Date, all shares of HAL, INC. common stock, including shares already held by the Hawaiian ESOP and additional shares of HAL INC. that remained to be contributed pursuant to the agreements, were canceled.

          Due to certain compensation and benefit changes for salaried employees, arrangements were made for the allowance of employee concession claims to be satisfied by contributions of common stock of the Company to the Hawaiian ESOP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 1994 until the Effective Date, the Compensation Committee consisted of directors Samson Poomaihealani, Gary H. Schoenfeld and Donald M. Takaki. From the Effective Date until the present, the Compensation Committee has consisted of directors Martin Anderson, Clifton Kagawa and Todd G. Cole.

          During the 1994 calendar year, the Company paid the law firm Goodsill Anderson Quinn & Stifel, of which Mr. Martin Anderson, a member and chairman of the Compensation Committee, is a partner, legal fees in the amount of $268,840. As of December 31, 1994, $7,500 of fees were outstanding. Goodsill Anderson Quinn & Stifel received 28,606 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock.

          In conjunction with obtaining financing under the Plan of Reorganization, $2.0 million of letters of credit were provided by certain third parties as additional security for performance of the Company's obligations under the financing. One such letter of credit in the amount of $1.0 million is guaranteed by Mr. Anderson. In consideration for the guarantee, Mr. Anderson received a subordinate security interest in the assets securing the financing and received warrants to purchase 494,505 shares of the Company's Class A Common Stock. The warrants have a five-year term, expiring September 12, 1999, and are exercisable at a price equal to $2.73 per share, subject to adjustment pursuant to anti-dilution provisions.

          Mr. Anderson served as Vice President of the Company from 1976 to 1980, and Vice President-Legal and Assistant Secretary to the Company from 1980-1981.

          Mr. Clifton Kagawa, a member of the Compensation Committee, is the President and Chief Executive Officer of Hill and Knowlton Asia Pacific, and senior representative in Hawaii for WPP Group plc, the parent company of Hill and Knowlton, Inc., and advertising agency Ogilvy and Mather Worldwide. Hill and Knowlton, Inc. is a public relations company which provides services to the Company. During the 1994 calendar year, this public relations company billed the Company for services totaling $160,000 and collected net revenue of $129,000. Hill and Knowlton, Inc. received 1,431 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock. The Company also employs the services of Ogilvy & Mather Hawaii, which received 20,410 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock. During the 1994 calendar year, this advertising agency billed the Company for services totaling $1,913,000 and collected net revenue of $418,000.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee of the Board of Directors (the "Committee") was formed in October 1994 after the Company emerged from the Reorganization in September 1994. The Committee is charged with making salary recommendations to the full Board of Directors for Company executive officers at the Vice President level and higher along with recommendations for bonuses, deferred compensation, stock option plans and director compensation. The Committee grants awards under and administers the 1994 Stock Option Plan. The Committee has solicited information from compensation consultants in determining compensation.

          Pursuant to the Plan of Reorganization, the initial executive officers of the Company were the same as the officers of HAL, INC. at the time the Company emerged from the Reorganization. While the Company rejected all employment agreements with executive officers upon emerging from the Reorganization, the Board of Directors determined that, with the exception of the Chief Executive Officer, the compensation of officers in 1994 should continue at the same rate of compensation received by the officers at the time the Company emerged from the Reorganization. On December 1, 1994, the Board of Directors approved a salary increase for the Chief Executive Officer. Because the Company emerged from the Reorganization late in 1994, the Company's performance in 1994 was not a relevant factor in determining officer compensation for 1994.

                                                       COMPENSATION COMMITTEE
                                                       Martin Anderson
                                                       Todd G. Cole
                                                       Clifton Kagawa

          The above report of the Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

STOCK PERFORMANCE GRAPH

          The graph below compares cumulative total return of the Company, the S&P 500 Index and the Company's selected Peer Issuer Index from June 21, 1995, the first day of trading of the Class A Common Stock on the AMEX, to December 7, 1995. The Peer Issuers the Company selected consist of: Alaska Airgroup Inc., America West Airlines, Inc., Amtran, Inc., Atlantic Coast Airlines, Inc., Atlantic Southeast Airlines, Comair Holdings Inc., Great Lakes Aviation Ltd., Mesa Airlines, Inc., Reno Air Inc., Southwest Airlines Company and Valujet Airline, Inc. The S&P 500 Index and the Index for the month of June have been prorated to arrive at the beginning index used in this graph. The comparison assumes $100 was invested on June 21, 1995 in the Class A Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.

                                                       6/21/95
                                         BASE            TO
                                        PERIOD         12/7/95
         COMPANY & INDEX NAME           6/21/95        RETURN
    -------------------------------------------------------------
    HAWAIIAN AIRLINES, INC.               100            73.33
    S&P 500 INDEX                         100           114.15
    PEER GROUP                            100           111.00


          The stock performance depicted in the above graph is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

                                 MISCELLANEOUS

          In the event that sufficient votes in favor of the Proposed Investment are not received by January 25, 1996, the persons named in the enclosed Proxy card may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast on the matter at the meeting. The Proxy Holders will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Proposed Investment for which further solicitation of proxies is to be made. They will vote against any such adjournment those proxies required to be voted against such Proposed Investment. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          KPMG Peat Marwick LLP was the Company's certified public accountant during 1994. The appointment of auditors is approved annually by the Board of Directors which approval is based in part on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. A representative of KPMG Peat Marwick LLP will be present at the Special Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

          Shareholders are advised that any proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at its principal offices at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819 on or before December 15, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

          Except for the matters referred to in the accompanying Notice of Special Meeting, the Board of Directors does not intend to present any matter for action at the Special Meeting and knows of no matter to be presented at the Special Meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Special Meeting or any postponements or adjournments thereof, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the Proxy Holders.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

          The Company hereby incorporates by reference in this Proxy Statement
(i) the financial statements and notes thereto (including the independent auditors' report of KPMG Peat Marwick LLP) contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A, (ii) the financial statements and notes thereto contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, (iii) "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in such Annual Report on Form 10-K, as amended, and (iv) "Part I-Financial Information, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in such Quarterly Reports on Form 10-Q. THE COMPANY WILL PROVIDE, WITHOUT CHARGE, COPIES OF THE FOREGOING REPORTS UPON REQUEST. WRITTEN REQUESTS SHOULD BE MADE TO HAWAIIAN AIRLINES, INC., 3375 KOAPAKA STREET,
SUITE G-350, HONOLULU, HAWAII 96819, ATTENTION: SHAREHOLDER RELATIONS DEPARTMENT, AND ORAL REQUESTS SHOULD BE MADE TO (808) 835-3700, ATTENTION:
SHAREHOLDER RELATIONS DEPARTMENT.

          WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             RAE A. CAPPS
                                             Vice President, General Counsel
                                             and Corporate Secretary


Honolulu, Hawaii
December __, 1995

                                                                       ANNEX I
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                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                            HAWAIIAN AIRLINES, INC.

                                      AND

                      AIRLINE INVESTORS PARTNERSHIP, L.P.


                           -------------------------


                         Dated as of December 8, 1995




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                              TABLE OF CONTENTS
                                                                            Page
                                                                            ----
     1.   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     2.   CLOSING    . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
          2.1  Time and Place of the Closing . . . . . . . . . . . . . . .   15
          2.2  Transactions at the Closing . . . . . . . . . . . . . . . .   15

     3.   CONDITIONS TO THE CLOSING. . . . . . . . . . . . . . . . . . . .   16
          3.1  Conditions Precedent to the Obligations of the Purchaser. .   16
               3.1.1   Compliance by the Company . . . . . . . . . . . . .   16
               3.1.2   Shareholder Approval. . . . . . . . . . . . . . . .   17
               3.1.3   Amendment to Articles and Bylaws. . . . . . . . . .   17
               3.1.4   Board of Directors. . . . . . . . . . . . . . . . .   17
               3.1.5   Consents. . . . . . . . . . . . . . . . . . . . . .   17
               3.1.6   Hart-Scott-Rodino . . . . . . . . . . . . . . . . .   18
               3.1.7   Absence of Material Adverse Effect;
                       Existing Litigation . . . . . . . . . . . . . . . .   18
               3.1.8   Registration Rights Agreement . . . . . . . . . . .   19
               3.1.9   Restructuring Agreements, Stock Option
                       Amendment and Warrant Holder Amendment. . . . . . .   19
               3.1.10  Legal Opinions. . . . . . . . . . . . . . . . . . .   19
               3.1.11  Officer's Certificate . . . . . . . . . . . . . . .   20
               3.1.12  Corporate Secretary's Certificate . . . . . . . . .   20
               3.1.13  No Injunction . . . . . . . . . . . . . . . . . . .   20

     3.2  Conditions Precedent to Obligations of the Company . . . . . . .   21
          3.2.1   Compliance by the Purchaser. . . . . . . . . . . . . . .   21
          3.2.2   Shareholder Approval . . . . . . . . . . . . . . . . . .   21
          3.2.3   Consents . . . . . . . . . . . . . . . . . . . . . . . .   21
          3.2.4   Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . . .   22
          3.2.5   Legal Opinion. . . . . . . . . . . . . . . . . . . . . .   22
          3.2.6   General Partner's Certificate. . . . . . . . . . . . . .   22
          3.2.7   No Injunction. . . . . . . . . . . . . . . . . . . . . .   23

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . .   23
     4.1  Corporate Existence and Power. . . . . . . . . . . . . . . . . .   23
     4.2  Power and Authority. . . . . . . . . . . . . . . . . . . . . . .   24
     4.3  Affiliate Transactions . . . . . . . . . . . . . . . . . . . . .   25
     4.4  No Contravention, Conflict, Breach, Etc. . . . . . . . . . . . .   25
     4.5  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.6  Capitalization of the Company. . . . . . . . . . . . . . . . . .   27
     4.7  Rights Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     4.8  Registration Rights. . . . . . . . . . . . . . . . . . . . . . .   28
     4.9  No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .   29
     4.10 SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . .   29
     4.11 Financial Statements . . . . . . . . . . . . . . . . . . . . . .   30
     4.12 No Existing Violation, Default, Etc. . . . . . . . . . . . . . .   31
     4.13 Licenses and Permits . . . . . . . . . . . . . . . . . . . . . .   32
     4.14 Title to Properties. . . . . . . . . . . . . . . . . . . . . . .   33
     4.15 Leases         . . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.16 Intellectual Property. . . . . . . . . . . . . . . . . . . . . .   34

     4.17   Environmental Matters. . . . . . . . . . . . . . . . . . . . .   37
     4.18   Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     4.19   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     4.20   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .   42
     4.21   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .   43
     4.22   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     4.23   Contingent Liabilities . . . . . . . . . . . . . . . . . . . .   46
     4.24   No Material Adverse Change . . . . . . . . . . . . . . . . . .   47
     4.25   Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . . .   47
     4.26   Investment Company . . . . . . . . . . . . . . . . . . . . . .   48
     4.27   Exemption from Registration; Restrictions on Offer
            and Sale of Same or Similar Securities . . . . . . . . . . . .   48
     4.28   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . .   48

5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.. . . . . . . . . . .   49
     5.1    Partnership Existence and Power. . . . . . . . . . . . . . . .   49
     5.2    Power and Authority. . . . . . . . . . . . . . . . . . . . . .   49
     5.3    No Contravention, Conflict, Breach, Etc. . . . . . . . . . . .   50
     5.4    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     5.5    Acquisition for Own Account. . . . . . . . . . . . . . . . . .   51
     5.6    Ownership of Common Stock. . . . . . . . . . . . . . . . . . .   52
     5.7    Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . .   52
     5.8    Available Funds. . . . . . . . . . . . . . . . . . . . . . . .   52

6.   COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . .   52
     6.1    Shareholder Meeting; Proxy Material; Articles
            and Bylaws Amendments. . . . . . . . . . . . . . . . . . . . .   52
     6.2    Pre-Closing Activities . . . . . . . . . . . . . . . . . . . .   54

     6.3  Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . . . . . . .   57
     6.4  Access and Confidentiality . . . . . . . . . . . . . . . . . . .   57
     6.5  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     6.6  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . .   59
     6.7  Certificates for Shares To Bear Legends. . . . . . . . . . . . .   60
     6.8  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .   61
     6.9  Rights Offering. . . . . . . . . . . . . . . . . . . . . . . . .   61
     6.10 Purchaser Vote . . . . . . . . . . . . . . . . . . . . . . . . .   62

7.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.. . . . . . . .   62

8.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     8.1  Indemnification by the Company . . . . . . . . . . . . . . . . .   63
     8.2  Notification . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     8.3  Registration Rights Agreement. . . . . . . . . . . . . . . . . .   66

9.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     9.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     9.2  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . .   69
     9.3  Effect of Termination. . . . . . . . . . . . . . . . . . . . . .   73

10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
     10.1 Performance; Waiver. . . . . . . . . . . . . . . . . . . . . . .   74
     10.2 Successors and Assigns . . . . . . . . . . . . . . . . . . . . .   75
     10.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     10.4 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .   76
     10.5 Severability . . . . . . . . . . . . . . . . . . . . . . . . . .   77
     10.6 Headings; Interpretation . . . . . . . . . . . . . . . . . . . .   77
     10.7 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .   77

     10.8   No Third Party Rights. . . . . . . . . . . . . . . . . . . . .   78
     10.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   78

EXHIBITS

     A.   Form of Amendment to the By-Laws of the Company
     B-1. Form of Legal Opinion of Gibson, Dunn & Crutcher
     B-2. Form of Legal Opinion of Rae A. Capps, General Counsel of the Company
     C.   Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
     D. The terms and conditions set forth in that certain letter dated December 8, 1995
     E.   Letter relating to Lender participation
     F.   Term sheets with unions
     G.   Form of Registration Rights Agreement
     H.   Rights Plan Amendment
     I.   Stock Option Amendment
     J.   Confidentiality Agreement
     K.   Warrant Holder Waiver
     L.   Articles Amendment

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of December 8, 1995, between Hawaiian Airlines, Inc., a Hawaiian corporation (the "Company"), and Airline Investors Partnership, L.P., a Delaware limited partnership (the "Purchaser").

     WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase, an aggregate of 18,181,818 shares of Class A common stock, par value $.01 per share, of the Company (the "Class A Common Stock"), at a purchase price equal to $1.10 per Share (the "Purchase Price Per Share") (or $20,000,000 in the aggregate) and 1 share of special preferred stock, par value $1.10 per share, of the Company (the "Special Preferred Stock"), at a purchase price equal to the Purchase Price Per Share upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Company and the Purchaser agree as follows:

     1.   DEFINITIONS.

               The terms defined in this Section 1 shall have the following meanings for all purposes of this Agreement:

     "AA" means American Airlines Inc.

     "Acquisition Proposal" means any proposal or offer to the Company or shareholders of the Company with respect to a merger, consolidation, tender offer (including a self tender offer), exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company, any purchase of, or option to purchase, any equity securities (or securities convertible into equity securities) of the Company or any purchase of, or option to purchase, any of the assets of the Company (other than (i) sales of any assets of the Company and/or sales of any Voting Securities or preferred stock or securities convertible into Voting Securities or preferred stock by the Company in one or a series of transactions (whether related or unrelated) for aggregate consideration (taking into account all such sales of assets and/or securities) of less than $10,000,000 and
(ii) grants and exercises of options under the Stock Option Plan).

     "Act" means the Securities Act of 1933, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time. References to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such superseding Federal statute.

     An "Affiliate" of, or a person "affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling,"

"controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. No owner of a limited partnership interest of the Purchaser shall be deemed an affiliate of, or a Person "affiliated" with, the Purchaser solely by reason of such ownership.

     "Aircraft Equipment" has the meaning set forth in Section 4.15.

     "Aircraft Equipment Leases" has the meaning set forth in Section 4.15.

     "Aircraft Equipment Services Agreements" has the meaning set forth in
Section 4.15.

     "Annual Report" means the Company's Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein).

     "Articles" means the Amended Articles of Incorporation of the Company, as in effect on the date hereof.

     "Articles Amendment" means the proposed amendment to the Articles in the form of Exhibit L hereto.

     "Benefit Plans" has the meaning set forth in Section 4.21.

     "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

     "Bylaws" means the Amended Bylaws of the Company, as amended through the date hereof.

     "Bylaws Amendment" means the proposed amendment to the Bylaws substantially in the form of Exhibit A hereto, with such changes thereto as shall be agreed upon by the parties, including changes required by the Restructuring Agreements with the Unions.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ., as amended.

     "Change of Control" means the acquisition by any Person or 13D Group (other than the Purchaser and its Affiliates or any transferee thereof) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Voting Securities representing 35% or more of the outstanding Voting Securities.

     "Class A Common Stock" has the meaning set forth in the first recital of this Agreement.

     "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company.

     "Closing" has the meaning set forth in Section 2.1.

     "Closing Date" has the meaning set forth in Section 2.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" is the collective reference to the Class A Common Stock and the Class B Common Stock.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Contaminant" means any toxic waste, pollutant, contaminants, hazardous substance, toxic substance, Hazardous Waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any hazardous constituent of any such substance or waste, or any other substance defined by, or regulated under, any Environmental Law.

     "Disclosure Letter" has the meaning set forth in Article 4.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "Disinterested Shareholder" means, with respect to any transaction or series of related transactions, a holder of Common Stock who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions, other than its pro rata interest as a shareholder of the Company.

     "Encumbrance" means any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or other encumbrance of any kind.

     "Environment" shall have the meaning set forth in CERCLA at 42 U.S.C.
Section 9601(8).

     "Environmental, Health and Safety Permit" means any authorization, permit, license or similar requirement, necessary for the lawful operation of the Company or its Subsidiaries under or pursuant to Environmental Laws and/or Worker Health and Safety Laws.

     "Environmental Laws" means all Laws and Orders, in effect as of the Closing Date, that relate to pollution or protection of the Environment, or the emission, discharge, release or threatened release of pollutants, contaminants, toxic or hazardous substances or wastes into the environment, including, without imitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 121 ET SEQ., the Asbestos Hazard Emergency Response Act, 15 U.S.C.
Section 2601 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ., and the analogous state acts.

     "ERISA" has the meaning set forth in Section 4.21.

     "Evaluation Material" means all information and documents, whether in written or oral form, which the Company furnishes or otherwise discloses to the Purchaser or any of the Representatives pursuant to Section 6.4 or which the Company has previously furnished to the Purchaser or any of the Representatives pursuant to the Letter Agreement dated November 6, 1995 between the Company and Airline Investors Partnership, together with all analyses, compilations, studies or other documents, records or data prepared by the Purchaser or any of the Representatives which contain or otherwise reflect or are generated from such information and documents; PROVIDED, that the term "Evaluation Material" does not include any information which (i) at the time of disclosure is or becomes generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Purchaser or any of the Representatives) or (ii) was available to the Purchaser on a non-confidential basis from a source other than the Company, that to the knowledge of the Purchaser is not and was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Purchaser on a non-confidential basis by a contractual, legal or fiduciary obligation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such superseding Federal statute.

     "Existing Indebtedness" means the indebtedness of the Company for money borrowed existing on the date hereof.

     "Governmental Authority" means the government of any nation or state, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Waste" shall have the meaning set forth in the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, at 42 U.S.C. Section 6903(5).

     "Intellectual Property" has the meaning set forth in Section 4.16(A).

     "Investment Proposal" has the meaning set forth in Section 6.1.

     "IP Licenses" has the meaning set forth in Section 4.16(B).

     "Knowledge of the Company" means the knowledge of the senior executives of the Company after due inquiry.

     "Law" means any law, treaty, rule or regulation of a Governmental Authority or legally binding judgment, order, writ, injunction or determination of an arbitrator or a court or other Governmental Authority.

     "Lenders" means CIT Group Credit Finance, Inc., GPA Group PLC and Kawasaki Enterprise Inc.

     "Liabilities" has the meaning set forth in Section 8.1.

     "Licenses" means any certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities.

     "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company.

     "1994 Audited Financial Statements" has the meaning set forth in
Section 4.11.

     "Non-Purchaser Director" means any person nominated for election to the Board of Directors or serving as a member of the Board of Directors who has been nominated in accordance with Section 3.02 of the Bylaws, or elected to fill a vacancy or newly created directorship in accordance with Section 3.12 of the Bylaws, as amended by the Bylaws Amendment.

     "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Proxy Statement" means the proxy statement of the Company on Schedule 14A to be filed with the SEC in connection with the Shareholder Meeting, as amended or supplemented (including all exhibits and schedules thereto and documents incorporated by reference therein).

     "Purchase Price Per Share" has the meaning set forth in the first recital of this Agreement.

     "Purchaser" has the meaning set forth in the preamble to this Agreement.

     "Purchaser General Partner" means AIP General Partner, Inc. (or any other Person that is the general partner of the Purchaser).

     "Purchaser Director" means any person designated for election to the Board of Directors or serving as a member of the Board of Directors who has been designated by the Purchaser in accordance with this Agreement or designated in accordance with Section 3.02 of the Bylaws, or elected to fill a vacancy or newly created directorship in accordance with Section 3.12 of the Bylaws, of the Bylaws, as amended by the Bylaws Amendment.

     "Quarterly Reports" means the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 each as filed with the SEC.

     "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Purchaser, substantially in the form of Exhibit G hereto, with such changes thereto as shall be agreed upon by the parties, including changes that may be required to conform such agreement to other registration rights agreements of the Company.

     "Release" shall have the meaning set forth in CERCLA at 42 U.S.C.
Section 9601(22).

     "Remedial Action" shall have, collectively, the meaning of Remedial Action set forth in CERCLA at 42 U.S.C. Section 9601(24) and the meaning of Removal Action set forth in CERCLA at 42 U.S.C. Section 9601(23).

     "Representatives" shall mean the partners of the Purchaser and the employees, counsel, accountants and other authorized representatives of the Purchaser or any of their respective Affiliates.

     "Restructuring Agreements" means the Agreements between the Company and each of AA, the Lenders and the Unions, each in form and substance reasonably satisfactory to the Purchaser consistent with the terms thereof set forth in Exhibits D, E, and F, respectively, and containing such waivers of the provisions of any existing agreements with such parties as shall be necessary in the reasonable judgment of the Purchaser to permit the consummation of the transactions contemplated hereby.

     "Rights" has the meaning set forth in Section 6.9.

     "Rights Offering" has the meaning set forth in Section 6.9.

     "Rights Plan" means that certain agreement, dated as of December 23, 1994, by and between the Company and Chemical

Trust Company of California, as amended by Amendment No. 1 thereto dated as of December 23, 1994.

     "Rights Plan Amendment" means the amendment of the Rights Plan substantially in the form of Exhibit H hereto.

     "scheduled Closing Date" has the meaning set forth in Section 2.1.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" means the Annual Report and all documents (including the Annual Report) filed by the Company with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) since January 1, 1994 and prior to the date hereof, but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

     "Shareholder Meeting" has the meaning set forth in Section 6.1.

     "Shares" means the collective reference to the 18,181,818 shares of Class A Common Stock and the 1 share of Special Preferred Stock to be purchased by the Purchaser pursuant to this Agreement.

     "Special Preferred Stock" has the meaning set forth in the first recital of this Agreement.

     "Stock Option Amendment" means the amendment to the Company's Stock Option Plan substantially in the form of Exhibit I hereto.

     "Stock Option Plan" means the Company's 1994 Stock Option Plan, as amended through the date hereof.

     "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, joint venture, association, limited liability company or partnership, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which 50% or more of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such Person.

     "Successor Transaction" means, with respect to any transaction contemplated by an Acquisition Proposal, an alternative transaction that is agreed to, or accepted by, the Company or that is proposed or publicly announced by any Person, in each case, prior to the termination of an agreement or negotiations relating to the transaction contemplated by the Acquisition Proposal or another alternative transaction to such transaction.

     "Tax" or "Taxes" has the meaning set forth in Section 4.18.

     "13D Group" means any partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act).

     "Transaction Expenses" means, with respect to the Purchaser and its Affiliates, the expenses of such Person or Persons (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the transactions contemplated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto) and any filing fees incurred in connection with such transactions; PROVIDED, that Transaction Expenses shall not include any fees or expenses payable to investment bankers.

     "Unaffiliated Director" means (i) a Non-Purchaser Director who is not an officer or employee of the Company or (ii) a Purchaser Director who is not an officer or employee of the Company, who is not a partner of the Purchaser, who is not an Affiliate of the Purchaser or any of its partners, who is not a director, officer or employee of the Purchaser, any of its partners or any of its or their Affiliates, and who has no material business relationship with the Purchaser or any of its partners or its or their Affiliates.

     "Unions" means the collective reference to the International Association of Machinists and Aerospace Workers (AFL-CIO), the Air Line Pilots Association International, the Association of Flight Attendants, and the Transport Workers Union of America.

     "Voting Securities" means any securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities.

     "Warrant Holder Waiver" means the waiver by the holders of the Company's outstanding warrants of, among other things, the antidilution protections provided for in the warrants to the extent such provisions may be triggered by the Rights Offering or the issuance to AA of warrants as contemplated by the Restructuring Agreements with AA, such waiver to be in the form attached as Exhibit K hereto.

     "Worker Health and Safety Laws" means all Laws, orders, rules and regulations relating to employee health and safety, or health and safety in the workplace including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ. and any analogous state or local laws.

2.   CLOSING.

               2.1 TIME AND PLACE OF THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 A.M., New York time, on a date to be mutually agreed upon by the parties, which date shall be no later than the first business day after the satisfaction or waiver of all conditions set forth in Section 3 (such date, the "scheduled Closing Date"). The "Closing Date" shall be the date the Closing occurs.

               2.2 TRANSACTIONS AT THE CLOSING. At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, the Shares at the Purchase Price Per Share. At the Closing, the Company shall deliver to the Purchaser certificates representing the Shares, each registered in the name of the Purchaser or its nominees, against payment of the Purchase Price Per Share with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company.

3.   CONDITIONS TO THE CLOSING.

               3.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Purchaser at or prior to the Closing):

                   3.1.1 COMPLIANCE BY THE COMPANY. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time, which shall be true and correct only as of such time.

                   3.1.2 SHAREHOLDER APPROVAL. The sale of the Shares to the Purchaser pursuant to this Agreement shall have been duly approved by the holders of the Common Stock at the Shareholder Meeting.

                   3.1.3 AMENDMENT TO ARTICLES AND BYLAWS. The Board of Directors shall have duly approved the Articles Amendment and the Bylaws Amendment and the Bylaws Amendment shall be in full force and effect.

                   3.1.4  BOARD OF DIRECTORS.   The holders of the Common Stock
shall have duly elected a new Board of Directors at the Shareholder Meeting, which shall take office effective upon the Closing and shall consist of eleven members, (A) six of whom shall be designated by the Purchaser in writing to the Company prior to the mailing of the definitive Proxy Statement to the holders of the Common Stock and (B) five of whom shall be selected by the existing Board of Directors.

                   3.1.5 CONSENTS. All consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any
(A) Governmental Authority including, without limitation, the Department of Transportation, the Federal Aviation Administration and the

Federal Communications Commission, (B) stock exchange on which the securities of the Company are traded and (C) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Company or any of its Subsidiaries for the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement (except for such approvals and filings as may be required under the Act and State securities laws in connection with the performance by the Company of its obligations under the Registration Rights Agreement), shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

                   3.1.6 HART-SCOTT-RODINO. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

                   3.1.7 ABSENCE OF MATERIAL ADVERSE EFFECT; EXISTING LITIGATION. No event or events shall have occurred after September 30, 1995 that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. In the event that any action is taken in connection with the case of BROKERAGE MAUI, LIMITED V. HAWAIIAN AIRLINES, INC. on or after the date hereof and prior to the Closing Date, the Purchaser shall have reasonably determined that such litigation could not have a Material Adverse Effect.

                   3.1.8 REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered to the Purchaser a Registration Rights Agreement.

                   3.1.9 RESTRUCTURING AGREEMENTS, STOCK OPTION AMENDMENT AND WARRANT HOLDER AMENDMENT. The Restructuring Agreements in the form to be executed and delivered at the Closing shall have been delivered to the Purchaser on or prior to January 15, 1996. As of the Closing Date, the Restructuring Agreements shall have been executed and delivered by the Company and the other parties thereto and shall be in full force and effect and all conditions precedent contained therein shall have been complied with or waived. The Stock Option Amendment shall have been executed and delivered by the Company and the other parties thereto and shall be in full force and effect. The holders of the Company's outstanding warrants shall have executed and delivered the Warrant Holder Waiver and the Warrant Holder Waiver shall be in full force and effect as of the Closing Date.

                   3.1.10 LEGAL OPINIONS. The Company shall have furnished to the Purchaser on the Closing Date the opinions of (i) Gibson, Dunn & Crutcher, special counsel for the Company, dated the Closing Date, substantially in the form of Exhibit B-1 hereto and (ii) Rae A. Capps, Vice President,

General Counsel and Corporate Secretary of the Company, dated the Closing Date, substantially in the form of Exhibit B-2 hereto.

                   3.1.11 OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date and signed by the Chairman of the Board of Directors or the President of the Company, certifying that the conditions set forth in this Section 3.1 have been satisfied on and as of such date.
                   3.1.12 CORPORATE SECRETARY'S CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date and signed by the Corporate Secretary of the Company, certifying the truth and correctness of attached copies of the Articles (including amendments thereto), the Bylaws (including amendments thereto), and resolutions of the Board of Directors and the holders of the Common Stock approving the sale of the Shares to the Purchaser and the other transactions contemplated hereby.

                   3.1.13 NO INJUNCTION. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing and there shall be no pending or threatened action, suit or proceeding seeking such a judgment, injunction, order or decree; PROVIDED, that in the case of such a threatened action, suit or proceeding, the Purchaser shall have reasonably determined that it is likely that such action, suit or proceeding will be instituted.

               3.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Company at or prior to the Closing):

                   3.2.1 COMPLIANCE BY THE PURCHASER. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser at or prior to the Closing, shall have been complied with and performed by the Purchaser in all material respects and the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

                   3.2.2 SHAREHOLDER APPROVAL. The sale of the Shares to the Purchaser shall have been duly approved by the holders of the Common Stock at the Shareholder Meeting.

                   3.2.3 CONSENTS. All consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any
(A) Governmental Authority, including, without limitation, the Department of Transportation, the Federal Aviation Administration and the

Federal Communications Commission, and (B) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Purchaser for the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement (except for such approvals and filings as may be required under the Act and state securities laws in connection with the performance by the Company of its obligations under the Registration Rights Agreement), shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

                   3.2.4 HART-SCOTT-RODINO. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

                   3.2.5 LEGAL OPINION. The Purchaser shall have furnished to the Company on the Closing Date the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel for the Purchaser, dated the Closing Date, substantially in the form of Exhibit C hereto.

                   3.2.6 GENERAL PARTNER'S CERTIFICATE. The Company shall have received a certificate, dated the Closing Date and signed by the general partner of the Purchaser, certifying that the conditions set forth in this
Section 3.2 have been satisfied on and as of such date.

                   3.2.7 NO INJUNCTION. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing and there shall be no pending or threatened action, suit or proceeding seeking such judgment, injunction, order or decree; PROVIDED, that in the case of any such threatened action, suit or proceeding, the Company shall have reasonably determined that it is likely that such action, suit or proceeding will be instituted.

          4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                   The Company hereby represents and warrants to the Purchaser that, except as disclosed in the SEC Documents or in writing by the Company to the Purchaser in a letter specifically with respect to this
Article 4 (the "Disclosure Letter") delivered to the Purchaser on or prior to the date hereof:

               4.1  CORPORATE EXISTENCE AND POWER.

                   (A) The Company is a corporation duly organized under the territory of Hawaii and is validly existing and in good standing under the laws of the State of Hawaii. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect.

                   (B) True and complete copies of the Articles and the Bylaws as in effect on the date hereof have been provided by the Company to the Purchaser. The minute books of the Company contain in all material respects true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the shareholders of the Company.

               4.2 POWER AND AUTHORITY. The Company has the full corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and, subject to approval by the shareholders at the Shareholder Meeting, to perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (other than the actions described in Sections 3.1.2 and 3.1.4, the filing of the Articles Amendment with the Hawaiian Department of Commerce and Consumer Affairs and filings and other actions in connection with the performance by the Company of its obligations under the Registration Rights Agreement) is necessary to authorize the execution, delivery and performance by the Company of such agreements or the consummation by the Company of the transactions contemplated hereby. Subject to shareholder approval, the Board of Directors shall have duly adopted the Articles Amendment. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               4.3 AFFILIATE TRANSACTIONS. The Company has not entered into any material transaction or material series of transactions with any shareholder, director, officer, employee or Affiliate of the Company.

               4.4 NO CONTRAVENTION, CONFLICT, BREACH, ETC. The execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or cause the Company to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (A) the Articles, the Bylaws or other organizational document of the Company, (B) any material Law of any Governmental Authority having jurisdiction over the Company or any of its assets, properties or operations or (C) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, permit, license or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the assets, properties or operations of the Company is subject.

               4.5 CONSENTS. No consent, approval, authorization, order, registration, filing or qualification of or with any (A) Governmental Authority, (B) stock exchange on which the securities of the Company are traded or (C) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company for the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby, except the actions described in Sections 3.1.2 and 3.1.4 and such approvals and filings as may be required under the Act and state securities laws in connection with the performance by the Company of its obligations under the Registration Rights

Agreement and except consents which are not material to the business or operations of the Company.

               4.6 CAPITALIZATION OF THE COMPANY. As of the date hereof, the authorized capital stock of the Company consists of: (A) 43,050,000 shares of Common Stock of which 40,000,000 shares are Class A Common Stock and 3,050,000 shares are Class B Common Stock and of which 6,619,769 shares of Class A Common Stock and 1,894,955 shares of Class B Common Stock are outstanding and (B) 2,000,000 shares of Preferred Stock, of which 20,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share and of which none is outstanding. Except as contemplated by the Restructuring Agreements with the Unions, no other class of capital stock of the Company is, or at the Closing will be, authorized or issued. From the date hereof until the Closing, except for the issuance of the Shares and the exercise of any options or warrants described in the Disclosure Letter, the Company will not issue any shares of its capital stock. All outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. At the Closing, all of the Shares will be duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The shareholders of the Company have no preemptive or similar rights with respect to the Shares or other securities of the Company. There are no outstanding
(i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue such capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

               4.7 RIGHTS PLAN. The Rights Plan Amendment has been duly adopted by the Board of Directors of the Company and has been duly executed and delivered by the Company and the Rights Agent (as defined in the Rights Plan) prior to the execution and delivery of this Agreement. The amendments to the Rights Plan intended to be effected by the Rights Plan Amendment are permitted to be made by the Company pursuant to Section 27(a) of the Rights Plan without the consent of any holder of Rights (as defined in the Rights Plan). The Purchaser has not and will not become a 10% Shareholder (as defined in the Rights Plan, as amended by the Rights Plan Amendment) solely as a result of the execution and delivery of this Agreement or the acquisition by the Purchaser of the Shares and the transactions contemplated hereby do not constitute a triggering event under the Rights Plan.

               4.8 REGISTRATION RIGHTS. The Company has not previously entered into any agreement granting any registration rights to any Person, whether consistent or inconsistent with the rights to be granted to the Purchaser in the Registration Rights Agreement.

               4.9 NO SUBSIDIARIES. The Company has no Subsidiaries. The Company holds no equity, partnership, joint venture or other similar interest in any Person.

               4.10 SEC DOCUMENTS.

                   (A) The Company has delivered true and complete copies of all SEC Documents to the Purchaser.

                   (B) As of its filing date, each SEC Document filed, and each SEC Document that will be filed by the Company prior to the Closing Date, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Exchange Act (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                   (C) At the time the Proxy Statement is first mailed to the shareholders of the Company, and at the time such shareholders vote on approval of the transactions contemplated hereby, the Proxy Statement, as then amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) any statement or omissions included in the Proxy Statement based upon information furnished in writing to the Company by the Purchaser specifically for use therein or (ii) any portion thereof which is not deemed to be filed under applicable SEC rules and regulations.

               4.11 FINANCIAL STATEMENTS. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles and except as noted in the SEC Documents, consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders' equity of the Company at the dates and for the periods presented. The Company previously delivered true and complete copies of the audited consolidated financial statements and related schedules and notes of the Company as of December 31, 1994 and December 31, 1993 and for each of the three years in the period ended December 31, 1994 (the "1994 Audited Financial Statements"). The 1994 Audited Financial Statements comply in all material respects with the requirements of the

Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders' equity of the Company at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents fairly present in all material respects the financial condition, results of operations and cash flows of the Company at the dates and for the periods to which they relate, subject to year-end adjustments (consisting only of normal recurring accruals), and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

               4.12 NO EXISTING VIOLATION, DEFAULT, ETC.  The Company is not
(A) in violation of any provision of the Articles, Bylaws or other organizational documents or (B) in violation of any applicable Law, stock exchange rule or regulation, which violation has had or would reasonably be expected to have a Material Adverse Effect. No breach, event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, which breach, event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, without giving effect to any waiver previously granted, (i) no event of default, (ii) no event that, but for the giving of notice or the lapse of time or both, would constitute an event of default and (iii) no event that would require the Company to prepay, redeem, repurchase or offer to repurchase any of its indebtedness exists under the Existing Indebtedness.

               4.13 LICENSES AND PERMITS. The Company has such Licenses as are necessary to own, lease or operate its properties and to conduct its businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such Licenses that the failure to have or to be in full force and effect individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has not received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke or limit any such License the effect of which would reasonably be expected to have a Material Adverse Effect. The Company is in compliance with its obligations under such Licenses, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

               4.14 TITLE TO PROPERTIES. The Company has sufficient title to all material properties (real and personal) owned by the Company that are necessary for the conduct of the business of the Company as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business, and all properties held under lease by the Company are held under valid, subsisting and enforceable leases except for such leases the loss of which would not reasonably be expected to have a Material Adverse Effect.

               4.15 LEASES. Supplementing Sections 4.14 and 4.22, the Disclosure Letter includes a true, complete and correct list of (a) all lease agreements covering all aircraft and aircraft engines (the "Aircraft Equipment"), used or held by the Company in connection with the operation of its business (the "Aircraft Equipment Leases") and (b) all material service agreements pursuant to which any Person provides any services in connection with the maintenance of the Aircraft Equipment (the "Aircraft Equipment Services Agreements"). True and complete copies of all such Aircraft Equipment Leases and Aircraft Equipment Services Agreements have been delivered by the Company to the Purchaser. All such Aircraft Equipment Leases and Aircraft Equipment Services Agreements are in full force and effect and the Company is not in breach of or in default under any such agreement and, to the Knowledge of the Company, no other party to any such agreement is in material breach of or in material default under any such agreement.

               4.16 INTELLECTUAL PROPERTY.

                   (A) The Company owns or is licensed to use all (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor and (ii) trade secrets, know-how, computer software programs and proprietary information, in each case, that have been utilized since September 30, 1995 in the conduct of the business of the Company as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business ("Intellectual Property").

                   (B) The Disclosure Letter lists (i) all Intellectual Property described in Section 4.16(A)(i) owned by the Company, specifying as to each item, as applicable: (a) the category of Intellectual Property, (b) the owner of the item; (c) the jurisdictions in which the item is recognized or registered, or in which any application for registration has been filed, including the registration or application number; (d) the issue date and expiration date of the item, and (e) with respect to any trademarks or service marks, the type of goods or services on which such mark is or is intended to be used; and (ii) all material licenses, sublicenses and other agreements ("IP Licenses") under which the Company is either a licensor or licensee of any Intellectual Property. True and complete copies of all material documents evidencing Intellectual Property as in effect on the date hereof have been delivered by the Company to the Purchaser.

                   (C) The Company is not in breach of or default under, and to the Knowledge of the Company, no other party is in material breach of or material default under, any IP License. Each IP License is now, and immediately following the consummation of the transactions herein contemplated will be, valid and in full force and effect.

                   (D) No litigation is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability or ownership of, or right to use or license, any Intellectual Property, nor does the Company have Knowledge of any valid grounds for any such claim.

                   (E) No item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree or agreement restricting the use thereof by the Company except for agreements made in the ordinary course of business of the Company. The Company has not agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company except in the ordinary course of business.

                   (F) To the Knowledge of the Company, the Company has not infringed upon or otherwise violated the intellectual property rights of third parties which would reasonably be expected to have a Material Adverse Effect. The Company has not received any written complaint or notice alleging any such infringement or other violation.

                   (G) To the Company's Knowledge, no third party is infringing upon or otherwise violating the Intellectual Property rights of the Company, which infringement or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                   (H) All material patents and registered trademarks and copyrights held by the Company are valid and subsisting. The Company has taken all necessary action to maintain and protect the Intellectual Property that it owns or uses other than such actions taken in the ordinary course of business of the Company that would not reasonably be expected to have a material adverse effect on any of the Intellectual Property.

                   (I) To the Knowledge of the Company, all material trade secrets of the Company are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which the Company operates.

               4.17 ENVIRONMENTAL MATTERS.  To the Knowledge of the Company:

                   (A) The Company and its operations and properties are and have been in compliance with all applicable Environmental Laws except for such failures which, individually and in the aggregate, have not had, and would not reasonably be expected to result in a Loss to the Company in excess of $50,000.

                   (B) The Company has obtained all Environmental, Health and Safety Permits necessary for its operation, and all such permits are in effect, no appeal is pending therefrom, nor is any action to revoke the same pending, and the Company is in material compliance with all terms and conditions of such permits;

                   (C) With respect to facilities currently or formerly owned or operated by the Company, the Company (and any of its former Subsidiaries or Affiliates) is not subject to any outstanding written notice, demand, suit, investigation, or order from or agreement with any Governmental Authority or other Person in respect to which the Company (a) may be required to take any Remedial Action which is likely, either indirectly or in the aggregate with other Remedial Actions, to result in Losses to the Company in excess of $50,000 or (b) may incur any Loss arising from the Release or threatened Release of a Contaminant into the environment that could result in Losses to the Company in excess of $50,000.

                   (D) The Company has not filed any notice required under any Environmental Law indicating past or present treatment, storage for in excess of 90 days or disposal of a Hazardous Waste on any property currently or formerly owned or operated by the Company.

                   (E) The Company has not filed any written notice under any applicable Environmental Law reporting a Release of a Contaminant into the environment arising out of the current or former operations of the Company.

                   (F) There is not now at, on or in the real property or any portion thereof or any other property of the Company:

               (1) any treatment, recycling, storage in excess of 90 days or disposal of any Hazardous Waste requiring a permit under the Resource Conservation and Recovery Act;

               (2) any underground storage tank, dump, surface impoundment, or uncontained waste disposal area, and

               (3) any visible sign of any material Releases of a Contaminant, at, upon, under, or within the properties currently or formerly owned or operated by the Company.

               4.18 TAXES.  (a)    The Company has timely filed or caused to be
filed, or will timely file, or has properly filed extensions for, all material Tax returns that are required to be filed on or before the Closing Date and all such returns are true, correct and complete. The Company has timely paid or caused to be paid or will timely pay on or before the Closing Date all material Taxes as shown on said returns and on all material assessments received by it to the extent that such Taxes have become due, except Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been established. The Company has timely paid or caused to be paid, or will timely pay, or have established reserves that the Company reasonably believes to be adequate in all material respects for, all Tax liabilities applicable to the Company for all fiscal years or portions thereof ending on or before the Closing Date that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States Federal income tax returns of the Company have been examined and closed through the fiscal year ended December 28, 1991. For purposes of this Section 4.18, "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses incurred in connection with contesting any proposed adjustments related to any of the foregoing.

                   (b) The Company has, on or prior to September 15, 1995, properly elected pursuant to Section 382(1)(6) of the Code, to be subject to the annual limitation rules with respect to net operating loss carryforwards set forth in such Section.

                   (c) The Company is not a party to any extension or waiver that is currently in effect of the statute of limitations in respect of the assessment or collection of any material Tax due or in respect of any adjustment to any material Tax return.

                   (d) The Company has not filed a consent under Section 341(f) of the Code.

                   (e) The Company is not a party to any Tax allocation or Tax sharing agreement or has any liability for the Taxes of any person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

                   (f) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and have timely collected or withheld and paid over (and up to the Closing Date will have timely collected or withheld and paid over) to the proper Governmental Authority all amounts required to be so collected or withheld and paid over for all periods or portions thereof though the Closing Date under all applicable laws.

               4.19 LITIGATION. There are no pending actions, suits, proceedings, arbitrations or investigations against or affecting the Company or any of its properties, assets or operations, or with respect to which the Company is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents or that, if successful, could singly, or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, a Material

Adverse Effect and, to the Knowledge of the Company, no such actions, suits, proceedings or investigations are threatened.

               4.20 LABOR MATTERS. The Company currently does not have or at any time during the past two years has not had nor, to the Knowledge of the Company, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown or any other similar occurrence that has or may have a Material Adverse Effect. The Company has complied in all material respects with all applicable laws (including, without limitation, the Railway Labor Act, as amended), rules and regulations, as relates to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes, and the Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the employees of the Company (the "Employees") and the Company is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. There are no material controversies pending or to the Knowledge of the Company, threatened between the Company and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees. Except for the Unions, no union or other collective bargaining unit is certified or recognized by the Company as representing any of the Employees and, except as set forth in the Disclosure Letter, to the Knowledge of the

Company, there has not been any attempt by any union to organize or represent the Employees within the last two years. Except as set forth in the Disclosure Letter, no approval of any union or other collective bargaining unit is required in connection with the execution, delivery or performance of this Agreement, or any other agreement contemplated hereby.

               4.21 EMPLOYEE BENEFITS. (A) Except for the plans set forth in the Disclosure Letter (the "Benefit Plans"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")), under which the Company has or in the future could have directly, or indirectly through a Commonly Con trolled Entity (within the meaning of Code Sections 414(b), (c), (m) and (o)), any liability with respect to any current or former employee of the Company or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)).

                   (B) With respect to each Benefit Plan: to the extent applicable, the Company has delivered or made available to the Purchaser complete and accurate copies of (i) all plan texts and agreements (as amended or modified to date), (ii) all summary plan descriptions and similar material employee communications, (iii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto),

(iv) the most recent annual and periodic accounting of plan assets, (v) the most recent determination of qualification received from the Internal Revenue Service and (vi) the most recent actuarial valuation.

                   (C) With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) to the Knowledge of the Company, no event has occurred or is continuing under which the Company could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan with respect to which suits the Company could incur any material liability; (iv) all contributions and premiums due and owing to any Benefit Plan have been made or paid on a timely basis to the extent permitted by law, and no "accumulated funding deficiency", as defined in Code Section 412, has been incurred, whether or not waived; (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made have been properly recorded on the books of the Company or a Commonly Controlled Entity thereof in accordance with generally accepted accounting principles and (vi) if such Benefit Plan is intended to be qualified under Code Section 401(a), such Benefit Plan is the subject of a favorable determination of qualification from the Internal Revenue Service and a recognition of exemption from Federal income taxation under Code Section 501(a) has been received for each such Benefit Plan and no event has occurred since the date of such determinations, including effective changes in laws or regulations or modifications to the Benefit Plans, that would adversely affect such qualification or exemption.

                   (D) The Accumulated Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of post-retirement health and medical benefits for current and former employees of the Company, calculated as of December 31, 1994, on the basis of reasonable actuarial assumptions in accordance with generally accepted accounting principles, does not exceed $22,015,000.

                   (E) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible pursuant to the terms of Code
Section 280G.

                   (F) No employee or former employee of the Company will become entitled, pursuant to the collective bargaining agreements with the Unions or otherwise, to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

               4.22 CONTRACTS. All of the material contracts of the Company that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect in accordance with their terms. True and complete copies of all such material contracts have been delivered by the Company to the Purchaser. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect.

               4.23 CONTINGENT LIABILITIES. Except as fully reflected or reserved against in the 1994 Audited Financial Statements, or disclosed in the footnotes contained in such financial statements, the Company had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to the Company.

               4.24 NO MATERIAL ADVERSE CHANGE. Except as set forth in the Disclosure Letter, since September 30, 1995: (A) the Company has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect; (B) the Company has not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect;
(C) there has been no material change in the indebtedness of the Company; (D) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock; (E) the Company has not made (nor does it propose to make) (i) any material change in its accounting methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and (F) there has been no event causing a Material Adverse Effect, nor any development that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

               4.25 FINDER'S FEES. Except for Jefferies & Company, Inc., no broker, finder or other party is entitled to receive from the Company any brokerage or finder's fee for the transactions contemplated by this Agreement as a result of the actions of the Company or any of its Affiliates.

               4.26 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               4.27 EXEMPTION FROM REGISTRATION; RESTRICTIONS ON OFFER AND SALE OF SAME OR SIMILAR SECURITIES. Assuming the representations and warranties of the Purchaser set forth in Section 5.5 hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Shares, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any action involving a public offering within the meaning of
Section 4(2) of the Act, or (C) any action that would require the registration under the Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

               4.28 FULL DISCLOSURE. To the Knowledge of the Company, no statement by the Company contained in this

Agreement, the Disclosure Letter, the SEC Documents or any other documents listed in the Disclosure Letter, or any certificates, notices or consents delivered to the Purchaser in connection with the purchase and sale of the Shares at or prior to the Closing, taken as a whole, in light of the circumstances in which made, contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

               5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

               The Purchaser hereby represents and warrants to the Company that:

               5.1 PARTNERSHIP EXISTENCE AND POWER. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as proposed to be conducted.

               5.2 POWER AND AUTHORITY. The Purchaser has the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its obligations under this Agreement and the Registration Rights Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Purchaser and is a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

               5.3 NO CONTRAVENTION, CONFLICT, BREACH, ETC. The execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) the partnership agreement or other organizational documents of the Purchaser,
(B) any Law of any Governmental Authority having jurisdiction over the Purchaser or (iii) any agreement to which the Purchaser is a party.

               5.4 CONSENTS. No consent, approval, authorization, order, registration, filing, or qualification of or with any (A) Governmental Authority or (B) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Purchaser for the consummation of the transactions contemplated hereby except for compliance with any applicable requirements of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and

(ii) the United States Department of Transportation, the Federal Aviation Administration and the Federal Communications Commission.

               5.5 ACQUISITION FOR OWN ACCOUNT. The Shares to be acquired by the Purchaser pursuant to this Agreement are being acquired by it for its own account and with no intention of distributing or reselling the Shares in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Act, under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. The Purchaser
(A) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (B) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (C) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment. The Purchaser acknowledges receipt of the SEC Documents, the Disclosure Letter and all documents delivered in accordance therewith and that it has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Shares and to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the SEC Documents. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company.

               5.6 OWNERSHIP OF COMMON STOCK. Except as otherwise disclosed in writing to the Company prior to the execution of this Agreement, the Purchaser owns beneficially (within the meaning of Rule 13d-3 of the Exchange Act) no shares of Common Stock.

               5.7 HART-SCOTT-RODINO FILING. Neither the annual net sales nor the total assets of the Purchaser's "ultimate parent entity" as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as such terms are defined in the coverage rules promulgated under the HSR Act, exceed $10,000,000.

               5.8 AVAILABLE FUNDS. The Purchaser has capital that is sufficient to purchase the Shares pursuant to this Agreement.

          6.   COVENANTS OF THE PARTIES.

               6.1 SHAREHOLDER MEETING; PROXY MATERIAL; ARTICLES AND BYLAWS AMENDMENTS. The Company shall cause a meeting of its shareholders to be duly called and held as soon as practicable, subject to the Company's right to adjourn such meeting at any time or from time to time if in the Board of Directors' good faith judgment such action is desirable to effectuate the transactions contemplated hereunder, for the purpose of voting on (A) the approval of the purchase of the Shares by the Purchaser pursuant to the terms of this Agreement and the election of the Board of Directors following the Closing (collectively, the "Investment Proposal"),
(B) the increase of the number of shares of Class A Common Stock that the Company is authorized to issue to 60 million shares and (C) transacting such other business as may properly come before the meeting or any adjournment thereof (the "Shareholder Meeting"). The Board of Directors shall recommend approval and adoption of the Investment Proposal unless the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that not taking such actions is necessary for the Board of Directors to comply with its fiduciary duties under Hawaii law, in which case Sections 9.1(C) and 9.2 shall be applicable. In connection with the Shareholder Meeting, the Company:
(A) shall promptly prepare and file with the SEC in accordance with the Exchange Act the Proxy Statement, shall use all reasonable efforts to have the Proxy Statement and/or any amendment or supplement thereto cleared by the SEC and shall thereafter mail to its shareholders as promptly as practicable the Proxy Statement; (B) shall use all reasonable efforts to obtain the necessary approvals by its shareholders of the Investment Proposal (unless the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that not taking such actions is necessary for the Board of Directors to comply with its fiduciary duties under Hawaii law, in which case Sections 9.1 and 9.2 shall be applicable); and (C) shall otherwise comply with all legal requirements applicable to such meeting. The Company shall make available to the Purchaser prior to the filing thereof with the SEC copies of the preliminary Proxy Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by the Purchaser insofar as such changes relate to any matters relating to the Purchaser or the description of the transactions contemplated by this Agreement.

               6.2 PRE-CLOSING ACTIVITIES. From and after the date of this Agreement until the Closing, each of the Company and the Purchaser shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement, subject to the fiduciary duties of the Board of Directors under Hawaii law, in which case Sections 9.1 and 9.2 shall be applicable. From the date hereof until the Closing, the Company shall conduct its business in the ordinary course and shall use all reasonable efforts to preserve intact its business organization and relationships with third parties and, except as otherwise provided herein, to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated by this Agreement or as permitted by Section 6.6 or as disclosed in the Disclosure Letter, without the Purchaser's prior written consent which shall not be unreasonably withheld:

               (A) the Company shall not adopt or propose (or agree to commit to) any change in the Articles or its Bylaws, except for the Articles Amendment and the Bylaws Amendment;

               (B) the Company shall not (i) enter into any loan agreement or other agreement pursuant to which the Company incurs indebtedness for borrowed money or (ii) amend any such existing agreement;

               (C) the Company shall not sell any of the assets of the Company (or the securities of entities holding the same) in one transaction or a series of related transactions (other than in the ordinary course of business of the Company);

               (D) the Company shall not acquire any assets of any other Person or Persons or acquire any equity, partnership or other interests in any other Person or Persons;

               (E) except scheduled repayments of Existing Indebtedness required to be made or repayments required to be made under the Company's revolving credit facility, the Company shall not repay, redeem or repurchase any indebtedness of the Company or any shares of capital stock of the Company;

               (F) the Company shall not enter into any transaction with any director, executive officer or Affiliate of the Company other than in the ordinary course of its business;

               (G) the Company shall not (i) grant to any employee any increase in salary or other remuneration or any increase in severance or termination pay; (ii) grant or approve any general increase in salaries of all or a substantial portion of its employees; (iii) pay or award any bonus, incentive compensation, service award or other like benefit for or to the credit of any employee except in accordance with written agreements referred to in the Disclosure Letter; or (iv) enter into any employment contract or severance arrangement with any employee or adopt or amend in any material respect any employee benefit plans except as required by law;

               (H) the Company shall not take or agree to commit to take any action that would make any representation or warranty of the Company hereunder required to be true at and as of the Closing as a condition to the Purchaser's obligations to consummate the transactions contemplated hereby, inaccurate at the Closing;

               (I) the Company shall not agree to expend, commit or otherwise obligate itself to make any capital expenditures;

               (J) the Company shall not amend or agree to amend in any respect the Aircraft Equipment Leases, the Aircraft Equipment Services Agreement, the collective bargaining agreements with the Unions or the agreements and instruments governing any material indebtedness of the Company; and

               (K) the Company shall not agree or commit to do any of the foregoing.

               6.3 HART-SCOTT-RODINO. To the extent applicable, the Company and the Purchaser shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the HSR Act and shall use their reasonable best efforts to obtain the early termination of the waiting period thereunder.

               6.4  ACCESS AND CONFIDENTIALITY.

                   (A) Upon reasonable notice prior to the Closing, the Company shall afford the Purchaser and the Representatives reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by the Company to cooperate), and the Company shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or the Representatives may reasonably request, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, and provided, further, that no review pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company.

                   (B) The Purchaser covenants and agrees to abide by the terms of the Confidentiality Agreement attached as Exhibit J hereto.

               6.5 PUBLICITY. Except as required by law, regulation or stock exchange requirements, neither (A) the Company or any of its Affiliates nor
(B) the Purchaser or any of its Affiliates shall, without the consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either
(i) the Company or any of its Affiliates or (ii) the Purchaser or any of its Affiliates make any public announcement or issue any press release without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release, and in no event will the Company or any of its Affiliates or the Purchaser or any of its Affiliates make any public announcement or press release concerning the identity of the other party without the prior agreement of the other party.

               6.6 ACQUISITION PROPOSALS. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall not, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or Affiliates, to take) any action to: solicit or initiate the submission of any Acquisition Proposal, or, subject to the fiduciary duties of the directors of the Company under Hawaii law based upon a good faith determination by Board of Directors after taking into account the advice of counsel and independent investment advisors (as to financial terms and availability of financing) with respect thereto (in which case Sections 9.1 and
9.2 shall be applicable), enter into any agreement with respect to or propose any Acquisition Proposal or participate in any way in discussions or negotiations with, or furnish any information to, any Person (other than the Purchaser or any of its partners or officers, directors, employees, representatives, investment bankers, attorneys, accountants, other agents or Affiliates) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall give immediate telephonic notice to the Purchaser (promptly followed by written notice) of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall keep the Purchaser informed, on a current basis, of the status of any Acquisition Proposal and any negotiations or discussions relating to such a proposal.

               Except as required by law, the Company agrees that it shall not disclose to any Person any written information furnished to it by the Purchaser or any of its Representatives (including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison).

               6.7  CERTIFICATES FOR SHARES TO BEAR LEGENDS.

                   (A) So long as the Shares are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Shares shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER."

                   (B)   After the termination of the legend requirements of
Section 6.7(A), the Company shall, upon the written request of the holders of the Shares and receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated (including a written opinion of outside counsel), issue certificates for such Shares that do not bear all or part of the legend described in Section 6.7(A).

               6.8 USE OF PROCEEDS. The net proceeds of the sale of the Shares will be used by the Company as determined by the Board of Directors as constituted immediately following the Closing.

               6.9 RIGHTS OFFERING. The Purchaser agrees that as soon as practicable following the Closing Date it shall use its best efforts to cause the Company to make a rights offering to such persons and with such terms and conditions as the Board of Directors as at such time constituted shall determine, but including the following (the "Rights Offering"):

                   (a) Each shareholder and option holder shall be entitled to the right (a "Right") to acquire one share of Class A Common Stock for each share of Common Stock owned, or subject to an option owned, by such Person; and

                   (b) Each Right shall be exercisable for twenty (20) days at a discount equal to at least 30% of the Market Price for the Class A Common Stock measured over a period of time (as determined by the Board of Directors as at such time constituted) prior to the exercise date, subject to a minimum exercise price of $1.10 per share.

               6.10 PURCHASER VOTE. In the event that the vote required under the Articles and Hawaiian law to approve the Articles Amendment is not obtained, then the Purchaser hereby agrees that promptly following the Closing, it will deliver to the Corporate Secretary of the Company a written request that the Corporate Secretary call a special meeting of shareholders to approve the Articles Amendment, and the Purchaser further agrees that it will vote the Class A Common Stock acquired by it hereunder in favor of the Articles Amendment at such meeting of shareholders.

               7.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

               The representations and warranties and all covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder and continue in effect thereafter through, to and including December 8, 1997, at which time they shall terminate except with respect to claims asserted for any breach or inaccuracy prior to December 8, 1997; PROVIDED, that following the Closing Date, the Purchaser shall have a claim pursuant to a breach of the representation and warranty contained in Section 4.17 only if the facts and circumstances giving rise to such breach have had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          8.   INDEMNIFICATION.

               8.1 INDEMNIFICATION BY THE COMPANY. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser, its partners and their respective Affiliates and the respective officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling Persons of each of the foregoing (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any legal, administrative or other actions brought by any Person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; PROVIDED, that the Company shall not be liable under this Section 8.1 to an indemnified party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such indemnified party; and PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason other than the immediately preceding proviso, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party provided that each such indemnified party shall have undertaken to repay any such amounts in the event that it is finally judicially determined that the Company is not liable under this Section 8.1 for such Liabilities.

               8.2 NOTIFICATION. Each indemnified party under this Section 8 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under Section 8, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party unless the Company is materially prejudiced thereby. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company which, if the Company and such indemnified party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party; PROVIDED, HOWEVER, that in no event shall the Company be required to pay fees and expenses under this
Article 8 for more than one firm of attorneys representing the indemnified parties (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions. The Company shall not be liable for any settlement of such action or proceeding effected without its prior written consent, not to be unreasonably withheld. The

Company agrees that the Company will not, without the prior written consent of the Purchaser, not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other indemnified party from all Liabilities and the Purchaser and each other indemnified party are not obligated to take or forego taking any action, including the payment of money, thereunder. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, under federal and state securities laws, by separate agreement or otherwise.

               8.3 REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything to the contrary in this Section 8, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

          9.   TERMINATION.

               9.1 TERMINATION. Subject to Section 9.2, this Agreement may be terminated at any time prior to the Closing:

                   (A)   by the Company if, after complying with Section 6.6,
(i) the Company enters into a definitive agreement to effect a transaction contemplated by an

Acquisition Proposal, (ii) pursuant to action of the Board of Directors, the Board of Directors accepts, or recommends to the shareholders of the Company, an Acquisition Proposal, or (iii) a tender offer or exchange offer for Voting Securities of the Company is commenced, which would result in a Change of Control, and the Board of Directors recommends that the shareholders of the Company tender their Voting Securities in such tender or exchange offer;

                   (B) by the Purchaser if (i) the Company enters into a letter of intent or a definitive agreement to effect a transaction contemplated by an Acquisition Proposal, (ii) pursuant to action of the Board of Directors, the Board of Directors accepts, or recommends to the shareholders of the Company, an Acquisition Proposal, (iii) a tender offer or exchange offer for Voting Securities of the Company is commenced, which would result in a Change of Control, and the Board of Directors (a) recommends that the shareholders of the Company tender their Voting Securities in such tender or exchange offer or
(b) states that it is neutral with respect to such tender or exchange offer, or
(iv) a Change of Control occurs;

                   (C) by the Purchaser if the Board of Directors determines not to give, withdraws, modifies or changes its approval or recommendation of the sale of the Shares to the Purchaser or any of the other matters contemplated by Sections 3.1.2, 3.1.3 and 3.1.4;

                   (D) by the Purchaser or the Company if the Shareholder Meeting is held to consider the transactions contemplated hereby and the shareholders fail to approve the sale of the Shares to the Purchaser or any of the other matters contemplated by Sections 3.1.2 and 3.1.4;

                   (E) by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 30 days after written notice from the Purchaser; PROVIDED, HOWEVER, that no pending or threatened action, suit, proceeding or investigation questioning the validity of this Agreement or the Registration Rights Agreement or any action to be taken pursuant hereto or thereto or seeking to enjoin consummation of any of the transactions contemplated hereby or thereby, shall give the Purchaser any right to terminate this Agreement under this Section 9.1(E) except as set forth in paragraph (J) below;

                   (F) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, which breach is incurable or has not been cured by the Purchaser within 30 days after written notice from the Company;

                   (G) by the Purchaser if any one or more of the conditions to the obligation of the Purchaser to close has not been fulfilled as of the scheduled Closing Date;

                   (H) by the Company if any one or more of the conditions to the obligation of the Company to close has not been fulfilled as of the scheduled Closing Date;

                   (I) by the Purchaser, if the Closing shall not have occurred on or before January 31, 1996;

                   (J) by the Company or the Purchaser, if any judgment, injunction, order or decree enjoining the Company or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree becomes final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; and

                   (K) by mutual written consent of the Company and the Purchaser.

               9.2  FEES AND EXPENSES.

                   (A) If this Agreement is terminated pursuant to Section 9.1(A), (B), (C), (D), (E), (G), (I) or (J), then the Company shall promptly, but in no event later than one business day after the date of termination of this Agreement, pay the Purchaser a termination fee of $250,000 and reimburse the Purchaser for all of the Transaction Expenses of the Purchaser and its Affiliates (up to a maximum amount of $400,000); PROVIDED, that notwithstanding the foregoing, in connection with this Section 9.2(A) only, with respect to a termination of this Agreement pursuant to Section 9.1(I) or

(J), if the facts or circumstances giving rise to the right of a party to terminate this Agreement pursuant to either such Section were beyond the reasonable control of the Company, then the Company shall not be obligated to pay to the Purchaser the $250,000 termination fee provided for in this Section 9.2(A).

                   (B) In the event that prior to November 6, 1996 the Company consummates any transaction described in the definition of "Acquisition Proposal" or a series of such transactions or consummates a Successor Transaction, then the Company shall pay to the Purchaser a termination fee, not to exceed $750,000 equal to (x) 5% of the aggregate consideration (which shall not include the proceeds of loans made to, or debt securities issued by, the Company in connection with such transaction unless such loans or debt securities are convertible into or exchangeable for equity securities or are issued together with equity securities or warrants or similar rights to acquire equity securities) received by the Company or its shareholders in any such transaction or series of transactions if such consideration is received on or prior to May 6, 1996 and (y) 2-1/2% of the aggregate consideration received by the Company or its shareholders after May 6, 1996 and on or prior to November 6, 1996.

                   (C) If (B) is applicable, the Purchaser may elect to receive all or a portion of the termination fee in the form of Class A Common Stock valued at $1.10 per share (the "Valuation Price"). The following provisions shall be applicable to such election:

                         (i)  The Purchaser shall make its election within 30
days of the consummation of the transaction giving rise to the termination fee, by giving notice to the Company (the "Election Notice") of the Purchaser's election to receive all or a portion of the termination fee in the form of Class A Common Stock and the number of shares so elected ("Stock Election") or to receive the termination fee entirely in cash. In the absence of any election Notice, the Purchaser shall be deemed to have elected to receive the termination fee entirely in cash.

                         (ii) If the Stock Election is made, the Company shall
deliver to the Purchaser a certificate or certificates representing the number of shares referred to in the Stock Election, and the remainder of the termination fee in cash.

                         (iii)  Prior to the issuance of the shares pursuant to
the Stock Election, the Company shall have taken all necessary corporate action to authorize the issuance of the shares of Class A Common Stock issued pursuant to the Stock Election, all of which, upon such issuance and delivery will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights or options or other rights of any kind.

                         (iv) The Purchaser will acquire the shares issued
pursuant to the Stock Election for investment purposes only and not with a view to any public resale or distribution thereof in violation of, and will not sell any such shares except in compliance with, the Securities Act of 1933, as amended (the "1933 Act"). If the Company effects a registration of Class A Common Stock for its own account or for any other shareholder of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Purchaser to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included. Such registration shall be effected at the Company's expense, except for underwriting discounts and commissions, and fees and expenses of the Purchaser's counsel.

                         (v)  In the event of any change in the number of issued
and outstanding shares of Class A Common Stock by reason of any stock dividend, split-up, merger, recapitalization, reclassification, combination or other change in the capital stock of the Company, the number and kind of shares referred to in the Stock Election and the

Valuation Price shall be appropriately adjusted to restore to the Purchaser its rights to the termination fee.

                   (D) In the event that any party (the "plaintiff") brings a legal action against any other party (the "defendant") for the collection of any termination fees or Transaction Expenses under this Section 9.2 and thereafter the plaintiff collects any portion of such fees or Transactions Expenses from the defendant, the defendant shall also reimburse the plaintiff for all out-of-pocket costs, fees and expenses, including, without limitation, the fees and disbursements of counsel and the expenses of litigation, incurred by the plaintiff in connection with such legal action.

                   (E) All amounts payable in cash under this Section 9.2 shall be paid in immediately available funds to an account or accounts designated by the relevant party.

               9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (A) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, then such party shall be required to pay only the liquidated damages specified in Section 9.2 and (B) that the representation contained in
Section 4.25 (Finder's Fee) and the covenants and agreements contained in

Sections 6.4(B) (Confidentiality), 6.5 (Publicity), 8.1 (Indemnification), 8.2,
9.2 (Termination), 9.3 and 10 shall survive the termination hereof.

          10.  MISCELLANEOUS.

               10.1 PERFORMANCE; WAIVER. The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by (A) prior to the Closing, the Company and the Purchaser and (B) after the Closing, (i) with respect to this Section 10.1, the Company (with the approval of a majority of the Disinterested Directors who are not partners of the Purchaser, or the Purchaser General Partner or officers, directors or employees of any of the foregoing and including in such majority one Unaffiliated Director), and (ii) with respect to all other Sections of this Agreement, the Company (with the approval of a majority of the Disinterested Directors) and the Purchaser. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself unless the waiver specifically so states.

               10.2 SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that the rights and obligations of either party hereto may not be assigned (other than by the Purchaser to an Affiliate of the Purchaser ) without the prior written consent of the other party. Each such assignment shall be made by such assignee and assignor, as the case may be, and the Company executing an agreement pursuant to which the assignee shall expressly agree to become a party to this Agreement and to be bound by the terms of this Agreement.

               10.3 NOTICES. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

          If to the Company:

               Hawaiian Airlines, Inc.
               3376 Koapaka Street
               Honolulu, Hawaii  96819
               Telecopy:  (808) 835-3690
               Attention:  General Counsel

          with a copy to:

               Gibson Dunn & Crutcher
               333 South Grand Avenue
               Los Angeles, California  90071-3197
               Telecopy:   (212) 229-7520
               Attention:  Ronald S. Beard, Esq.

          If to the Purchaser:

               Airline Investors Partnership, L.P.
               885 Third Avenue
               34th Floor
               New York, New York  10022
               Telecopy:   (212) 751-9501
               Attention:  John Adams and Richard Conway

          with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064
               Telecopy:   (212) 757-3990
               Attention:  Judith R. Thoyer, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

               10.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

               10.5 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Company and the Purchaser directs that such court interpret and apply the remainder of this

Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

               10.6 HEADINGS; INTERPRETATION. The index and section headings herein are for convenience only and shall not affect the construction hereof. References to sections means sections of this Agreement unless the context otherwise requires. References to herein or hereof mean this Agreement.

               10.7 ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto) embodies the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda between the Company and the Purchaser, or between or among any agents, representatives, parents, Subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof (including, without limitation, the Letter Agreement dated November 6, 1995 between the Company and Airline Investors Partnership).

               10.8 NO THIRD PARTY RIGHTS. Except for the indemnified parties, directors and officers described in Article 8 and the rights of such Persons expressly created under Article 8, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any shareholder or debtholder of the Company or any limited partner of the Purchaser) other than the parties hereto.

               10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                   HAWAIIAN AIRLINES, INC.


                                   By: /s/ BRUCE R. NOBLES
                                      -----------------------------------------
                                       Name:  Bruce R. Nobles
                                       Title: President


                                   By: /s/ RAE A. CAPPS
                                      -----------------------------------------
                                       Name:  Rae A. Capps
                                       Title: Vice President and
                                              General Counsel


                                   AIRLINE INVESTORS PARTNERSHIP, L.P.


                                   By:  AIP GENERAL PARTNER, INC., its
                                        general partner


                                   By: /s/ JOHN W. ADAMS
                                      -----------------------------------------
                                       Name:  John W. Adams
                                       Title: President

                    [JEFFERIES & COMPANY, INC. - LETTERHEAD]

                                             December 7, 1995


                                                                       Annex II


Board of Directors
HAWAIIAN AIRLINES, INC.
3375 Koapaka Street
Suite G-350
Honolulu, Hawaii  96819

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the current holders of Class A Stock Common Stock and Class B Common Stock (collectively "Common Stock") of Hawaiian Airlines, Inc. ("Hawaiian" or the "Company") of the consideration to be paid by Airline Investors Partnership, L.P., a Delaware limited partnership ("AIP") to acquire 18,181,818 shares (the "Common Shares") of the Company's Class A Common Stock (the "Equity Infusion") and 1 share of the Company's newly created special voting preferred stock (the "Preferred Shares," and with the Common Shares, the "New Shares"). The terms of the Equity Infusion are set forth in the Stock Purchase Agreement to be entered into on December 8, 1995 by and among the Company and AIP (the "Agreement"). We understand that, pursuant to the Agreement, the aggregate consideration for the New Shares is $20,000,000 or $1.10 per share. The closing sale price of the Company's Class A Common Stock on the American Stock Exchange as of December 6, 1995, was $2.75. The New Shares represent approximately 60.9% of the fully diluted common equity of the Company as of September 30, 1995 (assuming exercise of all outstanding warrants and options and issuance of all shares to be issued under the Company's Third Amended Consolidated Plan of Reorganization, as amended). In addition, we understand that, pursuant to the Agreement, AIP and the Company will have additional rights and obligations with respect to the issuance of additional equity securities of the Company to AIP and existing shareholders and corporate governance matters, including, among other things, the size and composition of the Company's Board of Directors and the approvals required to engage in certain extraordinary transactions.

     Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures and the rendering of advice in financial restructurings and recapitalizations. In addition, Jefferies performs valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. As you are aware, Jefferies has received a fee for providing this opinion in connection with its engagement as exclusive financial advisor to the Company and will receive a fee in connection with the Equity Infusion. In addition to delivering its opinion, Jefferies has actively assisted the Company in obtaining and negotiating the terms of the Equity Infusion.

Board of Directors
HAWAIIAN AIRLINES, INC.
December 7, 1995
Page 2

     In the ordinary course of our business, we may actively trade securities of Hawaiian for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with our opinion, we have reviewed a draft copy of the Agreement (draft dated December 6, 1995) and related exhibits thereto and certain financial and other information that was publicly available or furnished to us by Hawaiian, including certain internal financial analyses, financial forecasts, reports and other information prepared by management of Hawaiian. We have also discussed with representatives of management of Hawaiian the business, properties and prospects of Hawaiian and undertaken other reviews, analyses and inquiries relating to Hawaiian.

     In our review and analysis and in rendering this opinion, we have relied upon, and have not independently verified, the accuracy, completeness and fair presentation of all financial and other information (including financial projections and estimates) that were provided to us by or on behalf of Hawaiian, or which were publicly available, and this opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. With regard to the historical financial information, we have relied upon the opinion, issued by Hawaiian's independent public accountants, in connection with the Company's audited financial statements. With respect to the above noted projected financial information, we have assumed with your permission and without independent verification, that such information has been reasonably prepared on bases reasonably reflecting management's best currently available estimates and good faith judgments as to the future performance of Hawaiian and that Hawaiian will perform in accordance with such projections for all periods specified therein. We have not made an independent evaluation or appraisal or conducted a physical inspection of any of the assets of Hawaiian, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market, and other conditions existing and which can be evaluated as of the date of this opinion; however, such conditions are subject to rapid and unpredictable change. We have assumed, with your permission, that all consents, authorizations and agreements of other parties necessary to consummate the Equity Infusion have been, or will be, obtained without material expense. Our opinion is addressed solely to the fairness, from a financial point of view, of the consideration to be paid by AIP in the Equity Infusion. In addition, we express no opinion as to the fairness or consequences of the common stock purchase rights offering contemplated by the Agreement.

     Without limiting the foregoing, we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others: (i) the terms and business and financial aspects of the Equity Infusion; (ii) the Company's need for capital and available alternatives for raising equity

Board of Directors
HAWAIIAN AIRLINES, INC.
December 7, 1995
Page 3

capital; (iii) the historical and current markets for the Company's common stock and for other securities of certain companies believed by Jefferies to be comparable to the Company; (iv) public equity issuances of other airline companies and the current environment for public equity issuances; (v) the use of proceeds and the financial impact of the Equity Infusion on the holders of the Company's common and preferred stock; (vi) certain of the Company's operating and financial information, including projections provided by management relating to the Company's business and prospects; (vii) publicly available financial data and stock market performance data of other public companies which Jefferies deemed generally comparable to the Company; (viii) the Agreement and related Exhibits and Schedules, all in substantially final form; and (ix) the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended on December 31, 1992 through 1994, and its Quarterly Report on Form 10-Q for the period ended September 30, 1995.

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by AIP in the Equity Infusion is fair, from a financial point of view, to current common stock holders of Hawaiian.

     It is understood that this letter is for the use of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent. Without limiting the foregoing, this letter does not constitute a recommendation to any stockholder of Hawaiian as to how such stockholder should vote with respect to the Equity Infusion. Jefferies reserves the right to approve all references to Jefferies and this opinion that may appear in any proxy materials that may be filed with the Securities and Exchange Commission in connection with the Equity Infusion.




                                   Sincerely,

                                   JEFFERIES & COMPANY, INC.

                                                                     Appendix A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 10-Q


              (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended September 30, 1995


           (   ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                For the transition period from       to

                        Commission file number 1-8836


                            HAWAIIAN AIRLINES, INC.
            (Exact Name of Registrant as Specified in Its Charter)


          HAWAII                                                 99-0042880
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)


    3375 Koapaka Street, Suite G-350
         Honolulu, Hawaii                                              96819
(Address of Principal Executive Offices)                             (Zip Code)

Registrant's Telephone Number, Including Area Code:  (808) 835-3700


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  (X)  Yes     (  )  No

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a
plan confirmed by a court.      (X)  Yes     (  )  No

As of November 10, 1995, 6,581,133 shares of Class A Common Stock and 1,933,589 shares of Class B Common Stock of the Registrant are outstanding.

                            PART I. FINANCIAL INFORMATION



ITEM 1.  FINANCIAL STATEMENTS

  CONDENSED BALANCE SHEETS (in thousands) (Unaudited)


                                                                                             REORGANIZED
                                                                                               COMPANY
                                                                                  ---------------------------------------
                                                                                  SEPTEMBER 30,1995    DECEMBER 31, 1994
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . . . .         $       7,427        $      3,501
 Accounts receivable, net   . . . . . . . . . . . . . . . . . . . . . . . . .                22,499              16,275
 Inventories, net   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 7,249               6,234
 Assets held for sale, net  . . . . . . . . . . . . . . . . . . . . . . . . .                 1,594               1,594
 Prepaid expenses and other   . . . . . . . . . . . . . . . . . . . . . . . .                 4,812               6,079
                                                                                      -------------        ------------
   Total current assets   . . . . . . . . . . . . . . . . . . . . . . . . . .                43,581              33,683

Property and equipment, less accumulated depreciation and
 amortization of $4,004 in 1995 and $922 in 1994  . . . . . . . . . . . . . .                40,611              37,756
Assets held for sale, net . . . . . . . . . . . . . . . . . . . . . . . . . .                 8,166              11,789
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 5,047               9,139
Reorganization value in excess of amounts allocable to
 identifiable assets, less accumulated amortization of $3,791 in
 1995 and $1,090 in 1994  . . . . . . . . . . . . . . . . . . . . . . . . . .                68,233              70,934
                                                                                      -------------        ------------
    Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               165,638             163,301
                                                                                      -------------        ------------
                                                                                      -------------        ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt  . . . . . . . . . . . . . . . . . . . . .                 6,482               6,394
 Current portion of capital lease obligations . . . . . . . . . . . . . . . .                 2,657               2,907
 Accounts payable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                25,157              17,529
 Air traffic liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .                34,065              40,382
 Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                21,481              12,298
                                                                                      -------------        ------------
   Total current liabilities  . . . . . . . . . . . . . . . . . . . . . . . .                89,842              79,510

Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 7,482              14,152
Capital lease obligations . . . . . . . . . . . . . . . . . . . . . . . . . .                10,791              12,764
Other liabilities and deferred credits. . . . . . . . . . . . . . . . . . . .                27,598              23,026
                                                                                      -------------        ------------
   Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               135,713             129,452
                                                                                      -------------        ------------

Shareholders' equity:
 Class A common stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    70                   -
 Class B common stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    24
 Capital in excess of par value . . . . . . . . . . . . . . . . . . . . . . .                39,006                   -
 Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   900              40,000
 Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               (10,075)             (6,151)
                                                                                      -------------        ------------
   Shareholders' equity   . . . . . . . . . . . . . . . . . . . . . . . . . .                29,925              33,849
                                                                                      -------------        ------------
    Total liabilities and shareholders' equity  . . . . . . . . . . . . . . .          $    165,638           $ 163,301
                                                                                      -------------        ------------
                                                                                      -------------        ------------


 CONDENSED STATEMENTS OF OPERATIONS (in thousands) (Unaudited)




                                                                                                                    PREDECESSOR
                                                                                  REORGANIZED COMPANY                 COMPANY
                                                                              -----------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                REORGANIZATION
                                                                                THREE MONTHS     (SEPTEMBER 12,        PERIOD FROM
                                                                                   ENDED            1994 TO         JULY 1, 1994 TO
                                                                               SEPTEMBER 30,     SEPTEMBER 30,       SEPTEMBER 11,
                                                                                    1995             1994)               1994
                                                                              -----------------------------------------------------
 Operating Revenues:
   Passenger . . . . . . . . . . . . . . . . . . . . . . . . . .              $   79,796         $   11,786            $  68,502
   Charter . . . . . . . . . . . . . . . . . . . . . . . . . . .                   6,711                  -                   11
   Cargo . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   4,589                847                3,044
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   2,259                538                1,774
                                                                              ----------         ----------            ----------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  93,355             13,171               73,331
                                                                              ----------         ----------            ----------
 Operating Expenses:
   Flying operations . . . . . . . . . . . . . . . . . . . . . .                  26,515              4,589               21,110
   Maintenance . . . . . . . . . . . . . . . . . . . . . . . . .                  21,489              3,994               13,548
   Passenger service . . . . . . . . . . . . . . . . . . . . . .                  10,167              1,605                7,642
   Aircraft and traffic servicing  . . . . . . . . . . . . . . .                  13,697              2,782               11,153
   Promotion and sales . . . . . . . . . . . . . . . . . . . . .                  10,984              2,008                8,442
   General and administrative  . . . . . . . . . . . . . . . . .                   2,744                793                3,581
   Depreciation and amortization . . . . . . . . . . . . . . . .                   1,865                514                1,138
                                                                              ----------         ----------            ----------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  87,461             16,285               66,614
                                                                              ----------         ----------            ----------
 Operating Income (Loss) . . . . . . . . . . . . . . . . . . . .                   5,894             (3,114)               6,717
                                                                              ----------         ----------            ----------
 Nonoperating Income (Expense):
   Interest expense, net . . . . . . . . . . . . . . . . . . . .                    (844)               (77)                (624)
   Gain (loss) on disposition of equipment . . . . . . . . . . .                    (431)                 -                  164
   Reorganization items  . . . . . . . . . . . . . . . . . . . .                       -                  -              (10,914)
   Other, net  . . . . . . . . . . . . . . . . . . . . . . . . .                     202                 12                   99
                                                                              ----------         ----------            ----------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (1,073)               (65)             (11,275)
                                                                              ----------         ----------            ----------
 Income (Loss) Before Extraordinary Item . . . . . . . . . . . .                   4,821             (3,179)              (4,558)
 Extraordinary Item  . . . . . . . . . . . . . . . . . . . . . .                       -                  -              190,063
                                                                              ----------         ----------            ----------
 Net Income (Loss) . . . . . . . . . . . . . . . . . . . . . . .              $    4,821         $   (3,179)           $ 185,505
                                                                              ----------         ----------            ----------
                                                                              ----------         ----------            ----------
 Net Income (Loss) Per Share . . . . . . . . . . . . . . . . . .              $  ***0.48         $  **(0.34)           $    *N/M
                                                                              ----------         ----------            ----------
                                                                              ----------         ----------            ----------
 Weighted Average Number of Common Shares and Share Equivalents                ***10,068            **9,400                7,137
                                                                              ----------         ----------            ----------
                                                                              ----------         ----------            ----------

* Not Meaningful - Per share data is not meaningful as the Predecessor Company has been recapitalized and has adopted fresh start reporting as of September 11, 1994.
** Per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock. As of November 10, 1995, 6,581,133 shares of Class A and 1,933,589 shares of Class B Common Stock are issued and outstanding.
*** Per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock, adjusted to reflect assumed exercise of stock options and warrants.

 CONDENSED STATEMENTS OF OPERATIONS (in thousands) (Unaudited)




                                                                                                                    PREDECESSOR
                                                                                  REORGANIZED COMPANY                 COMPANY
                                                                              -----------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                REORGANIZATION
                                                                                THREE MONTHS     (SEPTEMBER 12,        PERIOD FROM
                                                                                   ENDED            1994 TO         JULY 1, 1994 TO
                                                                               SEPTEMBER 30,     SEPTEMBER 30,       SEPTEMBER 11,
                                                                                    1995             1994)               1994
                                                                              -----------------------------------------------------
 Operating Revenues:
   Passenger . . . . . . . . . . . . . . . . . . . . . . . . . .              $  219,068          $   11,786           $ 199,502
   Charter . . . . . . . . . . . . . . . . . . . . . . . . . . .                  15,458                   -                 135
   Cargo . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  13,127                 847              11,039
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   6,674                 538               6,147
                                                                              ----------          ----------           ----------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 254,327              13,171             216,823
                                                                              ----------          ----------           ----------

 Operating Expenses:
   Flying operations . . . . . . . . . . . . . . . . . . . . . .                  76,376               4,589              71,768
   Maintenance . . . . . . . . . . . . . . . . . . . . . . . . .                  58,794               3,994              47,281
   Passenger service . . . . . . . . . . . . . . . . . . . . . .                  29,222               1,605              25,224
   Aircraft and traffic servicing  . . . . . . . . . . . . . . .                  40,686               2,782              34,325
   Promotion and sales . . . . . . . . . . . . . . . . . . . . .                  32,009               2,008              28,499
   General and administrative  . . . . . . . . . . . . . . . . .                  10,808                 793              12,063
   Depreciation and amortization . . . . . . . . . . . . . . . .                   5,534                 514               4,085
   Early retirement provision  . . . . . . . . . . . . . . . . .                   2,000                   -                   -
                                                                              ----------          ----------           ---------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 255,429              16,285             223,245
                                                                              ----------          ----------           ---------

 Operating Loss  . . . . . . . . . . . . . . . . . . . . . . . .                  (1,102)             (3,114)             (6,422)
                                                                              ----------          ----------           ---------

 Nonoperating Income (Expense):
   Interest expense, net . . . . . . . . . . . . . . . . . . . .                  (2,798)                (77)               (850)
   Gain (loss) on disposition of equipment . . . . . . . . . . .                    (426)                  -                  45
   Reorganization items  . . . . . . . . . . . . . . . . . . . .                       -                   -             (13,949)
   Other, net  . . . . . . . . . . . . . . . . . . . . . . . . .                     402                  12                 501
                                                                              ----------          ----------           ---------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (2,822)                (65)            (14,253)
                                                                              ----------          ----------           ---------

 Loss Before Extraordinary Item  . . . . . . . . . . . . . . . .                  (3,924)             (3,179)            (20,675)

 Extraordinary Item  . . . . . . . . . . . . . . . . . . . . . .                       -                   -             190,063
                                                                              ----------          ----------           ---------

 Net Income (Loss) . . . . . . . . . . . . . . . . . . . . . . .              $   (3,924)        $    (3,179)         $  169,388
                                                                              ----------          ----------           ---------
                                                                              ----------          ----------           ---------
 Net Income (Loss) Per Share . . . . . . . . . . . . . . . . . .              $  **(0.42)        $  ** (0.34)         $     *N/M
                                                                              ----------          ----------           ---------
                                                                              ----------          ----------           ---------
 Weighted Average Number of Shares . . . . . . . . . . . . . . .                 **9,400             **9,400               7,137
                                                                              ----------          ----------           ---------
                                                                              ----------          ----------           ---------



* Not Meaningful - Per share data is not meaningful as the Predecessor Company has been recapitalized and has adopted fresh start reporting as of September 11, 1994.

** Per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock. As of November 10, 1995, 6,581,133 shares of Class A and 1,933,589 shares of Class B Common Stock are issued and outstanding.

 CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)



                                                                                                                    PREDECESSOR
                                                                                  REORGANIZED COMPANY                 COMPANY
                                                                              -----------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                REORGANIZATION
                                                                                THREE MONTHS     (SEPTEMBER 12,        PERIOD FROM
                                                                                   ENDED            1994 TO         JULY 1, 1994 TO
                                                                               SEPTEMBER 30,     SEPTEMBER 30,       SEPTEMBER 11,
                                                                                    1995             1994)               1994
                                                                              -----------------------------------------------------
Cash Flows from Operating Activities: . . . . . . . . . .  . . . . . . . .
   Net income (loss) . . . . . . . . . . . . . . . . . . . . . .                   $  (3,924)         $  (3,179)      $   169,388
   Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization  . . . . . . . . . . . . . . . . . . . .             5,800                277             4,488
    Net periodic postretirement benefit cost . . . . . . . . . . . . . . .             2,628                  -             1,988
    Loss (gain) on disposition of property and equipment . . . . . . . . .               426                  -               (45)
    Extraordinary gain   . . . . . . . . . . . . . . . . . . . . . . . . .                 -                  -          (190,063)
    Decrease (increase) in accounts receivable   . . . . . . . . . . . . .            (5,466)             2,267            (5,801)
    Decrease (increase) in inventories   . . . . . . . . . . . . . . . . .            (1,015)               (78)              497
    Decrease (increase) in prepaid expenses and other  . . . . . . . . . .             1,267             (3,581)           (1,133)
    Increase (decrease) in accounts payable  . . . . . . . . . . . . . . .             7,431             (4,077)            5,774
    Increase (decrease) in accrued liabilities . . . . . . . . . . . . . .             9,183              1,628              (734)
    Increase (decrease) in air traffic liability . . . . . . . . . . . . .            (6,317)                75            10,602
    Other, net   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6,224              5,231               336
                                                                                   ---------           --------        ----------
      Net cash provided by (used in) operations before
      reorganization items . . . . . . . . . . . . . . . . . . . . . . . .            16,237             (1,437)           (4,703)
    Reorganization items   . . . . . . . . . . . . . . . . . . . . . . . .                 -                  -            10,799
                                                                                   ---------           --------        ----------
      Net cash provided by (used in) operating activities                             16,237             (1,437)            6,096
                                                                                   ---------           --------        ----------
 Cash Flows from Investing Activities:
   Purchases of property and equipment . . . . . . . . . . . . . . . . . .            (6,544)              (379)           (3,682)
   Net proceeds from disposition of property and equipment . . . . . . . .             2,875                  -               817
   Issuance of security deposits . . . . . . . . . . . . . . . . . . . . .                 -                  -            (3,007)
                                                                                   ---------           --------        ----------
      Net cash used in investing activities . . . . . . . . . . . .  . . .            (3,669)              (379)           (5,872)
                                                                                   ---------           --------        ----------
 Cash Flows from Financing Activities:
   Proceeds from issuance of debt  . . . . . . . . . . . . . . . . . . . .             1,474              2,000                 -
   Repayment of debt . . . . . . . . . . . . . . . . . . . . . . . . . . .            (7,893)              (242)             (689)
   Principal payments under capital lease obligations  . . . . . . . . . .            (2,223)                 -            (1,345)
                                                                                   ---------           --------        ----------
    Net cash provided by (used in) financing activities  . . . . . . . . .            (8,642)             1,758            (2,034)
                                                                                   ---------           --------        ----------
      Net increase (decrease) in cash and cash equivalents . . . . . . . .             3,926                (58)           (1,810)

Cash and Cash Equivalents, Beginning of Period . . . . . . . . . . . . . .             3,501              2,463             4,273
                                                                                   ---------           --------        ----------
 Cash and Cash Equivalents, End of Period  . . . . . . . . . . . . . . . .        $    7,427          $   2,405           $ 2,463
                                                                                   ---------           --------        ----------
                                                                                   ---------           --------        ----------


 OPERATING STATISTICS (Unaudited)



                                                             THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                         SEPTEMBER 30,
                                                        -------------------------------------------------------------------------
                                                            1995                1994              1995            1994
---------------------------------------------------------------------------------------------------------------------------------
 SCHEDULED OPERATIONS:
 Revenue passengers . . . . . . . . . . . . . . . .            1,218                 1,267            3,567           3,414
 Revenue passenger miles *  . . . . . . . . . . . .          855,459               825,191        2,327,459       2,187,098
 Available seat miles * . . . . . . . . . . . . . .        1,132,989             1,072,492        3,106,753       2,950,751
 Passenger load factor  . . . . . . . . . . . . . .             75.5%                 76.9%            74.9%           74.1%
 Revenue ton miles *  . . . . . . . . . . . . . . .           98,417                91,422          266,881         243,172
 Revenue plane miles *  . . . . . . . . . . . . . .            4,712                 4,498           12,982          11,946
 Passenger revenue per passenger mile . . . . . . .              9.3 cents             9.7 cents        9.4 cents       9.7 cents



 OVERSEAS CHARTER OPERATIONS:
 Revenue passengers  . . . . . . . . . . . . . . .                46                     -              108               -
 Revenue passenger miles * . . . . . . . . . . . .           127,720                    21          297,430             526
 Available seat miles *  . . . . . . . . . . . . .           132,675                    27          305,656             827



*  In thousands

In the opinion of management, the unaudited condensed financial statements included in this report contain all adjustments necessary for a fair presentation of the results of operations and cash flows for the interim periods covered and the financial condition of Hawaiian Airlines, Inc. ("Hawaiian Airlines" or the "Company" or the "Reorganized Company") as of September 30, 1995 and December 31, 1994. The operating results for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

The unaudited financial statements at September 30, 1995 have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, the Company has continued to experience net and operating losses. Furthermore, there can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity shortage, an adverse change in events and circumstances could result in the Company being unable to meet its financial obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein. Management recognizes that the continuation of the Company as a going concern is dependent upon a return to profitable, positive cash flow operations and the generation of adequate funds to meet its ongoing obligations.

In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards (the "SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This SFAS No. 121 is effective for years beginning after December 15, 1995 and applies to long-lived assets and certain identifiable intangible assets whether held and used or to be disposed of, and goodwill.

SFAS No. 121 requires that a review be made of long-lived assets and certain identifiable intangible assets for determination of possible impairment adjustments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future cash flows expected to result from use of the asset (undiscounted and without interest charges) are less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, such goodwill should be allocated to the assets tested for recoverability on a pro rata basis using the relative fair values of the assets acquired in the transaction generating the goodwill.

SFAS No. 121 also requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the asset carrying amount or fair value, less cost to sell.

The Company plans to adopt SFAS No. 121 in 1996. Restatement of previously issued financial statements is not permitted. The Company has not estimated the impact that adoption of the Statement is expected to have on its financial statements.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a new, fair value based method of accounting for stock-based compensation, but does not require an entity to adopt the new method for purposes of preparing its basic financial statements. For entities not adopting the new method, SFAS No. 123 requires that they disclose in their footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company plans to either adopt the new, fair value based method or the disclosure requirements of SFAS No. 123 in its financial statements for 1996.

Certain reclassifications have been made to conform prior period's data to current period's presentation.

As disclosed in the Supplemental Financial Information, Unaudited Quarterly Financial Information contained in Hawaiian Airlines' Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K"), certain significant quarterly adjustments for calendar year 1994 were recorded. The results for the appropriate quarters of 1994 have been restated to reflect those adjustments. All period-to-period comparisons contained in Management's Discussion and Analysis of Financial Condition and Results of Operations refer to the restated 1994 results.

The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto contained in the 1994 Form 10-K, which are incorporated herein by reference.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 INTRODUCTION

On September 21, 1993, Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., (collectively the "Debtors" or "Predecessor") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 ("Chapter 11") of the United States (the "U.S.") Code in the U.S. Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court"). Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended through the most recent amendment dated April 20, 1995 the "Plan"). On August 30, 1994, the Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on September 12, 1994 (the "Effective Date").

Pursuant to the Plan, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation. On the Effective Date, all of the outstanding equity securities of the Company, HAL, INC., and West Maui Airport, Inc. were cancelled, including without limitation, all outstanding common, preferred and preference stock of HAL, INC.

Under the Plan, the Company is to issue and distribute 9,400,000 shares of its common stock to all of the unsecured creditors with claims allowed under the Plan. The Company's common stock consists of two classes, one with full voting rights, Class A Common Stock, and the other with limited voting rights, Class B Common Stock. On June 19, 1995, the Company commenced distribution of its Class A and Class B Common Stock and as of November 10, 1995, 6,581,133 shares of Class A and 1,933,589 shares of Class B Common Stock are issued and outstanding. The Company anticipates distributing a majority of the remaining 885,278 shares of Class A Common Stock and Class B Common Stock by the end of the fiscal year. Included in the amount not yet distributed is an estimated 335,141 shares of Class A Common Stock for resolution of claims still being disputed with general unsecured creditors. As disputed claims are finally resolved, the creditor holding such claim will receive a distribution of stock. Any shares withheld in excess of the amount distributed to such creditor will be held until all disputed claims have been resolved. Upon resolution of all disputed claims, there will be a final distribution of any remaining withheld shares to all general unsecured creditors on a pro rata basis.

Pursuant to the Plan, the Company has granted warrants to purchase an additional 989,011 shares of its Class A Common Stock, none of which have been exercised. Pursuant to the terms of the Plan, 600,000 shares of the Company's Class A Common Stock have been reserved for issuance under a 1994 Stock Option Plan. The Company's Class A Common Stock began trading on the American Stock Exchange and the Pacific Stock Exchange on June 21, 1995.

                       LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1995, the Company had a net working capital deficit of $46.3 million, representing a $500,000 increase from the net working capital deficit of $45.8 million at December 31, 1994. Principally, the increase in the working capital deficit resulted from a net increase in accounts payable, accrued liabilities and air traffic liability of $10.5 million being offset by an aggregate increase in cash and accounts receivable of $10.2 million. The Company continues to experience liquidity shortages.

Effective April 13, 1995, the Company and American Airlines, Inc. ("American") executed Amendment No. 2 (the "April Amendment") to the long-term Aircraft Lease Agreement (the "Aircraft Lease Agreement") providing for the deferral of payment of approximately $11.1 million of delinquent lease rents and maintenance payments. The April Amendment provides that the Company is to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10.0% per annum, plus payments for the basic rent of aircraft. Maintenance payments will also be payable weekly, but in the same aggregate amounts as set forth in the original terms of the Aircraft Lease Agreements. Thereafter, commencing January 5, 1996, the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft. The Company paid to American the first five weekly payments of deferred amounts due under the April Amendment, in an aggregate amount of approximately $4.2 million, leaving a balance due of $6.9 million. However, the Company failed to make deferred and basic rent payments to American of $600,000 and $986,000, respectively, commencing May 8, 1995.

The Company and American have subsequently deferred the due date for the repayment of the remaining $6.9 million of delinquent lease rents and maintenance payments on three occassions. Amendment No. 3 dated June 1, 1995 deferred the due date until August 22, 1995. Amendment No. 4 dated August 22, 1995 deferred the due date until October 6, 1995. The most recent amendment, Amendment No. 5 dated October 6, 1995 (the "October Amendment") defers the due date until November 20, 1995. By November 20, 1995, the amount of interest accrued on the delinquent $6.9 million brings the total amount due to $7.1 million. The October Amendment provides that if the Company remits to American payments of approximately $6.9 million on or before November 20, 1995, the Company will pay (generally on a weekly basis) to American the remaining $226,000 of the $7.1 million deferred rent commencing November 22, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $125,000. In addition, the Company will remit to American periodic payments (generally on a weekly basis) commencing May 1, 1995 through and including December 31, 1995 for the basic rent of aircraft. Thereafter, commencing January 1, 1996, the Company will be required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft.

The Company is current with respect to its payments for basic rent of aircraft under the October Amendment and maintenance payments under the Aircraft Lease Agreement. As of September 30, 1995, approximately $7.1 million of deferred lease rents and maintenance payments is outstanding. The failure of the Company to timely make payment in full of $6.9 million due on or before November 20, 1995 would permit American to exercise remedies available to it, which include, but are not limited to, termination of the lease, repossession of certain aircraft and engines, recovery of damages and drawings under the letters of credit provided by the Company with respect to the Aircraft Lease Agreement.

The ability of the Company to satisfy its obligations with respect to making the payment due to American by November 20, 1995 will depend on the Company's ability to obtain additional debt or equity financing. There can be no assurance that American will agree to a further extension, or that the Company will be able to make the payment by November 20, 1995 or any extended due date or that a favorable resolution of the matter will occur.

The Company has made credit facility borrowings under a financing arrangement with CIT Group/Credit Finance, Inc. ("CIT"). The financing arrangement consists of a credit facility of up to $8.15 million consisting of a secured revolving credit facility including up to $3.0 million of letters of credit (the "Financing"). Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. As of the date of this report, the amount of the facility had been effectively reduced to approximately $5.0 million, which amount was fully drawn in the form of $2.9 million in borrowings and $2.1 million in letters of credit.

The Company currently does not have access to other unutilized credit facilities and does not have any unencumbered assets. Accordingly, its access to additional sources of liquidity remains limited. The Company has engaged an investment bank to assist in obtaining additional financing. A series of discussions with potential investors to solicit interest in providing additional capital in return for shares representing an equity interest have been held. The Company has also presented a proposal to its pilots, flight attendants, ground crews and clerical staff to amend their current collective bargaining agreements to, among other things, extend the existing agreements beyond their current terms.

As a result of and following the discussions with potential investors, on November 6, 1995, the Company signed a letter of intent with a private investor group to provide $20.0 million of new equity capital to the Company in exchange for 18,181,818 shares of Hawaiian Airlines Class A Common Stock. The letter of intent also contemplates a rights offering to the Company's existing shareholders, to take place at some point during 1996, at a substantial discount from the then current market price. The transaction, which will result in the investor group having six of the current eleven Board of Director seats, is subject to numerous conditions, including the negotiation and execution of definitive agreements and certain modifications to the agreements with the Company's unions and certain of its creditors. If the conditions are satisfied, it is contemplated that the definitive agreements will be signed in early December 1995, with closing scheduled as soon as possible thereafter. Unless it is successful in these efforts, there are likely to be liquidity shortages in the future.

See discussion with respect to preparation of financial statements on a going concern basis in Part I, Item 1, Financial Statements, above.

                          RESULTS OF OPERATIONS

The Company believes that the operating revenues and expenses of the Reorganized Company for the three and nine months ended September 30, 1995 have been presented on a basis which is in all material respects consistent with the presentation of the operating revenues and expenses of the Predecessor for the three and nine months ended September 30, 1994.

The Company generated operating and net income of $5.9 million and $4.8 million, respectively, during the third quarter of 1995. This represents an increase of $2.3 million in operating income and a decrease of $77.5 million in net income from the third quarter of 1994.

OPERATING REVENUES

The following table compares third quarter 1995 operating revenues to those in third quarter 1994, in thousands, by service type:

                                  THREE MONTHS ENDED
                                    SEPTEMBER 30,
                                 ------------------
                                                       INCREASE
                                   1995       1994    (DECREASE)
                                 -------    -------   ----------
 Interisland:
  Passenger....................  $30,248    $32,200    $(1,952)
  Charter......................       11          8          3
  Cargo........................    1,603      1,608         (5)
  Other........................    1,481      1,529        (48)
                                 -------    -------   ----------
                                  33,343     35,345      (2,002)
                                 -------    -------   ----------

 Transpacific:
  Passenger....................   43,841     42,287       1,554
  Cargo........................    2,560      1,889         671
  Other........................      747        746           1
                                 -------    -------   ----------
                                  47,148     44,922       2,226
                                 -------    -------   ----------

 South Pacific:
  Passenger....................    5,707      5,801         (94)
  Cargo........................      426        392          34
  Other........................       31         39          (8)
                                 -------    -------   ----------
                                   6,164      6,232         (68)
                                 -------    -------   ----------

 Overseas Charter:
  Passenger....................    6,700          3       6,697
  Other........................        -          -           -
                                 -------    -------   ----------
                                   6,700          3       6,697
                                 -------    -------   ----------

    Total......................  $93,355    $86,502     $ 6,853
                                 -------    -------   ----------
                                 -------    -------   ----------


The following table compares applicable third quarter 1995 operating and financial passenger revenue statistics to those in third quarter 1994:

                                    THREE MONTHS ENDED
                                      SEPTEMBER 30,
                                 ----------------------
                                                               INCREASE
                                   1995           1994        (DECREASE)          %
                                 -------        -------       ----------       ------
 Interisland:
  Revenue passengers*..........      927            995             (68)         (6.8)
  Revenue passenger miles*.....  121,955        129,528          (7,573)         (5.8)
  Available seat miles*........  250,561        237,333          13,228           5.6
  Passenger load factor........    48.7%          54.6%          (5.9)%         (10.8)
  Yield........................    24.8CENTS      24.9CENTS      (0.1)CENTS      (0.4)

 Transpacific:
  Revenue passengers*..........      272            251              21           8.4
  Revenue passenger miles*.....  682,642        640,307          42,335           6.6
  Available seat miles*........  813,069        766,435          46,634           6.1
  Passenger load factor........    84.0%          83.5%            0.5%           0.6
  Yield........................     6.4CENTS       6.6CENTS      (0.2)CENTS      (3.0)

 South Pacific:
  Revenue passengers*..........       19             21             (2)          (9.5)
  Revenue passenger miles*.....   50,862         55,356         (4,494)          (8.1)
  Available seat miles*........   68,359         68,724            635            0.9
  Passenger load factor........    73.3%          80.5%          (7.2)%          (8.9)
  Yield........................    11.2CENTS      10.5CENTS        0.7CENTS       6.7

 Overseas Charter:
  Revenue passengers*..........       46              -             46          100.0
  Revenue passenger miles*.....  127,720             21        127,699          100.0
  Available seat miles*........  132,675             27        132,648          100.0

* In thousands

Operating revenues totalled $93.4 million during the third quarter of 1995, compared to $86.5 million during the same period in 1994, an increase of $6.9 million or 8.0%.

Revenues from Interisland passenger service totalled $30.2 million during third quarter 1995, a decrease of $2.0 million or 6.1% from third quarter 1994. Large volume promotional fare ticket programs used by Interisland competitors in the third quarter of 1995 had a direct effect in decreasing the number of Interisland passengers carried by the Company and revenue passenger miles period over period by 6.8% and 5.8%, respectively. Also, Interisland yield decreased by 0.1CENTS or 0.4% due to the prevalence of such promotional fare ticket programs in the Interisland market.

Revenues from Transpacific passenger operations amounted to $43.8 million during the third quarter of 1995 compared to $42.3 million in the third quarter of 1994, an increase of $1.6 million or 3.7%. Increases of 8.4% and 6.6% in revenue passengers carried and revenue passenger miles, respectively, were offset by a decrease of 0.2CENTS or 3.0% in Transpacific yield. Increased frequency to Los Angeles, California, Las Vegas, Nevada and Portland, Oregon resulted in increased revenue passengers carried, revenue passenger miles and available seat miles. The decrease in yield was primarily caused by continued downward pressure on fares due to heavy pricing competition in the Transpacific market.

Overseas charter revenues of $6.7 million were earned in the third quarter of 1995 due to the commencement of charter operations between Honolulu, Hawaii and Las Vegas, Nevada in 1995.

OPERATING EXPENSES

The following table compares operating expenses for the third quarter of 1995 with the third quarter of 1994 by major category, in thousands of dollars:

                                               THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                              ------------------
                                                                    INCREASE
                                                1995       1994    (DECREASE)
                                              -------    -------   ----------
 Wages and benefits......................     $25,893    $26,581     $ (688)
 Maintenance materials and repairs.......      17,054     12,714      4,340
 Aircraft fuel, including taxes and oil..      14,527     12,986      1,541
 Purchased services......................       5,058      5,477       (419)
 Aircraft rentals........................       4,265      5,204       (939)
 Sales commissions.......................       3,831      3,601        230
 Passenger food..........................       2,709      2,567        142
 Rentals other than aircraft and engines.       2,310      2,460       (150)
 Reservation fees and services...........       2,231      2,088        143
 Advertising and promotion...............       2,067      1,229        838
 Depreciation and amortization...........       2,003      1,714        289
 Reservation fees and services...........       1,731      1,694         37
 Personnel expenses......................         959        922         37
 Interrupted trips.......................         497        388        109
 Other...................................       2,326      3,274       (948)
                                              -------    -------   ----------
      Total..............................     $87,461    $82,899     $4,562
                                              -------    -------   ----------
                                              -------    -------   ----------


Operating expenses totalled $87.5 million in the third quarter of 1995, an increase of $4.6 million or 5.5% over the third quarter of 1994.

Wages and benefits in third quarter 1995 decreased by $688,000 or 2.6% from third quarter 1994. The Company changed its workers' compensation insurance carrier and policy in the third quarter of 1995 which resulted in a $700,000 decrease in workers' compensation premiums and related expenses for the period.

Maintenance materials and repairs period over period increased by $4.3 million or 34.1%. The increase was primarily caused by 1) $2.5 million in additional maintenance costs associated with the use of eight DC-10-10 aircraft in third quarter 1995 versus five DC-10-10 aircraft and one L-1011 aircraft in third quarter 1994; and 2) $2.3 million in increased engine repairs associated with the Company's DC-9-50 aircraft.

Aircraft fuel, including taxes and oil, increased by $1.5 million or 11.9% in third quarter 1995 over third quarter 1994. Due to increased frequencies quarter over quarter, the Company consumed approximately 3.0 million or 14.0% more gallons of aircraft fuel. Increased fuel usage was offset by a decrease in the average cost per gallon in the third quarter of 1995 versus the third quarter of 1994 by 1.1CENTS or 1.9%. The Company anticipates further increases in its aircraft fuel costs as a 4.3CENTS per gallon surcharge tax will become effective October 1, 1995.

Aircraft rentals decreased by $939,000 or 18.0% in 1995. The decrease was primarily caused by $1.0 million less in DC-9-50 aircraft and engine rents due to such rents being restructured on the Effective Date.

Advertising and promotion increased by $838,000 or 68.2%, a direct result of efforts to increase the Company's exposure in the Interisland and West Coast markets through advertising and telecommunications media.

The decrease in other operating expenses is principally due to the reversal of $1.8 million in preconfirmation contingency accruals initially provided for on the Effective Date.

REORGANIZATION ITEMS

Reorganization items of $10.9 million were recorded in the third quarter of 1994 representing reorganization legal and professional fees, certain transactions as contemplated under the Plan and the revaluation of assets and liabilities on the Effective Date.

EXTRAORDINARY ITEM

An extraordinary item of $190.1 million was recorded in the third quarter of 1994 primarily due to the extinguishment of prepetition liabilities.

                                                                     Appendix B

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM 10-Q


               (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the quarterly period ended June 30, 1995


               ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the transition period from       to

                            Commission file number 1-8836


                               HAWAIIAN AIRLINES, INC.
               (Exact Name of Registrant as Specified in Its Charter)


            HAWAII                                        99-0042880
 (State or Other Jurisdiction of                      (I.R.S. Employer
 Incorporation or Organization)                       Identification No.)


    3375 Koapaka Street, Suite G-350
          Honolulu, Hawaii                                   96819
(Address of Principal Executive Offices)                   (Zip Code)

Registrant's Telephone Number, Including Area Code:  (808) 835-3700


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.    (X)  Yes     (  )  No

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.    (X)  Yes     (  )  No

As of August 11, 1995, 5,721,395 shares of Class A Common Stock and 1,718,828 shares of Class B Common Stock of the Registrant are outstanding.

                            PART I. FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS
CONDENSED BALANCE SHEETS (IN THOUSANDS) (UNAUDITED)

                                                             REORGANIZED
                                                               COMPANY
                                                  --------------------------------
                                                     JUNE 30,        DECEMBER 31,
                                                       1995             1994
----------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents  . . . . . . . .      $      3,285      $     3,501
  Accounts receivable, net   . . . . . . . .            20,715           16,275
  Inventories, net   . . . . . . . . . . . .             7,093            6,234
  Assets held for sale, net  . . . . . . . .             1,594            1,594
  Prepaid expenses and other   . . . . . . .             5,287            6,079
                                                  ------------      -----------
    Total current assets   . . . . . . . . .            37,974           33,683

Property and equipment, less accumulated
 depreciation and amortization of $2,911
 in 1995 and  $922 in 1994   . . . . . . . .            40,419           37,756
Assets held for sale, net  . . . . . . . . .            10,229           11,789
Other assets   . . . . . . . . . . . . . . .             4,808            9,139
Reorganization value in excess of amounts
 allocable to identifiable assets, less
 accumulated amortization of $2,890 in
 1995 and $1,090 in 1994   . . . . . . . . .            69,134           70,934
                                                  ------------      -----------
    Total assets   . . . . . . . . . . . . .           162,564          163,301
                                                  ------------      -----------
                                                  ------------      -----------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt  . . . .             6,801            6,394
  Current portion of capital lease
   obligations   . . . . . . . . . . . . . .             2,741            2,907
  Accounts payable   . . . . . . . . . . . .            27,221           17,529
  Air traffic liability  . . . . . . . . . .            37,712           40,382
  Accrued liabilities  . . . . . . . . . . .            15,594           12,298
                                                  ------------      -----------
    Total current liabilities  . . . . . . .            90,069           79,510

Long-term debt   . . . . . . . . . . . . . .             9,504           14,152
Capital lease obligations  . . . . . . . . .            11,463           12,764
Other liabilities and deferred credits . . .            26,424           23,026
                                                  ------------      -----------
    Total liabilities  . . . . . . . . . . .           137,460          129,452
                                                  ------------      -----------
Shareholders' Equity:
  Class A common stock . . . . . . . . . . .                70                -
  Class B common stock . . . . . . . . . . .                24
  Capital in excess of par value . . . . . .            39,006                -
  Warrants   . . . . . . . . . . . . . . . .               900           40,000
  Accumulated deficit  . . . . . . . . . . .           (14,896)          (6,151)
                                                  ------------      -----------
  Shareholders' equity   . . . . . . . . . .            25,104           33,849
                                                  ------------      -----------
    Total liabilities and
     shareholders' equity  . . . . . . . . .      $    162,564      $   163,301
                                                  ------------      -----------
                                                  ------------      -----------


CONDENSED STATEMENTS OF OPERATIONS (IN THOUSANDS) (UNAUDITED)

                                                     THREE MONTHS ENDED              SIX MONTHS ENDED
                                                          JUNE 30,                        JUNE 30,
                                                 -------------------------      --------------------------
                                                     1995          1994             1995           1994
--------------------------------------------------------------------------      --------------------------
                                                 REORGANIZED                    REORGANIZED
                                                   COMPANY     PREDECESSOR        COMPANY      PREDECESSOR
----------------------------------------------------------------------------------------------------------
OPERATING REVENUES:
  Passenger . . . . . . . . . . . . . . . .      $  73,671     $  66,403        $ 139,272      $ 131,000
  Charter . . . . . . . . . . . . . . . . .          5,180           107            8,747            124
  Cargo . . . . . . . . . . . . . . . . . .          4,577         3,938            8,538          7,997
  Other . . . . . . . . . . . . . . . . . .          2,036         2,067            4,415          4,371
                                                 ---------     ---------        ---------      ---------
   Total  . . . . . . . . . . . . . . . . .         85,464        72,515          160,972        143,492
                                                 ---------     ---------        ---------      ---------

OPERATING EXPENSES:
  Flying operations . . . . . . . . . . . .         25,572        24,672           49,861         50,658
  Maintenance . . . . . . . . . . . . . . .         19,524        17,927           37,305         33,733
  Passenger service . . . . . . . . . . . .          9,787         9,070           19,055         17,582
  Aircraft and traffic servicing  . . . . .         13,447        12,313           26,989         23,172
  Promotion and sales . . . . . . . . . . .         10,827         9,834           21,025         20,057
  General and administrative  . . . . . . .          4,033         3,932            8,064          8,482
  Depreciation and amortization . . . . . .          1,843         1,450            3,669          2,947
  Early retirement provision  . . . . . . .              -             -            2,000              -
                                                 ---------     ---------        ---------      ---------
   Total  . . . . . . . . . . . . . . . . .         85,033        79,198          167,968        156,631
                                                 ---------     ---------        ---------      ---------

OPERATING INCOME (LOSS) . . . . . . . . . .            431        (6,683)          (6,996)       (13,139)
                                                 ---------     ---------        ---------      ---------

NONOPERATING INCOME (EXPENSE):
  Interest expense, net . . . . . . . . . .           (927)         (168)          (1,954)          (226)
  Gain (loss) on equipment retired  . . . .            (43)          (39)               5           (119)
  Reorganization expenses . . . . . . . . .              -        (2,272)                -        (3,035)
  Other, net  . . . . . . . . . . . . . . .             88           397              200            402
                                                 ---------     ---------        ---------      ---------
   Total  . . . . . . . . . . . . . . . . .           (882)       (2,082)          (1,749)        (2,978)
                                                 ---------     ---------        ---------      ---------

NET LOSS  . . . . . . . . . . . . . . . . .      $    (451)    $  (8,765)       $  (8,745)     $ (16,117)
                                                 ---------     ---------        ---------      ---------
                                                 ---------     ---------        ---------      ---------

PROFORMA NET LOSS PER SHARE . . . . . . . .      $ **(0.05)    $    *N/M        $ **(0.93)     $    *N/M
                                                 ---------     ---------        ---------      ---------
                                                 ---------     ---------        ---------      ---------

WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING  . . . . . . . . . . . . . . .        **9,400         7,137          **9,400          7,137
                                                 ---------     ---------        ---------      ---------
                                                 ---------     ---------        ---------      ---------


* Not Meaningful-Per share data is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 12, 1994

** Proforma per share data has been calculated assuming that the Reorganized
   Company will issue approximately 9.4 million shares of common stock.
   As of June 30, 1995, 4,896,361 shares of Class A and 1,718,828 shares of Class B Common Stock are issued and outstanding.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                           JUNE 30,
                                                          --------------------------------------
                                                          REORGANIZED COMPANY        PREDECESSOR
                                                          --------------------------------------
                                                                  1995                  1994
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss . . . . . . . . . . . . . . . . . . . . . .       $   (8,745)             $  (16,117)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation and amortization  . . . . . . . . . .            3,796                   3,304
    Net periodic postretirement benefit cost . . . . .            1,752                   2,047
    Loss (gain) on disposition of property and
     equipment . . . . . . . . . . . . . . . . . . . .               (5)                    119
    Increase in accounts receivable  . . . . . . . . .           (4,440)                 (6,415)
    Decrease (increase) in inventories   . . . . . . .             (859)                    349
    Decrease (increase) in prepaid expenses
     and other . . . . . . . . . . . . . . . . . . . .              792                  (2,848)
    Increase in accounts payable . . . . . . . . . . .            9,991                   4,745
    Increase (decrease) in accrued liabilities . . . .            3,296                    (895)
    Increase (decrease) in air traffic
     liability . . . . . . . . . . . . . . . . . . . .           (2,670)                 24,438
    Other, net   . . . . . . . . . . . . . . . . . . .            6,048                  (3,094)
                                                             ----------              ----------
      Net cash provided by operations before
       reorganization expenses . . . . . . . . . . . .            8,956                   5,633
    Reorganization expenses  . . . . . . . . . . . . .                -                   3,035
                                                             ----------              ----------
      Net cash provided by operating activities  . . .            8,956                   8,668
                                                             ----------              ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment   . . . . . . . .           (5,074)                 (2,609)
  Net proceeds from disposition of property
   and equipment . . . . . . . . . . . . . . . . . . .            1,832                     300
                                                             ----------              ----------
      Net cash used in investing activities  . . . . .           (3,242)                 (2,309)
                                                             ----------              ----------

CASH FLOWS USED IN FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt . . . . . .            1,247                       -
  Repayment of long-term debt  . . . . . . . . . . . .           (5,710)                   (507)
  Principal payments under capital lease
   obligations . . . . . . . . . . . . . . . . . . . .           (1,467)                    (81)
                                                             ----------              ----------
      Net cash used in financing activities  . . . . .           (5,930)                   (588)
                                                             ----------              ----------

        NET INCREASE (DECREASE) IN CASH AND
         CASH EQUIVALENTS  . . . . . . . . . . . . . .             (216)                  5,771

CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD  . . . . . . . . . . . . . . . . . . . . . . .            3,501                   4,273
                                                             ----------              ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD . . . . . . .       $    3,285              $   10,044
                                                             ----------              ----------
                                                             ----------              ----------

ITEM 1.           (CONTINUED)
OPERATING STATISTICS (UNAUDITED)


                                                     THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                          JUNE 30,                              JUNE 30,
                                            --------------------------------------------------------------------------
                                                  1995              1994                1995               1994
----------------------------------------------------------------------------------------------------------------------
                                              REORGANIZED                           REORGANIZED
                                                COMPANY          PREDECESSOR          COMPANY           PREDECESSOR
                                            --------------------------------------------------------------------------
SCHEDULED OPERATIONS:

Revenue passengers* . . . . . . . . . .         1,197             1,070                2,349              2,147
Revenue passenger miles * . . . . . . .       791,658           713,358            1,472,000          1,361,907
Available seat miles *  . . . . . . . .     1,034,221           952,463            1,973,764          1,878,260
Passenger load factor . . . . . . . . .          76.5%             74.9%                74.6%              72.5%
Revenue ton miles * . . . . . . . . . .        91,460            79,525              168,464            151,750
Revenue plane miles * . . . . . . . . .         4,314             3,802                8,270              7,448
Passenger revenue per passenger mile  .           9.3 CENTS         9.3 CENTS            9.5 CENTS          9.6 CENTS

OVERSEAS CHARTER OPERATIONS

Revenue passengers* . . . . . . . . . .            37                 -                   62                  -
Revenue passenger miles*  . . . . . . .       100,442               505              169,710                505
Available seat miles* . . . . . . . . .       102,451               830              172,981                830



* In thousands

In the opinion of management, the unaudited condensed financial statements included in this report contain all adjustments necessary for a fair presentation of the results of operations and cash flows for the interim periods covered and the financial condition of Hawaiian Airlines, Inc. ("Hawaiian Airlines" or the "Company" or the "Reorganized Company") as of June 30, 1995 and December 31, 1994. The operating results for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

The unaudited financial statements at June 30, 1995 have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, the Company has continued to experience net and operating losses. Furthermore, there can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity shortage, an adverse change in events and circumstances outside the control of management could result in the Company being unable to meet its financial obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein. Management recognizes that the continuation of the Company as a going concern is dependent upon a return to profitable, positive cash flow operations and the generation of adequate funds to meet its ongoing obligations.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (the "Statement"). This Statement is effective for years beginning after December 15, 1995 and applies to long-lived assets and certain identifiable intangible assets whether held and used or to be disposed of, and goodwill.

The Statement requires that a review be made of long-lived assets and certain identifiable intangible assets for determination of possible impairment adjustments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future cash flows expected to result from use of the asset (undiscounted and without interest charges) are less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, such goodwill should be allocated to the assets tested for recoverability on a pro rata basis using the relative fair values of the assets acquired in the transaction generating the goodwill.

The Statement also requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the asset carrying amount or fair value, less cost to sell.

The Company plans to adopt the Statement in 1996. Restatement of previously issued financial statements is not permitted. The Company has not estimated the impact that adoption of the Statement is expected to have on its financial statements.

Certain reclassifications have been made to conform prior period's data to current period's presentation.

As disclosed in the Supplemental Financial Information, Unaudited Quarterly Financial Information contained in Hawaiian Airlines' Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K"), certain significant quarterly adjustments for calendar year 1994 were recorded. The results for the appropriate quarters of 1994 have been restated to reflect those adjustments. All period-to-period comparisons contained in Management's Discussion and Analysis of Financial Condition and Results of Operations refer to the restated 1994 results.

The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto contained in the 1994 Form 10-K, which are incorporated herein by reference.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

On September 21, 1993, Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., (collectively the "Debtors" or "Predecessor") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 ("Chapter 11") of the United States (the "U.S.") Code in the U.S. Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court"). Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended through the most recent amendment dated April 20, 1995 the "Plan"). On August 30, 1994, the Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on September 12, 1994 (the "Effective Date").

Pursuant to the Plan, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation. On the Effective Date, all of the outstanding equity securities of the Company, HAL, INC., and West Maui Airport, Inc. were cancelled, including without limitation, all outstanding common, preferred and preference stock of HAL, INC.

Under the Plan, the Company is to issue and distribute 9,400,000 shares of its common stock to all of the unsecured creditors with claims allowed under the Plan. The Company's common stock consists of two classes, one with full voting rights, Class A Common Stock, and the other with limited voting rights, Class B Common Stock. On June 19, 1995, the Company commenced distribution of its Class A and Class B Common Stock and as of June 30, 1995, 4,896,361 shares of Class A and 1,718,828 shares of Class B Common Stock are issued and outstanding. The Company anticipates distributing another 2,111,138 shares of Class A Common Stock and 673,673 shares of Class B Common Stock by the end of September, 1995 subject to withholding distribution of an estimated 448,820 shares of Class A Common Stock pending resolution of disputed claims with general unsecured creditors. As disputed claims are finally resolved, the creditor holding such claim will receive a distribution of stock. Any shares withheld in excess of the amount distributed to such creditor will be held until all disputed claims have been resolved. Upon resolution of all disputed claims, there will be a final distribution of any remaining withheld shares to all general unsecured creditors on a pro rata basis.

Pursuant to the Plan, the Company has granted warrants to purchase an additional 989,011 shares of its Class A Common Stock, none of which have been exercised. Pursuant to the terms of the Plan, 600,000 shares of the Company's Class A Common Stock have been reserved for issuance under a 1994 Stock Option Plan.
The Company's Class A Common Stock began trading on the American Stock Exchange and the Pacific Stock Exchange on June 21, 1995.

                          LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1995, the Company had a net working capital deficit of $52.1 million, representing a $6.3 million increase from the net working capital deficit of $45.8 million at December 31, 1994. The deterioration in the Company's working capital position is primarily due to increased accounts payable and accrued liabilities of approximately $13.0 million net of an increase in accounts receivable of $4.4 million and a reduction of air traffic liability of

$2.7 million. The reduction in air traffic liability has resulted from 1) the effects of the usage of promotional sale tickets which were unused and outstanding as of December 31, 1994; and 2) relatively flat ticket sales due to competition and to the fact that total tourism counts through the first six months of 1995 were only 1.9% higher than the first six months of 1994. The Company continues to experience liquidity shortages.

Effective April 13, 1995, the Company and American Airlines, Inc. ("American") executed Amendment No. 2 (the "April Amendment") to the long-term Aircraft Lease Agreement (the "Aircraft Lease Agreement") providing for the deferral of payment of approximately $11.1 million of delinquent lease rents and maintenance payments. The April Amendment provides that the Company is to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10.0% per annum, plus payments for the basic rent of aircraft. Maintenance payments will also be payable weekly, but in the same aggregate amounts as set forth in the original terms of the Aircraft Lease Agreements. Thereafter, commencing January 5, 1996, the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft. The Company paid to American the first five weekly payments of deferred amounts due under the April Amendment, in an aggregate amount of approximately $4.2 million, leaving a balance due of $6.9 million. However, the Company failed to make deferred and basic rent payments to American of $600,000 and $986,000, respectively, commencing May 8, 1995.

As a result, the Company and American entered into Amendment No. 3 to the Aircraft Lease Agreement dated June 1, 1995 (the "June Amendment"). The June Amendment provides for the deferral of the remaining $6.9 million of delinquent lease rents and maintenance payments until August 22, 1995. The June Amendment provides that if the Company remits to American payments of approximately $5.3 million on or before August 22, 1995, then the Company shall pay to American the remainder of the $6.9 million deferred rent commencing September 1, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $125,000. In addition, the Company shall remit to American periodic payments (generally on a weekly basis) commencing May 1, 1995 through and including December 31, 1995 for the basic rent of aircraft. Thereafter, commencing January 1, 1996 the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft.

The Company is current on its payments for basic rent of aircraft under the June Amendment and maintenance payments under the Aircraft Lease Agreement. As of June 30, 1995, approximately $6.9 million of deferred lease rents and maintenance payments is outstanding. The failure of the Company to timely make payment in full of $5.3 million due on or before August 22, 1995 would permit American to exercise remedies available to it, which include, but are not limited to, termination of the lease, repossession of certain aircraft and engines, recovery of damages and drawings under the letters of credit provided by the Company with respect to the Aircraft Lease Agreement.

The ability of the Company to satisfy its obligations with respect to making the payment due to American by August 22, 1995, will depend on the Company's ability to obtain additional debt or equity financing. The Company has been actively exploring possible sources of additional financing. The Company is attempting to obtain the agreement of American to an extension of the August 22, 1995 due date in order to give the Company the opportunity to obtain the financing it needs to be able to make the payment. There can be no assurance that American will agree to an extension, or that the Company will be able to make the payment by August 22, 1995 or any extended due date or that a favorable resolution of the matter will occur.

On or about July 5, 1995, the Company entered into an aircraft lease agreement with American pursuant to which the Company is leasing an additional DC-10-10 aircraft from American until January 8, 1996, unless American terminates the lease earlier upon giving the Company 30 days prior written notice. The aircraft was placed into revenue service on August 2, 1995. The basic rent and supplemental rent for maintenance will be payable weekly based upon hours of use.

On the Effective Date, credit facility borrowings were made by the Company under a financing arrangement with CIT Group/Credit Finance, Inc. ("CIT"). The financing arrangement consists of a credit facility of up to $8.15 million consisting of a secured revolving credit facility including up to $3.0 million of letters of credit (the "Financing"). Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. As of the date of this report, the amount of the facility had been effectively reduced to approximately $5.0 million, which amount was approximately fully drawn in the form of $2.9 million in borrowings and $2.1 million in letters of credit.

The Company currently does not have access to other unutilized credit facilities and does not have any unencumbered assets. Accordingly, its access to additional sources of liquidity remains limited. The Company is seeking other possible sources of external financing, including equity. In addition to assisting the Company in overcoming its working capital difficulties, this would also permit it to reduce its reliance on promotional and discounted ticket sales whose low yields continue to impact operating results. Unless it is successful in these efforts, there are likely to be liquidity shortages in the future.

See discussion on going concern basis in Part I, Item 1, Financial Statements, above.

                                 RESULTS OF OPERATIONS

The Company believes that the operating revenues and expenses of the Reorganized Company for the three and six months ended June 30, 1995 have been presented on a basis which is in all material respects consistent with the presentation of the operating revenues and expenses of the Predecessor for the three and six months ended June 30, 1994.

The Company generated operating income of $431,000 and incurred a net loss of $451,000 during the second quarter of 1995. These amounts represent decreases of $7.4 million and $8.3 million over second quarter 1994 operating and net losses of $7.0 million and $8.7 million, respectively.

OPERATING REVENUES

The following table compares second quarter 1995 operating revenues to those in second quarter 1994, in thousands, by service type:


                                Three Months Ended
                                      June 30,
                             -------------------------
                                 1995          1994
                             --------------------------
                             Reorganized                    Increase
                               Company     Predecessor     (Decrease)
 -------------------------------------------------------   ----------
 Interisland:
    Passenger  . . . . .     $    31,144   $   27,879      $   3,265
    Charter  . . . . . .              12            -             12
    Cargo  . . . . . . .           1,734        1,631            103
    Other  . . . . . . .           1,295        1,179            116
                             -----------   ----------      ---------
                                  34,185       30,689          3,496
                             -----------   ----------      ---------

 Transpacific:
    Passenger  . . . . .          37,767       34,496          3,271
    Cargo  . . . . . . .           2,375        1,660            715
    Other  . . . . . . .             661          769           (108)
                             -----------   ----------      ---------
                                  40,803       36,925          3,878
                             -----------   ----------      ---------

 South Pacific:
  Passenger  . . . . . .           4,761        4,028            733
  Cargo  . . . . . . . .             463          646           (183)
  Other  . . . . . . . .              83          120            (37)
                             -----------   ----------      ---------
                                   5,307        4,794            513
                             -----------   ----------      ---------

 Overseas Charter:
  Passenger  . . . . . .           5,168          107          5,061
  Other  . . . . . . . .               1            -              1
                             -----------   ----------      ---------
                                   5,169          107          5,062
                             -----------   ----------      ---------
     Total   . . . . . .     $    85,464   $   72,515      $  12,949
                             -----------   ----------      ---------
                             -----------   ----------      ---------

The following table compares applicable second quarter 1995 operating and financial passenger revenue statistics to those in second quarter 1994:

                                Three Months Ended
                                      June 30,
                             -------------------------
                                 1995          1994
                             --------------------------
                             Reorganized                    Increase
                               Company     Predecessor     (Decrease)    %
 -------------------------------------------------------   ----------------
 Interisland:
  Revenue passengers*. . . .        933           834            99    11.9
  Revenue passenger miles* .    123,272       109,798        13,474    12.3
  Available seat miles*. . .    232,380       196,254        36,126    18.4
  Passenger load factor  . .      53.0%         56.0%        (3.0)%    (5.4)
  Yield  . . . . . . . . . .  25.3CENTS     25.4CENTS    (0.1)CENTS    (0.4)

 Transpacific:
  Revenue passengers*. . . .        248           221            27    12.2
  Revenue passenger miles* .    624,251       563,738        60,513    10.7
  Available seat miles*  . .    737,325       687,706        49,619     7.2
  Passenger load factor. . .      84.7%         82.0%          2.7%     3.3
  Yield  . . . . . . . . . .   6.0CENTS      6.1CENTS    (0.1)CENTS    (1.6)

 South Pacific:
  Revenue passengers*  . . .         16            15             1     6.7
  Revenue passenger miles* .     44,135        39,822         4,313    10.8
  Available seat miles*  . .     64,516        68,503       (3,985)    (5.8)
  Passenger load factor. . .      68.4%         58.1%         10.3%    17.7
  Yield  . . . . . . . . . .  10.8CENTS     10.1CENTS      0.7CENTS     6.9


 Overseas Charter:
  Revenue passengers*. . . .         37             -            37   100.0
  Revenue passenger miles* .    100,442           505        99,937   197.9
  Available seat miles*  . .    102,451           830       101,621   122.4



* In thousands

Operating revenues totalled $85.5 million during the second quarter of 1995, compared to $72.5 million during the same period in 1994, an increase of $13.0 million or 17.9%.

Revenues from Interisland passenger service totalled $31.1 million during second quarter 1995, an increase of $3.3 million or 11.9% from second quarter 1994. Increases of 11.9% and 12.3% in Interisland passengers carried and revenue passenger miles, respectively, were offset by a decrease in Interisland yield of 0.1CENTS or 0.4%. Increases in revenue passengers carried, revenue passenger miles and available seat miles were a direct result of 1) the utilization of thirteen DC-9-50 aircraft during the second quarter of 1995 versus, on average nine DC-9-50 aircraft in the second quarter of 1994; 2) increased passenger counts due to newly implemented operational concepts such as the Hawaiian Airlines Island Shuttle from Honolulu to Maui and Kauai; and 3) use of promotional fare ticket programs. While promotional fare ticket programs were the primary cause of dilution in second quarter 1995 Interisland yield, included in second quarter 1995 Interisland passenger revenues is approximately $1.0 million of promotional coupon breakage (unused coupons with expired validity).

Revenues from Transpacific passenger operations amounted to $37.8 million during the second quarter of 1995 compared to $34.5 million in the second quarter of 1994, an increase of $3.3 million or 9.6%. Again, increases of 12.2% and 10.7% in revenue passengers carried and revenue passenger miles, respectively, were offset by a decrease of 0.1CENTS or 1.6% in Transpacific yield. Increased frequency to Los Angeles, California, Las Vegas, Nevada and Portland, Oregon resulted in increased revenue passengers carried, revenue passenger miles and available seat miles. The decrease in yield was primarily caused by continued downward pressure on fares due to heavy pricing competition in the Transpacific market. Similar to Interisland passenger revenues, second quarter 1995 Transpacific passenger revenues includes approximately $1.0 million of promotional coupon breakage.

Overseas charter revenues of $5.2 million were earned in the second quarter of 1995 due to the commencement of charter operations between Honolulu, Hawaii and Las Vegas, Nevada in 1995.

OPERATING EXPENSES

The following table compares operating expenses for the second quarter of 1995 with the second quarter of 1994 by major category, in thousands of dollars:


                                Three Months Ended
                                      June 30,
                             -------------------------
                                 1995          1994
                             --------------------------
                             Reorganized                    Increase
                               Company     Predecessor     (Decrease)
 -------------------------------------------------------   ----------
 Wages and benefits  . . . .  $  27,005    $  26,354        $     651
 Maintenance materials and
   repairs . . . . . . . . .     14,736       11,902            2,834
 Aircraft fuel, including
   taxes and oil . . . . . .     13,434       10,975            2,459
 Purchased services  . . . .      5,033        4,979               54
 Aircraft rentals  . . . . .      4,004        6,356           (2,352)
 Sales commissions . . . . .      3,103        2,917              186
 Passenger food  . . . . . .      2,527        2,191              336
 Rentals other than aircraft
   and engines . . . . . . .      2,285        2,480             (195)
 Advertising and promotion .      2,016        1,359              657
 Depreciation and
   amortization  . . . . . .      1,944        1,537              407
 Landing fees  . . . . . . .      1,904        1,168              736
 Reservation fees and
   services  . . . . . . . .      1,887        1,510              377
 Personnel expenses  . . . .      1,020        1,169             (149)
 Insurance-hull and
   liability . . . . . . . .        970          668              302
 Interrupted trips . . . . .        372          509             (137)
 Other . . . . . . . . . . .      2,793        3,124             (331)
                             ----------    ---------        ---------
     Total . . . . . . . . .  $  85,033    $  79,198        $   5,835
                             ----------    ---------        ---------
                             ----------    ---------        ---------

Operating expenses totalled $85.0 million in the second quarter of 1995, an increase of $5.8 million or 7.3% over the second quarter of 1994.

Maintenance materials and repairs increased $2.8 million or 23.5% over 1994. In second quarter 1995, the Company incurred approximately $3.3 million less in DHC-7 and L-1011 aircraft maintenance expense as these aircraft were phased out throughout 1994. The decrease was offset by increased maintenance expense of 1) $4.7 million associated with the Company's DC-10-10 wide-body aircraft; and 2) $1.4 million related to DC-9-50 airframes and engines.

Aircraft fuel, including taxes and oil, increased by $2.5 million or 22.7% quarter over quarter. The Company consumed approximately 4.9 million or 27.7% more gallons of aircraft fuel due to increased frequencies in second quarter 1995 as compared to second quarter 1994. Increased fuel usage was offset by a decrease in the average cost per gallon in the second quarter of 1995 versus the second quarter of 1994 by 2.6CENTS or 4.2%.

Aircraft rentals decreased by $2.4 million or 37.5% in 1995. The decrease was a net result of 1) $2.0 million less in aircraft rents due to the phase out of DHC-7 and L-1011 aircraft throughout 1994; 2) $1.6 million less in DC-9-50 aircraft and engine rents due to such rents being restructured on the Effective Date; and 3) $1.3 million more in aircraft rents for DC-10-10 aircraft.

                                                                     Appendix C

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 10-Q


              (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the quarterly period ended March 31, 1995


             (   ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 For the transition period from ______ to ______

                          Commission file number 1-8836


                             HAWAIIAN AIRLINES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         HAWAII                                                    99-0042880
(State or Other Jurisdiction of                                (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


        531 Ohohia Street
        Honolulu, Hawaii                                                 96819
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's Telephone Number, Including Area Code:  (808) 835-3700


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.                     (X)  Yes     (  )  No

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.                                  (X)  Yes     (  )  No

As of May 10, 1995, no shares of common stock of the Registrant were outstanding.

                          PART I. FINANCIAL INFORMATION



ITEM 1.  FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS (in thousands) (Unaudited)
-------------------------------------------------------------------------------

                                                                         REORGANIZED
                                                                           COMPANY
                                                           -------------------------------------
                                                             MARCH 31, 1995   DECEMBER 31, 1994
------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents . . . . . . . . . . . . . . . .    $     5,387    $     3,501
   Accounts receivable, net. . . . . . . . . . . . . . . . .         17,837         16,275
   Inventories, net. . . . . . . . . . . . . . . . . . . . .          6,704          6,234
   Assets held for sale, net . . . . . . . . . . . . . . . .          1,594          1,594
   Prepaid expenses and other. . . . . . . . . . . . . . . .          5,256          6,079
                                                                -----------    -----------
      Total current assets . . . . . . . . . . . . . . . . .         36,778         33,683

Property and equipment, less accumulated depreciation and
   amortization of $1,875 in 1995 and $922 in 1994 . . . . .         39,203         37,756
Assets held for sale, net  . . . . . . . . . . . . . . . . .         11,590         11,789
Other assets . . . . . . . . . . . . . . . . . . . . . . . .          3,524          9,139
Reorganization value in excess of amounts allocable to
   identifiable assets, less accumulated amortization of
   $1,990 in 1995 and $1,090 in 1994 . . . . . . . . . . . .         70,034         70,934
                                                                -----------    -----------
      TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . .        161,129        163,301
                                                                -----------    -----------
                                                                -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt . . . . . . . . . . . .          6,466          6,394
   Current portion of capital lease obligations. . . . . . .          2,824          2,907
   Accounts payable. . . . . . . . . . . . . . . . . . . . .         24,576         17,529
   Air traffic liability . . . . . . . . . . . . . . . . . .         39,853         40,382
   Accrued liabilities . . . . . . . . . . . . . . . . . . .         13,199         12,298
                                                                -----------    -----------
      Total current liabilities. . . . . . . . . . . . . . .         86,918         79,510

Long-term debt . . . . . . . . . . . . . . . . . . . . . . .         11,320         14,152
Capital lease obligations. . . . . . . . . . . . . . . . . .         12,120         12,764
Other liabilities and deferred credits . . . . . . . . . . .         25,216         23,026
                                                                -----------    -----------
      TOTAL LIABILITIES. . . . . . . . . . . . . . . . . . .        135,574        129,452
                                                                -----------    -----------
SHAREHOLDERS' EQUITY:
   Common stock. . . . . . . . . . . . . . . . . . . . . . .              -              -
   Capital in excess of par value. . . . . . . . . . . . . .              -              -
   Common stock, warrants and options issuable.  . . . . . .         40,000         40,000
   Accumulated deficit . . . . . . . . . . . . . . . . . . .        (14,445)        (6,151)
                                                                -----------    -----------
      Shareholders' equity . . . . . . . . . . . . . . . . .         25,555         33,849
                                                                -----------    -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY. . . . .    $   161,129    $   163,301
                                                                -----------    -----------
                                                                -----------    -----------

-------------------------------------------------------------------------------
CONDENSED STATEMENTS OF OPERATIONS (in thousands)(Unaudited)
-------------------------------------------------------------------------------

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                           -------------------------------------
                                                                    1995                1994
------------------------------------------------------------------------------------------------
                                                            REORGANIZED COMPANY      PREDECESSOR
                                                           -------------------------------------
OPERATING REVENUES:
   Passenger . . . . . . . . . . . . . . . . . . . . . . . .    $    65,601        $     64,597
   Charter . . . . . . . . . . . . . . . . . . . . . . . . .          3,567                  17
   Cargo . . . . . . . . . . . . . . . . . . . . . . . . . .          3,961               4,059
   Other. . . . . . . . . . . . . . .  . . . . . . . . . . .          2,379               2,304
                                                                -----------        ------------
      Total. . . . . . . . . . . . . . . . . . . . . . . . .         75,508              70,977
                                                                -----------        ------------

OPERATING EXPENSES:
   Flying operations . . . . . . . . . . . . . . . . . . . .         24,289              25,986
   Maintenance . . . . . . . . . . . . . . . . . . . . . . .         17,781              15,806
   Passenger service . . . . . . . . . . . . . . . . . . . .          9,268               8,512
   Aircraft and traffic servicing. . . . . . . . . . . . . .         13,542              10,859
   Promotion and sales . . . . . . . . . . . . . . . . . . .         10,198              10,223
   General and administrative. . . . . . . . . . . . . . . .          4,031               4,550
   Depreciation and amortization . . . . . . . . . . . . . .          1,826               1,497
   Early retirement provision. . . . . . . . . . . . . . . .          2,000                   -
                                                                -----------        ------------
      Total. . . . . . . . . . . . . . . . . . . . . . . . .         82,935              77,433
                                                                -----------        ------------

OPERATING LOSS . . . . . . . . . . . . . . . . . . . . . . .         (7,427)             (6,456)
                                                                 ----------        ------------
NONOPERATING INCOME (EXPENSE):
  Interest expense, net. . . . . . . . . . . . . . . . . . .         (1,027)                (58)
  Gain (loss) on equipment retired . . . . . . . . . . . . .             48                 (80)
  Reorganization expenses  . . . . . . . . . . . . . . . . .              -                (763)
  Other, net . . . . . . . . . . . . . . . . . . . . . . . .            112                   6
                                                                -----------        ------------
      Total  . . . . . . . . . . . . . . . . . . . . . . . .           (867)               (895)
                                                                -----------        ------------
NET LOSS . . . . . . . . . . . . . . . . . . . . . . . . . .    $    (8,294)       $     (7,351)
                                                                -----------        ------------
                                                                -----------        ------------

PROFORMA NET LOSS PER SHARE. . . . . . . . . . . . . . . . .    $   **(0.88)       $       *N/M
                                                                -----------        ------------
                                                                -----------        ------------

 WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING . . . . . . .        **9,400               7,137
                                                                -----------        ------------
                                                                -----------        ------------

* Not Meaningful-Per share data is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 12, 1994

** Proforma per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock

--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)
--------------------------------------------------------------------------------


                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                            -----------------------------------------------
                                                                                      1995                  1994
---------------------------------------------------------------------------------------------------------------------------
                                                                               REORGANIZED COMPANY       PREDECESSOR
                                                                            -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $       (8,294)     $       (7,351)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization . . . . . . . . . . . . . . . . . . .                   1,854               1,766
    Amortization of prepaid letter of credit fees . . . . . . . . . . .                       -                  48
    Net periodic postretirement benefit cost  . . . . . . . . . . . . .                     876                 984
    Allowance for doubtful accounts . . . . . . . . . . . . . . . . . .                       -                 211
    Loss on disposition of property and equipment . . . . . . . . . . .                     (48)                 80
    Increase in accounts receivable . . . . . . . . . . . . . . . . . .                  (1,562)             (2,156)
    Decrease (increase) in inventories  . . . . . . . . . . . . . . . .                    (470)                204
    Decrease (increase) in prepaid expenses and other . . . . . . . . .                     823              (2,251)
    Increase in accounts payable  . . . . . . . . . . . . . . . . . . .                   7,347               1,734
    Increase (decrease) in accrued liabilities  . . . . . . . . . . . .                     901                (886)
    Increase (decrease) in air traffic liability  . . . . . . . . . . .                    (529)              7,442
    Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   6,676                 318
                                                                                  -------------       -------------
      Net cash provided by operations before reorganization expenses  .                   7,574                 143
    Reorganization expenses . . . . . . . . . . . . . . . . . . . . . .                       -                 763
                                                                                  -------------       -------------
      Net cash provided by operating activities . . . . . . . . . . . .                   7,574                 906
                                                                                  -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment  . . . . . . . . . . . . . . . . .                  (2,483)             (1,546)
  Net proceeds from disposition of property and equipment . . . . . . .                     393                 257
                                                                                  -------------       -------------
      Net cash used in investing activities . . . . . . . . . . . . . .                  (2,090)             (1,289)
                                                                                  -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt  . . . . . . . . . . . . . . . . . . .                     179                   -
  Repayment of debt . . . . . . . . . . . . . . . . . . . . . . . . . .                  (3,049)               (252)
  Principal payments under capital lease obligation . . . . . . . . . .                    (728)                  -
                                                                                  -------------       -------------
      Net cash used in financing activities . . . . . . . . . . . . . .                  (3,598)               (252)
                                                                                  -------------       -------------

      NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . . . .                   1,886                (635)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD  . . . . . . . . . . . .                   3,501               4,273
                                                                                  -------------       -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD  . . . . . . . . . . . . . . .          $        5,387      $        3,638
                                                                                  -------------       -------------
                                                                                  -------------       -------------

--------------------------------------------------------------------------------
 OPERATING STATISTICS (Unaudited)
--------------------------------------------------------------------------------

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                               -------------------------------------------------
                                                          1995                     1994
------------------------------------------------------------------------------------------------
                                                   REORGANIZED COMPANY          PREDECESSOR
                                               -------------------------------------------------
SCHEDULED OPERATIONS:
Revenue passengers*  . . . . . . . . . . . .                 1,152                  1,077
Revenue passenger miles *. . . . . . . . . .               680,342                648,549
Available seat miles * . . . . . . . . . . .               939,543                925,797
Passenger load factor  . . . . . . . . . . .                  72.4 %                 70.1 %
Revenue ton miles *. . . . . . . . . . . . .                77,004                 72,225
Revenue plane miles *. . . . . . . . . . . .                 3,956                  3,646
Passenger revenue per passenger mile . . . .                   9.6 CENTS             10.0 CENTS

OVERSEAS CHARTER OPERATIONS:
Revenue passengers*. . . . . . . . . . . . .                    25                      -
Revenue passenger miles* . . . . . . . . . .                69,268                      -
Available seat miles*. . . . . . . . . . . .                70,530                      -


*  In thousands

In the opinion of management, the unaudited financial statements included in this report contains all adjustments necessary for a fair presentation of the results of operations and statements of cash flow for the interim periods covered and the financial condition of Hawaiian Airlines, Inc. ("Hawaiian Airlines" or the "Company" or the "Reorganized Company") as of March 31, 1995 and December 31, 1994. The operating results for the interim period are not necessarily indicative of the results to be expected for the full fiscal year.

Certain reclassifications have been made to conform prior year's data to current year's presentation.

As disclosed in the Supplemental Financial Information, Unaudited Quarterly Financial Information contained in Hawaiian Airlines' Annual Report on Form 10-K for the year ended December 31, 1994, certain significant adjustments were recorded and the results for the first quarter of 1994 have been restated to reflect those adjustments. All period-to-period comparisons contained in Management's Discussion and Analysis of Financial Condition and Results of Operations refer to the restated 1994 results.

The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto contained in Hawaiian Airlines' Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K"), which are incorporated herein by reference.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

On September 21, 1993, Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., (collectively the "Debtors" or "Predecessor") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 ("Chapter 11") of the United States (the "U.S.") Code in the U.S. Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court"). Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended through the most recent amendment dated April 20, 1995, the "Plan"). On August 30, 1994, the Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on September 12, 1994 (the "Effective Date").

Pursuant to the Plan, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation. On the Effective Date, all of the outstanding equity securities of the Company, HAL, INC., and West Maui Airport, Inc. were cancelled, including without limitation, all outstanding common, preferred and preference stock of HAL, INC. Under the Plan, the Company is to issue and distribute 9,400,000 shares of its common stock to all of the unsecured creditors with claims allowed under the Plan.

A portion of the shares to be distributed to general unsecured creditors (currently estimated at 540,000 shares) will be held pending resolution of disputed claims. As disputed claims are finally resolved, the creditor holding such claim will receive a distribution of stock. Any shares reserved in excess of the amount distributed to such creditor will be held until all disputed claims have been resolved. Upon resolution of all disputed claims, there will be a final distribution of shares to all general unsecured creditors on a pro rata basis. By the date of the initial distribution, the Company anticipates that approximately 92.9% of the disputed claims should be resolved.

Under the Plan, the shares of new common stock were to be distributed by December 12, 1994. As disputed claims were settled, the Company became concerned that a distribution of new common stock pursuant to the Plan could result in the Company failing to meet certain requirements under the Transportation Act regarding the citizenship of its owners. See Item 1 of the 1994 Form 10-K. Accordingly, the Company twice sought and received approval from the Bankruptcy Court to postpone the distribution of the new common stock.

On April 20, 1995, the Company obtained Bankruptcy Court approval of an amendment to the Plan which the Company believes will enable it to satisfy the citizenship test of the Transportation Act and still make all contemplated distributions under the Plan. The new common stock will be bifurcated into two classes, one with full voting rights, Class A Common Stock and the other with limited voting rights, Class B Common Stock. The amendment provides that the holders of the two largest general unsecured claims and certain of their affiliates (all of whom are non-U.S. citizens) will receive the distribution due them under the Plan in part in Class B Common Stock and in part in Class A Common Stock. The number of shares of Class A Common Stock to be distributed to them will be determined to assure that after giving effect to the distributions, non-U.S. citizens will not hold more than 24.0% of the outstanding shares of Class A Common Stock. The balance of their distribution will be made in shares of Class B Common Stock and they will be the only persons receiving shares of Class B Common Stock under the Plan. All other claimants entitled to receive distributions in stock under the Plan will receive their entire distribution in shares of Class A Common Stock. The Company anticipates that its shares of new common stock will be distributed during the second quarter of 1995.

Pursuant to the Plan, the Company has granted warrants to purchase an additional 989,011 shares of its common stock, none of which have been exercised. Pursuant to the terms of the Plan, 600,000 shares of the Company's common stock have been reserved for issuance under a 1994 Stock Option Plan. The grant of such options is subject to the approval of the 1994 Stock Option Plan by shareholders of the Company.

The Company's Class A Common Stock will be listed on the American Stock Exchange and the Pacific Stock Exchange. The actual commencement of trading, however, may be delayed depending on the timing of the distribution of stock to general unsecured creditors and because significant amounts of stock may be held in employee stock ownership plans.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 1995, the Reorganized Company had a net working capital deficit of $50.1 million representing a $4.3 million increase from the net working capital deficit of $45.8 million at December 31, 1994. The deterioration in the Company's working capital position is primarily due to a combination of an increase in accounts payable of approximately $7.0 million net of increases in cash and cash equivalents and accounts receivable of $3.4 million. Since the Effective Date, the Company has experienced liquidity shortfalls.

Effective April 13, 1995, the Company and American Airlines, Inc.-Registered Trademark- ("American") executed an amendment to the long-term Aircraft Lease Agreement providing for the deferral of payment of approximately $11.1 million of delinquent lease rents and maintenance payments. The amendment provides that the Company is to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10.0% per annum, plus payments for the basic rent of aircraft. Maintenance payments will also be payable weekly, but in the same aggregate amounts as set forth in the original terms of the long-term Aircraft Lease Agreement. Thereafter, commencing January 5, 1996, the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft. The Company paid to American the first five weekly payments of deferred amounts due under the amendment, in an aggregate amount of approximately $4.2 million. However, the Company failed to make the payment of $600,000 due May 8, 1995. The ability of the Company to make up the missed payment and to make the remaining scheduled weekly payments of deferred amounts under the amendment is in question. The Company also failed to make a basic rent payment to American of $986,000 also due on May 8, 1995, but intends to make such payment as soon as possible, hopefully by no later than the next scheduled basic rent due date, May 15, 1995. The failure of the Company to timely make payment in full of payments due under either the amendment or the Aircraft Lease Agreement gives American the right to exercise remedies available to it under the Aircraft Lease Agreement, which include, but are not limited to, termination of the lease, repossession of aircraft and engines, recovery of damages and drawings under the letters of credit provided by the Company with respect to the Aircraft Lease Agreement.

Aggregate rent payments of approximately $100,000 due to the lessors on the DC-9 operating leases also were not paid timely by the Company on May 8, 1995; the Company expects to make those payments within the grace periods provided for in the lease agreements.

On the Effective Date, credit facility borrowings were made by the Company under a financing arrangement with CIT Group/Credit Finance, Inc. ("CIT"). The financing arrangement consists of a credit facility of up to $8.15 million consisting of a secured revolving credit facility including up to $3.0 million of letters of credit (the "Financing"). Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. As of the date of this report, the amount of the facility had been effectively reduced to approximately $5.5 million, which amount was approximately fully drawn in the form of $3.4 million in borrowings and $2.1 million in letters of credit. The Financing contains certain restrictive covenants, one of which requires a maintenance of minimum net worth. Effective April 13, 1995, the minimum required net worth covenant was reduced from $28.0 million to $20.0 million.

The Company currently does not have access to other unutilized credit facilities and, since there are no remaining unencumbered assets, its access to additional sources of liquidity remains limited. The Company is seeking other possible sources of external financing, but unless it is successful in these efforts, there may continue to be liquidity shortfalls in the future.

The Company's unaudited financial statements at March 31, 1995, have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, the Company has continued to experience net and operating losses post Effective Date. Furthermore, there can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity situation, an adverse change in events and circumstances outside the control of management could result in the Company being unable to meet its financial obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein. Management recognizes that the continuation of the Company as a going concern is dependent upon a return to profitable, positive cash flow operations and the generation of adequate funds to meet its ongoing obligations.

                             RESULTS OF OPERATIONS

The Company believes that the operating revenues and expenses of the Reorganized Company for the first quarter 1995 have been presented on a basis which is in all material respects consistent with the presentation of the operating revenues and expenses of the Predecessor for the first quarter 1994 except as stated in
Item 1 above.

During the first quarter of 1995, the Company incurred operating and net losses of approximately $7.4 million and $8.3 million, respectively. However, reflected in the accompanying financial statements is a one-time, non-monetary early retirement provision of $2.0 million representing the estimated effects of an early retirement program on the Company's pension and postretirement benefit obligations as of March 31, 1995. In the first quarter of 1995, in an effort to further reduce labor costs, an early retirement program was offered by the Company to qualified participants of the ground and salaried personnel defined benefit plans. Elections by qualified participants were completed with early retirements scheduled to commence in the second quarter of 1995. Depending on the number of early retirees who are replaced, as of the date of this report and as a result of this program, the Company anticipates savings in labor and benefit costs in excess of $500,000 per year. Excluding the effects of the one-time, non-monetary early retirement provision, first quarter 1995 operating and net losses would have been approximately $5.4 million and $6.3 million. This represents a decrease of $1.1 million over both first quarter 1994 operating and net losses of $6.5 million and $7.4 million, respectively.

OPERATING REVENUES

The following table compares first quarter 1995 operating revenues to those in first quarter 1994, in thousands, by service type:


                                       Three Months Ended
                                            March 31,
                                 ---------------------------
                                      1995          1994
                                 ---------------------------
                                 Reorganized                           Increase
                                   Company        Predecessor         (Decrease)
-------------------------------------------------------------       -----------
Interisland:
     Passenger  . . . . .        $   30,987       $   29,053         $    1,934
     Charter  . . . . . .                10               17                 (7)
     Cargo  . . . . . . .             1,653            1,566                 87
     Other  . . . . . . .             1,440            1,443                 (3)
                                 ----------       ----------         ----------
                                     34,090           32,079              2,011
                                 ----------       ----------         ----------

Transpacific:
     Passenger  . . . . .            30,337           31,950             (1,613)
     Cargo  . . . . . . .             1,805            1,823                (18)
     Other  . . . . . . .               884              810                 74
                                 ----------       ----------         ----------
                                     33,026           34,583             (1,557)
                                 ----------       ----------         ----------

South Pacific:
     Passenger  . . . . .             4,277            3,594                683
     Cargo  . . . . . . .               503              670               (187)
     Other  . . . . . . .                55               51                  4
                                 ----------       ----------         ----------
                                      4,835            4,315                520
                                 ----------       ----------         ----------

Overseas Charter:
     Passenger. . . . . .             3,556                -              3,556
     Other. . . . . . . .                 1                -                  1
                                 ----------       ----------         ----------
                                      3,557                -              3,557
                                 ----------       ----------         ----------


Total   . . . . .                  $ 75,508       $   70,977         $    4,531
                                 ----------       ----------         ----------
                                 ----------       ----------         ----------

The following table compares applicable first quarter 1995 operating and financial passenger revenue statistics to those in first quarter 1994:



                                     Three Months Ended
                                          March 31,
                                  ------------------------
                                      1995        1994
                                  -----------  -----------
                                  Reorganized                  Increase
                                    Company    Predecessor     (Decrease)          %
-----------------------------------------------------------    ----------------------
Interisland:
     Revenue passengers* .......          932          869             63         7.2
     Revenue passenger miles* ..      122,041      112,998          9,043         8.0
     Available seat miles* .....      221,332      183,898         37,434        20.4
     Passenger load factor .....        55.1%        61.4%         (6.3)%       (10.3)
     Yield .....................        25.4 CENTS   25.7 CENTS    (0.3) CENTS   (1.2)

Transpacific:
     Revenue passengers* .......          205          196             9          4.6
     Revenue passenger miles* ..      519,564      501,170        18,394          3.7
     Available seat miles* .....      653,508      668,888       (15,380)        (2.3)
     Passenger load factor .....        79.5%        74.9%          4.6%          6.1
     Yield .....................         5.8 CENTS    6.4 CENTS    (0.6) CENTS   (9.4)

South Pacific:
     Revenue passengers* .......           15           12             3         25.0
     Revenue passenger miles* ..       38,737       34,381         4,357         12.7
     Available seat miles* .....       64,703       73,011        (8,307)        (11.4)
     Passenger load factor .....        59.9%        47.1%          12.8%         27.2
     Yield .....................        11.0 CENTS   10.5 CENTS      0.5 CENTS     4.8


Overseas Charter:
     Revenue passengers* .......           25            -            25          100.0
     Revenue passenger miles* ..       69,268            -        69,268          100.0
     Available seat miles* .....       70,530            -        70,530          100.0

* In thousands

Operating revenues totalled $75.5 million during the first quarter of 1995, compared to $71.0 million during the same period in 1994.

Revenues from Interisland passenger service totalled $31.0 million during first quarter 1995, an increase of $1.9 million or 6.5% from first quarter 1994. Increases of 7.2% and 8.0% in Interisland passengers carried and revenue passenger miles, respectively, were offset by a decrease in Interisland yield of 0.3% or 1.2%. Increases in revenue passengers carried, revenue passenger miles and available seat miles were a direct result of 1) the utilization of thirteen DC-9-50 aircraft during the first quarter of 1995 versus four DHC-7 and, on average nine DC-9-50 aircraft in the first quarter of 1994; 2) increased passenger counts due to newly implemented operational concepts such as the Hawaiian Airlines Island Shuttle from Honolulu to Maui and Kauai; and 3) use of promotional fare ticket programs. However, the promotional fare ticket programs were also the primary cause of dilution in first quarter 1995 Interisland yield.

Revenues from Transpac passenger operations amounted to $30.3 million during the first quarter of 1995 compared to $32.0 million in the first quarter of 1994, a decrease of $1.7 million or 5.3%. Again, increases of 4.6% and 3.7% in revenue passengers carried and revenue passenger miles, respectively, were offset by a decrease of 0.6% or 9.4% in Transpac yield. The decrease in yield was primarily caused by continued downward pressure on fares due to charter operators in the Transpacific market.

Overseas charter revenues of $3.6 million were earned in the first quarter of 1995 due to the commencement of charter operations between Honolulu, Hawaii and Las Vegas, Nevada in conjunction with a Hawaii tour operator.

OPERATING EXPENSES

The following table compares operating expenses for the first quarter of 1995 with the first quarter of 1994 by major category, in thousands of dollars:


                                                  Three Months Ended
                                                      March 31,
                                              -------------------------
                                                 1995          1994
                                              -------------------------
                                              Reorganized                            Increase
                                                Company     Predecessor             (Decrease)
 ------------------------------------------------------------------------          ------------
 Wages and benefits  . . . . . . . .          $ 27,027           $ 25,408          $   1,619
 Maintenance materials and repairs .            13,009             10,180              2,829
 Aircraft fuel, including taxes and oil         12,444             10,224              2,220
 Purchased services  . . . . . . . .             4,802              4,408                394
 Aircraft rentals  . . . . . . . . .             3,869              8,542             (4,673)
 Sales commissions . . . . . . . . .             2,943              3,783               (840)
 Rentals other than aircraft and engines         2,331              1,981                350
 Passenger food  . . . . . . . . . .             2,248              1,775                473
 Advertising and promotion . . . . .             2,070                816              1,254
 Landing fees  . . . . . . . . . . .             1,897              1,308                589
 Depreciation and amortization . . .             1,854              1,767                 87
 Reservation fees and services . . .             1,656              2,250               (594)
 Personnel expenses  . . . . . . . .               960                823                137
 Insurance-hull and liability. . . .               654                791               (137)
 Interrupted trips . . . . . . . . .               541                720               (179)
 Early retirement provision. . . . .             2,000                  -              2,000
 Other . . . . . . . . . . . . . . .             2,630              2,657                (27)
                                              --------           --------          ----------

     Total . . . . . . . . . . . . .          $ 82,935           $ 77,433          $   5,502
                                              --------           --------          ----------
                                              --------           --------          ----------

Operating expenses totalled $82.9 million in the first quarter of 1995, an increase of $5.5 million or 7.1% over the first quarter of 1994.

Wages and benefits increased $1.6 million or 6.3% in 1995. The increase is primarily attributable to an increase in wage rates effective September 1, 1994 ranging from 5.0% to 6.7%, together with a 9.1% increase in seat miles flown, offset by a significant improvement in productivity.

Maintenance materials and repairs increased $2.8 million or 27.5% over 1994. In first quarter 1995, the Company incurred approximately $4.3 million less in DHC-7 and L-1011 aircraft maintenance expense as these aircraft were phased out throughout 1994. The decrease was offset by increased maintenance expense of $7.3 million associated with the Company's DC-10-10 wide-body aircraft.

Aircraft fuel, including taxes and oil increased by $2.2 million or 21.6% quarter over quarter. The average cost per gallon increased by 2.1 CENTS or 3.8% in the first quarter of 1995 versus the first quarter of 1994. Further, the Company consumed approximately 3.0 million or 17.5% more gallons of aircraft fuel due to increased frequencies in first quarter 1995 as compared to first quarter 1994.

Aircraft rentals decreased by $4.7 million or 55.3% in 1995. The decrease was a net result of 1) $6.6 million less in aircraft rents due to the phase out of L-1011 and DHC-7 aircraft throughout 1994 and 2) $1.9 million more in aircraft rents for DC-10-10 aircraft.

Advertising and promotion increased $1.3 million or 162.5% over first quarter 1994. The increase was due to a conscious effort by management to increase the Company's exposure through advertising and promotional media.

As mentioned above, early retirement provision of $2.0 million represents the estimated effects on the Company's pension and postretirement benefit obligations from the early retirement program offered in the first quarter of 1995.

NEW ACCOUNTING PRONOUNCEMENT

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for years beginning after December 15, 1995 and applies to long-lived assets and certain identifiable intangible assets whether held and used or to be disposed of, and goodwill.

The Statement requires that a review be made of long-lived assets and certain identifiable intangible assets for determination of possible impairment adjustments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future cash flows expected to result from use of the asset (undiscounted and without interest charges) are less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, such goodwill should be allocated to the assets tested for recoverability on a pro rata basis using the relative fair values of the assets acquired in the transaction generating the goodwill.

The Statement also requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the asset carrying amount or fair value, less cost to sell.

The Company plans to adopt the Statement in 1996. Restatement of previously issued financial statements is not permitted. The Company has not estimated the impact that adoption of the Statement is expected to have on its financial statements.

                                                                     Appendix D

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC   20549

                                    FORM 10-K

               (X) ANNUAL REPORT PURSUANT TO  SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended December 31, 1994
               ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission file number 1-8836

                             HAWAIIAN AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

     HAWAII                                                          99-0042880
(State or other jurisdiction of            (I.R.S. employer identification no.)
 incorporation or organization)

     531 Ohohia Street
     Honolulu, Hawaii                                                     96819
(Address of principal executive offices)                             (Zip code)

Registrant's telephone number, including area code:  (808) 835-3700

Securities registered pursuant to Section 12(b) of the Act:

     Title of each class               Name of each exchange on which registered
     -------------------               -----------------------------------------
Common Stock ($0.01  par value)                      American Stock Exchange
                                                     Pacific Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing
requirements for the past 90 days.                           Yes (X )    No (  )

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.                                                                 ( X )

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by the court.                                      Yes (X )    No (  )

As of April 14, 1995, no shares of common stock of the Registrant were outstanding (see Note 1 of Notes to Financial Statements). Accordingly, the aggregate market value of voting stock held by non-affiliates of the registrant is $0.00.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 INTRODUCTION

The airline industry has been, and continues to be, suffering poor financial operating results. Aggregate losses of the U.S. airline industry during the past five years have exceeded the total of all cumulative profits from its inception. Since the commencement of deregulation in 1978, the airline industry has become extremely competitive and volatile. Increased competition, rising operational costs and pricing pressures have created financial difficulties for most airlines and many airlines have been acquired, forced to restructure or ceased operations. Signs of recovery are still moderate. The Air Transport Association projects that despite record traffic, the airline industry will post a loss of approximately $100.0 million in 1994.

As with other airlines, Hawaiian Airlines has been adversely affected by these conditions. On September 21, 1993, Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., commenced reorganization cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Code in Bankruptcy Court. Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993, which was amended on March 5, 1994, May 6, 1994, August 29, 1994, November 2, 1994 and February 16, 1995. On August 30, 1994, the U.S. Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on September 12, 1994 with all of the outstanding common, preferred and preference stock of the Debtors being cancelled. Pursuant to the Plan, on the Effective Date, HAL, INC. and West Maui Airport, Inc. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation.

                        LIQUIDITY AND CAPITAL RESOURCES

The airline industry is a highly cyclical business with substantial volatility, and airlines frequently experience short-term peak cash requirements caused by both seasonal fluctuations in traffic that often put a drain on cash during off-peak periods and other exogenous factors, such as fuel price fluctuations or unexpected maintenance costs. Accordingly, airlines require substantial working capital to sustain continued operations under most conditions. The Company has operated with limited cash and cash equivalents and a working capital deficit for a number of years. Working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and sales not yet flown are reflected as current liabilities.

On the Effective Date, the Company recognized an extraordinary gain of $190.1 million representing the relief of approximately $204.7 million in prepetition liabilities net of offsets and certain prepetition liabilities which survived. However, as of December 31, 1994, the Reorganized Company had a net working capital deficit of $45.8 million. The net working capital deficit as of December 31, 1994 represents a $4.6 million increase from the net working capital deficit of $41.2 million at December 31, 1993. The deterioration in the Company's working capital position at December 31, 1994 from that at December 31, 1993 is due to a combination of the following:

- In relation to current assets, increases in accounts receivable, assets held for sale, and prepaid expenses of $2.0 million, $1.6 million and $2.2 million, respectively, being offset by decreases in cash and cash equivalents of $800,000 and inventories of $5.3 million;

- In relation to current liabilities, increases in current portion of long-term debt, current portion of capital lease obligations, air traffic liability and accrued liabilities of $4.2 million, $2.9 million, $10.3 million and $1.0 million, respectively, reduced by decreases in accounts payable of $14.1 million.

On the Effective Date, credit facility borrowings were made by the Reorganized Company under a financing arrangement with CIT Group/Credit Finance, Inc. ("CIT"). The financing arrangement was approved by the Bankruptcy Court on July 27, 1994 and consists of a credit facility of up to $8.15 million consisting of a secured revolving credit facility including up to $3.0 million of letters of credit (the "Financing"). On the Effective Date of the Plan, $2.0 million of the revolving credit facility and $3.0 million of letters of credit were funded to the Reorganized Company. Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. As of the date of this report, the amount of the facility had been effectively reduced to approximately $5.5 million, which amount was approximately fully drawn in the form of $3.4 million in borrowings and $2.1 million in letters of credit. The Financing contains certain restrictive covenants one of which requires a minimum net worth. Effective April 13, 1995, the minimum required net worth covenant was reduced from $28.0 million to $20.0 million.

In order to increase liquidity, the Company has also engaged in a series of promotional ticket sale activities. As of the date of this report, another such promotional activity is in progress. Such promotional activities increase liquidity, but also increase air traffic liability which could affect revenues and liquidity in future periods. Liquidity was further enhanced when 1) in December 1994, $3.0 million of letters of credit issued under the Financing and held by the Airline Reporting Corporation were supplanted with a letter of credit of $100,000, effectively increasing the availability of the revolving credit facility, as required under the Financing and 2) in March 1995, $3.6 million in fuel facility notes receivable held by the Company were collected with $1.5 million of the proceeds reducing borrowings under the Financing and $2.1 million reverting back to the Company.

Notwithstanding the above, since the Effective Date, the Company has continued to experience liquidity shortfalls. On October 31, 1994, the Company failed to timely make certain payments due to American pursuant to the long-term Aircraft Lease Agreement entered into on the Effective Date. American sent the Company notice of the failure to make rent and prepaid maintenance payments, but did not declare the Aircraft Lease Agreement in default or exercise any of the remedies available to it, which include, but are not limited to, termination of the lease, repossession of aircraft and engines, recovery of damages and drawings under the letters of credit. The Company subsequently made the rent and prepaid maintenance payments due American on November 4 and November 15, 1994, respectively. In December 1994 and January, February and March 1995 the Company again failed to timely make certain full payments due pursuant to the long-term Aircraft Lease Agreement. Again, while American sent the Company notice of the failure to make such full rent and prepaid maintenance payments, American did not declare the Aircraft Lease Agreement in default or exercise any of the remedies available to it.

Effective April 13, 1995, the Company and American executed an amendment to the long-term Aircraft Lease Agreement providing for the deferral of payment of approximately $11.1 million of delinquent lease rents and maintenance payments. The amendment provides that the Company is to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10.0% per annum, plus payments for the basic rent of aircraft. Maintenance payments will also be payable weekly, but in the same aggregate amounts as set forth in the original terms of the long-term Aircraft Lease Agreement. Thereafter, commencing January 5, 1996, the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft.

The Company currently does not have access to other unutilized credit facilities and, since there are no remaining unencumbered assets, its access to additional sources of liquidity remains limited. The Company is seeking other possible sources of external financing, but unless it is successful in these efforts, there may continue to be liquidity shortfalls in the future.

The financial statements at December 31, 1994, have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, the Company has continued to experience net and operating losses post Effective Date. Furthermore, there can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity shortfall, an adverse change in events and circumstances outside the control of management could result in the Company being unable to meet its financial obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein. Management recognizes that the continuation of the Company as a going concern is dependent upon a return to profitable, positive cash flow operations and the generation of adequate funds to meet its ongoing obligations.

                             RESULTS OF OPERATIONS

                             1994 COMPARED TO 1993

                                 INTRODUCTION

The Company believes that its operating revenues and expenses after the Effective Date have been presented on a basis which is in all material respects consistent with the presentation of operating revenues and expenses before the Effective Date. Therefore, operating revenues and expenses of the Reorganized Company and the Predecessor in 1994 have been combined for purposes of comparison to 1993.

Excluding nonrecurring items, the Company's operating and net losses for 1994 decreased over 1993 by $12.1 million and $16.0 million, respectively, to $12.7 million and $12.9 million, respectively.

                              OPERATING REVENUES

The following table compares 1994 operating revenues to those in 1993, in thousands, by service type:
                                                              Increase
                             1994             1993           (Decrease)
                           --------------------------------------------
Interisland:
  Passenger. . . . . . . . $ 119,750        $ 118,530        $   1,220
  Charter. . . . . . . . .        25            1,016             (991)
  Cargo. . . . . . . . . .     6,513            6,954             (441)
  Other. . . . . . . . . .     5,645            5,569               76
                           ---------        ---------        ---------
                             131,933          132,069             (136)
                           ---------        ---------        ---------
Transpac:
  Passenger. . . . . . . .   142,116          136,543            5,573
  Cargo. . . . . . . . . .     7,688            6,121            1,567
  Other. . . . . . . . . .     2,896            2,669              227
                           ---------        ---------        ---------
                             152,700          145,333            7,367
                           ---------        ---------        ---------

Southpac:
  Passenger. . . . . . . .    18,311           18,313               (2)
  Cargo. . . . . . . . . .     2,138            1,925              213
  Other. . . . . . . . . .       252              178               74
                           ---------        ---------        ---------
                              20,701           20,416              285
                           ---------        ---------        ---------

Overseas Charter:
  Passenger. . . . . . . .       646            6,153           (5,507)
  Other. . . . . . . . . .         -              138             (138)
                           ---------        ---------        ---------
    Total. . . . . . . . .       646            6,291           (5,645)
                           ---------        ---------        ---------
                           $ 305,980        $ 304,109        $   1,871
                           =========        =========        =========

The following table compares applicable 1994 operating and financial passenger revenue statistics to those in 1993:
                                                          Increase
                                 1994        1993         (Decrease)        %
                             -------------------------------------------------
Interisland:
  Revenue passengers*. . . .     3,639          3,386        253           7.5
  Revenue passenger miles* .   476,051        438,979      37,072          8.5
  Available seat miles*. . .   854,073        770,171      83,902         10.9
  Passenger load factor. . .      55.7%          57.0%       (1.3)%       (2.3)
  Yield. . . . . . . . . . .      25.2CENTS      27.0CENTS   (1.8)CENTS   (6.7)

Transpac:
  Revenue passengers*. . . .       880            885          (5)         (0.6)
  Revenue passenger miles* . 2,231,106      2,257,472     (26,366)         (1.2)
  Available seat miles*. . . 2,857,081      2,784,980      72,101           2.6
  Passenger load factor. . .      78.1%          81.1%       (3.0)%        (3.7)
  Yield. . . . . . . . . . .       6.4CENTS       6.0CENTS    0.4CENTS      6.7

Southpac :
  Revenue passengers*. . . .        65             66          (1)         (1.5)
  Revenue passenger miles* .   173,182        174,262      (1,080)         (0.6)
  Available seat miles*. . .   284,495        294,983     (10,488)         (3.6)
  Passenger load factor. . .      60.9%          59.1%        1.8%          3.1
  Yield. . . . . . . . . . .      10.6CENTS      10.5CENTS     0.1CENTS     1.0

* In thousands

Operating revenues totalled $306.0 million in 1994 compared to $304.1 million in 1993, an increase of $1.9 million or 0.6%.

Revenues from Interisland passenger service totalled $119.8 million during 1994, an increase of $1.3 million or 1.1% from 1993 Interisland passenger revenues of $118.5 million. Increases of 7.5% and 8.5% in Interisland passengers carried and revenue passenger miles, respectively, were offset by a decrease in Interisland yield of 1.8CENTS or 6.7%. Increases in revenue passengers carried, revenue passenger miles and available seat miles were a direct result of 1) the utilization of thirteen DC-9-50 aircraft during a majority of 1994 versus four DHC-7 and, on average nine DC-9-50 aircraft in 1993; and 2) increased passenger counts due to the overall increase in Hawaii tourism year over year and, newly implemented operational concepts such as the Island Shuttle to Maui and Kauai and promotional fare ticket programs. However, the promotional fare ticket programs, such as those held in the second and fourth quarters of 1994, were also the primary cause of dilution in the 1994 Interisland yield.

Revenues from Transpac passenger operations amounted to $142.1 million during 1994 compared to $136.5 million in 1993, an increase of $5.6 million or 4.1%. The increase in Transpac passenger revenues resulted primarily from a 0.4CENTS or 6.7% increase in Transpac yield year over year. The increase in yield was offset by decreases in revenue passengers carried and revenue passenger miles of 0.6% and 1.2%, respectively. As noted above, promotional fare ticket programs were held in 1994, with a portion of such promotional fare ticket programs associated with Transpac routes. Such allocations assisted in increasing Transpac yields in 1994 as no such allocations were made in 1993. Decreases in Transpac revenue passengers carried, revenue passenger miles flown and available seat miles were a direct result of the Company completing in 1994 its transition to an all DC-10-10 aircraft fleet from an all L-1011 fleet. In their current configuration, at full load, the DC-10-10 on average accommodates thirty five less passengers than the L-1011.

Southpac passenger revenues in 1994 remained comparable to 1993 at $18.3 million. While period over period revenue passengers carried and revenue passenger miles decreased by 1.5% and 0.6%, respectively, Southpac yield increased by 0.1CENTS or 1.0%. Again, decreases in Southpac revenue passengers carried, revenue passenger miles flown and available seat miles may be attributed to the transition to an all DC-10-10 aircraft fleet in 1994. Southpac yields increased due to the downsized operations of a competitor in the Southpac market in 1994.

Transpac cargo revenues increased by $1.6 million or 26.1% from 1993. Increased frequency in its Transpac routes allowed the Company to transport
5.4 million or 34.3% more pounds of freight in 1994. The increase in tonnage was offset by a decrease in yield year over year of 2.5CENTS or 6.4%.

Overseas charter revenues decreased by $5.6 million or 91.0% upon comparison of 1994 to 1993. A majority of the decrease is associated with the Predecessor obtaining in 1993 a $3.9 million settlement from the Military Airlift Command for charter operations during Operations Desert Shield and Desert Storm in 1991 and 1990.

                              OPERATING EXPENSES

The following table compares operating expenses for 1994 with 1993 by major category, in thousands. Certain reclassifications have been made to conform prior year's information with the current year:

                                                                      Increase
                                              1994         1993      (Decrease)
                                           ------------------------------------
Wages and benefits . . . . . . . . . . . . $ 102,670    $ 101,292    $   1,378
Aircraft fuel, including taxes and oil . .    47,682       49,777       (2,095)
Maintenance materials and repairs. . . . .    46,541       40,986        5,555
Aircraft rentals . . . . . . . . . . . . .    23,966       29,342       (5,376)
Purchased services . . . . . . . . . . . .    19,866       17,789        2,077
Sales commissions. . . . . . . . . . . . .    12,841       11,153        1,688
Rentals other than aircraft and engines. .     9,633        7,292        2,341
Passenger food . . . . . . . . . . . . . .     8,972        8,150          822
Depreciation and amortization. . . . . . .     6,797        7,442         (645)
Landing fees . . . . . . . . . . . . . . .     6,793        4,803        1,990
Reservation fees and services. . . . . . .     6,635        5,762          873
Advertising and promotion. . . . . . . . .     4,909        3,154        1,755
Personnel expenses . . . . . . . . . . . .     4,056        4,199         (143)
Insurance-hull and liability . . . . . . .     3,388        2,126        1,262
Interrupted trips. . . . . . . . . . . . .     2,038        4,074       (2,036)
Nonreorganization professional
  and legal fees . . . . . . . . . . . . .     1,656        3,872       (2,216)
Restructuring charges. . . . . . . . . . .         -       14,000      (14,000)
Other. . . . . . . . . . . . . . . . . . .    10,226       13,734       (3,508)
                                           ---------    ---------    ---------
            Total. . . . . . . . . . . . . $ 318,669    $ 328,947    $ (10,278)
                                           =========    =========    =========

Operating expenses totalled $318.7 million in 1994, a decrease of $10.2 million or 3.1% from total operating expenses of $328.9 million in 1993.

Wages and benefits increased $1.4 million or 1.4% in 1994. The increase is primarily attributed to 5.0% to 6.7% wage increases effective September 1, 1994.

Aircraft fuel, including taxes and oil decreased by $2.1 million or 4.2% from $49.8 in 1993 to $47.7 million in 1994. In addition to a $0.05 or 7.6% decrease in average cost per gallon year over year, the Company incurred approximately $2.3 million less in aircraft fuel expense in 1994 due to the phase out of its DC-8 aircraft in 1993.

Maintenance materials and repairs totaled $46.5 million in 1994 an increase of $5.6 million or 13.7% over 1993. On a net basis, the Company incurred approximately $5.1 million in additional maintenance expense from the DC-10-10 aircraft transitioned in 1994.

Aircraft rentals decreased by $5.4 million or 18.4%, of which $4.1 million represents decreased rents due to DC-9-50 aircraft operating under capital versus operating leases in 1994 and other DC-9-50 aircraft operating lease rents being restructured on the Effective Date. Approximately $1.3 million of the decrease is attributable to decreased rents associated with phased out L-1011, DHC-7 and DC-8 aircraft in 1994 and 1993.

Purchased services increased $2.1 million or 11.8%, to $19.9 million in 1994 from $17.8 million in 1993. The Company incurred an additional $1.6 million in costs in 1994 associated with simulator training, operation of its flight operating system, credit card fees and outsourced computer mainframe services.

Sales commissions totaled $12.8 million in 1994, an increase of $1.6 million or 14.3% over total sales commissions of $11.2 million in 1993. The increase is primarily attributable to an 18.0% increase in commissionable sales processed through area settlement plans.

Rentals other than aircraft and engines totaled $9.6 million in 1994 versus $7.3 million in 1993. The $2.3 million or 31.5% increase is due to increased space rental rates and additional joint use and system support expenses charged primarily by the State of Hawaii airport authorities.

Landing fees increased by $2.0 million or 41.6% to $6.8 million in 1994. Increases associated with DC-9-50 aircraft landings and wide-body aircraft landings of $1.4 million and $900,000, respectively, were experienced in 1994. Such increases were due to 1) increased landing fee rates in Hawaii and Los Angeles, California and 2) increased frequency due to implementation of the Island Shuttle, schedule changes to Los Angeles, California and Las Vegas, Nevada and commencement of scheduled service to Portland, Oregon.

Advertising and promotion totaled $4.9 million in 1994, an increase of $1.8 million or 57.1% over 1993. Approximately $900,000 is due to a conscious effort by management to increase the Company's exposure through advertising and promotional media, especially on the U.S. West Coast. Another $200,000 of additional expenses were incurred in connection with the Company's participation in American's frequent flyer program.

Insurance-hull and liability increased from $2.1 million in 1993 to $3.4 million in 1994. The $1.3 million or 61.9% increase was mainly due to an 84.2% increase in the applicable premium rate for liability applied to the Company's revenue passenger miles in 1994.

Interrupted trip expense decreased by $2.0 million or 49.1% year over year. The Company experienced $1.8 million less in flight interruption manifest and denied boarding expenses due to its continual efforts to improve customer service and on-time performance.

Nonreorganization professional and legal fees decreased $2.2 million period over period due to a majority of professional and legal fees being classified, in accordance with the provisions of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", as reorganization expenses during the year 1994.

Restructuring charges in 1993 represent the Predecessor's provision for the anticipated return and termination of five of its DC-9-50 aircraft in the second quarter of 1993.

                         NONOPERATING INCOME (EXPENSE)

Reorganization expenses in 1994 totaled $14.0 million and principally represents $5.7 million in legal and professional fees associated with the Predecessor's Chapter 11 process and $8.3 million in fresh start adjustments recorded on the Effective Date in accordance with SOP 90-7.

Reorganization expenses in 1993 of $52.6 million primarily consists of $47.1 million in anticipated L-1011 and DHC-7 aircraft rental and return costs, $4.7 million for the write-off of related flight equipment leasehold improvements and $0.8 million in legal and professional fees.

                              EXTRAORDINARY ITEMS

An extraordinary gain of approximately $190.1 million was recorded in the third quarter of 1994 primarily due to the extinguishment of prepetition obligations.

The $12.1 million extraordinary item in 1993 represents a one-time non-monetary gain due to the reduction in the net accrued pension benefit obligation of the Predecessor. Effective October 1, 1993, the IAM and salaried employee defined benefit pension plans were frozen with no future pay or credited service increases.

                         NEW ACCOUNTING PRONOUNCEMENT

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for years beginning after December 15, 1995 and applies to long-lived assets and certain identifiable intangible assets whether held and used or to be disposed of, and goodwill.

The Statement requires that a review be made of long-lived assets and certain identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future cash flows expected to result from use of the asset (undiscounted and without interest charges) are less than the carrying amount of the asset, an impairment loss is recognized.
Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, such goodwill should be allocated to the assets tested for recoverability on a pro rata basis using the relative fair values of the assets acquired in the transaction generating the goodwill.

The Statement also requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the asset carrying amount or fair value, less cost to sell.

The Company plans to adopt the Statement in 1996. Restatement of previously issued financial statements is not permitted. The Company has not estimated the impact that adoption of the Statement is expected to have on its financial statements.

                             1993 COMPARED TO 1992

                                 INTRODUCTION

In 1993 the Predecessor incurred a net loss of $69.4 million versus net income of $29.0 million in 1992.

The net loss recorded in 1993 includes $52.6 million of reorganization expenses, representing $51.8 million in estimated costs associated with the anticipated rejection of certain aircraft leases, including the Predecessor's L-1011 and DHC-7 fleet types and $800,000 in professional fees, and an extraordinary gain of $12.1 million representing a one-time non-monetary gain from the reduction in its net accrued pension benefit obligation. The net income of 1992 contains a nonoperating gain of $41.7 million arising from the sale of the Predecessor's Honolulu to Fukuoka, Japan Route ("Fukuoka Route" or "Northpac") to Northwest and an extraordinary gain of approximately $106.6 million resulting from the Predecessor's debt restructuring with the Bank of America, National Trust and Savings Association (the "Bank") pursuant to the 1992 restructuring transactions. The gain on the Fukuoka Route sale represents the reversal of the operating expenses previously accrued and recorded by the Predecessor during the period (May 13, 1991 through September 28, 1992) it operated the Fukuoka Route under a wet lease arrangement with Northwest. The operating expenses accrued were forgiven by Northwest at the date of the Fukuoka Route transfer, as was a $7.0 million loan, and accrued interest thereon, which had previously been extended to the Predecessor and secured by the Fukuoka Route. The extraordinary gain on the Bank debt restructuring was generated when the Bank cancelled indebtedness of approximately $80.0 million and surrendered for cancellation its warrant to purchase approximately 8.0% of the Predecessor's stock on a fully-diluted basis and all of the outstanding shares of the Predecessor's Class C Senior Preferred Stock, which had a liquidation preference of approximately $54.0 million and certain rights to mandatory redemption. The gains arising from both of these transactions did not result in any cash flow to the Predecessor although the Bank debt cancellation saved the Predecessor substantial future debt payments and preferred stock redemption obligations.

The Predecessor's operating loss in 1993 decreased to $24.8 million from $111.0 million in 1992. Included in the 1993 operating loss were one-time noncash restructuring charges due to the accruals of $14.0 million in provisions for the early return during 1993 of five of its DC-9-50 aircraft. Included in its 1992 operating loss was a one-time noncash $7.5 million charge to write-off an intangible asset ("favorable operating leases"), and a $26.6 million loss from the operation of the Fukuoka Route which likewise did not result in cash outflow. The Predecessor also recorded restructuring charges of approximately $29.2 million in the fourth quarter of 1992 which consisted primarily of a $23.0 million reserve for the potential costs associated with the early termination and return of the Predecessor's DC-8 aircraft to its lessors. Of the remaining restructuring costs of $6.2 million, $5.3 million pertained to the write-down of DC-8 parts inventory to their net realizable value and the write-off of capitalized improvements made to the DC-8's, $646,000 to severance compensation and the remainder to the write-down of DC-9-15 parts. Without such nonrecurring and noncash items and restructuring costs, the Predecessor's 1993 and 1992 operating losses would have been $10.8 million and $47.7 million, respectively.

For purposes of comparing the operating results during 1993 to those of 1992, revenue and expenses are presented to include and exclude those relating to the Predecessor's operation of the Fukuoka Route. This method more fairly presents the true financial comparability of the two years as Northwest ultimately bore the risks and sustained the economic losses associated with the Fukuoka Route during the entire period it was operated by the Predecessor as explained below.

                              OPERATING REVENUES

The following table compares 1993 operating revenues to those in 1992, in thousands, by service type:

                                                            Increase
                             1993             1992         (Decrease)
                           ---------        ---------      ----------
Interisland:
  Passenger. . . . . . . . $ 118,530        $ 123,787      $  (5,257)
  Charter. . . . . . . . .     1,016            4,334         (3,318)
  Cargo. . . . . . . . . .     6,954            7,566           (612)
  Other. . . . . . . . . .     5,569            6,218           (649)
                           ---------        ---------      ----------
                             132,069          141,905         (9,836)
                           ---------        ---------      ----------

Transpac:
  Passenger. . . . . . . .   136,543          125,995         10,548
  Cargo. . . . . . . . . .     6,121            5,095          1,026
  Other. . . . . . . . . .     2,669            2,189            480
                           ---------        ---------      ----------
                             145,333          133,279         12,054
                           ---------        ---------      ----------

Southpac:
  Passenger. . . . . . . .    18,313           29,208        (10,895)
  Cargo. . . . . . . . . .     1,925            4,068         (2,143)
  Other. . . . . . . . . .       178              270            (92)
                           ---------        ---------      ----------
                              20,416           33,546        (13,130)
                           ---------        ---------      ----------

Northpac:
  Passenger. . . . . . . .         -           63,106        (63,106)
  Cargo. . . . . . . . . .         -              137           (137)
  Other. . . . . . . . . .         -                7             (7)
                           ---------        ---------      ----------
                                   -           63,250        (63,250)
                           ---------        ---------      ----------

Overseas Charter:
  Passenger. . . . . . . .     6,153           23,096        (16,943)
  Other. . . . . . . . . .       138                -            138
                           ---------        ---------      ----------
                               6,291           23,096        (16,805)
                           ---------        ---------      ----------
    Total. . . . . . . . . $ 304,109        $ 395,076      $ (90,967)
                           =========        =========      ==========

The following table compares applicable 1993 operating and financial passenger revenue statistics to those in 1992:

                                                          Increase
                              1993           1992        (Decrease)         %
-------------------------------------------------------------------------------
Interisland:
  Revenue passengers* . . .     3,386          3,604          (218)        (6.1)
  Revenue passenger miles*.   438,979        473,675       (34,696)        (7.3)
  Available seat miles* . .   770,171        936,635      (166,464)       (17.8)
  Passenger load factor . .      57.0%          50.6%          6.4%        12.6
  Yield . . . . . . . . . .      27.0CENTS      26.1CENTS      0.9CENTS     3.4

Transpac:
  Revenue passengers* . . .       885            857            28          3.3
  Revenue passenger miles*. 2,257,472      2,196,657        60,815          2.8
  Available seat miles* . . 2,784,980      2,669,975       115,005          4.3
  Passenger load factor . .      81.1%          82.3%         (1.2)%       (1.5)
  Yield . . . . . . . . . .       6.0CENTS       5.8CENTS      0.2CENTS     3.4

Southpac:
  Revenue passengers* . . . .      66             96           (30)       (31.3)
  Revenue passenger miles*. . 174,262        259,203       (84,941)       (32.8)
  Available seat miles* . . . 294,983        459,960      (164,977)       (35.9)
  Passenger load factor . . .    59.1%          56.4%          2.7%         4.8
  Yield . . . . . . . . . . .    10.5CENTS      11.3CENTS     (0.8)CENTS   (7.1)

Northpac:
  Revenue passengers* . . . .       -             90           (90)      (100.0)
  Revenue passenger miles*. .       -        392,510      (392,510)      (100.0)
  Available seat miles* . . .       -        644,225      (644,225)      (100.0)
  Passenger load factor . . .       -           60.9%        (60.9)%     (100.0)
  Yield . . . . . . . . . . .       -           16.1CENTS    (16.1)CENTS (100.0)

* In thousands

Operating revenues totaled $304.1 million during 1993 compared to $395.1 million in 1992 representing a decrease of $91.0 million or 23.0%. Included in the 1992 amounts are operating revenues for the Fukuoka Route of $63.3 million. Without the operating revenue from the Fukuoka Route, operating revenues totaled $331.8 million during 1992.

Interisland revenues decreased $9.8 million or 6.9% in 1993 to $132.1 million from $141.9 million in 1992. Passenger revenues from interisland operations totaled $118.5 million as compared to $123.8 million during 1993 versus 1992 representing a decease of $5.3 million or 4.3%. Enplaned passengers decreased 6.1% during 1993 to 3,385,609 from 3,604,397 in 1992 primarily due to the overall decline in tourism to the State of Hawaii. Available seat miles decreased 17.8% in 1993 from 936,635,139 in 1992 to 770,171,943 in 1993 due to conscious efforts by the Predecessor to decrease overcapacity in early 1993. Due to these efforts, Interisland passenger load factor increased by 12.6% to 57.0% in 1993 versus 50.6% in 1992 based on 438,979,203 revenue passenger miles in 1993 compared to 473,674,552 revenue passenger miles in 1992. The $3.3 million decrease in Interisland charter revenues resulted from the termination of an Interisland space block agreement with Japan Airlines Co., Ltd. in 1993.

Passenger yields increased to 27.0CENTS per revenue passenger mile in 1993 versus 26.1CENTS per revenue passenger mile in 1992.

Transpac revenues increased $12.0 million or 9.0% in 1993 to $145.3 million from $133.3 million in 1992. Passenger revenues from scheduled Transpac operations amounted to $136.5 million during 1993 compared to $126.0 million 1992, an increase of $10.5 million or 8.3%. The Predecessor enplaned 884,634 passengers during 1993 as opposed to 857,389 during 1992, reflecting the Predecessor's continued emphasis on using its long range aircraft for scheduled passenger service versus charter service on long haul routes. Available seat miles increased to 2,784,980,544 in 1993 from 2,669,975,351 in 1992 or 4.3%. During 1993, passenger yields increased by 3.4% to 6.0CENTS from 5.8CENTS in 1992. Passenger load factor remained relatively static at 81.1% in 1993 compared to 82.3% in 1992. Freight revenue increased 19.6% from $5.1 million in 1992 to $6.1 million in 1993 as a result of management's focus on its Transpac freight operations and marketing.

Southpac revenues decreased 39.1% in 1993 to $20.4 million from $33.5 million in 1992. Southpac passenger revenues totaled $18.3 million during 1993 versus $29.2 million in 1992, a decrease of $10.9 million or 37.3%. The decrease resulted from a decline in passenger yields from 11.3CENTS in 1992 to 10.5CENTS in 1993. Available seat miles decreased to 294,983,004 in 1993 from 459,959,984 in 1992 or 35.9% due to the discontinuation of several unprofitable scheduled Southpac routes in 1993. As a consequence, freight revenue also decreased 53.7% from $4.1 million in 1992 to $1.9 million in 1993.

In 1992, Northpac passenger revenues resulted from the Predecessor's wet lease operation of its Fukuoka Route. Revenues generated from this route totaled $63.3 million during 1992. Passenger revenues totaled $63.1 million during 1992 while passenger yield equalled 16.1CENTS. Northpac yield included sales rebates to purchasers of tickets in Japan reported to the Predecessor by Northwest as commission.

Overseas charter revenues declined by $16.8 million or 72.7% during 1993 to $6.3 million versus $23.1 million in 1992, reflecting the continuation of the Predecessor's strategic plan to deploy its long range aircraft in scheduled Transpac service. The $6.3 million of overseas charter revenues primarily represents ad hoc charters performed by the Predecessor in 1993 and $3.9 million received from the Military Airlift Command in May 1993 following the settlement with the Predecessor on its claim for additional compensation for charter operations during Desert Storm and Desert Shield in 1991 and 1990.

                              OPERATING EXPENSES

The following table compares operating expenses for 1993 with 1992 by major category, in thousands. Certain reclassifications have been made to 1993 information to conform with 1994 presentation:

                                                                 Increase
                                   1993            1992         (Decrease)
                                 -----------------------------------------
EXCLUSIVE OF FUKUOKA ROUTE:
Wages and benefits . . . . . . . $ 101,292       $ 112,083      $  (10,791)
Aircraft fuel,including
  taxes and oil. . . . . . . . .    49,777          64,785         (15,008)
Maintenance materials
  and repairs. . . . . . . . . .    40,986          66,819         (25,833)
Aircraft rentals . . . . . . . .    29,342          44,221         (14,879)
Purchased services . . . . . . .    17,789          18,553            (764)
Sales commissions. . . . . . . .    11,153          13,142          (1,989)
Passenger food . . . . . . . . .     8,150           8,504            (354)
Depreciation and amortization. .     7,442           6,965             477
Reservation fees and services. .     5,762           5,855             (93)
Personnel expenses . . . . . . .     4,199           7,098          (2,899)
Interrupted trips. . . . . . . .     4,074           4,576            (502)
Advertising and promotion. . . .     3,154           8,033          (4,879)
Write-off of favorable
  operating leases . . . . . . .         -           7,454          (7,454)
Restructuring charges. . . . . .    14,000          29,249         (15,249)
Other. . . . . . . . . . . . . .    31,827          18,889          12,938
                                 ---------       ---------      ----------
   Total . . . . . . . . . . . . $ 328,947       $ 416,226      $  (87,279)
                                 =========       =========      ==========

FUKUOKA ROUTE EXPENSE*:
Aircraft rentals . . . . . . . . $       -       $  47,611      $  (47,611)
Sales commissions. . . . . . . .         -          40,642         (40,642)
Purchased services . . . . . . .         -           1,638          (1,638)
                                 ---------       ---------      ----------
   Total . . . . . . . . . . . . $       -       $  89,891      $  (89,891)
                                 =========       =========      ==========

INCLUSIVE OF FUKUOKA ROUTE:
Wages and benefits . . . . . . . $ 101,292       $ 112,083      $  (10,791)
Aircraft fuel, including
  taxes and oil. . . . . . . . .    49,777          64,785         (15,008)
Maintenance materials
  and repairs. . . . . . . . . .    40,986          66,819         (25,833)
Aircraft rentals . . . . . . . .    29,342          91,832         (62,490)
Purchased services . . . . . . .    17,789          20,191          (2,402)
Sales commissions. . . . . . . .    11,153          53,784         (42,631)
Passenger food . . . . . . . . .     8,150           8,504            (354)
Depreciation and amortization. .     7,442           6,965             477
Reservation fees and services. .     5,762           5,855             (93)
Personnel expenses . . . . . . .     4,199           7,098          (2,899)
Interrupted trips. . . . . . . .     4,074           4,576            (502)
Advertising and promotion. . . .     3,154           8,033          (4,879)
Write-off of favorable
  operating leases . . . . . . .         -           7,454          (7,454)
Restructuring charges. . . . . .    14,000          29,249         (15,249)
Other. . . . . . . . . . . . . .    31,827          18,889          12,938
                                 ---------       ---------      ----------
   Total . . . . . . . . . . . . $ 328,947       $ 506,117      $ (177,170)
                                 =========       =========      ==========

* Transferred to Northwest on September 28, 1992

Operating expenses totaled $328.9 million during 1993, down $177.2 million from $506.1 million in 1992. Included in the 1992 amounts are operating expenses applicable to the Fukuoka Route totaling $89.9 million. Operating expenses, exclusive of the Fukuoka Route, totaled $416.2 million during 1992. In addition, included in 1993 operating expenses is $14.0 million of restructuring charges due to the early return of five DC-9-50 aircraft. Similarly, included in 1992 operating expense is $29.2 million of restructuring charges primarily related to the Predecessor's decision in the fourth quarter of 1992 to eliminate its DC-8 fleet.

Wages and benefits decreased $10.8 million from $112.1 million during 1992 to $101.3 million in 1993 representing a decrease of 9.6%. In conjunction with the overall decrease in the average number of employees in 1993 versus 1992, the decrease is primarily attributable to approximately $5.5 million in payroll and related costs associated with the operation of DC-8 aircraft in 1992 and the incurrence of $5.0 million in employee stock option plan expense in 1992.

Aircraft fuel, including taxes and oil, totaled $49.8 million during 1993 versus $64.8 million during 1992 representing a decrease of $15.0 million or 23.2%. In 1993, fuel usage decreased by 19.6% from 93.3 million gallons in 1992 to 74.9 million gallons in 1993. Also, the average price per gallon decreased to $0.66 in 1993 from $0.70 in 1992, a decrease of $0.04 or 5.7%.

Maintenance materials and repairs decreased $25.8 million to $41.0 million in 1993 from $66.8 million in 1992. This 38.6% decrease is due to 1) $13.5 million of DC-8 maintenance costs incurred in 1992; 2) reduced DC-9-50 maintenance expense of $4.9 million due to a reduced fleet and less flight hours flown during 1993 versus 1992; and 3) related reductions in material costs.

Aircraft rentals decreased from $91.8 million in 1992 to $29.3 million in 1993 representing a $62.5 million or a 68.1% decrease. Of this decrease, $47.6 million relates to the Fukuoka Route wet lease rentals for 1992. In addition, $14.3 million of the decrease is attributable to 1) $10.0 million in DC-8 rents being provided for in 1992 upon finalization of the decision to phase out these aircraft from scheduled service in 1992; 2) $1.4 million in decreased DC-9-50 aircraft rents under amended lease terms; and 3) $2.9 million in DC-9-50 rents being provided for in the second quarter of 1993 in connection with the recordation of a $14.0 million reserve for the return of these aircraft.

Purchased services decreased by $2.4 million during 1993 or 11.9%, of which $1.6 million and $800,000 are attributable to ground handling services associated with the Fukuoka Route and decreased ground handling charges incurred from other vendors, respectively.

Sales commissions totaled $11.2 million during 1993 versus $53.8 million during 1992. Of the $42.6 million decrease, $40.6 million of sales commissions related to the Fukuoka Route in 1992. The remaining decrease of $2.0 million is due to less enplaned passengers primarily in the Predecessor's Interisland operations.

Personnel expense decreased $2.9 million during 1993 as opposed to 1992 primarily as a result of the Predecessor's continual shift to scheduled service from charter operations which substantially reduced the cost of flight crew scheduling changes, transportation, meals and accommodations.

Advertising and promotion decreased by $4.9 million or 61.0% from 1992 to 1993 reflecting the Predecessor's decreased marketing activity due to its financial condition during 1993.

During 1993, the Predecessor returned or terminated the respective leases under five of its DC-9-50 aircraft and provided for $14.0 million in anticipated aircraft rental and return costs. As part of the Predecessor's restructuring of its operations in the last quarter of 1992, the Predecessor provided for approximately $23.0 million in anticipated aircraft rental and return costs for its six DC-8 aircraft, $5.6 million for the write-down to net realizable value of DC-8 aircraft improvements and deferred charges and approximately $650,000 in severance cost related to scheduled personnel reductions. In addition, approximately $7.5 million of favorable operating leases were completely written down to reflect the changes in the economic value of the restructured lease terms.

                        NONOPERATING INCOME (EXPENSE)

Net interest expense decreased $6.5 million to $4.7 million in 1993 from $11.2 million in 1992. This decrease was due primarily to the Predecessor's financial restructuring of its Canadian Government and Bank debt in July and November 1992, respectively. Included in nonoperating income (expense) in the third quarter of 1992 is a $41.7 million gain on the transfer of the Predecessor's Fukuoka Route to Northwest. Reorganization expense in 1993 of $52.6 million primarily consists of $51.8 million of estimated costs for the anticipated phase-out of the Predecessor's L-1011 and DHC-7 fleet types. Included in this amount is approximately $47.1 million in anticipated aircraft rental and return costs and $4.7 million for the write-off of related flight equipment leasehold improvements. The remainder of the reorganization expense of $800,000 primarily relates to legal fees.

                              EXTRAORDINARY ITEMS

The $12.1 million extraordinary item in 1993 represents a one-time non-monetary gain representing the actuarial equivalent of the reduction in the net accrued pension benefit obligation of the Predecessor as of September 30, 1993. The gain results from the cessation of future pay and credited service increases in the actuarial formulas used to derive the pension benefit obligation. The IAM defined benefit pension plan was frozen effective October 1, 1993 upon ratification of the new IAM collective bargaining unit agreement on September 8, 1993. The salaried employee defined benefit pension plan was also frozen effective October 1, 1993.

The Predecessor recognized a $2.2 million gain in the third quarter of 1992 arising from the restructuring of the Predecessor's debt with the Canadian Government applicable to certain DHC-7 aircraft. As previously discussed, the Predecessor recognized a $106.6 million gain in the fourth quarter of 1992 resulting from the Predecessor's debt restructuring with the Bank.

              CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

On January 1, 1992, the Predecessor adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" and in accordance with these provisions, elected to reflect the change in accounting principle without restating the effects of adoption under prior years' financial statements. The cumulative effect of the change in accounting principle was a tax benefit of approximately $2.2 million in the first quarter of 1992.

[KPMG Peat Marwick LLP Letterhead]




                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Hawaiian Airlines, Inc.:

We have audited the accompanying balance sheets of Hawaiian Airlines, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and for each of the years in the two-year period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Airlines, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and for each of the years in the two-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 2 to the financial statements, on September 12, 1994, Hawaiian Airlines, Inc. emerged from bankruptcy. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. Furthermore, as discussed in note 4 to the financial statements, the Company changed its method of accounting for income taxes in 1992.

The accompanying financial statements have been prepared assuming that Hawaiian Airlines, Inc. will continue as a going concern. As discussed in note 14 to the financial statements, the Company's recurring losses from operations, deficit working capital and its limited sources of additional liquidity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       KPMG Peat Marwick LLP


Honolulu, Hawaii
April 14, 1995

HAWAIIAN AIRLINES, INC.
BALANCE SHEETS (IN THOUSANDS)
DECEMBER 31, 1994 (REORGANIZED COMPANY) AND 1993 (PREDECESSOR)

                                                                                 REORGANIZED COMPANY   PREDECESSOR
                                                                                 --------------------  -----------
                                                                                         1994             1993
------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................       $    3,501        $   4,273
  Accounts receivable, net of allowance for doubtful accounts of $500 in 1994
   and $800 in 1993............................................................           16,275           14,301
  Inventories, net of allowance for obsolescence of $315 in 1994 and $1,212 in
   1993........................................................................            6,234           11,526
  Assets held for sale.........................................................            1,594               --
  Prepaid expenses.............................................................            6,079            3,915
                                                                                      ----------       -----------
        Total current assets...................................................           33,683           34,015
                                                                                      ----------       -----------
PROPERTY AND EQUIPMENT:
  Flight equipment.............................................................           34,702           52,003
  Ground equipment, buildings, and leasehold improvements......................            3,976           11,037
                                                                                      ----------       -----------
        Total..................................................................           38,678           63,040
  Accumulated depreciation and amortization....................................             (922)         (26,482)
                                                                                      ----------       -----------
        Property and equipment, net............................................           37,756           36,558
                                                                                      ----------       -----------
OTHER ASSETS:
  Nonoperating assets, net of accumulated depreciation of $6,828 in 1993.......               --           22,838
  Assets held for sale.........................................................           11,789               --
  Lease security and other deposits............................................              603            5,464
  Long-term prepayments and other..............................................            8,536            6,665
  Reorganization value in excess of amounts allocable to identifiable assets,
   net.........................................................................           70,934               --
                                                                                      ----------       -----------
        Total other assets.....................................................           91,862           34,967
                                                                                      ----------       -----------
        TOTAL ASSETS...........................................................       $  163,301        $ 105,540
                                                                                      ----------       -----------
                                                                                      ----------       -----------

HAWAIIAN AIRLINES, INC.
BALANCE SHEETS, CONTINUED (IN THOUSANDS)
DECEMBER 31, 1994 (REORGANIZED COMPANY)
AND 1993 (PREDECESSOR)

                                                                                 REORGANIZED COMPANY   PREDECESSOR
                                                                                 --------------------  -----------
                                                                                         1994             1993
------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt............................................       $    6,394        $   2,175
  Current portion of capital lease obligations.................................            2,907               --
  Accounts payable.............................................................           17,529           31,595
  Air traffic liability........................................................           40,382           30,037
  Other accrued liabilities....................................................            4,916            4,832
  Current portion of accrued vacation liability................................            5,040            4,397
  Accrued salaries and wages...................................................            2,342            2,203
                                                                                      ----------       -----------
        Total current liabilities..............................................           79,510           75,239
                                                                                      ----------       -----------
LONG-TERM DEBT.................................................................           14,152            2,615
                                                                                      ----------       -----------
CAPITAL LEASE OBLIGATIONS......................................................           12,764               --
                                                                                      ----------       -----------
OTHER LIABILITIES AND DEFERRED CREDITS:
  Noncurrent portion of accrued vacation liability.............................              485            1,460
  Accumulated pension and other postretirement benefit obligations.............           22,013           23,834
  Other........................................................................              528            1,072
                                                                                      ----------       -----------
        Total other liabilities and deferred credits...........................           23,026           26,366
                                                                                      ----------       -----------
        Total liabilities not subject to compromise............................          129,452          104,220
                                                                                      ----------       -----------
LIABILITIES SUBJECT TO COMPROMISE..............................................               --          205,229
                                                                                      ----------       -----------
REDEEMABLE PREFERRED AND PREFERENCE STOCK SUBJECT TO COMPROMISE................               --            5,973
                                                                                      ----------       -----------
SHAREHOLDERS' EQUITY (DEFICIT):
  Commo stock - $0.01 par value and no par or stated value in 1994 and 1993, respectively; 20,000,000 shares and 16,000,000 shares authorized in 1994 and
   1993, respectively; no shares and 7,136,577 shares issued and outstanding in
   1994 and 1993, respectively.................................................               --           40,504
  Capital in excess of par value...............................................               --           12,479
  Common stock, warrants and options issuable..................................           40,000               --
  Accumulated deficit..........................................................           (6,151)        (262,865)
                                                                                      ----------       -----------
        Shareholders' equity (deficit).........................................           33,849         (209,882)
                                                                                      ----------       -----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 6, 7, 10, 12 AND 13)
SUBSEQUENT EVENTS (NOTES 7, 12, 13 AND 14)
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)...................       $  163,301        $ 105,540
                                                                                      ----------       -----------
                                                                                      ----------       -----------

                See accompanying Notes to Financial Statements.

HAWAIIAN AIRLINES, INC.
STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)
FOR THE PERIOD FROM SEPTEMBER 12, 1994 TO DECEMBER 31, 1994 (REORGANIZED COMPANY), THE PERIOD FROM JANUARY 1, 1994 TO SEPTEMBER 11, 1994 (PREDECESSOR), YEARS ENDED DECEMBER 31, 1993 (PREDECESSOR) AND 1992 (PREDECESSOR)

                                                                REORGANIZED
                                                                  COMPANY                    PREDECESSOR
                                                               --------------------------------------------------
                                                                PERIOD FROM    PERIOD FROM
                                                               SEPTEMBER 12,   JANUARY 1,
                                                                  1994 TO        1994 TO
                                                               DECEMBER 31,   SEPTEMBER 11,
                                                                   1994           1994         1993       1992
-----------------------------------------------------------------------------------------------------------------
OPERATING REVENUES:
  Passenger..................................................    $  80,675      $ 199,502    $ 273,386  $ 342,096
  Charter....................................................          536            135        7,169     27,430
  Cargo......................................................        5,300         11,039       15,000     16,866
  Other......................................................        2,646          6,147        8,554      8,684
                                                               -------------  -------------  ---------  ---------
        Total................................................       89,157        216,823      304,109    395,076
                                                               -------------  -------------  ---------  ---------
OPERATING EXPENSES:
  Flying operations..........................................       28,650         71,768      107,959    187,260
  Maintenance................................................       21,547         47,281       65,963     85,187
  Passenger service..........................................       10,647         25,224       33,748     38,941
  Aircraft and traffic servicing.............................       16,720         34,324       44,135     50,102
  Promotion and sales........................................       10,892         28,499       35,563     81,584
  General and administrative.................................        4,696         12,063       21,610     19,377
  Depreciation and amortization..............................        2,273          4,085        5,969      6,965
  Restructuring charges......................................           --             --       14,000     36,701
                                                               -------------  -------------  ---------  ---------
        Total................................................       95,425        223,244      328,947    506,117
                                                               -------------  -------------  ---------  ---------
OPERATING LOSS...............................................       (6,268)        (6,421)     (24,838)  (111,041)
                                                               -------------  -------------  ---------  ---------
NONOPERATING INCOME (EXPENSE):
  Interest and amortization of debt expense..................       (1,286)        (1,150)      (5,066)   (11,885)
  Interest income............................................          318            300          360        668
  Gain on sale of routes.....................................           --             --           --     41,702
  Gain (loss) on disposition of equipment....................          558             45         (659)    (1,075)
  Other, net.................................................          527            502        1,312       (321)
  Reorganization expenses....................................           --        (13,950)     (52,637)        --
                                                               -------------  -------------  ---------  ---------
        Total................................................          117        (14,253)     (56,690)    29,089
                                                               -------------  -------------  ---------  ---------
LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE..............................       (6,151)       (20,674)     (81,528)   (81,952)
Extraordinary gain, net......................................           --        190,063       12,104    108,722
                                                               -------------  -------------  ---------  ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE........................................       (6,151)       169,389      (69,424)    26,770
Cumulative Effect on Prior Year of Change in Accounting for
 Income Taxes................................................           --             --           --      2,192
                                                               -------------  -------------  ---------  ---------
NET INCOME (LOSS)............................................    $  (6,151)     $ 169,389    $ (69,424) $  28,962
                                                               -------------  -------------  ---------  ---------
                                                               -------------  -------------  ---------  ---------
PROFORMA LOSS PER COMMON SHARE (UNAUDITED):
Before extraordinary items and cumulative effect of change in
 accounting principle........................................    $ **(0.65)     $    *N/M    $    *N/M  $    *N/M
Extraordinary gain, net......................................           **           *N/M         *N/M       *N/M
Cumulative effect of change in accounting principle..........           **           *N/M         *N/M       *N/M
                                                               -------------  -------------  ---------  ---------
NET INCOME (LOSS)............................................    $ **(0.65)     $    *N/M    $    *N/M  $    *N/M
                                                               -------------  -------------  ---------  ---------
                                                               -------------  -------------  ---------  ---------
Weighted Average Number of Common Shares Outstanding.........    $ **9,400      $   7,137    $   6,170  $   5,123
                                                               -------------  -------------  ---------  ---------
                                                               -------------  -------------  ---------  ---------

* Not Meaningful - Per share data is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 12, 1994
** Proforma  per share  data has been  calculated assuming  that the Reorganized
   Company will  issue approximately  9.4  million shares  of common  stock

See accompanying Notes to Financial Statements.

HAWAIIAN AIRLINES, INC.
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (IN THOUSANDS)
FOR THE PERIOD FROM SEPTEMBER 12, 1994 TO DECEMBER 31, 1994 (REORGANIZED COMPANY), THE PERIOD FROM JANUARY 1, 1994 TO SEPTEMBER 11, 1994 (PREDECESSOR), YEARS ENDED DECEMBER 31, 1993 (PREDECESSOR) AND 1992 (PREDECESSOR)




                                                       Class D                   Capital in       Common
                                                       Junior                    excess of         stock,
                                                     Convertible                 par value,     warrants and
                                                      Preference     Common      including        options       Accumulated
                                                        Stock        Stock       warrants         issuable        deficit
---------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31,  1991. . . . . . . . . . . .    $ 2,172      $12,395      $      -        $     -         $(221,034)

   Net income . . . . . . . . . . . . . . . . . . .          -            -             -              -            28,962
   Return and cancellation of 600,000 shares of
     Class D Junior Convertible Preference Stock
     and 504,742 shares of common stock from
     NWA, Inc.  . . . . . . . . . . . . . . . . . .     (2,172)      (1,827)          423              -                 -
   Conversion of 487,992 shares of Class A
     Convertible Preferred Stock to 487,992 shares
     of common stock by Pan-Pacific Hoteliers, Inc.          -       19,519             -              -                 -
   Return and cancellation of 479,758 shares of
     common stock as part of the financial
     restructuring. . . . . . . . . . . . . . . . .          -       (4,650)        4,650              -                 -
   Issuance of warrants to purchase common stock. .          -            -         8,000              -                 -
   Issuance of 2,816,659 shares of common stock
     as part of the private placement . . . . . . .          -       10,478          (594)             -                 -
   Issuance of 283,370 shares of common stock to
     the Employee Stock Option Plans. . . . . . . .          -        1,707             -              -                 -
   Accretion in value of Class B Preference Stock .          -            -             -              -              (750)
                                                       -------      -------      --------        -------         ---------

 BALANCE, DECEMBER 31, 1992 . . . . . . . . . . . .          -       37,622        12,479              -          (192,822)

   Net loss . . . . . . . . . . . . . . . . . . . .          -            -             -              -            69,424
   Exercise of warrants for 1,075,268 shares of
     of common stock. . . . . . . . . . . . . . . .          -           11             -              -                 -
   Issuance of 348,038 shares of common stock to
     the Employee Stock Option Plans. . . . . . . .          -        2,871             -              -                 -
   Accretion in value of Class B Preference Stock .          -            -             -              -              (619)
                                                       -------      -------      --------        -------         ---------

 BALANCE, DECEMBER 31, 1993 . . . . . . . . . . . .          -       40,504        12,479              -          (262,865)

   Net income . . . . . . . . . . . . . . . . . . .          -            -             -              -           169,389
   Fresh start adjustments, net . . . . . . . . . .          -      (40,504)      (12,479)        40,000            93,476
                                                       -------      -------      --------        -------         ---------

 BALANCE SEPTEMBER 12, 1994 . . . . . . . . . . . .          -            -             -         40,000                 -

   Net Loss . . . . . . . . . . . . . . . . . . . .          -            -             -              -            (6,151)
                                                       -------      -------      --------        -------         ---------

 BALANCE, DECEMBER 31, 1994 . . . . . . . . . . . .    $     -      $     -      $      -        $40,000         $  (6,151)
                                                       -------      -------      --------        -------         ---------
                                                       -------      -------      --------        -------         ---------



See accompanying Notes to Financial Statements.



HAWAIIAN AIRLINES, INC.
STATEMENTS OF CASH FLOWS (IN THOUSANDS)
FOR THE PERIOD FROM SEPTEMBER 12, 1994 TO DECEMBER 31, 1994 (REORGANIZED COMPANY), THE PERIOD FROM JANUARY 1, 1994 TO
SEPTEMBER 11, 1994 (PREDECESSOR), YEARS ENDED DECEMBER 31, 1993 (PREDECESSOR) AND 1992 (PREDECESSOR)


                                         REORGANIZED
                                           COMPANY                     PREDECESSOR
                                        ----------------------------------------------------------------------------------
                                         PERIOD FROM     PERIOD FROM
                                         SEPTEMBER 12,    JANUARY 1,
                                            1994 TO         1994 TO
                                          DECEMBER 31,   SEPTEMBER 11,
                                             1994             1994           1993        1992
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss). . . . . . . . . . .    $(6,151)     $ 169,389         $(69,424)   $  28,962
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization. . . .      1,219          4,488            7,001       13,318
    Amortization of reorganization
      value in excess of identifiable
      assets . . . . . . . . . . . . . .      1,090              -                -            -
    Amortization of debt discount. . . .        136              -                -          433
    Cumulative effect of change in
      accounting principle . . . . . . .          -              -                -       (2,192)
    Allowance for doubtful accounts. . .          -            422            4,811        1,615
    Amortization and write-off of
      favorable operating leases . . . .          -              -                -       10,006
    Net periodic postretirement benefit
      cost . . . . . . . . . . . . . . .        903          1,988            2,916        2,327
    Contribution to Employee Stock
      Ownership Plans. . . . . . . . . .          -              -                -        4,973
    Gain on sale of routes . . . . . . .          -              -                -      (41,702)
    (Gain) loss from disposition of
      equipment. . . . . . . . . . . . .       (558)           (45)             659        1,075
    Extraordinary items. . . . . . . . .          -       (190,063)         (12,104)    (108,722)
    (Increase) decrease in accounts
      receivable . . . . . . . . . . . .      3,401         (6,223)              44       (1,579)
    (Increase) decrease in inventories .        220            497             (419)      (2,946)
    (Increase) decrease in prepaid
      expenses . . . . . . . . . . . . .     (2,233)        (1,133)            (406)       2,096
    (Decrease) increase in accounts
      payable. . . . . . . . . . . . . .     (1,966)         5,774          (22,923)      44,667
    (Decrease) increase in air traffic
      liability. . . . . . . . . . . . .       (319)        10,602          (14,319)      (2,348)
    (Decrease) increase in accrued
      liabilities. . . . . . . . . . . .     (1,323)          (734)          66,408       40,216
    Other, net . . . . . . . . . . . . .        316            335             (972)       2,620
                                            -------      ---------         --------    ---------
      Net cash used by operations before
        reorganization expenses. . . . .     (5,265)        (4,703)         (38,728)      (7,181)
    Reorganization expenses. . . . . . .          -         10,799           52,637            -
                                            -------      ---------         --------    ---------

      NET CASH PROVIDED BY (USED IN)
        OPERATING ACTIVITIES . . . . . .     (5,265)         6,096           13,909       (7,181)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Return (issuance) of security
    deposits . . . . . . . . . . . . . .      6,979         (3,007)          (3,800)           -
  Deposit received on nonoperating
    assets . . . . . . . . . . . . . . .          -              -                -       25,000
  Additions to property and equipment. .     (3,603)        (3,682)          (7,037)     (15,373)
  Net proceeds from disposition of
    equipment. . . . . . . . . . . . . .        673            817              992          840
                                            -------      ---------         --------    ---------
      NET CASH PROVIDED BY (USED IN)
        INVESTING ACTIVITIES . . . . . .      4,049         (5,872)          (9,845)      10,467

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt . . . . . .      5,393              -                -            -
  Repayment of long-term debt. . . . . .     (2,095)          (689)          (1,730)     (20,258)
  Repayment of capital lease
    obligations. . . . . . . . . . . . .     (1,044)        (1,345)               -            -
  Issuance of common stock . . . . . . .          -              -               11       10,478
                                            -------      ---------         --------    ---------

      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES . . . . . .      2,254         (2,034)          (1,719)      (9,780)
                                            -------      ---------         --------    ---------

      NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS . . . . . .      1,038         (1,810)           2,345       (6,494)

Cash and Cash Equivalents - Beginning of
  Year or Period . . . . . . . . . . . .      2,463          4,273            1,928        8,422
                                            -------      ---------         --------    ---------

CASH AND CASH EQUIVALENTS - END OF YEAR
  OR PERIOD. . . . . . . . . . . . . . .    $ 3,501      $   2,463         $  4,273    $   1,928
                                            -------      ---------         --------    ---------
                                            -------      ---------         --------    ---------

                                                                                     (continued)




HAWAIIAN AIRLINES, INC.
STATEMENTS OF CASH FLOWS, CONTINUED (IN THOUSANDS)
FOR THE PERIOD FROM SEPTEMBER 12, 1994 TO DECEMBER 31, 1994 (REORGANIZED COMPANY), THE PERIOD FROM JANUARY 1, 1994 TO
SEPTEMBER 11, 1994 (PREDECESSOR), YEARS ENDED DECEMBER 31, 1993 (PREDECESSOR) AND 1992 (PREDECESSOR)


                                         REORGANIZED
                                           COMPANY                     PREDECESSOR
                                        ----------------------------------------------------------------------------------
                                         PERIOD FROM     PERIOD FROM
                                         SEPTEMBER 12,    JANUARY 1,
                                            1994 TO         1994 TO
                                          DECEMBER 31,   SEPTEMBER 11,
                                             1994             1994           1993        1992
--------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid  . . . . . . . . . . . .    $   988      $   1,009         $  1,584    $   1,319
  Income taxes paid. . . . . . . . . . .          -              -                -            -
  Reorganization expenses paid . . . . .          -          3,151              535            -

SUPPLEMENTAL SCHEDULE OF NONCASH
  ACTIVITIES:
LIABILITIES SUBJECT TO COMPROMISE:
  Reclassification of long-term debt. . .         -              -            5,537            -
  Reclassification of accounts payable. .         -              -           30,074            -
  Reclassification of air traffic
    liability . . . . . . . . . . . . . .         -              -            3,280            -
  Reclassification of other accrued
    liabilities . . . . . . . . . . . . .         -              -           95,719            -
  Reclassification of sales deposit . . .         -              -           25,000            -
  Reclassification of other liabilities
    and deferred credits. . . . . . . . .         -              -            1,429            -

RECLASSIFICATION OF REDEEMABLE PREFERRED
  AND PREFERENCE STOCK SUBJECT TO
  COMPROMISE. . . . . . . . . . . . . . .         -              -            5,973            -

BANK OF AMERICA, NATIONAL TRUST AND
  SAVINGS DEBT RESTRUCTURING TRANSACTIONS:
  Exercise of warrants for common stock .         -              -            8,000            -
  Cancellation of debt, net of replacement
    debt. . . . . . . . . . . . . . . . .         -              -                -       47,000
  Cancellation of accrued interest
    payable . . . . . . . . . . . . . . .         -              -                -       10,342
  Issuance of new warrant to purchase
    common stock. . . . . . . . . . . . .         -              -                -        8,000
  Cancellation of common stock warrants .         -              -                -        2,900
  Cancellation of Class C Senior Preferred
    Stock . . . . . . . . . . . . . . . .         -              -                -       54,470

NORTHWEST AIRLINES, INC. TRANSACTIONS:
  Surrender of common and Class D Junior
    Convertible Stock . . . . . . . . . .         -              -                -        4,000
  Bilateral prorate agreement recorded as
    air traffic liability . . . . . . . .         -              -                -        3,510
  Honolulu-Fukuoka route transfer to
    Northwest Airlines, Inc:
    Cancellation of note payable. . . . .         -              -                -        7,482
    Cancellation of wet lease obligation.         -              -                -       34,229
  Conversion of Northwest Airlines, Inc.
    accrued interest into debt. . . . . .         -              -                -          236

CANADIAN GOVERNMENT DEBT RESTRUCTURING:
  Transfer of ownership of nonoperating
    assets, net . . . . . . . . . . . . .         -              -                -        9,284
  Cancellation of accrued interest
    payable . . . . . . . . . . . . . . .         -              -                -        2,574
  Cancellation of debt, net of
    replacement debt. . . . . . . . . . .         -              -                -        8,879

OTHER CAPITAL TRANSACTIONS:
  Issuance of 348,038 shares of common
    stock to the Employee Stock Option
    Plans . . . . . . . . . . . . . . . .         -              -           2,871             -
  Return of common stock by shareholders.         -              -               -         4,650
  Class A Convertible Preferred Stock
    converted to common stock . . . . . .         -              -               -        19,520
  Class B Preference Stock accretion. . .         -              -             619           750

                                                                                     (continued)




HAWAIIAN AIRLINES, INC.
STATEMENTS OF CASH FLOWS, CONTINUED (IN THOUSANDS)
FOR THE PERIOD FROM SEPTEMBER 12, 1994 TO DECEMBER 31, 1994 (REORGANIZED COMPANY), THE PERIOD FROM JANUARY 1, 1994 TO
SEPTEMBER 11, 1994 (PREDECESSOR), YEARS ENDED DECEMBER 31, 1993 (PREDECESSOR) AND 1992 (PREDECESSOR)


                                       REORGANIZED
                                         COMPANY                     PREDECESSOR
                                      ----------------------------------------------------------------------------------
                                       PERIOD FROM     PERIOD FROM
                                       SEPTEMBER 12,    JANUARY 1,
                                          1994 TO         1994 TO
                                        DECEMBER 31,   SEPTEMBER 11,
                                           1994             1994           1993        1992
------------------------------------------------------------------------------------------------------------------------
OTHER:
Reclassification of property and
  equipment to nonoperating assets
  at net book value . . . . . . . . . .   $     -      $       -         $    679    $  24,824
Issuance of notes payable to purchase
  property and equipment, net . . . . .         -              -            3,232          350
Property and equipment acquired through
  capital lease obligations . . . . . .     2,003         16,057                -            -
Issuance of air tickets to purchase
  property. . . . . . . . . . . . . . .         -              -                -          325
Conversion of accounts payable to note
  payable . . . . . . . . . . . . . . .         -              -                -        2,700


See accompanying Notes to Financial Statements

HAWAIIAN AIRLINES, INC.

NOTES TO FINANCIAL STATEMENTS

1.   CHAPTER 11 REORGANIZATION

On September 21, 1993 (the "Petition Date"), Hawaiian Airlines together with HAL, INC., Hawaiian Airlines' parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC., (collectively the "Debtors" or "Predecessor") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 ("Chapter 11") of the United States (the "U.S.") Code in the U.S. Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court"). Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended on March 5, 1994, May 6, 1994, August 29, 1994, November 2, 1994 and February 16, 1995, the "Plan"). By order dated May 10, 1994, the Debtors received Bankruptcy Court approval of their disclosure statement for soliciting acceptances of the Plan, and commenced solicitation on May 13, 1994. In the balloting completed on June 13, 1994 the class of creditors holding general unsecured claims and the class comprised of holders of Class B Preference Stock interests both failed to approve the Plan. On August 30, 1994, the Bankruptcy Court entered an order confirming the Plan and with the satisfaction of certain conditions, the Plan became effective on September 12, 1994 (the "Effective Date"). Due to the aforementioned voting results on the Plan, on the Effective Date, all of the outstanding equity securities of the Debtors were cancelled, including without limitation, all outstanding common, preferred and preference stock of HAL, INC.

Pursuant to the Plan, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines (the "Reorganized Company" or the "Company") being the sole surviving corporation. All unsecured creditors with allowed claims (except with respect to certain immaterial claims and claims relating to assumed executory contracts) will receive Reorganized Company common stock in consideration for their allowed claims. Generally, secured creditors amended the terms of their existing indebtedness, but retained a security interest in the collateral that, at the Effective Date, secured their claims.

The Plan contemplated that the Reorganized Company would issue approximately 9,400,000 shares of common stock, $0.01 par value per share, and warrants and options to purchase an additional 1,589,011 shares of such common stock. A portion of the shares to be distributed to general unsecured creditors (currently estimated at 3,212,927 shares) will be held pending resolution of disputed claims. As disputed claims are finally resolved, the creditor holding such claim will receive a distribution of stock. Any shares reserved in excess of the amount distributed to such creditor will be held until all disputed claims have been resolved. Upon resolution of all disputed claims, there will be a final distribution of shares to all general unsecured creditors on a pro rata basis.

Under the Plan, the shares of new common stock were to be distributed by December 12, 1994. By order entered December 15, 1994, the Reorganized Company received approval from the Bankruptcy Court to postpone distribution of the Reorganized Company's new common stock as originally contemplated under the Plan. By order entered March 14, 1995, the Reorganized Company received a second extension from the Bankruptcy Court to postpone the distribution of the Reorganized Company's new common stock. The Reorganized Company now anticipates that its shares of new common stock will be distributed during the second quarter of 1995.

The Reorganized Company postponed the distribution for two reasons. First, the Company had received very few completed Letters of Distribution Request (which all claimants are required to return to the Distribution Agent under the Plan in order to receive their distributions of new common stock) from holders of allowed claims so that very few distributions could be made. Second, the Reorganized Company was concerned that it could have been required to make distributions to claimants who are not citizens of the U.S. that could have resulted in Hawaiian Airlines failing to be a citizen of the U.S. as defined in
Section 40102 of the Transportation Act (49 U.S.C. Section 40102).

In order to hold a Section 401 Certificate which is necessary for Hawaiian Airlines to carry on its business as a provider of interstate and foreign scheduled air transportation, Hawaiian Airlines must be a citizen of the U.S. In order for Hawaiian Airlines to be deemed a citizen of the U.S. for these purposes, the president and at least two-thirds of the board of directors and other managing officers must be citizens of the U.S., and at least 75.0% of the voting interest must be owned and controlled by persons that are citizens of the U.S.

Accordingly, the Reorganized Company has filed with the Bankruptcy Court a motion seeking approval of an amendment to the Plan which the Reorganized Company believes will enable it to satisfy the citizenship test of the Transportation Act and still make all contemplated distributions under the Plan. The amendment would accomplish this by bifurcating the new common stock into two classes, one with limited voting rights ("Class B Common Stock") and the other with full voting rights ("Class A Common Stock"). The Company has asked the holders of the two largest general unsecured claims entitled to receive stock to accept Class B Common Stock for the distribution due them under the Plan. If they agree, then all other claimants entitled to receive distributions in stock under the Plan would receive shares of Class A Common Stock. If they do not agree, then non-U.S. citizens holding general unsecured claims would receive a portion of their distribution in shares of Class A
Common Stock and a portion in shares of Class B Common Stock.   The number of
shares of Class A Common Stock to be distributed to them would be determined to assure that after giving effect to the distributions, non-U.S. citizens would not hold more than 24.0% of the outstanding shares of Class A Common Stock.
The balance of their distribution would be made in shares of Class B Common Stock. All distributions to other claimants entitled to receive distributions in stock under the Plan would be made in shares of Class A Common Stock. The Company believes that the issuance of shares of Class B Common Stock in either of the foregoing manners will enable the Reorganized Company to meet the citizenship test described above.

Because implementation of the proposed amendment requires several Bankruptcy Court hearings and determinations, as well as either an agreement with the holders of the two claims who would agree to receive shares of Class B Common Stock, or, failing such agreement, a solicitation of approval of the claimants classified as non-U.S. citizens, it is impossible to determine when or whether the Reorganized Company will succeed in such implementation. If the Reorganized Company is unsuccessful in implementing the amendment, it may seek Bankruptcy Court approval to make distributions to U.S. citizens and withhold distributions to non-U.S. citizens or it may seek to implement alternative strategies to enable distributions under the Plan. However, if the Reorganized Company is unsuccessful in implementing any of the alternatives, distributions of stock to all claimants may be delayed indefinitely.

The Reorganized Company's new common stock has been approved for listing on the American Stock Exchange and Pacific Stock Exchange. The actual commencement of trading, however, may be delayed depending on the timing of the distribution of stock to general unsecured creditors. Because a significant amount (up to 42.5% of the stock to be distributed to general unsecured creditors) may not be distributed until most disputed claims have been resolved, and because significant amounts of stock may be held in employee stock ownership plans, the trading volume may be limited. By first distribution, the Reorganized Company anticipates that approximately 28.9% of the disputed claims should be resolved.

In connection with the satisfaction of legal requirements for confirmation of the Plan, certain financial projections were furnished to the Bankruptcy Court. The Reorganized Company will not update or comment further on such projections, which were not intended to be, and should not be, relied upon by post-reorganization investors in the Reorganized Company's common stock. As a matter of policy, the Reorganized Company does not intend to publish projections of future financial performance.

2.   FRESH START REPORTING

     The fresh start reporting common equity value of approximately $40.0 million was determined by the Reorganized Company's management and was calculated by employing a methodology based on a multiple of earnings before interest and taxes. Analyses of publicly available information of other companies believed to be comparable to the Reorganized Company were used in determining a multiple which was then applied to financial projections of the Reorganized Company. Management's estimate of common equity value considered a number of factors including relevant industry and economic conditions, expected future performance, and the amount of available cash and current market conditions, and may not necessarily be indicative of the value at which the Reorganized Company's common shares may trade. Under fresh start reporting, the reorganization value of the entity has been allocated to the Reorganized Company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets of the Reorganized Company has been reflected as "Reorganization value in excess of amounts allocable to identifiable assets" in the accompanying balance sheets.

The effects of the Plan and fresh start reporting in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position (the "SOP") 90-7, "Financial Reporting by Entities in
Reorganization Under the Bankruptcy Code" on the Reorganized Company's balance sheet as of the Effective Date are as follows, in thousands:



                                                                                                     REORGANIZED
                                             PREDECESSOR                                               COMPANY'S
                                            BALANCE SHEET                         FRESH START       BALANCE SHEET
                                            SEPTEMBER 11,     DEBT DISCHARGE      ADJUSTMENTS       SEPTEMBER 11,
                                                1994                (a)               (b)                1994
-------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents . . . . .        $     2,463        $       -          $       -          $   2,463
  Accounts receivable, net  . . . . .             20,052                -               (376)            19,676
  Inventories, net  . . . . . . . . .             10,714                -             (4,260)             6,454
  Assets held for sale  . . . . . . .                  -                -              1,594              1,594
  Prepaid expenses and other  . . . .              5,048            (549)               (653)             3,846
                                             -----------        ---------          ---------          ---------
    Total current assets  . . . . . .             38,277            (549)             (3,695)            34,033

Property and equipment, net . . . . .             48,516                -            (15,204)            33,312
Nonoperating assets . . . . . . . . .             25,818         (20,968)             (4,850)                 -
Assets held for sale  . . . . . . . .                  -                -             11,925             11,925
Reorganization value in excess of
 amounts allocable to identifiable
 assets . . . . . . . . . . . . . . .                  -                -             72,024             72,024
Other assets  . . . . . . . . . . . .             15,172            (882)              1,627             15,917
                                             -----------        ---------          ---------          ---------
      TOTAL ASSETS  . . . . . . . . .        $   127,783        $(22,399)          $  61,827          $ 167,211
                                             -----------        ---------          ---------          ---------
                                             -----------        ---------          ---------          ---------


                                                                                                     REORGANIZED
                                             PREDECESSOR                                               COMPANY'S
                                            BALANCE SHEET                         FRESH START       BALANCE SHEET
                                            SEPTEMBER 11,     DEBT DISCHARGE      ADJUSTMENTS       SEPTEMBER 11,
                                                1994                (a)               (b)                1994
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt . .     $      1,416      $       4,418       $     (145)       $   5,689
  Current portion of capital lease
    obligations . . . . . . . . . . . .            2,121                  -                -            2,121
  Accounts payable  . . . . . . . . . .           34,787            (14,789)            (504)          19,494
  Accrued liabilities . . . . . . . . .           12,774               (129)             439           13,084
  Air traffic liability . . . . . . . .           40,639                  -               61           40,700
                                            ------------      -------------       ----------        ---------
    Total current liabilities . . . . .           91,737            (10,500)            (149)          81,088

Long-term debt  . . . . . . . . . . . .            2,684              8,737                -           11,421
Capital lease obligations . . . . . . .           12,591                  -                -           12,591
Other liabilities and deferred
  credits . . . . . . . . . . . . . . .           31,789                  -           (9,678)          22,111
                                            ------------      -------------       ----------        ---------
    Total liabilities not subject to
      compromise  . . . . . . . . . . .          138,801             (1,763)          (9,827)         127,211
                                            ------------      -------------       ----------        ---------

Total liabilities subject to
  compromise  . . . . . . . . . . . . .          204,726           (204,726)               -                -
                                            ------------      -------------       ----------        ---------
      TOTAL LIABILITIES . . . . . . . .          343,527           (206,489)          (9,827)         127,211
                                            ------------      -------------       ----------        ---------

REDEEMABLE PREFERRED AND PREFERENCE
 STOCK SUBJECT TO COMPROMISE  . . . . .            5,973             (5,973)               -                -

SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock  . . . . . . . . . . . .           40,504                  -          (40,504)               -
  Capital in excess of par value  . . .           12,479                  -          (12,479)               -
  Common stock, warrants and options
    issuable  . . . . . . . . . . . . .                -                  -           40,000           40,000
  Accumulated deficit . . . . . . . . .         (274,700)           190,063           84,637                -
                                            ------------      -------------       ----------        ---------

    SHAREHOLDERS' EQUITY (DEFICIT). . .         (221,717)           190,063           71,654           40,000
                                            ------------      -------------       ----------        ---------

      TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY (DEFICIT) .    $    127,783      $     (22,399)      $   61,827        $ 167,211
                                            ------------      -------------       ----------        ---------
                                            ------------      -------------       ----------        ---------


(a) To record the discharge or reclassification of obligations pursuant to the Plan. Substantially all of these obligations are only entitled to receive such distributions of cash and common stock as provided under the Plan. Portions of these obligations were restructured and will continue, as restructured, to be liabilities of the Reorganized Company.

(b) To record adjustments to reflect assets and liabilities at estimated fair value (including the establishment of Reorganization value in excess of amounts allocable to identifiable assets), the establishment of the Reorganized
     Company's equity value of $40.0 million and the cancellation of the Predecessor's equity.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements included herein have been prepared in accordance with SOP 90-7 which was adopted by the Company effective September 22, 1993.

For periods during the Chapter 11 proceeding, prepetition liabilities which were unsecured or estimated to be unsecured are classified as "Liabilities Subject to Compromise." The accrual of interest on such liabilities was discontinued for the period from September 22, 1993 to the Effective Date of the Plan.

For accounting purposes, the Effective Date of the Plan and inception date for the Reorganized Company is deemed to be September 12, 1994. Under fresh start reporting, the reorganization value of the entity has been allocated to the Reorganized Company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets of the Company has been reflected as "Reorganization value in excess of amounts allocable to identifiable assets" in the accompanying balance sheets.

Because of the application of fresh start reporting, the financial statements for periods after reorganization are not comparable to the financial statements for periods prior to the reorganization.

CASH AND CASH EQUIVALENTS

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Short-term cash investments at December 31, 1994 and 1993 were valued at cost and amounted to $2.6 and $3.0 million, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments. The fair value of short- and long-term debt is based on rates negotiated with prepetition creditors and approximates carrying value. Letters of credit had a fair value of approximately $2.1 million. The fair values of the letters of credit were based on the face value of the underlying instruments. See Note 7.

INVENTORIES

Inventories consisting of flight equipment expendable parts and supplies are stated at average cost, less an allowance for obsolescence.

ASSETS HELD FOR SALE

Assets held for sale consisting of expendable inventory parts and rotable flight equipment are stated at the lower of average cost or net realizable value. As of December 31, 1994 and 1993, the Company had approximately $13.4 million and $1.6 million, respectively, of expendable inventory parts and rotable flight equipment held for sale internally or on a consignment basis with a third party. In 1993, Assets held for sale were presented as a part of Inventories and Nonoperating assets.

PROPERTY AND EQUIPMENT

Owned property and equipment are stated at cost. Costs of major improvements are capitalized. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

  Flight equipment  . . . . . . . . . .  12-15 years, 15% residual value
  Ground equipment  . . . . . . . . . .  5-15 years
  Airport terminal facility . . . . . .  30 years
  Buildings . . . . . . . . . . . . . .  15-20 years
  Leasehold improvements  . . . . . . .  Shorter of lease term or useful life


Maintenance and repairs are charged to operations as incurred, except that 1) costs of overhauling engines are charged to operations in the year the engines are removed for overhaul and 2) scheduled heavy airframe overhauls on DC-9-50 aircraft are recorded under the deferral method whereby the cost of overhaul is capitalized and amortized over the shorter of the period benefitted or the lease term. Additionally, provision is made for the estimated cost of scheduled heavy airframe overhauls required to be performed on leased DC-9-50 aircraft prior to their return to lessors.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight-line basis over 20.0 years. Accumulated amortization at December 31, 1994 totalled approximately $1.1 million. The Company will continue to assess and evaluate whether the remaining useful life of the asset requires revision or, through the use of estimated future undiscounted cash flows over the remaining life of the asset, whether the remaining balance of the asset may not be recoverable.

OTHER ASSETS

Material preoperating costs associated with the introduction of new flight equipment are amortized on a straight-line basis over the shorter of the lease period or five years.

ACCRUED VACATION LIABILITY

Accrued vacation in excess of the amount expected to be taken by employees during the following year are classified as a noncurrent liability.

FREQUENT FLYER AWARDS

A liability for frequent flyer awards is recognized on the incremental cost basis in the period during which passengers have accumulated sufficient mileage for award redemption. Incremental costs primarily include fuel and catering.

PASSENGER  REVENUES

Passenger fares are recorded as operating revenues when the transportation is provided. The value of unused passenger tickets is included as air traffic liability.

INCOME (LOSS) PER SHARE

Income (loss) per share is based on the weighted average number of common stock shares and common stock equivalents outstanding during each year.

NEW ACCOUNTING PRONOUNCEMENT

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for years beginning after December 15, 1995 and applies to long-lived assets and certain identifiable intangible assets whether held and used or to be disposed of, and goodwill.

The Statement requires that a review be made of long-lived assets and certain identifiable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future cash flows expected to result from use of the asset (undiscounted and without interest charges) are less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, such goodwill should be allocated to the assets tested for recoverability on a pro rata basis using the relative fair values of the assets acquired in the transaction generating the goodwill.

The Statement also requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the asset carrying amount or fair value, less cost to sell.

The Company plans to adopt the Statement in 1996.  Restatement of previously
issued financial statements is not permitted.   The Company has not estimated
the impact that adoption of the Statement is expected to have on its financial statements.

4.     CHANGE IN ACCOUNTING METHODS

Effective January 1, 1992, the Predecessor elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The deferred tax liability recognized at January 1, 1992, as calculated under SFAS No. 96, reflected the alternative minimum tax created by the limitation on the Predecessor's net operating loss carryforwards. The provisions of SFAS No. 109 minimized the effect of alternative minimum tax on the measurement of the gross deferred tax liability. Accordingly, the implementation of SFAS No. 109 eliminated the Predecessor's deferred tax liability existing as of January 1, 1992.

The effect of the change in method of accounting for income taxes on net income before cumulative effect of change in accounting principle for the year ended December 31, 1992 was insignificant. The cumulative effect of the change in method of accounting for income taxes on prior years was approximately $2.2 million.

5.     FLIGHT EQUIPMENT

All of the Company's aircraft are leased except for one DC-9-50. The composition of the Company's aircraft fleet is as follows:


                                 Reorganized
                                   Company                Predecessor
                              -------------------------------------------
                               December 31, 1994       December 31, 1993
                              -------------------------------------------
           Aircraft Type       Leased      Owned       Leased      Owned
           --------------------------------------------------------------
           DC-10-10                 7          -                       -
           L-1011-1                 -          -            1          -
           L-1011-50                -          -            6          -
           DC-9-50                 12          1            8          1
           DHC-7                    -          -            4          -
                               ------      -----       ------      -----
           Total                   19          1           19          1
                               ------      -----       ------      -----
                               ------      -----       ------      -----


During 1994, the Reorganized Company completed its transition from L-1011 aircraft to DC-10-10 aircraft and ceased its DHC-7 operations in April 1994.

6.   LEASES

AIRCRAFT LEASES

Six DC-10-10 aircraft are leased under operating leases which expire in year 2001. A seventh DC-10-10 is leased under a short term operating lease which expires in 1995. Seven and five DC-9-50 aircraft and related flight equipment are leased under operating and capital leases, respectively, for various periods ranging through the year 2004.

Most of the aircraft under operating leases include renewal options and fair market value purchase options at the end of the lease period.

OTHER LEASES

The Company leases office space for its headquarters, airport facilities, ticket offices and certain ground equipment in varying terms to 2008.

GENERAL

Rent expense for aircraft, office space, real property and other equipment during 1994, 1993 and 1992 was $33.6, $36.6 million and $105.3 million
(including $47.6 million in 1992 related to the Northwest wet lease agreement, see Note 17), respectively, net of sublease rental income from operating leases of $368,000, $48,000 and $276,000, respectively.

Scheduled future minimum lease commitments under operating and capital leases for the Reorganized Company as of December 31, 1994, in thousands, are as follows:


                                                Operating       Capital
                                                  Leases        Leases
      ------------------------------------------------------------------
      1995 . . . . . . . . . . . . . . . . . .  $   17,296    $    4,210
      1996 . . . . . . . . . . . . . . . . . .      17,165         3,715
      1997 . . . . . . . . . . . . . . . . . .      16,164         3,643
      1998 . . . . . . . . . . . . . . . . . .      15,551         3,281
      1999 . . . . . . . . . . . . . . . . . .      15,030         3,281
      Thereafter . . . . . . . . . . . . . . .      30,928         1,501
                                                   -------        ------
        Total minimum lease payments . . . . .  $  112,134        19,631
                                                   -------
                                                   -------

        Less amount representing interest. . .                     3,960
                                                                  ------

        Present value of obligations under
        capital leases . . . . . . . . . . . .                    15,671

        Less current portion of capital
        lease obligations. . . . . . . . . . .                     2,907
                                                                  ------

        Capital lease obligations, excluding
        current portion  . . . . . . . . . . .                $   12,764
                                                                  ------
                                                                  ------


In addition to scheduled future minimum lease payments, the Company is required to prepay for monthly DC-10-10 maintenance services in accordance with the American Airlines, Inc.-Registered- ("American") Long-Term Agreements, as hereafter defined. The payments are based on estimated flight hours for the month. For the period from September 12, 1994 to December 31, 1994, the Company incurred $8.9 million in maintenance expenses under the Long-Term Agreements.

As discussed in Notes 12, 13 and 14, prior to April 1995, the Company failed to make certain payments due American under its lease arrangements. An amendment to the long-term Aircraft Lease Agreement providing for the deferral of payment of any remaining delinquent amounts owed by the Company over scheduled dates throughout 1995 became effective April 13, 1995.

The net book value of property held under capital leases as of December 31, 1994 totalled $17.3 million.

7.   DEBT

At December 31, 1994, the Company's long-term debt, including obligations under capital leases, consists of the following, in thousands:


                                                  Reorganized
                                                    Company       Predecessor
                                                 -----------------------------
                                                      1994            1993
  ----------------------------------------------------------------------------
  Secured obligations due 1996-1999  . . . .     $     13,537     $    4,790

  Tax obligations due 1995-2000  . . . . . .              668              -

  Unsecured obligations due 1996-1997  . . .            6,341              -

  Obligations under capital leases due
   1995-2000 . . . . . . . . . . . . . . . .            15,671             -
                                                 -------------    ----------
                                                        36,217         4,790

  Current portion  . . . . . . . . . . . . .            (9,301)       (2,175)
                                                 -------------    ----------
     Long-term debt and obligations under
        capital leases, excluding current
        portion  . . . . . . . . . . . . . .     $      26,916    $    2,615
                                                 -------------    ----------
                                                 -------------    ----------


Secured obligations due 1996-1999 are as follows:

* A note payable executed in 1994 in settlement of $6.0 million of administrative claims related to unpaid prepetition L-1011 and DC-9-50 aircraft rents. The note is due in 1999, bears interest at 8.0% per annum and is payable in monthly installments of principal and interest of $121,658. At December 31, 1994, $5.8 million is outstanding;

* A secured note payable executed in 1992 pursuant to a settlement agreement with the Government of Canada related to two DHC-7 aircraft and related flight equipment. The note is due in 1996 and is payable in installments of $50,000 per month. As the note bears no interest, interest has been imputed as of the Effective Date at 10.0% per annum. As of December 31, 1994 and 1993, $1.0 million and $1.8 million were outstanding, respectively;

* A secured note executed in 1993 for the purchase of a DC-9-50 aircraft from a lessor. The mortgage note is due in 1999 and is payable in monthly installments of principal and interest of $59,876. Interest accrues at 10.315% per annum. At December 31, 1994 and 1993, $2.6 million and $3.0 million were outstanding, respectively;

* On the Effective Date, credit facility borrowings were made by the Reorganized Company under a financing arrangement with CIT Group/Credit Finance, Inc. ("CIT"). The financing arrangement was approved by the Bankruptcy Court on July 27, 1994 and consists of a credit facility of up to $8.15 million consisting of a secured revolving credit facility including up to $3.0 million of letters of credit (the "Financing"). On the

     Effective Date of the Plan, $2.0 million of the revolving credit facility and $3.0 million of letters of credit were funded to the Reorganized Company. Borrowings under the revolving credit facility have been recorded net of discount representing the estimated fair value of issued warrants as discussed in Note 11. The Financing has a term of two years and bears interest at the rate of prime plus 2.5% (11.0% at December 31, 1994). Available credit is subject to reduction determined by recalculation of the borrowing base and repayments arising from disposition of collateral. At December 31, 1994, $4.1 million and $2.1 million of borrowings and letters of credit, respectively, were outstanding. The Financing contains certain restrictive covenants one of which requires a minimum net worth. Effective April 13, 1995, the minimum required net worth covenant was reduced from $28.0 million to $20.0 million. See Note 14.

Estimated tax obligations due 1995-2000 represent allowed priority tax claims for various taxing jurisdictions, which in accordance with the provisions of the Plan, bear interest at 7.0% per annum and are payable in twenty-four quarterly installments commencing on the first through sixth anniversaries of the Effective Date.

Unsecured notes payable due 1996-1997 are as follows:

* A note executed in 1994 in settlement of $4.7 million of administrative claims related to unpaid postpetition L-1011 aircraft rents. The note is due in 1996, bears interest at prime plus 3.0% (11.5% at December 31, 1994) and is payable in monthly installments of principal and interest of $194,010. At December 31, 1994, $3.9 million was outstanding;

* A note executed in 1994 in settlement of $2.8 million of administrative claims related to unpaid prepetition airport use and occupancy fees to the State of Hawaii. The note is due in 1997 and is payable in monthly installments of $100,000. The note bears no interest; however, interest has been imputed at 10.0% per annum. As of December 31, 1994, $2.2 million was outstanding;

* A note executed in 1994 in settlement of $276,000 of administrative claims related to unpaid L-1011 aircraft rents. The note is due in 1996 and is payable in monthly principal installments of $11,518. At December 31, 1994, $254,000 remained outstanding. Interest accrues at prime plus 3.0% per annum (11.5% at December 31, 1994).

Obligations under capital leases represent the present value of aggregate future minimum lease payments discounted using interest rates ranging from 8.5% to 9.0%.

The following table represents a summary of the Reorganized Company's assets as of December 31, 1994 which are pledged as security for the indicated obligations as of December 31, 1994:


                               Net Book Value of                                      Balance of Obligation
     Asset/Nature of             Security as of                                               as of
        Security               December 31, 1994                Creditor                December 31, 1994
   --------------------------------------------------------------------------------------------------------------
   Security interst in            $6.0 million                GPA Group PLC           $5.8 million note due
   certain DC-9 rotable                                            and                1999
   parts                                                      AEROUSA, INC.

   Security interest in           $2.0 million                  Canadian              $1.0 million note due
   certain ground and                                          Government             1996
   flight equipment,
   $15.0 million
   stipulated judgment to
   be filed upon default
   of payments due

   Mortgage interest in           $3.7 million                 GATX Capital           $2.6 million mortgage
   DC-9-50 aircraft                                            Corporation            note due 1999

   First priority security        Unspecified                CIT Group/Credit         $4.1 million revolving
   interest in                                                Finance, Inc.           credit facility obligation
   substantially all                                                                  due 1996, $2.1 million
   assets, with certain                                                               letters of credit
   limited exceptions
   including prior liens
   contemplated by the
   Plan, $2.0 million
   letters of credit (See
   Note 11)



8.   REORGANIZATION AND NONRECURRING OPERATING ITEMS

The following reorganization and other items associated with the bankruptcy proceeding were incurred by the Predecessor during the period from January 1, 1994 to September 11, 1994, in thousands:


       Reorganization Items:
         Professional fees . . . . . . . . . . . . . . .     $   5,744
         Employee share of common stock distribution . .         7,568
         Other . . . . . . . . . . . . . . . . . . . . .           268
       Revaluation of assets and liabilities . . . . . .           370
                                                             ---------
                                                             $  13,950
                                                             ---------
                                                             ---------

During 1993, the Predecessor returned or terminated the respective leases under five of its DC-9-50 aircraft. As a result, the Company provided for $14.0 million in anticipated aircraft rental and return costs. In accordance with SOP 90-7, following the Petition Date, the Predecessor classified reorganization and other costs associated with the bankruptcy proceeding as nonoperating reorganization expenses. The balance for the period from September 22, 1993 through December 31, 1993 includes the following, in thousands:

     Provisions for claims related to rejection of L-1011
        and DHC-7 aircraft leases  . . . . . . . . . . . . .      $   51,456
     Provisions for claims related to various contract
        disputes, litigation and other matters . . . . . . .             346
     Professional fees and expenses related to
        reorganization proceedings . . . . . . . . . . . . .             835
                                                                  ----------
                                                                  $   52,627
                                                                  ----------
                                                                  ----------

Charter revenues in 1993 include $3.9 million received from the Military Airlift Command in May 1993 following a settlement with the Debtors on its claim for additional compensation for charter operations during Operations Desert Shield and Desert Storm in 1991 and 1990.

As part of the Predecessor's restructuring of its operations in the last quarter of 1992, the Predecessor provided for approximately $23.0 million in anticipated aircraft rental and return costs for its six DC-8 aircraft, $5.6 million for the write-down to net realizable value of DC-8 aircraft improvements and deferred charges and approximately $650,000 in severance cost related to scheduled personnel reductions. In addition, approximately $7.5 million of favorable operating leases were completely written down to reflect the changes in the economic value of the restructured lease terms.

9.   INCOME TAXES

In 1992, the Financial Accounting Standards Board issued SFAS No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Predecessor adopted SFAS No. 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $2.2 million was determined as of January 1, 1992 and is reported separately in the statement of operations for the year ended December 31, 1992.

As a result of net operating losses in the current year and net operating losses carried forward from prior years, the Company and the Predecessor were not required to provide for federal and state income taxes for 1994 and 1993.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below, in thousands:

                                                      Reorganized
                                                        Company        Predecessor
                                                     ------------------------------
                                                          1994             1993
     ------------------------------------------------------------------------------
     Deferred tax assets:
       Accounts receivable, principally due to
          allowance for doubtful accounts . . . . .      $     198      $     319
       Accured pension and post-retirement
          benefits  . . . . . . . . . . . . . . . .         10,448         10,796
       Accrued vacation . . . . . . . . . . . . . .          1,644          1,861
       Net operating loss carryforwards . . . . . .         34,181         24,585
       Investment tax credit carryforwards. . . . .          2,569          2,569
       Airframe return provision  . . . . . . . . .             76         37,184
       Other  . . . . . . . . . . . . . . . . . . .          3,813          1,403
                                                         ---------      ---------

           Total gross deferred tax assets  . . . .         52,929         78,717

           Less valuation allowance . . . . . . . .        (47,086)       (66,407)
                                                         ---------      ---------

           Net deferred tax assets  . . . . . . . .          5,843         12,310
                                                         ---------      ---------

     Deferred tax liabilities:
       Plant and equipment, principally due to
          differences in depreciation . . . . . . .         (5,843)       (12,220)
       Other  . . . . . . . . . . . . . . . . . . .              -            (90)
                                                         ---------      ---------

           Total gross deferred tax liability . . .         (5,843)       (12,310)
                                                         ---------      ---------

           Net deferred tax liability . . . . . . .      $       -      $       -
                                                         ---------      ---------
                                                         ---------      ---------


The valuation allowance for deferred tax assets as of December 31, 1993 was $66.4 million. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $19.3 million.

As a result of the November 1992 debt restructuring and recapitalization transaction, an ownership change of the Company occurred which resulted in a limitation on the use of its net operating loss (and tax credit) carryforwards pursuant to Sections 382 and 383 of the Internal Revenue Code. Consequently, the Company's ability to utilize net operating loss and tax credit carryforwards that arose prior to that ownership change is limited to $2.8 million annually ("Section 382 limitation"). Any part of the Section 382 limitation that is not utilized in a given year may be carried forward to the next year and combined with that year's originating Section 382 limitation of $2.8 million. Net operating loss carryforwards generated after the ownership change resulting from the November 1992 restructuring, are not subject to the
Section 382 limitation, but were affected by the Company's Chapter 11 reorganization, as discussed below. After taking into account the reductions in net operating loss carryforwards resulting from the November 1992 debt restructuring and recapitalization transaction, as of December 31, 1994 the Company has approximately $44.8 million of net operating loss (and equivalent tax credit) carryforwards attributable to the period prior to the November 1992 restructuring ("pre-November 1992 NOLs") that are subject to the Section 382 limitation.

The financial reorganization of the Company in 1994 resulted in the cancellation of substantial debts of the Company. Such cancellation of indebtedness can result in taxable income under the Internal Revenue Code equal to the excess of the amount of debt canceled over the cash and fair market value of property (including new stock of the Company) paid to the creditors. However, the Internal Revenue Code provides that the cancellation of indebtedness does not give rise to taxable income if the cancellation was pursuant to a plan approved by the court in a bankruptcy case. Moreover, under the judicial "stock-for-debt exception," as modified by Section 108 of the Internal Revenue Code, the Company will not be required to reduce its net operating loss and tax credit carryforwards as a result of the issuance of the Company's new stock to creditors in connection with the Company's reorganization, except as discussed below.

The Chapter 11 reorganization of the Company resulted in another "ownership change" of the Company under Section 382 of the Internal Revenue Code. Ordinarily, an ownership change would result in a significant limitation on the Company's ability to utilize its net operating loss carryforwards following the ownership change. However, pursuant to the so-called "Section 382(l)(5) bankruptcy exception," provided the Company's reorganization resulted in the ownership of 50.0% or more of the Company's stock by "qualifying creditors" and pre-change stockholders, the general limitations imposed by Section 382 will not apply, but the Company's net operating loss carryforwards will be reduced by (i) certain interest paid or accrued on indebtedness converted into stock pursuant to the Plan and (ii) 50.0% of the excess of the amount of debt canceled (other than debt incurred for interest described in (i)) over the value of the Company's stock issued in exchange for the canceled debt.

If the Section 382(l)(5) bankruptcy exception applies and the Company undergoes another ownership change within two years after the ownership change resulting from its Chapter 11 reorganization, the Company would not be entitled to use any net operating loss and tax credit carryforwards that accrued prior to such subsequent ownership change to offset taxable income earned following such ownership change. In addition, the Section 382(l)(5) bankruptcy exception will not affect the limitations imposed on the Company's pre-November 1992 NOLs, and therefore such pre-November 1992 NOLs will remain subject to the $2.8 million Section 382 limitation.

If the Company determines that the net operating loss reduction rules mandated by the Section 382(l)(5) bankruptcy exception would seriously reduce the amount of the Company's net operating loss carryforwards, or if there is a significant possibility that the Company will undergo another ownership change within the two-year period following the ownership change resulting from its Chapter 11 reorganization, the Company may elect to be subject to the annual limitation rules under Section 382(l)(6) of the Internal Revenue Code (the "Section 382(l)(6) election"). Under this provision, the Company's ability to
utilize   net operating loss and equivalent tax credit carryforwards in the future will generally will be subject to an annual limitation (the "Section 382(l)(6) limitation") determined by multiplying the applicable long term tax-exempt rate of 6.05% as of September 1994, by the lower of (1) the value of the Company's assets immediately before the ownership change, determined without regard to liabilities; or (2) the aggregate new stock value immediately after the ownership change. If the Section 382(l)(6) election is made, the Company's net operating loss and credit carryforwards will not be subject to the reductions mandated by the Section 382(l)(5) bankruptcy exception, nor will there be a complete prohibition on the use of net operating loss and credit carryforwards if the Company undergoes another ownership change within the two-year period described above. Moreover, if the Section 382(l)(6) election is made and the Section 382(l)(6) limitation is greater than the $2.8 million Section 382 limitation discussed above, the $2.8 million Section 382 limitation will continue to apply to the pre-November 1992 NOLs.

After giving consideration to the provisions of Section 382(l)(5), the Company has post-November 1992 net operating loss and equivalent investment tax credit carryforwards of $49.1 million. Such amounts are in addition to the pre-November 1992 NOLs, and if the Company decides not to make the Section 382(l)(6) election, such amounts would not be subject to limitation under
Section 382 until the occurrence of another ownership change. The Company's net operating loss and credit carryforwards will expire in 2006 at the earliest.

While it is anticipated that the Section 382(l)(5) bankruptcy exception would be most advantageous, the Company has until September 15, 1995 to decide on whether or not to make the Section 382(l)(6) election.

If the Company, in future tax periods, were to recognize tax benefits attributable to tax attributes of the Predecessor (such as net operating loss and other carryforwards), any such benefit would first be applied to reduce the balance of Reorganization value in excess of amounts allocable to identifiable assets.

10.  BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS

The Company has several pension plans covering substantially all of its employees hired prior to September 1, 1992. Pilots and ground personnel are covered under three defined benefit plans which provide benefits based primarily on years of service and employee compensation near retirement. The International Association of Machinists ("IAM") defined benefit pension plan was frozen effective October 1, 1993 upon ratification of the new IAM collective bargaining unit agreement. The salaried employee defined benefit pension plan was also frozen effective October 1, 1993. Funding for the ground personnel plans is based on minimum Employee Retirement Income Security Act requirements. Pension cost for the Air Line Pilots Association ("ALPA") plan is funded on a current basis based on the amortization of prior service cost over 20 years. Plan assets consist primarily of common stocks, government securities, insurance contract deposits and cash management funds.

The following table summarizes the funded status of the defined benefit plans as of December 31, 1994 and 1993, in thousands:

                                                      Reorganized
                                                        Company        Predecessor
                                                     -------------------------------
                                                          1994             1993
     -------------------------------------------------------------------------------
     Fair value of plan assets . . . . . . . . .     $   122,625        $  130,257
                                                     -----------        ----------
     Accumulated benefit obligation:
        Vested . . . . . . . . . . . . . . . . .        (108,119)         (114,290)
        Nonvested  . . . . . . . . . . . . . . .          (7,991)          (10,588)
                                                     -----------        ----------
                                                        (116,110)         (124,878)

     Additional benefits based on future
        salary levels  . . . . . . . . . . . . .         (10,244)           (6,956)
                                                     -----------        ----------
     Projected benefit obligation  . . . . . . .        (126,354)         (131,834)
                                                     -----------        ----------
     Projected benefit obligation in excess of
        plan assets  . . . . . . . . . . . . . .          (3,729)           (1,577)
     Unrecognized prior service cost . . . . . .               -             3,275
     Unrecognized actuarial net (gain) loss  . .           5,956            (6,114)
     Unrecognized net transition obligation  . .               -               144
                                                     -----------        ----------
     Prepaid (accrued) pension cost  . . . . . .     $     2,227        $   (4,272)
                                                     -----------        ----------
                                                     -----------        ----------

The projected benefit obligation was determined using an assumed weighted-average discount rate of 8.25% and 7.25% for 1994 and 1993, respectively. At December 31, 1994, the assumed weighted-average rate of compensation increase was 4.50% for pilots and 0.00% for ground personnel. The assumed weighted-average rate of compensation increase was 4.25% in 1993. The assumed weighted-average expected long-term rate of return on plan assets was 9.0% for 1994 and 1993.

In the third quarter of 1994, ALPA further ratified certain funding assumption changes to their defined benefit pension plan which resulted in decreased required cash contributions to the plan. The changes were ratified by ALPA in exchange for 1) an additional allowed general unsecured claim under the Predecessor's Chapter 11 process; 2) payment by the Reorganized Company of the pilots' pension plan investment and advisory fees and administrative expenses in 1994 and 1995, with payments being limited to $100,000 in 1994; 3) if applicable, future payment directly by the Reorganized Company for retirement benefits accrued in excess of statutory compensation limits; and 4) forgiveness of certain immaterial fees due from ALPA.

Subsequent to December 31, 1994, in the first quarter of 1995, an early out retirement program has been offered by the Company to qualified participants of the IAM and salaried defined benefit plans. As of the date of this report, the Company is not able to determine the dollar adjustment required to its defined benefit and postretirement obligations as a result of this program.

The net periodic pension cost for defined benefit plans in 1994 included the following components, in thousands:


                                             Reorganized       Predecessor
                                               Company
                                          ----------------------------------------
                                             Period from
                                            September 12,    Period from January
                                               1994 to           1, 1994 to
                                             December 31,       September 11,
                                                1994                1994
     -----------------------------------------------------------------------------
     Service cost-benefits earned
       during the period  . . . . . . . .    $     818         $    2,326
     Interest cost on projected
       benefit obligation . . . . . . . .        2,831              6,828
     Actual return on plan assets . . . .        3,109             (2,244)
     Net amortization and deferral. . . .       (6,366)            (5,515)
     Fresh start adjustment . . . . . . .            -             (8,284)
                                             ---------         ----------
     Net periodic pension (gain) cost . .    $     392         $   (6,889)
                                             ---------         ----------
                                             ---------         ----------


The net periodic pension cost in 1994 was determined using an assumed weighted-average discount rate of 8.25% and 7.25% for the period from September 12, 1994 to December 31, 1994 and the period from January 1, 1994 to September 11, 1994, respectively.

Fresh start adjustment of $8.3 million represents the net effect of fresh start accounting, as applied by the Company in accordance with SOP 90-7, on the pension benefit obligation as of September 12, 1994.

Net pension cost for defined benefit plans in 1993 and 1992 included the following components, in thousands:

                                                     Predecessor
                                         ---------------------------------
                                               1993              1992
    -----------------------------------------------------------------------
    Service cost-benefits earned
      during the year . . . . . . . .     $    5,740         $    6,043
    Interest cost on projected
      benefit obligation  . . . . . .          9,919              9,592
    Actual return on plan assets  . .        (11,455)            (7,983)
    Net amortization and deferral . .            645             (2,126)
    Curtailment gain  . . . . . . . .        (12,104)                 -
                                          ----------         ----------
    Net periodic pension (gain) cost.     $   (7,255)        $    5,526
                                          ----------         ----------
                                          ----------         ----------


The net periodic pension cost in 1993 and 1992 was determined using an assumed weighted-average discount rate of 7.25% and 8.0%, respectively.

Curtailment gain of $12.1 million representing the actuarial equivalent of the reduction in the net accrued pension benefit obligation as of September 30, 1993 is reflected in the accompanying financial statements as an extraordinary item. The gain results from the cessation of future pay and credited service increases due to the aforementioned freezing of the IAM and salaried employee defined benefit pension plans as of October 1, 1993.

POSTRETIREMENT PLANS

In addition to providing pension benefits, the Company sponsors two defined benefit postretirement plans. Employees in the Company's non-pilot group are eligible for certain medical benefits under one plan if they meet certain age and service requirements at the time of retirement. Employees in the Company's pilot group are eligible for certain medical and life insurance benefits under another plan if they become disabled or reach normal retirement age while working for the Company. The Company continues to fund the cost of medical and life insurance benefits in the year incurred.

The postretirement benefit plans' combined benefit obligations as of December 31, 1994 and 1993 are as follows, in thousands:


                                                        Reorganized
                                                          Company       Predecessor
                                                       -----------------------------
                                                           1994             1993
    --------------------------------------------------------------------------------
    Accumulated postretirement benefit obligation:
      Retirees and dependents . . . . . . . . . . .    $  (5,278)      $  (4,504)
      Fully eligible active plan participants . . .         (346)           (267)
      Other active plan participants  . . . . . . .      (16,391)        (14,273)
                                                       ---------       ---------

    Unfunded accumulated postretirement benefit
      obligation  . . . . . . . . . . . . . . . . .      (22,015)        (19,044)
    Unrecognized net (gain) loss  . . . . . . . . .            2          (2,744)
    Unrecognized prior service cost . . . . . . . .            -            (711)
                                                       ---------       ---------

    Accrued postretirement benefit cost . . . . . .    $ (22,013)      $ (22,499)
                                                       ---------       ---------
                                                       ---------       ---------


The accumulated postretirement benefit obligation was determined using an assumed weighted-average discount rate of 8.25% and 7.25% for 1994 and 1993, respectively.

Net periodic postretirement benefit cost in 1994 included the following components, in thousands:


                                             Reorganized       Predecessor
                                               Company
                                          ----------------------------------------
                                             Period from     Period from January
                                            September 12,        1, 1994 to
                                           1994 to December     September 11,
                                               31, 1994             1994
     -----------------------------------------------------------------------------
     Service cost-benefits attributed to
       service during the period . . . . .   $    444            $    1,074
     Interest cost on accumulated
       postretirement benefit
       obligation  . . . . . . . . . . . .        459                   986
     Net amortization and deferral . . . .          -                   (72)
                                             --------            ----------
     Net periodic postretirement
        benefit cost . . . . . . . . . . .   $    903            $    1,988
                                             --------            ----------
                                             --------            ----------

A weighted average discount rate of 8.25% and 7.25% was used for the period from September 12, 1994 to December 31, 1994 and the period from January 1, 1994 to September 11, 1994, respectively.

For measurement purposes, a graded rate ranging from an initial rate of 15.0% to a termination rate of 6.0% was used in the per capita cost of covered medical benefits for the period from September 12, 1994 to December 31, 1994.
A graded rate ranging from an initial rate of 14.0% to a termination rate of 5.0% was used in the per capita cost of covered medical benefits for the period from January 1, 1994 to September 11, 1994. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1.0% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, 1993 and 1992 by $3.7 million, $3.5 million and $2.9 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the years then ended by $584,000, $593,000 and $495,000, respectively.


Net periodic postretirement benefit cost in 1993 and 1992 included the following components, in thousands:

                                                     Predecessor
                                         ---------------------------------
                                               1993              1992
    -----------------------------------------------------------------------
    Service cost-benefits attributed
      to service . . . . . . . . . . .    $    1,480         $    1,281
    Interest cost on accumulated
      postretirement benefit
      obligation . . . . . . . . . . .         1,479              1,157
    Net amortization and deferral  . .           (43)              (111)
                                          ----------         ----------
    Net periodic postretirement
      benefit cost . . . . . . . . . .    $    2,916         $    2,327
                                          ----------         ----------
                                          ----------         ----------


A weighted average discount rate of 7.25% and 8.0% was used as of December 31, 1993 and 1992, respectively.

A graded rate ranging from an initial rate of 14.0% to a termination rate of 5.0% was used in the per capita cost of covered medical benefits as of December 31, 1993. A graded rate ranging from an initial rate of 15.0% to a termination rate of 6.0% was used in the per capita cost of covered medical benefits as of December 31, 1992.

OTHER

During September 1990, the Predecessor agreed to establish Employee Stock Option Plans (the "ESOPs") as a part of the renegotiation of labor contracts covering the pilots, flight attendants and other union represented employees. In exchange for work rule changes and 10.0% wage rate reductions for the two-year period commencing September 1, 1990, the Predecessor contributed 20.0% of its common stock on a fully diluted basis to the tax-qualified ESOPs. The final increment of 220,931 shares was contributed on January 2, 1992 and recorded as a $1.3 million charge to compensation expense in 1992.

In 1992, the Predecessor agreed to contribute 425,000 shares of common stock to the pilots 401(k) plan in exchange for revisions to work rules, shared health care costs and a change in the interest rate assumption used for funding the pilot's retirement plan. The Predecessor accrued an obligation of approximately $3.5 million in 1992 based on the market price of the Predecessor's common stock at the date of commitment. On August 12, 1993, 348,038 of such shares were issued.

In 1993 the Company entered into new collective bargaining agreements with the IAM, ALPA, Association of Flight Attendants ("AFA") and Transport Workers Union ("TWU") and made certain changes to the compensation and benefits of salaried employees. The new agreements and the changes for the salaried employees are for a duration of three-and-a-half years. These new agreements contemplated that the employees would have claims relating to these concessions which would be satisfied through the issuance of the new common stock of the Reorganized Company. See Note 1.

The Company also has separate deferred compensation plans (401(k)) for its pilots, flight attendants and ground and salaried personnel. Participating employer cash contributions are not required under the terms of the pilots' plan. However, the Company made contributions of 5.0% in 1994, 7.0% in 1993 and 6.25% in 1992, of defined compensation pursuant to the terms of the flight attendants' plan. Effective January 1, 1994, the Company is required to contribute an additional 2.0% to participants in the flight attendants' plan. Contributions to the flight attendants' plan are funded currently and totalled approximately $889,000, $868,000 and $832,000 in 1994, 1993 and 1992,
respectively. Effective September 1, 1993, in conjunction with the modifications to IAM and salaried employees benefits, the Company was required to contribute 2.0% of eligible earnings to the 401(k) plan for IAM and salaried personnel. Effective September 1, 1994, the Company is required to contribute 4.0% of eligible earnings to the IAM and salaried personnel plan.
Contributions from the Company are required only for those employees who were participants in the plan as of September 1, 1993. Contributions to the IAM and salaried 401(k) plan totalled $1.1 million and $288,000 in 1994 and 1993, respectively.

11.  COMMON STOCK WARRANTS, RIGHTS AND OPTIONS

In conjunction with obtaining the Financing, $2.0 million of letters of credit were provided by certain third parties as additional security for performance of the Reorganized Company's obligations under the Financing. One such letter of credit in the amount of $1.0 million is guaranteed by a Director of the Reorganized Company. The persons providing the letters of credit received a subordinated security interest in the assets securing the Financing and received warrants to purchase 989,011 shares of the Reorganized Company's common stock. The warrants have a five-year term, expiring September 12, 1999, and are exercisable at a price equal to $2.73 per common share, subject to adjustment pursuant to anti-dilution provisions.

On December 1, 1994 the Board of Directors of the Company authorized adoption of a shareholder rights plan pursuant to which there will be attached to each share of common stock of the Reorganized Company one preferred stock purchase right (a "Right"). The rights plan provides that in the event any person becomes the beneficial owner of 10.0% or more of the outstanding common shares, each Right (other than a Right held by the 10.0% shareholder) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase Hawaiian Airlines preferred stock having a market value equal to two times the then current exercise price (initially
$8.00).   The rights plan further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50.0% or more of the Company's assets or earning power are sold, each right (other than a Right held by the 10.0% shareholder) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to $16.00. The Rights expire on December 1, 2004 (unless previously triggered) and are subject to redemption by the Company at $0.01 per Right at any time prior to the first date upon which they become exercisable.

Pursuant to the terms of the Plan, 600,000 shares of the Reorganized Company's new common stock have been reserved for issuance under a 1994 Stock Option Plan. The 1994 Stock Option Plan provides for issuance of options to officers and key employees of the Reorganized Company, with the terms of such options
and the recipients of such options to be determined by a committee.   In
February 1995, the Compensation Committee of the Board of Directors approved a form of nonqualified stock option agreement and granted options under such agreements covering substantially all of the 600,000 reserved shares. The grant of such options is subject to approval of the 1994 Stock Option Plan by shareholders of the Reorganized Company.

12.  TRANSACTIONS WITH AMERICAN AND CERTAIN OF ITS AFFILIATES

On November 8, 1993, the Predecessor entered into a letter of intent as amended from time to time with AMR Training & Consulting Group, Inc. ("AMRCG"), an affiliate of American. As contemplated by the Letter, Hawaiian Airlines, Inc. entered into a variety of agreements with AMRCG's affiliates (collectively, the "Interim Agreements") for certain services, including data processing, licensing of reservations system, leasing of DC-10-10 aircraft, maintenance services on such DC-10-10 aircraft and participation in the AAdvantage-Registered Trademark- frequent flyer program. Pursuant to its participation in the program, members who are redeeming mileage to fly to Hawaii or among the islands may fly on Hawaiian Airlines (subject to space limitations) with American paying Hawaiian Airlines an agreed fee for transporting such passengers. In addition, passengers flying on Hawaiian Airlines can earn AAdvantage-Registered Trademark- miles.

On September 12, 1994, long-term agreements with American and certain of its affiliates (the "Long-Term Agreements") were entered into pursuant to the confirmation of the Plan, and superseded the Interim Agreements. Services provided under the Long-Term Agreements are substantially identical to those services specified in the Interim Agreements and include the lease of six DC-10-10 aircraft from American. In November 1994, an additional DC-10-10 aircraft was leased by American to the Company on a a short-term basis, which lease has been extended until April 30, 1995. At December 31, 1994, the obligations of the Company under the Long-Term Agreements were secured by a $2.0 million letter of credit issued under the Company's working capital line of credit.
See Note 7.

On October 31, 1994, the Company failed to timely make certain payments due to American pursuant to the long-term Aircraft Lease Agreement entered into on the Effective Date. American sent the Company notice of the failure to make rent and prepaid maintenance payments, but did not declare the Aircraft Lease Agreement in default or exercise any of the remedies, which include, but are not limited to, termination of the lease, repossession of aircraft and engines, recovery of damages and drawings under the letters of credit, available to it. The Company subsequently made the rent and prepaid maintenance payments due American on November 4 and November 15, 1994, respectively. In December 1994 and

January, February and March 1995 the Company again failed to timely make certain full payments due pursuant to the long-term Aircraft Lease Agreement. Again, while American sent the Company notice of the failure to make such full rent and prepaid maintenance payments, American did not declare the Aircraft Lease Agreement in default or exercise any of the remedies available to it.

Certain additional payments were subsequently made by the Company to American and effective April 13, 1995, the Company and American executed an amendment to the long-term Aircraft Lease Agreement providing for the deferral of payment of approximately $11.1 million of delinquent lease rents and maintenance payments. The amendment provides that the Company is to remit periodic payments (generally on a weekly basis) to American commencing March 31, 1995 and ending December 22, 1995, in amounts ranging from approximately $25,000 to $950,000, including interest at 10.0% per annum, plus payments for the basic rent of aircraft. Maintenance payments will also be payable weekly, but in the same aggregate amounts as set forth in the original terms of the long-term Aircraft Lease Agreement. Thereafter, commencing January 5, 1996, the Company is required to pay, weekly in advance, the basic rent payments owed for the aircraft and maintenance payments in respect of the aircraft.

13.  COMMITMENTS AND CONTINGENT LIABILITIES

LITIGATION

The Reorganized Company is a party to a number of legal proceedings, substantially all of which were filed prior to the Petition Date. The Chapter 11 filing resulted in the imposition of an automatic stay against the commencement or continuation of any judicial, administrative or other action or proceeding against the Reorganized Company that was or could have been commenced before the Petition Date. The outcomes of these proceedings cannot be predicted with certainty. However, adverse outcomes in any of the legal proceedings filed prior to the Chapter 11 filing and any resultant allowed claim will share pro rata with other unsecured creditors in common stock of the Reorganized Company.

Claims have been, or may be, asserted against the Reorganized Company for alleged administrative claims on or before the Effective Date of the Plan. Management believes that the Reorganized Company has established adequate reserves for these claims.

The Reorganized Company is a party to various other claims and legal actions which are incidental to the conduct of its business. In the opinion of management, after consultation with legal counsel, the Reorganized Company believes that the ultimate disposition of these matters will not have a material adverse effect on the Reorganized Company's operations or financial condition.

OTHER CARRIER SETTLEMENT

In the first quarter of 1995, the Company reached agreement with one of its creditors for settlement of approximately $2.0 million in liabilities owed.
The creditor will receive 1) $300,000 of the Reorganized Company's new common stock shares and 2) $1.7 million to be paid in specified installments over 20.0 months. The $2.0 million in liabilities are included in air traffic liability as of December 31, 1994.

AIRCRAFT MAINTENANCE

Maintenance on the Company's DC-10-10 aircraft fleet is being performed by American in accordance with FAA regulations and Hawaiian Airlines' approved maintenance program. The Company is required to prepay for such maintenance services on a monthly basis in accordance with the Long-Term Agreements. Prior to April 1995, the Company was delinquent in making certain payments due American under its lease arrangements. See Notes 6, 12 and 14.

Hawaiian Airlines anticipates that in the period 1995 through 1999, eight of its thirteen DC-9-50 aircraft will require a heavy airframe overhaul check (the "D Check"). The D Check for a DC-9-50 requires more than 10,000 man-hours of maintenance work and includes stripping the airframe, extensively testing the airframe structure and a large number of parts and components, and reassembling the overhauled airframe with new or rebuilt components. The Company anticipates each D Check to cost approximately $900,000.

As a result of certain incidents in 1989 and 1988 involving structural damage to aircraft in flight operated by carriers other than the Company, the Federal Aviation Administration (the "FAA") is requiring or is expected to require structural modifications and the replacement of certain parts, as well as the implementation of additional maintenance programs or changes to current programs, with respect to various types of aircraft over a certain age. These requirements vary, depending on the type of aircraft covered. Based on information currently available, the Company estimates that the total cost of complying with the aging aircraft requirements over the 1995 through 1999 period will approximate $300,000 per DC-9-50 aircraft.

In addition, the Company expects to incur approximately $100,000 per DC-9-50 aircraft per year, for maintenance required under a corrosion prevention and control program. This program is anticipated to continue indefinitely in the future.

During the period from 1995 through 1999, the Company anticipates implementing its supplemental inspection document program for certain of its DC-9-50 aircraft which is estimated to range up to $50,000 per aircraft.

The estimated future cost of complying with FAA regulations as discussed in the preceding paragraphs will be in addition to the costs of the Company's current DC-9-50 fleet maintenance programs.

LOS ANGELES AIRPORT OPERATING TERMINAL

On December 1, 1985, the Company entered into an Interline Agreement with other airlines for, among other things, the sharing of costs, expenses and certain liabilities related to the acquisition, construction and renovation of certain passenger terminal facilities at the Los Angeles International Airport ("Facilities"). Current tenants and participating members of LAX Two Corporation (the "Corporation"), a mutual benefit corporation, are jointly and severally obligated to pay their share of debt service payments related to Facilities Sublease Revenue Bonds issued to finance the acquisition, construction and renovation of the Facilities which totalled $111.9 million at completion. The Corporation leases the Facilities from the Regional Airports Improvement Corporation under a lease agreement. In addition, the Corporation is also obligated to make annual payments to the city of Los Angeles for charges related to its terminal ground rental. All leases of the Corporation are accounted for as operating leases with related future commitments as of December 31, 1994 amounting to approximately $208.1 million. Rent expense relating to these operating leases totalled $4.4 million, $3.6 million and $4.2 million in 1994, 1993 and 1992, respectively.

Member airlines pay the expenses associated with the Facilities on a prorata share basis calculated primarily upon their respective numbers of passengers utilizing the Facilities. The Company accounts for its obligation under this agreement as an operating lease and incurred $737,000, $672,000 and $557,000 of rent in 1994, 1993 and 1992, respectively.

FREQUENT FLYER PROGRAM

The Company's Gold Plus frequent flyer program offers a variety of awards based on accumulated mileage. The Company recognizes a liability in the period in which members have accumulated sufficient mileage points to allow for award redemption. The incremental cost method is used, computed primarily on the basis of fuel and catering costs, exclusive of any overhead or profit margin. Non-travel awards are valued at the incremental cost of tickets exchanged for such awards.

As of December 31, 1994 and 1993, Gold Plus members had accumulated approximately 3.0 and 3.1 billion miles, respectively, representing liabilities totalling approximately $489,000 and $450,000 at the end of each year, respectively. The Company's accruals assume full redemption of mileage points. During the years ended December 31, 1994, 1993 and 1992, 636.0 million, 493.0 million and 264.0 million award miles were redeemed, respectively.

The Company believes that the usage of free travel awards will not result in the displacement of revenue customers and, therefore, such usage will not materially affect the Company's liquidity or operating results. The use of free travel awards is subject to effective capacity control/yield management programs maintained by the Company to limit the possibility of displacing revenue passengers. Usage of Gold Plus travel redemption accounted for approximately 2.7%, 2.1% and 1.2% of Interisland traffic and an insignificant percentage of Transpacific and South Pacific traffic in 1994, 1993 and 1992, respectively.

14.  FINANCIAL CONDITION AND LIQUIDITY

On the Effective Date, the Company recognized an extraordinary gain of $190.1 million representing the relief of approximately $204.7 million in prepetition liabilities net of offsets and certain prepetition liabilities which survived. However, as of December 31, 1994, the Reorganized Company had a net working capital deficit of $45.8 million. The net working capital deficit as of December 31, 1994 represents a $4.6 million increase from the net working capital deficit of $41.2 million at December 31, 1993. The deterioration in the Company's working capital position at December 31, 1994 from that at December 31, 1993 is due to a combination of the following:

* In relation to current assets, increases in accounts receivable, assets held for sale, and prepaid expenses of $2.0 million, $1.6 million and $2.2 million, respectively, being offset by decreases in cash and cash equivalents of $800,000 and inventories of$5.3 million;

* In relation to current liabilities, increases in current portion of long-term debt, current portion of capital lease obligations, air traffic liability and accrued liabilities of $4.2 million, $2.9 million, $10.3 million and $1.0 million, respectively, reduced by decreases in accounts payable of $14.1 million.

As discussed in Note 7, on the Effective Date, credit facility borrowings were made by the Reorganized Company under the Financing. As of the date of this report, the amount of the facility had been effectively reduced to approximately $5.5 million, which amount was approximately fully drawn in the form of $3.4 million in borrowings and $2.1 million in letters of credit.

In order to increase liquidity, the Company has also engaged in a series of promotional ticket sales activities. As of the date of this report, another such promotional activity is in progress. Such promotional activities increase liquidity, but also increase air traffic liability which could affect revenues and liquidity in future periods. Liquidity was further enhanced when 1) in December 1994, $3.0 million of letters of credit issued under the CIT Financing and held by the Airline Reporting Corporation were supplanted with a letter of credit of $100,000, effectively increasing the availability of the revolving credit facility under the Financing and 2) in March 1995, $3.6 million in fuel facility notes receivable held by the Company were collected with $1.5 million of the proceeds reducing borrowings under the Financing and $2.1 million reverting back to the Company.

Notwithstanding the above, since the Effective Date, the Company has continued to experience liquidity shortfalls. As discussed in Notes 6, 12 and 13, prior to April 1995, the Company failed to timely make certain payments due American under the long-term Aircraft Lease Agreement with the Company and American executing an amendment to the long-term Aircraft Lease Agreement, effective April 13, 1995, providing for the deferral of payment of the delinquent lease rents and maintenance payments.

The Company currently does not have access to other unutilized credit facilities and, since there are no remaining unencumbered assets, its access to additional sources of liquidity remains limited. The Company is seeking other possible sources of external financing, but unless it is successful there may continue to be liquidity shortfalls in the future.

The financial statements at December 31, 1994, have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, the Company has continued to experience net and operating losses post Effective Date. Furthermore, there can be no assurance that the Company will succeed in solving its liquidity problems or that the Company will have sufficient cash resources to support its continued operations. Because of the Company's liquidity shortfall, an adverse change in events and circumstances outside the control of management could result in the Company being unable to meet its financial obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein. Management recognizes that the continuation of the Company as a going concern is dependent upon a return to profitable, positive cash flow operations and the generation of adequate funds to meet its ongoing obligations.

15.  CONCENTRATION OF BUSINESS RISK

The Company's scheduled service operations are primarily focused on providing air transportation service to, from, or throughout the Hawaiian Islands. Therefore, the Company's operations, including its ability to collect its outstanding receivables, are significantly affected by economic conditions in the State of Hawaii and by other factors affecting the level of tourism in Hawaii.

The Company's Interisland, Transpacific and South Pacific scheduled service is marketed through a number of wholesalers and tour operators. No wholesaler or tour operator accounted for more than 10.0% of total passenger revenues in 1994 or 1992. In 1993, one wholesaler accounted for approximately 11.0% of total passenger revenues.
The wholesaler primarily purchased tickets in the Interisland and Transpacific markets with total purchases in 1993 aggregating approximately $31.0 million.

16.  RELATED PARTY TRANSACTIONS

NWA, INC. ("NWA") AND NORTHWEST AIRLINES, INC. ("NORTHWEST")

The Predecessor incurred certain operating revenues and expenses in 1992 in relation to certain operating and marketing agreements with NWA and Northwest. Both NWA and Northwest ceased being related parties in 1992. Refer to Note 17.

JAPAN AIRLINES CO., LTD. ("JAL")

Pursuant to a Space Block Agreement, the Predecessor provided JAL with blocks of seats on certain of its flights from Honolulu to Kahului, Maui and certain ground handling services. The Predecessor earned $970,000 and $4.5 million in revenue under this arrangement during 1993 and 1992, respectively. Ground handling charges related to those segments under the Space Block Agreement totalled an additional $267,000 during 1992. The Space Block Agreement was terminated in 1993.

OTHER

The Company incurred $276,000, $583,000 and $1.5 million in legal fees from one of its outside legal counsel in 1994, 1993 and 1992, respectively. One of the directors of the Company, Mr. Martin Anderson, is a partner in this law firm. As of December 31, 1994, $7,500 of fees were outstanding.

17.  1992 FINANCIAL RESTRUCTURING AND RECAPITALIZATION PLAN

The Predecessor implemented a complex and comprehensive financial and operating restructuring in November 1992 (the "1992 Restructuring"). Most of the components of the restructuring were consummated at the same time, and contingent upon each other. The principal components of this restructuring were as follows:

TRANSACTIONS WITH THE BANK OF AMERICA, NATIONAL TRUST AND SAVINGS (THE "BANK")

An extraordinary gain of $106.6 million was recognized in 1992 when pursuant to an agreement with the Debtors in November 1992, the Bank cancelled indebtedness of approximately $80.0 million and surrendered for cancellation its warrant to purchase approximately 8.0% of the Predecessor's common stock on a fully diluted basis and all of the outstanding shares of the Predecessor's Class C Senior Preferred Stock ("Class C Stock"), which had a liquidation preference of approximately $55.0 million and certain rights to mandatory redemption.

The Debtors transferred to the Bank 1) approximately $18.6 million of cash proceeds received from the condemnation of the West Maui Airport; 2) approximately $200,000 in payment for the Bank's attorneys' fees and for accrued and future letter of credit fees related to $3.0 million in letters of credit issued for the Debtors' benefit; 3) a warrant to purchase 1,075,268 shares of the common stock of the Predecessor representing approximately 13.1% of the common stock of the Predecessor following closing, exercisable at a price of $0.01 per share at any time through November 9, 2002; and 4) an unsecured subordinated promissory note payable in the principal amount of approximately $3.4 million. The $3.0 million in letters of credit were secured by most of the mortgages and security interests that had previously secured the Debtors' indebtedness to the Bank. The outstanding letters of credit and mortgages and security interests securing such were cancelled on the Effective Date.

NWA AND NORTHWEST TRANSACTIONS

In 1992, the Predecessor completed a series of transactions with Northwest and its parent NWA involving the sale of its Honolulu, Hawaii-Fukuoka Route (the "Fukuoka Route") in exchange for 1) the forgiveness of $7.5 million in loans plus related accrued interest and $34.2 million in outstanding net wet lease obligations resulting in a nonoperating gain of approximately $41.7 million, 2) the return and cancellation of its shares of common and Class D Junior Convertible Preference Stock ("Class D Stock"), and NWA's option to purchase up to 49.0% of the Predecessor's common stock on a fully diluted basis; 3) the extension through 1995 of certain marketing and operational agreements relating to fuel purchase, engine overhaul and repair and flight simulator training and ground handling and 4) new ten-year agreements for code sharing and proration of fares designed to save Northwest up to $500,000 per year off of the Debtors' standard prorated fares on Interisland flights, assuming Northwest provided certain volumes of feeder traffic. The Debtors' performance obligations under these ten-year agreements were secured by 100,000 Interisland ticket coupons and were to be used by Northwest had the Debtors materially defaulted under the agreements. The ten-year agreements were rejected on the Effective Date and the 100,000 Interisland ticket coupons subsequently returned to the Reorganized Company.

The Predecessor incurred approximately $63.3 million and $135.7 million in operating revenues and expenses, respectively, in 1992 related to the operation of the Fukuoka Route and the marketing and operational agreements with Northwest and NWA.

CANCELLATION OF CERTAIN SHARES OF STOCK

In addition to the shares of common, Class C and Class D Stock surrendered for cancellation by NWA and the Bank, J. Thomas Talbot and Peter V. Ueberroth, two former directors of the Predecessor, surrendered a total of 479,758 common stock shares for cancellation. Messrs. Talbot's and Ueberroth's voting rights with respect to an additional 1,006,994 shares of the Predecessor's common stock were also terminated. Prior to the restructuring, Messrs. Talbot and Ueberroth held voting control of approximately 36.2% of the outstanding voting securities of the Predecessor.

Pan Pacific Hoteliers, Inc. ("PPH"), a subsidiary of JAL, converted its 487,992 shares of Class A Convertible Preferred Stock ("Class A stock") into 487,992 shares of common stock, thereby relieving the Predecessor from a mandatory redemption obligation commencing in December 1998 that would have aggregated approximately $19.5 million. PPH was also granted the right to "put" its 487,992 shares of common stock to the Company for $10.0 million if a "Control Change" (sale of the Predecessor to certain U.S. air carriers) occurred on or prior to the first anniversary of the restructuring or for $5.0 million if the Control Change occurred after the first anniversary and on or before the fifth anniversary of the 1992 Restructuring. PPH's Common Stock interests in the Predecessor along with any remaining Class A Stock were cancelled on the Effective Date.

PRIVATE PLACEMENT

As part of the 1992 Restructuring, the Debtors also closed a private placement of 2,816,659 shares of HAL, Inc. common stock at a purchase price of $3.72 per share for total proceeds of approximately $10.5 million.

AMENDMENTS TO UNION AGREEMENTS

In 1992, the Predecessor received ratification agreements with three of its unions to assist in lowering expenses and increasing productivity. Included in these agreements were (1) revised work rules; (2) sharing of health care costs; and (3) a change in the interest rate assumption used for funding the pilots' retirement plan in exchange for 425,000 shares of the Predecessor's common stock.

SALE OF WEST MAUI AIRPORT

In October 1992, the State of Hawaii filed an action to condemn the West Maui Airport (the "Airport") pursuant to a prior agreement with the Debtors. The Airport was owned by the Debtors and located on land leased from a third party. By an agreement between the State of Hawaii, the Debtors and the third party, the State agreed to pay $18.6 million to the Debtors and $6.4 million to the third party. The net proceeds were utilized to repurchase the Debtors's indebtedness to the Bank as part of the 1992 Restructuring. The Debtors discontinued operations to the Airport on April 18, 1994 with title of the Airport transferring to the State of Hawaii on the Effective Date.

HAWAIIAN AIRLINES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
UNAUDITED QUARTERLY FINANCIAL INFORMATION
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 Predecessor                    Reorganized Company
                                                    --------------------------------------     -------------------------
                                                      First       Second                                        Fourth
                                                     Quarter      Quarter            (a)            (b)         Quarter
------------------------------------------------------------------------------------------------------------------------
1994:
  Operating revenues:
     As previously reported . . . . . . . . . . .   $ 70,395     $  71,933        $ 72,877     $  13,171
     Adjustment to passenger revenues . . . . . .        582           582             454             -
                                                    --------     ---------        --------     ---------
     As adjusted  . . . . . . . . . . . . . . . .     70,977        72,515          73,331        13,171       $  75,986
                                                    --------     ---------        --------     ---------       ---------
                                                    --------     ---------        --------     ---------       ---------

  Operating income (loss):
     As previously reported . . . . . . . . . . .     (7,643)       (7,645)          5,973        (2,714)
     Adjustment to passenger revenues . . . . . .        582           582             454             -
     Adjustment to wages and benefits . . . . . .        605           380             291          (400)
                                                    --------     ---------        --------     ---------
       As adjusted  . . . . . . . . . . . . . . .     (6,456)       (6,683)          6,718        (3,114)       $ (3,154)
                                                    --------     ---------        --------     ---------       ---------
                                                    --------     ---------        --------     ---------       ---------

  Loss before extraordinary items and
  cumulative effect of change in accounting
  principle:
     As previously reported . . . . . . . . . . .     (8,538)       (9,727)        (17,816)       (2,779)
     Adjustment to operating income (loss)  . . .      1,187           962             745          (400)
     Adjustment to interest expense   . . . . . .          -             -              (3)            -
     Adjustment to reorganization expenses  . . .          -             -          12,516             -
                                                     --------     ---------        --------     ---------
    As adjusted  . . . . . . . . . . . . . . . .     (7,351)       (8,765)         (4,558)       (3,179)       $ (2,972)
                                                    --------     ---------        --------     ---------       ---------
                                                    --------     ---------        --------     ---------       ---------

  Net income (loss):
     As previously reported . . . . . . . . . . .     (8,538)       (9,727)        170,448        (2,779)
     Adjustment to operating income (loss)  . . .      1,187           962             745          (400)
     Adjustment to nonoperating expenses  . . . .          -             -          12,513             -
     Adjustment to extraordinary item   . . . . .          -             -           1,799             -
                                                    --------     ---------        --------     ---------
       As adjusted  . . . . . . . . . . . . . . .     (7,351)       (8,765)        185,505        (3,179)       $ (2,972)
                                                    --------     ---------        --------     ---------       ---------
                                                    --------     ---------        --------     ---------       ---------

  Proforma loss per share:**
     As previously reported . . . . . . . . . . .       *N/M          *N/M            *N/M       **(0.30)
     Adjustments  . . . . . . . . . . . . . . . .       *N/M          *N/M            *N/M       **(0.04)
                                                    --------     ---------        --------     ---------
       As adjusted  . . . . . . . . . . . . . . .   $   *N/M     $    *N/M        $   *N/M     $ **(0.34)       $**(0.31)
                                                    --------     ---------        --------     ---------       ---------
                                                    --------     ---------        --------     ---------       ---------

1993:
  Operating revenues  . . . . . . . . . . . . . .   $ 73,918     $  67,512        $ 86,412                      $ 76,267
  Operating loss  . . . . . . . . . . . . . . . .     (4,074)      (22,904)          3,052                          (912)
  Loss before income taxes  . . . . . . . . . . .     (5,246)      (24,386)          1,262                       (53,159)
  Net loss  . . . . . . . . . . . . . . . . . . .     (5,246)      (24,386)         13,367                       (53,159)
  Loss per share  . . . . . . . . . . . . . . . .       *N/M         * N/M            *N/M                         * N/M

The results for the fourth quarter of 1993 include $52.6 million of expenses related to the reorganization processes of the Company, including $51.8 million for the early termination of the Company's L-1011 aircraft leases.

The results of operations for the first three quarters of 1994 and 1993 were adjusted for the impact of certain significant fourth quarter adjustments which related to the prior quarters.

(a)  Period from July 1, 1994 to September 11, 1994
(b)  Period from September 12, 1994 to September 30, 1994

* Not Meaningful - Per share data is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 11, 1994
** Proforma loss per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock

HAWAIIAN AIRLINES, INC.
SELECTED FINANCIAL AND STATISTICAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           Reorganized Company          Predecessor
                                           ----------------------------------------------
                                               Period from               Period from
                                            September 12, 1994         January 1, 1994
                                              to December 31,          to September 11,
                                                   1994                       1994
-----------------------------------------------------------------------------------------
Summary of Operations:
  Operating revenues   . . . . . . . .       $    89,157                 $    216,823
  Operating expenses   . . . . . . . .            95,425                      223,244
                                             -----------                 ------------
  Operating loss   . . . . . . . . . .            (6,268)                      (6,421)
  Interest expense, net  . . . . . . .              (968)                        (850)
  Gain on disposition of equipment . .               558                           45
  Reorganization expenses  . . . . . .                 -                      (13,950)
  Other, net   . . . . . . . . . . . .               527                          502
                                             -----------                 ------------

  Loss before extraordinary item   . .            (6,151)                     (20,674)
  Extraordinary gain, net    . . . . .                 -                      190,063
                                             -----------                 ------------

  Net income (loss)    . . . . . . . .       $    (6,151)                $    169,389
                                             -----------                 ------------
                                             -----------                 ------------

Proforma Loss Per Common Share:
  Before extraordinary item  . . . . .       $   **(0.65)                $       *N/M
  Extraordinary gain, net  . . . . . .               **-                         *N/M
                                             -----------                 ------------
  Net loss   . . . . . . . . . . . . .       $    *(0.65)                $       *N/M
                                             -----------                 ------------
                                             -----------                 ------------

Weighted Average Shares Outstanding  .           **9,400                        7,137
Shareholders' Equity (Deficit)
 Per Share   . . . . . . . . . . . . .       $    **3.60                 $       *N/M
Shares Outstanding at Year End   . . .               **-                        7,137

                                            December 31, 1994          September 11, 1994
                                            -----------------          ------------------
Balance Sheet Items:
  Total assets   . . . . . . . . . . .       $   163,301                 $    167,211
  Property and equipment, net  . . . .            37,756                      33,312
  Long-term debt   . . . . . . . . . .            14,152                      11,421
  Capital lease obligations,
   excluding current portion . . . . .            12,764                      12,591
  Shareholders' equity   . . . . . . .            33,849                      40,000

* Not Meaningful - Per share data is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 11, 1994

** Proforma per share data has been calculated assuming that the Reorganized Company will issue approximately 9.4 million shares of common stock

See Notes to Financial Statements                                   (continued)

HAWAIIAN AIRLINES, INC.
SELECTED FINANCIAL AND STATISTICAL DATA, CONTINUED
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      Predecessor
                                                              ----------------------------------------------------------
                                                                  1993            1992          1991            1990
------------------------------------------------------------------------------------------------------------------------
Summary of Operations:
  Operating revenues   . . . . . . . . . . . . . . . . .      $  304,109      $  395,076    $  365,042       $  340,730
  Operating expenses   . . . . . . . . . . . . . . . . .         328,947         506,117       460,036          442,475
                                                              ----------      ----------    ----------       ----------
  Operating loss   . . . . . . . . . . . . . . . . . . .         (24,838)       (111,041)      (94,994)        (101,745)
  Interest expense, net  . . . . . . . . . . . . . . . .          (4,706)        (11,217)      (12,493)         (11,827)
  Loss on disposition of equipment   . . . . . . . . . .            (659)         (1,075)       (3,888)          (1,996)
  Gain on sale of routes   . . . . . . . . . . . . . . .               -          41,702         9,000                -
  Reorganization expenses  . . . . . . . . . . . . . . .         (52,637)              -             -                -
  Other, net   . . . . . . . . . . . . . . . . . . . . .           1,312            (321)        1,217           (3,780)
                                                              ----------      ----------    ----------       ----------
  Loss before income taxes, extraordinary item
   and cumulative effect of change in
   accounting principle  . . . . . . . . . . . . . . . .         (81,528)        (81,952)     (101,158)        (119,348)
  Income taxes   . . . . . . . . . . . . . . . . . . . .               -               -         2,610            1,022
                                                              ----------      ----------    ----------       ----------
  Loss before extraordinary items and cumulative
   effect of change in accounting principle  . . . . . .         (81,528)        (81,952)      (98,548)        (118,326)
  Extraordinary items, net   . . . . . . . . . . . . . .          12,104         108,722             -                -
                                                              ----------      ----------    ----------       ----------
  Income (loss) before cumulative effect
   of change in accounting principle   . . . . . . . . .         (69,424)         26,770       (98,548)        (118,326)
  Cumulative effect of change in accounting principle  .               -           2,192             -           (2,961)
                                                              ----------      ----------    ----------       ----------
  Net income (loss)    . . . . . . . . . . . . . . . . .      $  (69,424)     $   28,962    $  (98,548)      $ (121,287)
                                                              ----------      ----------    ----------       ----------
                                                              ----------      ----------    ----------       ----------

Income (Loss) Per Share:
  Before extraordinary items and cumulative effect
   of change in accounting principle   . . . . . . . . .      $     *N/M      $     *N/M    $     *N/M       $    *N/M
  Extraordinary items, net   . . . . . . . . . . . . . .            *N/M            *N/M          *N/M            *N/M
  Cumulative effect of change in
   accounting principle    . . . . . . . . . . . . . . .            *N/M            *N/M          *N/M            *N/M
                                                              ----------      ----------    ----------       ----------
  Net income (loss)    . . . . . . . . . . . . . . . . .      $     *N/M      $     *N/M    $     *N/M       $    *N/M
                                                              ----------      ----------    ----------       ----------
                                                              ----------      ----------    ----------       ----------

Weighted Average Shares Outstanding . . . . . . . . . .            6,170           5,123         2,777           2,181
Shareholders' Deficit Per Share . . . . . . . . . . . .       $     *N/M      $     *N/M    $     *N/M       $    *N/M
Shares Outstanding at Year End  . . . . . . . . . . . .            7,136           5,713         3,110           2,274
Balance Sheet Items:
  Total assets   . . . . . . . . . . . . . . . . . . . .      $  105,540      $  105,743    $  133,758       $ 192,817
  Property and equipment, net  . . . . . . . . . . . . .          36,558          38,956        65,317          78,928
  Long-term debt   . . . . . . . . . . . . . . . . . . .           2,615           1,800        75,958               -
  Redeemable preferred stock and preference stock  . . .               -           5,354        79,276          23,479
  Redeemable warrants to purchase common stock   . . . .               -               -         2,900          14,175
  Shareholders' deficit  . . . . . . . . . . . . . . . .        (209,882)       (142,720)     (206,467)       (114,049)


See Notes to Financial Statements

HAWAIIAN AIRLINES, INC.
SELECTED FINANCIAL AND STATISTICAL DATA, CONTINUED

                                                          1994           1993         1992           1991           1990
---------------------------------------------------------------------------------------------------------------------------
Operating Statistics:
  Revenue passengers* . . . . . . . . . . . . . . . .       4,583         4,337        4,647          3,765          4,736
  Revenue passenger miles*  . . . . . . . . . . . . .   2,880,338     2,870,713    3,322,045      2,021,698      2,571,956
  Available seat miles* . . . . . . . . . . . . . . .   3,995,649     3,850,133    4,710,795      3,203,842      3,899,447
  Passenger load factor . . . . . . . . . . . . . . .        72.1%         74.6%        70.5%          63.1%          66.0%
  Cargo tons  . . . . . . . . . . . . . . . . . . . .      22,740        19,669       15,694         12,003         14,354
  Revenue ton miles*  . . . . . . . . . . . . . . . .     324,096       314,725      353,067        211,070        275,705
  Revenue plane miles*  . . . . . . . . . . . . . . .      16,243        15,256       20,909         14,702         17,979
  Passenger revenue per passenger mile  . . . . . . .    9.7CENTS      9.4CENTS    10.3CENTS      12.7CENTS       9.7CENTS

*In thousands


Effective July 1, 1993, the Predecessor began to treat passengers flying on promotional or frequent flyer awards as revenue passengers. This change decreased passenger revenue per passenger mile by 0.1 CENTS in 1993 and increased the number of revenue passengers, revenue passenger miles and passenger load factor by 4.0%, 2.0%, and 1.5%, respectively, in 1993 over the amounts that would have been reported without the change.

HAWAIIAN AIRLINES, INC.
STOCK TRADING RANGE (PER SHARE)

Stock trading range (per share) is not meaningful as the Predecessor has been recapitalized and has adopted fresh start reporting as of September 11, 1994. Further, the new Common Stock shares of the Reorganized Company have not been distributed as of the date of this report.

                                                            Preliminary Copies


PROXY
                            HAWAIIAN AIRLINES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE JANUARY 25, 1996 SPECIAL MEETING
                   IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints Bruce R. Nobles, C. J. David Davies and Rae A. Capps, and each or any of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Class A Common Stock, $.01 par value, of Hawaiian Airlines, Inc. (the "Company") held of record by the undersigned on December 18, 1995, at the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company to be held on January 25, 1996 at the Airport Holiday Inn, 3401 North Nimitz Highway, Honolulu, Hawaii at 10:00 A.M. Hawaii standard time, and at any and all adjournments or postponements thereof, as herein specified upon the proposals listed herein and described in the Proxy Statement for the meeting and in his or her discretion upon any other matter that may properly come before the meeting. The Board of Directors has proposed the matters set forth below for the vote of the shareholders of the Company.

                                                            Preliminary Copies

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3

1.   Approval to issue and sell to Airline Investors Partnership
       18,181,818 shares of Class A Common Stock
       and one share of Series A Special Preferred Stock   FOR  AGAINST ABSTAIN

2.   Amendment to the Company's Amended Articles of
       Incorporation:
       a):   to increase the number of authorized
             shares of Class A Common Stock:               FOR  AGAINST ABSTAIN
       b):   to delete restrictions on common
             stock transfers                               FOR  AGAINST ABSTAIN

3.   Election of Directors
          FOR                                          WITHHOLD AUTHORITY
          all nominees listed below                    all nominees listed below
     (EXCEPT AS MARKED TO THE CONTRARY BELOW)

     Election of the following nominees as directors: John W. Adams, Todd G. Cole, Richard F. Conway, Robert C. Coo, Carol A. Fukunaga, Richard K. Matros, Bruce R. Nobles, Samson Poomaihealani, Edward Z. Safady, Douglas Teitlbaum and David B. Urrea

 (INSTRUCTIONS:  To withhold authority to vote for any nominee, strike a line through the nominee's name in the list above.)

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

     THE SHARES VOTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 LISTED ABOVE AND IN THE DISCRETION OF THE PROXY HOLDER ON MATTERS DESCRIBED IN ITEM 4.

                    IMPORTANT: Please sign your name or names exactly as stenciled on this Proxy. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such. If shares are held jointly, EACH holder should sign.


                    ____________________________________________________________
                                          Signature


                    ____________________________________________________________
                                          Signature



                    DATE: ________________________________________________, 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.